Filed pursuant to Rule 424(b)(5) Registration No. 333-112250

Prospectus Supplement to Prospectus Dated February 11, 2004

Bolivarian Republic of Venezuela

Offer to Exchange Its

U.S. Dollar-Denominated 10.75% Notes due 2013,
which have been registered under the Securities Act of 1933
(the “Exchange Notes”)
for its Outstanding U.S. Dollar-Denominated 10.75% Notes due 2013
(CUSIP Nos. 922646 BH 6, P97475 AB 6, 922646 BK 9 and P97475 AC 4)
(the “Existing Notes”)

Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on March 11, 2004, unless extended.

•	The Republic is offering to exchange the Existing Notes that it sold in private and offshore offerings for new registered Exchange Notes.

•	The exchange offer is subject to certain customary conditions that the Republic may waive in its discretion. See “The Exchange Offer— Conditions”.

•	The terms of the Exchange Notes are identical to the terms of the Existing Notes, except for the transfer restrictions, registration rights and interest rate step-up provisions relating to the Existing Notes.

•	The Republic believes that the exchange of Exchange Notes for Existing Notes will not be a taxable exchange for U.S. federal income tax purposes.

•	You may withdraw tenders of Existing Notes at any time prior to the expiration of the exchange offer.

•	The Republic will not receive any proceeds from the exchange offer.

•	The Republic will pay all registration expenses incident to the exchange offer.

•	The Republic will make application to list the Exchange Notes on the Luxembourg Stock Exchange.

•	The Exchange Notes will be designated “Collective Action Securities”, which will contain provisions regarding future modifications to their terms that are different from those applicable to a substantial portion of Venezuela’s outstanding capital markets notes, bonds and debentures, including provisions that would permit Venezuela to amend the payment provisions and certain other terms of the Exchange Notes with the consent of the holders of 85% of the aggregate principal amount Outstanding of the Exchange Notes. For more information regarding such provisions, see “Description of the Exchange Notes— Meeting and Amendments; Collective Action Clauses” on page S-30.

        The Republic is not making an offer to exchange Exchange Notes for Existing Notes in any jurisdiction where the offer is not permitted.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be distributed in the exchange offer or determined that this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 11, 2004.

        You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. The Republic has not authorized anyone to provide you with different or additional information. The Republic is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus supplement and the accompanying prospectus may be used only where it is legal to sell these securities. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. The financial condition and prospects of the Republic may have changed since those dates.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus and prospectus supplement in connection with any resale of those Exchange Notes. The letter of transmittal relating to the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus supplement and the accompanying prospectus, as it may be additionally amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where those Existing Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. The Republic has agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus supplement and the accompanying prospectus available to any broker-dealer for use in connection with any resale of that sort. See “Plan of Distribution”.

ABOUT THIS PROSPECTUS SUPPLEMENT

           You should read this prospectus supplement along with the accompanying prospectus and rely only on the information contained therein. Both documents contain information you should consider when making your investment decision. References in this prospectus supplement to the “Republic”, “Venezuela”, “we”, “us” and “our” are to the Bolivarian Republic of Venezuela.

         The Republic is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the Exchange Notes.

SUMMARY

         This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and does not contain all the information that you should consider before offering Existing Notes in exchange for Exchange Notes. You should read this entire prospectus supplement and the accompanying prospectus carefully.

Summary of the Exchange Offer

         On September 19, 2003, the Republic issued U.S.$700,000,000 aggregate principal amount of its 10.75% Notes due 2013, referred to as the Initial Notes, in transactions not subject to the registration requirements of the Securities Act and applicable state securities laws. Subsequently, on October 23, 2003, the Republic issued an additional U.S.$858,523,000 aggregate principal amount of its 10.75% Notes due 2013, referred to as the Subsequent Notes, also in transactions not subject to the registration requirements of the Securities Act and applicable state securities laws. We refer to the Initial Notes and the Subsequent Notes collectively in this prospectus as the Existing Notes. This exchange offer relates to the exchange of up to U.S.$1,558,523,000 aggregate principal amount of the Republic’s registered 10.75% Notes due 2013, which we refer to in this prospectus as the Exchange Notes, for an equal aggregate principal amount of Existing Notes. The Exchange Notes will be the Republic’s obligation and are entitled to the benefits of the fiscal agency agreement described in “Description of the Exchange Notes”.

         The form and terms of the Exchange Notes are the same as the form and terms of the Existing Notes, except that the Exchange Notes, because they have been registered under the Securities Act, are not subject to transfer restrictions and will, therefore, not bear legends restricting their transfer. In addition, after completion of the exchange offer, none of the Exchange Notes will be entitled to the contingent increases in the interest rate provided by the initial registration rights agreement dated as of September 19, 2003, among the Republic, ABN AMRO Incorporated and Citigroup Global Markets Inc., the initial purchasers in the offering of the Initial Notes, and the subsequent registration rights agreement dated as of October 23, 2003, among the Republic, ABN AMRO Incorporated and certain investors listed therein, the initial purchasers in the offering of the Subsequent Notes, which agreements we collectively refer to in this prospectus supplement as the registration rights agreements. See “The Exchange Offer”.

Resale of the Exchange Notes

         Based on an interpretation by the staff of the U.S. Securities and Exchange Commission, referred to as the SEC, set forth in interpretive letters issued to third parties unrelated to the Republic, the Republic believes that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes;

•	you are not an “affiliate” of the Republic; and

•	you are not prohibited by any law or policy of the SEC from participating in the exchange offer.

         If any of the foregoing is not true and you transfer any Exchange Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. The Republic does not assume, or indemnify you against, this liability.

         If you are a broker-dealer and receive Exchange Notes for your own account in exchange for Existing Notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus supplement and the accompanying prospectus for an offer to resell, resale or other transfer of the Exchange Notes.

Expiration Date

         The exchange offer will expire at 5:00 p.m., New York City time, on March 11, 2004, unless the Republic decides to extend the expiration date, in which case the term “expiration date” means the latest date and time to which the Republic extends the exchange offer.

         The Republic will accept for exchange any and all Existing Notes that you properly tender in the exchange offer before 5:00 p.m., New York City time, on the expiration date. If the Republic decides for any reason not to accept any Existing Notes you have tendered for exchange, those Existing Notes will be returned to you without cost promptly after the expiration date.

Interest on the Exchange Notes

         The Exchange Notes will accrue interest at 10.75% percent per year, beginning on the last date on which interest was paid on the Existing Notes surrendered in the exchange offer. If no interest has been paid on the Existing Notes, interest on the Exchange Notes will accrue from September 19, 2003. The Republic will pay interest on the Exchange Notes on March 19 and September 19 of each year, commencing on March 19, 2004, through the maturity date of September 19, 2013.

Termination of the Exchange Offer

         The Republic may terminate the exchange offer and refuse to accept any Existing Notes for exchange if the Republic determines that its ability to proceed with the exchange offer could be materially impaired due to:

•	any injunction, order or decree by any court or governmental agency, including a stop order by the SEC with respect to the registration statement, or any new law, statute, rule or regulation;

•	any interpretation of the staff of the SEC of any existing law, statute, rule or regulation; or

•	the failure to obtain any necessary approvals of governmental agencies or holders of the Existing Notes.

         Holders of Existing Notes will have certain rights against the Republic under the registration rights agreements if it fails to complete the exchange offer.

Procedures for Tendering Existing Notes

         If you wish to tender your Existing Notes for exchange in the exchange offer, you must:

•	complete, sign and date the letter of transmittal, or a facsimile of it in accordance with the instructions contained in the letter of transmittal and in this prospectus supplement; and

•	mail or otherwise deliver the letter of transmittal, or a copy, together with any other required documentation to Deutsche Bank Trust Company Americas, as exchange agent, at the address set forth in the letter of transmittal and in this prospectus supplement.

         If you are a holder of Existing Notes through The Depositary Trust Company (“DTC”) and wish to tender your Existing Notes for exchange in the exchange offer, you must do so through DTC’s Automated Tender Offer Program, known as ATOP.

         By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	the Exchange Notes you acquire in the exchange offer are being acquired in the ordinary course of business or, if another person will receive the Exchange Notes, in the ordinary course of that person’s business;

•	neither you nor any other person who will receive the Exchange Notes has or intends to have an arrangement or understanding with any person to participate in the distribution of the Exchange Notes;

•	neither you nor any other person who will receive the Exchange Notes is an “affiliate”, as defined in Rule 405 of the Securities Act, of the Republic, or if you or the person who will receive the Exchange Notes is an affiliate under this definition, that you or that person will comply with the applicable registration and prospectus delivery requirements of the Securities Act; and

•	if you are a broker-dealer, that you acquired the Existing Notes as a result of market-making activities or other trading activities.

Special Procedures for Beneficial Owners

         If you are the owner of a beneficial interest in Existing Notes holding through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact the entity through which you hold your beneficial interest promptly and instruct that entity to tender on your behalf.

Guaranteed Delivery Procedures

         If you wish to tender your Existing Notes and:

•	your Existing Notes are not immediately available;

•	you cannot complete the procedure for book-entry transfer on a timely basis; or

•	you cannot deliver your Existing Notes and a properly completed letter of transmittal to the exchange agent by the expiration date;

you may tender your Existing Notes according to the guaranteed delivery procedures we describe in “The Exchange Offer—Guaranteed Delivery Procedures”.

Withdrawal Rights

         You may withdraw the tender of your Existing Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address set forth under “The Exchange Offer—Exchange Agent” by 5:00 p.m., New York City time, on the expiration date.

Acceptance of Existing Notes and Delivery of Exchange Notes

         If all of the conditions to the exchange offer are satisfied or waived, we will accept any and all Existing Notes that are properly tendered in the exchange offer on or prior to 5:00 p.m., New York

City time, on the expiration date. We will deliver the Exchange Notes promptly after the expiration date.

Tax Considerations

         Your acceptance of the exchange offer and the related exchange of your Existing Notes will not be a taxable exchange for U.S. federal income tax purposes. You should consult your tax adviser about tax consequences of this exchange as they apply to your individual circumstances. See “Taxation—United States Federal Income and Estate Taxation”.

Exchange Agent

         Deutsche Bank Trust Company Americas is serving as exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange

         If you do not exchange your Existing Notes, they will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon their transfer. The Republic will have no further obligation to provide for the registration under the Securities Act of these Existing Notes. If you choose not to exchange your Existing Notes, they will remain fungible with all other non-tendered Existing Notes. However, the liquidity of the market for your Existing Notes could be adversely affected when the Republic completes the exchange offer if you do not participate in the exchange offer. In addition, after completion of the exchange offer, none of the Exchange Notes will be entitled to the contingent increases in the interest rate provided by the registration rights agreements.

Use of Proceeds

         The Republic will not receive any cash proceeds from the issuance of the Exchange Notes under the exchange offer. See “Use of Proceeds”.

Fees and Expenses

         The Republic will pay all registration expenses incident to the exchange offer. Each noteholder will pay all underwriting discounts and commissions and transfer taxes relating to the sale or disposition of the Exchange Notes subsequently sold by such noteholder.

Summary of the Terms of the Exchange Notes

         The form and terms of the Exchange Notes are the same as the form and terms of the Existing Notes, except that (i) the Exchange Notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not be entitled to any other exchange or registration rights and (ii) the interest rate step-up provisions for the Existing Notes contained in the registration rights agreement have been eliminated. The Exchange Notes will evidence the same debt as the Existing Notes.

Issuer	Bolivarian Republic of Venezuela.

Securities Offered	Up to U.S.$1,558,523,000 aggregate principal amount of 10.75% Notes due 2013 that have been registered under the Securities Act.

Maturity Date	September 19, 2013.

Interest	The Exchange Notes will bear interest at 10.75% per year. The Republic will pay interest semi-annually in arrears on March 19 and September 19 of each year, commencing on March 19, 2004. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Status	The Exchange Notes will constitute Public External Indebtedness (as defined below under “Description of the Exchange Notes—Defined Terms”) of the Republic and (subject to “Negative Pledge” below) are direct, unconditional, unsecured and general obligations of the Republic and shall at all times rank pari passu and without any preference among themselves. The payment obligations of the Republic under the Exchange Notes shall, save for such exceptions as may be provided by applicable legislation and subject to “Negative Pledge” below, at all times rank at least equally with all its other payment obligations relating to External Public Debt (as defined below). The Republic will pledge its full faith and credit for the due and punctual payment of all amounts due in respect of the Exchange Notes.

Collective Action Clauses	The Exchange Notes will be designated Collective Action Securities and, as such, will contain certain provisions that allow Venezuela to amend the payment provisions and certain other terms of the Exchange Notes with the consent of the holders of 85% of the aggregate principal amount Outstanding of the Exchange Notes. For more information, see “Description of the Exchange Notes— Meetings and Amendments; Collective Action Clauses” in this prospectus supplement. Such collective action clauses are not contained in a substantial portion of the Republic’s outstanding External Public Debt.

Denominations	The Republic will issue the Exchange Notes only in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof.

Negative Pledge	The Exchange Notes will contain certain covenants, including restrictions on the incurrence of debt.

Default	The Exchange Notes will contain events of default, the occurrence of which may result in the acceleration of the Republic’s obligations under the Exchange Notes prior to maturity, including, without limitation, the Republic’s obligation to pay the outstanding principal amount (that is, the par value) of the Exchange Notes. See “Description of the Exchange Notes—Events of Default” below.

Withholding Tax and Additional Amounts	Subject to certain exceptions, the Republic will make payments of principal and interest in respect of the Exchange Notes without withholding or deducting any Venezuelan taxes. See “Description of the Exchange Notes—Additional Amounts” below.

Form and Settlement	The Republic will issue the Exchange Notes in the form of one or more fully registered global securities, without coupons, registered in the name of a nominee of the Depository Trust Company (“DTC”) and deposited with a custodian for DTC. You may hold a beneficial interest in the securities through Euroclear, Clearstream, Luxembourg or DTC directly as a participant in one of those systems or indirectly through financial institutions that are participants in any of those systems. As an owner of a beneficial interest in global securities, you will generally not be entitled to have your Exchange Notes registered in your name, will not be entitled to receive certificates in your name evidencing the Exchange Notes and will not be considered the holder of the Exchange Notes under the fiscal agency agreement for the Exchange Notes.

Listing	The Existing Notes have been listed on the Luxembourg Stock Exchange. The Republic intends to apply to list the Exchange Notes on the Luxembourg Stock Exchange.

Governing Law	New York.

Further Issues	The Republic may, without the consent of the holders of the Exchange Notes, create and issue additional Exchange Notes with the same terms and conditions as those of the Exchange Notes (or with the same terms and conditions except for the amount of the first interest payment and issue price); provided that such additional Exchange Notes do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such additional Exchange Notes are subject to U.S. federal tax law), a greater amount of original issue discount than the Exchange Notes have as of the date of the issue of such additional Exchange Notes.

USE OF PROCEEDS

           The Republic will not receive any cash proceeds from the issuance of the Exchange Notes offered in the exchange offer. In exchange for issuing the Exchange Notes as contemplated in this prospectus supplement, the Republic will receive Existing Notes in an equal principal amount. The Existing Notes surrendered in exchange for Exchange Notes will be retired and cancelled and cannot be re-issued. Accordingly, the issuance of the Exchange Notes will not result in a change in the Republic’s indebtedness. The net proceeds to the Republic from the sale of the Existing Notes have been and will be used for the refinancing of Venezuela’s domestic and external indebtedness.

THE EXCHANGE OFFER

The Exchange Offer

         In transactions completed on September 19, 2003 and October 23, 2003, the Republic issued U.S.$1,558,523,000 aggregate principal amount of its Existing Notes. Each of these transactions was exempt from the registration requirements of the Securities Act and applicable state securities laws. This exchange offer relates to the exchange of up to U.S.$1,558,523,000 aggregate principal amount of Exchange Notes for an equal aggregate principal amount of Existing Notes. The Exchange Notes will be the Republic’s obligation and will be entitled to the benefits of the fiscal agency agreement described in “Description of the Exchange Notes”.

Terms of the Exchange Offer

         The registration rights agreements require the Republic to file a registration statement, of which this prospectus supplement is a part, for a registered exchange offer relating to an issue of registered Exchange Notes identical in all material respects to the outstanding Existing Notes except for the transfer restrictions, the registration rights and the interest rate step-up provisions relating to the Existing Notes. Under the registration rights agreement, the Republic is required, among other things, to:

•	prepare and, not later than 180 days following the date of the original issuance of the Initial Notes, or if such 180th day is not a business day, the next succeeding business day, file with the SEC a registration statement with respect to the exchange offer;

•	use its best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 240 days after the date of the original issuance of the Initial Notes, or if such 240th day is not a business day, the next succeeding business day;

•	use its best efforts to keep the exchange offer registration statement continuously effective, supplemented and amended under the Securities Act for a period of six months after the date notice of the exchange offer is mailed to the holders of the Existing Notes, exclusive of any period during which any stop order shall be in effect suspending the effectiveness of the exchange offer registration statement;

•	commence the exchange offer promptly after the registration statement has been declared effective by the SEC; and

•	keep the exchange offer open for not less than 20 business days after the date notice of the exchange offer is mailed to the holders of Existing Notes (or longer if required by applicable law).

         We will accept for exchange all Existing Notes validly tendered, and not withdrawn, prior to 5:00 p.m., New York City time, on the expiration date. We will issue Exchange Notes for an equal principal amount of Existing Notes accepted in the exchange offer. Holders may tender Existing Notes only in integral multiples of U.S.$1,000. This prospectus supplement, together with the accompanying prospectus and letter of transmittal, is being sent to all record holders of Existing Notes as of February 5, 2004. The exchange offer is not conditioned upon the tender of any minimum principal amount of Existing Notes. The Republic’s obligation to accept Existing Notes for exchange is, however, subject to the conditions as set forth under “—Conditions”.

         Existing Notes will be deemed accepted when, as and if the Republic has given written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving the Exchange Notes and delivering them to the holders.

         Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to other issuers, the Republic believes that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by each holder without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not a broker-dealer who acquires the Existing Notes directly from the Republic for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act;

•	the holder is not an “affiliate” of the Republic, as that term is defined in Rule 405 under the Securities Act;

•	the Exchange Notes are acquired in the ordinary course of the holder’s business, and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes; and

•	the holder is not prohibited by any law or policy of the SEC from participating in the exchange offer.

         By tendering the Existing Notes in exchange for Exchange Notes, each holder, other than a broker-dealer, will represent to the Republic that:

•	any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the Existing Notes or the Exchange Notes within the meaning of the Securities Act;

•	it is not an “affiliate” of the Republic, as that term is defined in Rule 405 under the Securities Act, or if it is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes; and

•	if such holder is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

         If a holder of Existing Notes is engaged in or intends to engage in a distribution of the Exchange Notes or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the exchange offer, the holder may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these Exchange Notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

         This prospectus supplement and the accompanying prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

         The registration rights agreements require that if:

•	because of any change in law or applicable interpretations thereof by the SEC’s staff, the Republic is not permitted to effect the exchange offer;

•	the exchange offer is for any other reason not consummated by May 17, 2004; or

•	either ABN AMRO Incorporated or Citigroup Global Markets Inc. so requests with respect to the Existing Notes that are not eligible to be exchanged for Exchange Notes in the exchange offer and that are held by it following consummation of the exchange offer;

then, in any such case, the Republic will use its best efforts to cause to be filed as soon as practicable a shelf registration statement with the SEC relating to the offer and sale of the Existing Notes or the Exchange Notes, as applicable, by holders thereof, and to have the shelf registration statement declared effective by the SEC.  See “—Failure to Complete Exchange Offer” for more information.

         Holders who do not tender their Existing Notes before the expiration of the exchange offer will not be entitled to exchange their untendered Existing Notes for Exchange Notes. Holders of Existing Notes will not be able to offer or sell their Existing Notes, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws, unless the Existing Notes are subsequently registered under the Securities Act. Subject to limited exceptions, the Republic will have no obligation to register the Existing Notes.

Expiration Date; Extensions; Amendments; Termination

         The term “expiration date” means March 11, 2004, 5:00 p.m., New York City time, unless the exchange offer is extended, in which case the term “expiration date” shall mean the latest date to which the exchange offer is extended.

         In order to extend the expiration date, the Republic will notify the exchange agent of any extension by written notice and may notify the holders of the Existing Notes by mailing an announcement or by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

         In addition, the Republic reserves the right to delay acceptance of any Existing Notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of Existing Notes not previously accepted, if any, of the conditions set forth under “—Conditions” shall have occurred and shall not have been waived by the Republic, if permitted to be waived, by giving written notice of such delay, extension or termination to the exchange agent. The Republic also reserves the right to amend the terms of the exchange offer in any manner that is consistent with the terms of the registration rights agreements.

         If the Republic makes any material change to the terms of the exchange offer, the exchange offer shall remain open for a minimum of an additional five business days from the date of such change if the exchange offer would otherwise expire during that period. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice of the delay to the exchange agent. If the Republic amends the exchange offer in a manner that constitutes a material change, the Republic will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the Existing Notes of the amendment, including by providing public announcement or giving oral or written notice to the holders of the Existing Notes. A material change in the terms of the exchange offer could include, among other things, a change in the timing of the exchange offer, a change in the exchange agent, and other similar changes in the terms of the exchange offer.

         Without limiting the manner in which the Republic may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, the Republic will have no obligation to publish, advertise or otherwise communicate any such public announcement.

Interest on the Exchange Notes

         Interest on the Exchange Notes will accrue from the last date on which interest was paid on the Existing Notes surrendered in the exchange offer. If no interest has been paid on the Existing Notes, interest on the Exchange Notes will accrue from September 19, 2003. Interest on the Exchange Notes is payable semi-annually on March 19 and September 19 of each year at the rate of 10.75% per annum. Holders whose Existing Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Existing Notes accrued from September 19, 2003 until the date of the issuance of the Exchange Notes. Consequently, holders who exchange their Existing Notes for Exchange Notes will receive the same interest payment that they would have received had they not accepted the exchange offer.

Procedures for Tendering

         In order to tender Existing Notes in the exchange offer, a holder must complete one of the procedures described below:

•	The holder must cause DTC to deliver to the exchange agent at or prior to 5:00 p.m., New York City time, on the expiration date, confirmation that such holder’s Existing Notes have been transferred from the account of a DTC participant to the exchange agent’s account at DTC. The confirmation should include a message stating that DTC has received express acknowledgment from such DTC participant that it has received, and agrees to be bound by, the terms of the accompanying letter of transmittal and that the issuers may enforce such agreement against such DTC participant;

•	The holder must complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signatures guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or facsimile, together with certificates for the Existing Notes being tendered, to the exchange agent at or prior to 5:00 p.m., New York City time, on the expiration date; or

•	The holder must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures”.

         The method of delivery of Existing Notes, letters of transmittal and all other required documents is at the election and sole risk of the holders. In the case of any tender of certificated notes, we recommend that holders use an overnight or hand-delivery service rather than tendering by mail. If a holder does deliver by mail, we recommend using registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or Existing Notes should be sent to the Republic.

         Holders of Existing Notes may also request that their respective brokers, dealers, commercial banks, trust companies or nominees tender Existing Notes for them.

         The tender by a holder of Existing Notes will constitute an agreement between such holder and the Republic in accordance with the terms and subject to the conditions set forth in this prospectus supplement and in the accompanying prospectus and letter of transmittal.

         Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his or her behalf. If the beneficial owner wishes to tender on his or her own behalf, that beneficial owner must, prior to completing and executing the letter of transmittal and delivering his or her Existing Notes, either make appropriate arrangements to register ownership of those Existing Notes in his or her own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

         Except in two situations described below, signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor” institution within the meaning of Rule 7Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

         Signature guarantees are not required if the Existing Notes are tendered:

•	by a registered holder of the Existing Notes or a DTC participant whose name appears on a security position listing as holder, in either case, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, and the Exchange Notes are being issued directly to such registered holder or are being deposited into such participant’s account at DTC, as applicable; or

•	for the account of an eligible guarantor institution.

         If the letter of transmittal is signed by the recordholder(s) of the Existing Notes tendered thereby, the signature must correspond with the name(s) written on the face of the Existing Notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a DTC participant, the signature must correspond with the name as it appears on the security position listing as the holder of the Existing Notes.

         If the registered holder of Existing Notes does not sign the letter of transmittal, but rather the letter of transmittal is signed by someone else, those Existing Notes must be:

•	endorsed by the registered holder with the signature on that letter guaranteed by an eligible guarantor institution; or

•	accompanied by a bond power in a form satisfactory to the Republic, signed by the registered holder.

         If the letter of transmittal, endorsement, bond power, power of attorney or any other documents required by the letter of transmittal are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons must:

•	indicate their status when signing; and

•	submit evidence that satisfies the Republic of their authority to act in this capacity with respect to the letter of transmittal.

Guaranteed Delivery Procedures

         If a registered holder of Existing Notes desires to tender Existing Notes but cannot complete the procedures for tendering described above in a timely manner, such holder may tender Existing Notes by causing an “eligible guarantor” institution, within the meaning of Rule 17Ad-15 under the Exchange Act to mail or otherwise deliver to the exchange agent at or prior to 5:00 p.m., New York City time, on the expiration date, a properly completed and duly signed notice of guaranteed delivery and letter of transmittal, substantially in the form accompanying this prospectus supplement. The notice of guaranteed delivery must:

•	set forth the registered holder’s name and address, the certificate number of the Existing Notes being tendered, if available, and the principal amount of the Existing Notes being tendered;

•	state that the tender is being made by an eligible guarantor institution; and

•	guarantee that, within 3 business days after the expiration date, the eligible guarantor institution will deposit with the exchange agent (1) a confirmation that the Existing Notes being tendered have been transferred from the account of a DTC participant to the exchange agent’s account at DTC and any other documents required by the letter of transmittal or (2) certificates for the Existing Notes being tendered in proper form for transfer and (3) any other documents required by the letter of transmittal.

         Any such tender will be valid if, within 3 business days after the expiration date, the eligible guarantor institution makes such deposit as guaranteed.

Validity, Form, Eligibility and Acceptance of Tendered Existing Notes

         All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered Existing Notes will be determined by the Republic in its sole discretion, which determination will be final and binding. The Republic reserves the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes which, if accepted, would, in the opinion of the Republic or its counsel, be unlawful. The Republic also reserves the right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular Existing Notes. The Republic’s interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

         Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Republic shall determine. None of the Republic, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Existing Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Existing Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of those Existing Notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

         In addition, the Republic reserves the right in its sole discretion, subject to the provisions of the fiscal agency agreement relating to the Existing Notes and the Exchange Notes, to:

•	purchase or make offers for any Existing Notes that remain outstanding subsequent to the expiration date or terminate the exchange offer in accordance with the terms of the registration rights agreements; and

•	to the extent permitted by applicable law, purchase Existing Notes in the open market, in privately-negotiated transactions or otherwise.

         The terms of any such purchases or offers could differ from the terms of the exchange offer.

Book-Entry Transfer

         The exchange agent will make a request to establish an account with respect to the Existing Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus supplement. Any financial institution that is a DTC participant may make book-entry delivery of Existing Notes by causing DTC to transfer such Existing Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of Existing Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, a confirmation of book-entry transfer or the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described above must be complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent. All references in this prospectus supplement to the tender of Existing Notes shall be deemed to include DTC’s book-entry delivery method.

Withdrawal of Tenders

         Except as otherwise provided herein, tender of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. A holder may withdraw Existing Notes it has tendered in the exchange offer by delivering a written notice of withdrawal to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

         Any notice of withdrawal must:

1.	specify the name of the person that tendered the Existing Notes to be withdrawn;

2.	identify the Existing Notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of the Existing Notes;

3.	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Existing Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the fiscal agent with respect to the Existing Notes to register the transfer of such Existing Notes into the name of the person withdrawing the tender;

4.	specify the name in which any such Existing Notes are to be registered, if different from that of the person that initially deposited them; and

5.	if the Existing Notes have been tendered pursuant to the book-entry procedures, specify the name and number of the DTC participant’s account at DTC to be credited, if different than that of the person withdrawing the tender.

         The Republic will determine all questions as to the validity, form and eligibility, and time of receipt of any notices of withdrawal, which shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Existing Notes that have been tendered for exchange and that are not exchanged for any reason will be returned to the holder thereof without cost to such holder, or, in the case of Existing Notes tendered by book-entry transfer, such Existing Notes will be credited to an account maintained with the book-entry transfer facility for the Existing Notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Existing Notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering” and “—Book-Entry Transfer” above at any time on or prior to the expiration date.

Acceptance of Existing Notes for Exchange; Delivery of Exchange Notes

         After all of the conditions to the exchange offer have been satisfied or waived, any and all Existing Notes properly tendered, and not properly withdrawn, will be accepted, promptly after the expiration date, and the Exchange Notes will be issued promptly after acceptance of the Existing Notes. For purposes of the exchange offer, Existing Notes shall be deemed to have been accepted as validly tendered for exchange when and if the Republic has given written notice thereof to the exchange agent.

         In all cases, issuance of Exchange Notes for Existing Notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent’s timely receipt of:

•	certificates for Existing Notes or a timely confirmation of a book-entry transfer of Existing Notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents required by the letter of transmittal.

         If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Existing Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Existing Notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. In the case of Existing Notes tendered by the book-entry transfer procedures described below, the non-exchanged Existing Notes will be credited to an account maintained with DTC.

Conditions

         Notwithstanding any other term of the exchange offer, Existing Notes will not be required to be accepted for exchange, nor will Exchange Notes be issued in exchange for any Existing Notes, and the Republic may terminate or amend the exchange offer as provided herein before the acceptance of any Existing Notes, if:

•	because of any change in applicable law, or interpretations of applicable law, the Republic determines that it is not permitted to effect the exchange offer;

•	an action is proceeding or threatened that would materially impair the Republic’s ability to proceed with the exchange offer; or

•	not all government approvals that the Republic deems necessary for the consummation of the exchange offer have been received.

         The Republic has no obligation to, and will not knowingly, permit acceptance of tenders of Existing Notes:

•	from “affiliates” of the Republic, as that term is defined in Rule 405 under the Securities Act;

•	from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations by the SEC; or

•	if the Exchange Notes to be received by any holder or holders of Existing Notes in the exchange offer will, upon receipt, not be tradable by that holder without restriction under the Securities Act and the Exchange Act.

         The foregoing conditions are for the Republic’s sole benefit and may be waived by the Republic in whole or in part at its absolute discretion. Any determination made by the Republic concerning an event, development or circumstance described or referred to above will be conclusive and binding.

Exchange Agent

         The Republic has appointed Deutsche Bank Trust Company Americas as exchange agent for the exchange offer. You should direct all deliveries of letters of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus supplement or the accompanying prospectus and letter of transmittal or notice of guaranteed delivery to the exchange agent as follows:

         By Mail:

DB Services Tennessee, Inc. Reorganization Unit P.O. Box 292737 Nashville, TN 37229-3701

         By Overnight Mail or Courier:

DB Services Tennessee, Inc. Corporate Trust & Agency Services Reorganization Unit 648 Grassmere Park Road Nashville, TN 37211

         By Hand:

Deutsche Bank Trust Company Americas c/o The Depository Trust Clearing Corporation 55 Water Street, 1st Floor Jeanette Park Entrance New York, NY 10041

         By Facsimile:

ATTN: Jonathan Stucki (615) 835-3701

             Confirm by telephone:

(615) 835-3572

         DELIVERY OTHER THAN TO THE ABOVE ADDRESSES OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

         The Republic will pay all registration expenses incident to the exchange offer as set forth in the registration rights agreements. The Republic will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. The Republic will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable documented out-of-pocket expenses in connection with its services.

         The Republic will pay all transfer taxes, if any, applicable to the exchange of Existing Notes pursuant to the exchange offer. If however:

•	certificates representing Exchange Notes or Existing Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Existing Notes tendered;

•	tendered Existing Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Existing Notes pursuant to the exchange offer;

then the amount of any transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of the transfer taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Consequences of Failing to Exchange Existing Notes

         Holders of Existing Notes who do not exchange their Existing Notes for Exchange Notes pursuant to the exchange offer will continue to be subject to the provisions regarding transfer and exchange of the Existing Notes and the restrictions on transfer of the Existing Notes set forth on the legend on the Existing Notes. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Republic does not currently anticipate that it will register the Existing Notes under the Securities Act. In addition, after completion of the exchange offer, none of the Exchange Notes will be entitled to the contingent increases in the interest rate provided by the registration rights agreements.

Failure to Complete Exchange Offer

         In some circumstances, if we are unable to consummate the exchange offer, we may be required to:

•	promptly file with the SEC a shelf registration statement covering the offer and sale of the Existing Notes or Exchange Notes, as applicable;

•	use our best efforts to cause the shelf registration statement to be promptly declared effective under the Securities Act; and

•	use our best efforts to keep the shelf registration statement continuously effective, supplemented and amended as required by the Securities Act for a period of two years after the shelf registration statement is declared effective by the SEC or such shorter period as will terminate when all Existing Notes or Exchange Notes, as applicable, covered by the shelf registration statement have been sold.

DESCRIPTION OF THE EXCHANGE NOTES

           This prospectus supplement describes the terms of the Exchange Notes in greater detail than does the accompanying prospectus and may provide information that adds, updates or changes information contained in the accompanying prospectus. If the information in this prospectus supplement differs from the prospectus, you should rely on the information in this prospectus supplement.

         The Republic will issue the Exchange Notes under the fiscal agency agreement, dated as of July 25, 2001 and amended on September 19, 2003, by and among the Republic, Banco Central de Venezuela, referred to as Banco Central, as official financial agent of Venezuela, and Deutsche Bank AG and Deutsche Bank Trust Company Americas (formerly named Bankers Trust Company), as fiscal agents and principal paying agents.

         This section of the prospectus supplement is intended to be a summary of the material provisions of the fiscal agency agreement and the Exchange Notes. This summary, however, does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the fiscal agency agreement and the terms of the Exchange Notes. The holders of the Exchange Notes are entitled to the benefits of, are bound by, and are deemed to have notice of, all the provisions of the fiscal agency agreement. The definitions of certain capitalized terms used in this section are set forth under “—Defined Terms”. Capitalized terms used but not defined herein shall have the meanings given to them in the fiscal agency agreement.

Overview

         The Exchange Notes will:

•	mature at face value on September 19, 2013;

•	be denominated and payable in U.S. dollars;

•	bear interest at the rate of 10.75% per year;

•	pay interest semi-annually in arrears in U.S. dollars on March 19 and September 19 of each year, commencing on March 19, 2004, with interest to be computed on the basis of a 360-day year comprised of twelve 30-day months;

•	pay interest to persons in whose names the Exchange Notes are registered at the close of business on the fifteenth calendar day preceding the corresponding payment date;

•	not be redeemable prior to maturity;

•	not be entitled to the benefit of any sinking fund;

•	be represented by one or more global securities in fully registered form, without coupons, but may be available in definitive form only under certain limited circumstances;

•	be registered in the name of a nominee of DTC and recorded on, and transferred through, the records maintained by DTC and its participants; and

•	be issued in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof.

Status

         The Exchange Notes will constitute Public External Indebtedness (as defined below) of the Republic. The Exchange Notes will be (subject to “—Negative Pledge” below) direct, unconditional, unsecured and general obligations of the Republic and shall at all times rank pari passu and without any preference among themselves. The payment obligations of the Republic under the Exchange Notes shall, save for such exceptions as may be provided by applicable legislation and subject to “—Negative Pledge” below, at all times rank at least equally with all its other payment obligations relating to External Public Debt (as defined below). The Republic will pledge its full faith and credit for the due and punctual payment of all amounts due in respect of the Exchange Notes.

Payments and Agents

         The principal of the Exchange Notes will be payable in U.S. dollars against surrender of the Exchange Notes at the Corporate Trust Office of the Fiscal Agent in the City of New York or, subject to applicable laws and regulations, at the office of any paying agent by check. Payment of any installment of interest on an Exchange Note will be made to the person in whose name such Exchange Note is registered at the close of business on the Regular Record Date (as defined below) immediately preceding the related interest Payment Date (as defined on the face of the Exchange Note). “Regular Record Date” means, with respect to any interest Payment Date, the fifteenth day prior to such Interest Payment Date (whether or not a business day). Payment of such interest will be made by check mailed to the holder at such holder’s registered address or, upon application of any holder of at least U.S.$1,000,000 principal amount of Exchange Notes to the Fiscal Agent or paying agent not later than the relevant Regular Record Date, by transfer to a United States dollar account maintained by such holder with a bank in the City of New York or Western Europe.

         The Republic will agree that so long as any Note remains outstanding, it will maintain a paying agent in a Western European city for payments on Exchange Notes (which will be Luxembourg so long as the Exchange Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require), a registrar having a specified office in the City of New York, a paying agent having a specified office in the City of New York and a transfer agent in Luxembourg (so long as the Exchange Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require). The Republic has initially appointed Deutsche Bank Trust Company Americas and Deutsche Bank Luxembourg S.A. as paying agents and transfer agents for the Exchange Notes. Subject to the foregoing, the Republic shall have the right at any time to terminate any such appointment and to appoint any other agents in such other places as it may deem appropriate upon notice in accordance with “—Notices” below and in accordance with the terms and conditions set forth in the Fiscal Agency Agreement.

         Payments in respect of the Exchange Notes shall be made in such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

         In any case where a payment date shall not be a business day at any place of payment, then the relevant payment need not be made on such date at such place, but may be made on the next succeeding day at such place which is a business day in the applicable jurisdiction, with the same force and effect as if made on the date for such payment, and no additional interest in respect of such payment date shall accrue for the period from and after such payment date.

         In acting under the Fiscal Agency Agreement and in connection with the Exchange Notes, the Fiscal Agent and paying agent are acting solely as agents of the Republic and do not assume any obligation toward or relationship of agency or trust for or with the owner or holder of any Note except that any funds held by any such agent for payment of principal of or interest on the Exchange Notes shall be held in trust by it and applied as set forth in the Exchange Notes and Fiscal Agency Agreement, and shall be segregated from other funds held by it. For a description of the duties, immunities and rights of the Fiscal Agent and paying agent under the Fiscal Agency Agreement, reference is made to the Fiscal Agency Agreement, and the obligations of the Fiscal Agent and paying agent to the owners or holders of Exchange Notes are subject to such immunities and rights.

Redemption and Purchase

         Unless the Exchange Notes previously are purchased and cancelled, the Exchange Notes will be redeemed at par on September 19, 2013.

         The Republic may at any time purchase Exchange Notes in the open market or otherwise at any price. Exchange Notes purchased by or on behalf of the Republic may be held, resold or surrendered for cancellation.

Defined Terms

         The following are certain definitions used in the Exchange Notes:

         “Accounts Receivable” means accounts payable to the Republic, Banco Central or any Governmental Agency in respect of the sale, lease or other provision of Oil, whether or not yet earned by performance or scheduled to be documented in the future pursuant to a contract in existence on the relevant date.

         “Bond Currency” means any of the following currencies: Euros, Deutsche marks, Pounds sterling, U.S. dollars, Swiss francs, Italian lire or French francs.

         “Debt” means, with respect to any Person, the following (whether outstanding on the date hereof or at any time thereafter): (a) all indebtedness of such Person for borrowed money, or for the deferred purchase price of property or services if and to the extent that the obligation to pay such purchase price is evidenced by an instrument; (b) all reimbursement obligations of such Person under or in respect of letters of credit or banker’s acceptances; (c) all obligations of such Person to repay deposits with or advances to such Person; (d) all obligations of such Person (other than those specified in clauses (a) and (b) above) evidenced by bonds, debentures, notes or other similar instruments; and (e) all direct or indirect guarantees, endorsements and similar obligations of such Person in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person specified in clause (a), (b), (c) or (d) above.

         “Export” means any sale of Oil by any Person, including any sales to Persons owned or controlled, directly or indirectly, by any such seller, (i) in connection with which such Oil is transported from the Republic or from storage facilities for Oil held for Export by any such Person outside the Republic and (ii) which has not been preceded by any sale of such Oil which constitutes an Export hereunder.

         “External Debt” means any Debt which is denominated or payable, or which at the option of the holder thereof may be payable, in a currency other than Bolívares.

         “External Public Debt” means, at any time, the External Debt of the public sector entities referred to in Title I of the Organic Law of the Financial Administration of Public Sector of the Republic, as in effect on September 19, 2003, including principal, interest and other amounts payable in Bolívares in connection therewith.

         “Financing Plan” means the Republic of Venezuela 1990 Financing Plan dated June 25, 1990, distributed to the international banking community.

         “Governmental Agency” means each agency, department, ministry, authority, statutory corporation or other statutory body or juridical entity of the Republic or any political subdivision thereof or therein, now existing or hereafter created, and any bank, corporation or other legal entity 51% or more of the capital or voting stock or other ownership interest of which is now or hereafter owned or controlled, directly or indirectly, by the Republic, but excluding Banco Central.

         “Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance on or with respect to, or any preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligation with or from the proceeds of, any asset or revenues of any kind.

         “Oil” means hydrocarbons, their products and derivatives, in each case produced in the Republic, provided, however, that “Oil” shall not include Orimulsion®, products from Orimulsion®, natural gas, coal and petrochemicals.

         “Operating Reserves” means, at any time, the value (determined in accordance with the second sentence of this definition) of all of the following assets owned by Banco Central at such time to the extent denominated in units of exchange other than Bolívares (excluding from such assets any assets which are subject to a Lien): (a) currencies other than Bolívares (excluding special drawing rights in the International Monetary Fund (the “IMF”) and all funds received from the IMF); (b) deposits and credit balances with commercial financial lending institutions, central banks of non-Venezuelan governments or multilateral lending institutions which are payable in any of the Bond Currencies or currencies that are readily convertible into any of the Bond Currencies; and (c) marketable bonds, notes, certificates of deposit and other obligations issued by commercial financial institutions, non-Venezuelan governments or multilateral lending institutions which are payable in any of the Bond Currencies or currencies that are readily convertible into any of the Bond Currencies. For the purposes of this definition: (i) the value of an amount of any currency other than Bolívares at any time is the equivalent in U.S. dollars of such amount at such time determined in accordance with the consistently applied accounting practices of Banco Central; (ii) the value of a deposit or credit balance referred to in sub-clause (b) above at any time is the equivalent in U.S. dollars of the face amount of such deposit or credit balance at such time determined in accordance with the consistently applied accounting practices of Banco Central; and (iii) the value of a bond, note, certificate of deposit or other obligation referred to in sub-clause (c) above at any time is the equivalent in U.S. dollars of the fair market value of such obligation at such time determined in accordance with the consistently applied accounting practices of Banco Central.

         “Orimulsion®” means a liquid fuel consisting of (i) a natural bitumen of 7-10° API, (ii) water and (iii) a surfactant which is added to stabilize the bitumen in the water emulsion.

         “Permitted Lien” means a Lien on Oil or Accounts Receivable, if at the time of the creation of such Lien (the “New Lien”):

1.	Operating Reserves are greater than the sum of (a) two months of imports into the Republic of goods and services (including interest payments with respect to External Public Debt) and (b) two months of principal payments with respect to all of the bonds issued to implement the Financing Plan and any other External Public Debt held by commercial lending institutions (measured in each case on the basis of imports and interest and principal payments during the preceding six months) (the availability of sufficient Operating Reserves to be certified by Banco Central);

2.	the aggregate principal amount of all External Public Debt secured by Liens on Oil or Accounts Receivable (including the External Public Debt to be secured by the New Lien and other External Public Debt to be simultaneously secured by Liens on Oil or Accounts Receivable) paid, due or scheduled to fall due in the current calendar year, and the aggregate outstanding principal amount of all such External Public Debt scheduled to fall due in each subsequent calendar year, is in each such year less than an amount equivalent to 17.5% of the aggregate revenues from the Export of Oil during the 12-month period preceding the creation of the New Lien (the amount of such External Public Debt to be certified by Banco Central and the amount of such revenues to be certified by the Republic); and

3.	the aggregate outstanding principal amount of all External Public Debt secured by Liens on Oil or Accounts Receivable (including the External Public Debt to be secured by the New Lien and other External Debt to be simultaneously secured by Liens on Oil or Accounts Receivable) is less than an amount equivalent to 55% of the aggregate revenues from the Export of Oil during the 12-month period preceding the creation of the New Lien (the amount of such External Public Debt to be certified by Banco Central and the amount of such revenues to be certified by the Republic);

provided that no New Lien will constitute a Permitted Lien if such New Lien is created while there is a default in the payment of principal of or interest on the Exchange Notes or on any bonds issued to implement the Financing Plan, unless the proceeds of the financing secured by such New Lien are used to make or secure on a ratable basis interest and principal payments due with respect to the Exchange Notes; and provided further that, notwithstanding the foregoing, a New Lien will constitute a Permitted Lien if (a) such New Lien arises pursuant to an order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings, provided that such New Lien is released or discharged within one year of its imposition, or (b) such New Lien arises by operation of law (and not pursuant to any agreement) and has not been foreclosed or otherwise enforced against the Oil or Accounts Receivable to which such New Lien applies.

         “Person” means any individual, corporation, partnership, association, joint stock company, joint venture, trust, unincorporated organization or any other juridical entity, or a sovereign state or government or any agency or political subdivision thereof.

         “Public External Indebtedness” means any External Debt issued in a public offering or private placement of securities or other instruments of a type offered in capital markets, including, without limitation, any bonds, floating rate notes, commercial paper, certificates of deposit, debentures or other evidence of indebtedness.

Negative Pledge

         The Republic undertakes that so long as any of the Exchange Notes remain Outstanding (as defined in the fiscal agency agreement), if any Lien on Oil or Accounts Receivable (other than a Permitted Lien) is created by the Republic, Banco Central or any Governmental Agency to secure External Public Debt, the Republic will cause such Lien to equally and ratably secure the obligations of the Republic under the Notes.

Default; Acceleration of Maturity

         If any of the following events, referred to in this document as Events of Default, shall occur and be continuing:

         (a)     the Republic fails to pay the principal amount of any Note when due and such failure continues for a period of 30 days; or

         (b)     the Republic fails to pay interest or other amounts due on any Note when due and such failure continues for a period of 30 days; or

         (c)     the Republic fails duly to perform or observe any term or obligation contained in the Exchange Notes or the Fiscal Agency Agreement (other than those described in (a) or (b) above) and such failure shall continue unremedied for 90 days after written notice thereof shall have been given to the Republic at the specified office of the Fiscal Agent by any holder; or

         (d)     Banco Central fails to duly perform or observe any of its obligations contained in the Banco Central Undertaking to remit (as and to the extent provided therein) U.S. dollars in the amount of each payment of principal of, and interest on, the Exchange Notes upon payment by the Republic to Banco Central of the necessary Bolivar amount to make such payment, as provided in the Banco Central Undertaking, or on the occurrence and continuation of such a failure, Banco Central shall make any withdrawal of any amounts held on deposit with any holder or the Fiscal Agent that has notified Banco Central of its intention to set off from such amounts any amounts owed to such holder or the Fiscal Agent; or

         (e)     Banco Central shall fail to duly perform or observe any term or obligation contained in the Banco Central Undertaking or the Fiscal Agency Agreement on its part to be performed or observed (other than those specified in (d) above) and such failure shall continue unremedied for 90 days after written notice thereof shall have been given to the Republic and Banco Central at the specified office of the Fiscal Agent by any holder; or

         (f)     as a result of any default or event of default contained in any agreement or instrument related to any Public External Indebtedness (other than the Exchange Notes) of the Republic, Banco Central or any Governmental Agency guaranteed by the Republic, any party to such agreement or instrument accelerates or declares to be due and payable any such Public External Indebtedness prior to the stated maturity thereof; or

         (g)     the Republic or Banco Central fails generally to pay or perform its obligations under Public External Indebtedness as they become due, or a moratorium on the payment or performance of such obligations shall be declared by the Republic or Banco Central; or

         (h)     there shall have been entered against the Republic or Banco Central a final judgment, decree or order by a court of competent jurisdiction from which no appeal may be made, or is made, for the payment of money in excess of U.S.$l00,000,000 or its equivalent and 30 days shall have passed since the entry of any such order without it having been satisfied or stayed; or

         (i)     the Republic ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF; or

         (j)     the validity of the Exchange Notes, the Fiscal Agency Agreement or the Banco Central Undertaking is contested by the Republic, Banco Central or any legislative, executive or judicial body or official of the Republic authorized in each case by law to do so, or the Republic or Banco Central denies any of its obligations thereunder to any of the Noteholders (whether by a general suspension of payments or a moratorium on the payment of debt or otherwise), or any constitutional provision, treaty, convention, law, regulation, official communique, decree, ordinance or policy of the Republic, or any final decision by any court in the Republic having jurisdiction purports to render any provision of the Exchange Notes, the Fiscal Agency Agreement or the Banco Central Undertaking invalid or unenforceable or purports to prevent or delay the performance or observance by the Republic or Banco Central of any of their respective obligations thereunder to any of the holders; or

         (k)     any constitutional provision, treaty, convention, law, regulation, ordinance, decree, consent, approval, license or other authority necessary to enable the Republic or Banco Central to make or perform its obligations under the Exchange Notes, the Fiscal Agency Agreement or the Banco Central Undertaking (as the case may be), or for the validity or enforceability thereof, expires, is withheld, revoked, terminated or otherwise ceases to remain in full force and effect, or is modified in a manner which adversely affects, or may reasonably be expected to affect, any rights or claims of any of the holders;

then holders of 25% or more in aggregate outstanding principal amount of the Exchange Notes may, by notice in writing given to the Fiscal Agent at its specified office, declare the Exchange Notes immediately due and payable whereupon the entire unpaid principal amount of the Exchange Notes, all interest accrued and unpaid thereon and all other amounts payable in respect of the Exchange Notes shall become and be forthwith due and payable, without presentation, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Republic. Upon such declaration, the Fiscal Agent shall give notice thereof in the manner provided in the Fiscal Agency Agreement to the Republic (by facsimile with transmission confirmed) and to the holders of the Exchange Notes in accordance herewith. After any such declaration, if all amounts then due with respect to the Exchange Notes are paid (other than amounts due solely because of such declaration) and all other defaults with respect to the Exchange Notes are cured, such declaration may be annulled and rescinded by holders of more than 50% in aggregate principal amount of the Outstanding Exchange Notes by written notice thereof to the Republic at the specified office of the Fiscal Agent.

Additional Amounts

         Any and all payments by the Republic under the Exchange Notes or in respect thereof shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all interest, penalties or other liabilities with respect thereto, imposed or levied at any time, excluding (i) in the case of each holder, taxes imposed or measured by its income or capital by the jurisdiction (or any political subdivision or taxing authority of such jurisdiction or any organization or federation of which such jurisdiction is at any time a member) under the laws of which such holder is organized, (ii) in the case of each holder, taxes imposed on or measured by its income or capital by the jurisdiction (or any political subdivision or taxing authority of such jurisdiction or any organization or federation of which such jurisdiction is at any time a member) in which the principal place of business or residence (as the case may be) of such holder is located, including, without limitation, any jurisdiction in which such holder is, through an office or fixed place of business, deemed to be doing business or maintaining a permanent establishment under any income tax treaty (unless such holder is so deemed as a result of a change of law in the Republic subsequent to the issue of the Exchange Notes) and (iii) all other taxes imposed by any jurisdiction (or any political subdivision or taxing authority of such jurisdiction or any organization or federation of which such jurisdiction is at any time a member) outside the Republic except such taxes which arise as a result of action taken by the Republic (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being herein called “Taxes”). If the Republic shall be required by law to deduct any Taxes from or in respect of any sum payable under the Exchange Notes or in respect thereof to any holder, (a) the Republic shall pay such additional amounts (“Additional Amounts”) as may be necessary so that after making all required deductions for Taxes (including deductions applicable to Additional Amounts payable under this Section (a)) such holder receives an amount equal to the sum it would have received had no such deductions been made, (b) the Republic will make such deductions and (c) the Republic will pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

         Except as otherwise provided herein, the Republic will pay (i) all stamp or other documentary taxes or duties, if any, which may be imposed by the Republic, the United States of America or any state or political subdivision thereof or taxing authority therein with respect to the original issue of the Exchange Notes or the exchange of interests in the global Exchange Notes for definitive Exchange Notes and (ii) all other excise or property taxes, charges or similar levies which arise in any jurisdiction from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, the Exchange Notes, the Fiscal Agency Agreement, the Banco Central Undertaking or any other document or instrument referred to herein or in the Fiscal Agency Agreement, excluding (in the case of the preceding sub-clause (ii)) any such taxes imposed by any jurisdiction (or any political subdivision or taxing authority of such jurisdiction or any organization or federation of which such jurisdiction is at any time a member) outside the Republic except those resulting from, or required to be paid in connection with, the enforcement of the Exchange Notes, the Fiscal Agency Agreement, the Banco Central Undertaking or any such other document or instrument following the occurrence of an Event of Default (all such non-excluded taxes, charges or levies described in sub-clauses (i) and (ii) above being herein called “Other Taxes”).

         The Republic will reimburse each holder for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed on amounts paid by such holder or any liabilities (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each holder which wishes to claim reimbursement for any such Taxes, Other Taxes or liabilities arising therefrom or with respect thereto will notify the Republic (through the Fiscal Agent) of its intention to pay the same as promptly as practicable and, if possible, prior to the date of such payment (such notice to describe such Taxes, Other Taxes or liabilities in reasonable detail). Such reimbursement shall be made within 30 days from the date such holder makes demand therefor.

         Within 30 days after the date of any payment of Taxes (but in no event later than the date 45 days after the date such Taxes become due), the Republic will furnish to the Fiscal Agent the original (or a certified copy) of a receipt evidencing payment thereof. The obligations of the Republic described in this section shall survive the payment of the Exchange Notes.

         Whenever there is mentioned, in any context, the payment of the principal of or interest on, or in respect of, a Note such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of this section, and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

Prescription

         Claims in respect of principal and interest will become void unless presentation for payment is made within a period of ten years in the case of principal and three years in the case of interest from the Relevant Date, to the extent permitted by applicable law. “Relevant Date” means whichever is the later of (i) the date on which any such payment first becomes due and (ii) if the full amount payable has not been received by the Fiscal Agent on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the Noteholders.

Replacement, Exchange and Transfer

         If any Exchange Note is lost, stolen, mutilated, defaced or destroyed it may be replaced at the specified office of the Fiscal Agent or any paying agent subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such term as to evidence, security, indemnity and otherwise as the Republic may require. Mutilated or defaced Exchange Notes must be surrendered before replacements will be issued.

         Upon the terms and subject to the conditions set forth in the Fiscal Agency Agreement, an Exchange Note or Exchange Notes may be exchanged for an Exchange Note or Exchange Notes of equal aggregate principal amount in such same or different authorized denominations as may be requested by the holder, by surrender of such Exchange Note or Exchange Notes at the office of the Fiscal Agent, or at the office of any transfer agent, together with a written request for the exchange.

         Upon the terms and subject to the conditions set forth in the Fiscal Agency Agreement, an Exchange Note may be transferred in whole or in part in an authorized denomination by the holder or holders surrendering the Exchange Note for registration of transfer at the office of the Fiscal Agent or at the office of any transfer agent, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Republic and the Fiscal Agent or any such transfer agent, as the case may be, duly executed by, the holder or holders thereof or its attorney-in-fact or attorneys-in-fact authorized in writing.

         The costs and expenses of effecting any exchange or registration of transfer pursuant to the foregoing provisions, except for the expenses of delivery by other than regular mail (if any) and except, if the Republic shall so require, the payment of a sum sufficient to cover any tax or other governmental charge or insurance charges that may be imposed in relation thereto, will be borne by the Republic.

         Notwithstanding the foregoing, the Fiscal Agent shall not register the transfer or exchange of Exchange Notes for a period of 15 days preceding the due date for any payment of principal of or interest on the Exchange Notes.

Meetings and Amendments; Collective Action Clauses

         A meeting of holders of Exchange Notes may be called, as set forth below, at any time and from time to time to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Fiscal Agency Agreement or the Exchange Notes to be made, given or taken by holders of Exchange Notes or to modify, amend or supplement the terms of the Exchange Notes or the Fiscal Agency Agreement as hereinafter provided. The Republic may at any time call a meeting of holders of Exchange Notes for any such purpose to be held at such time and at such place as the Republic shall determine. Notice of every such meeting, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given as provided in the terms of the Exchange Notes, not less than 30 nor more than 60 days prior to the date fixed for the meeting (provided that, in the case of any meeting to be reconvened after adjournment for lack of a quorum, such notice shall be given not less than 10 days nor more than 60 days prior to the date fixed for such meeting). In case at any time the Republic or the holders of at least 10% in aggregate principal amount of the Outstanding (as defined in the Fiscal Agency Agreement) Exchange Notes shall, after the occurrence and during the continuance of any Event of Default under the Exchange Notes, have requested the Fiscal Agent to call a meeting of the holders of the Exchange Notes for any such purpose, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, the Fiscal Agent shall call such meeting for such purposes by giving notice thereof.

         The Fiscal Agent may make such reasonable and customary regulations consistent with the Fiscal Agency Agreement as it shall deem advisable for any meeting of holders of Exchange Notes with respect to the proof of the holding of the Exchange Notes, the adjournment and chairmanship of such meeting, the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.

         (a)     At any meeting of holders of the Exchange Notes duly called and held as specified above, upon the affirmative vote, in person or by proxy thereunto duly authorized in writing, of the holders of not less than 662/3% in aggregate principal amount of the Exchange Notes then Outstanding represented at such meeting (or of such other percentage as may be set forth herein with respect to the action being taken), or (b) with the written consent of the owners of not less than 662/3% in aggregate principal amount of the Exchange Notes then Outstanding (or of such other percentage as may be set forth herein with respect to the action being taken), the Republic and the Fiscal Agent (and, in the case of the Banco Central Undertaking, with the agreement of Banco Central), upon agreement between themselves, may modify, amend or supplement the terms of the Exchange Notes or, insofar as respects the Exchange Notes, the Fiscal Agency Agreement, in any way, and the holders of the Exchange Notes may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided hereby or by the Fiscal Agency Agreement to be made, given or taken by the holders of the Exchange Notes; provided, however, that no such action may, without the consent or affirmative vote, in person or by proxy thereunto duly authorized in writing, of the holders of not less than 85% in aggregate principal amount of the Exchange Notes of this Series then Outstanding, (A) change the due date for the payment of the principal of (or premium, if any) or any installment of interest on any Note of this Series, (B) reduce the principal amount of any Note, the portion of such principal amount that is payable upon acceleration of the maturity of such Note, the interest rate thereon or the premium payable upon redemption thereof, (C) change the coin or currency in which or the required place or places at which payment with respect to interest, premium or principal in respect of the Exchange Notes is payable, (D) shorten the period during which the Republic is not permitted to redeem the Exchange Notes, or permit the Republic to redeem the Exchange Notes of this Series if, prior to such action, the Republic is not permitted to do so, (E) reduce the proportion of the principal amount of the Exchange Notes of this Series the vote or consent of the holders of which is necessary to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of the Exchange Notes of this Series or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided thereby or hereby to be made, taken or given, (F) change the obligation of the Republic to pay Additional Amounts, if any, pursuant hereto, (G) amend the definition of “Outstanding” with respect to the Exchange Notes, (H) change the governing law provisions of the Exchange Notes of this Series, (I) change the Republic’s appointment of an agent for the service of process or the Republic’s agreement not to claim and to waive irrevocably any immunity in respect of any Related Proceeding, (J) except as contemplated in clause (C) of the immediately following sentence, change the ranking of the Exchange Notes of this Series as set forth herein or (K) in connection with an offer to acquire all or any portion of the Exchange Notes of this Series where the consideration consists of either cash, new securities to be issued by the Republic, Banco Central or any Governmental Agency, or any combination of the foregoing, amend any Event of Default.

         The Republic and the Fiscal Agent (and, in the case of the Banco Central Undertaking, with the agreement of Banco Central) may, upon agreement among themselves, without the vote or consent of any holder of the Exchange Notes, modify, amend or supplement the Fiscal Agency Agreement or the Exchange Notes for the purpose of (A) adding to the covenants of the Republic for the benefit of the holders of Exchange Notes, (B) surrendering any right or power conferred upon the Republic, (C) securing the Exchange Notes pursuant to the requirements of the Exchange Notes or otherwise, (D) curing any ambiguity, or curing, correcting or supplementing any defective provision contained in the Fiscal Agency Agreement, the Banco Central Undertaking or in the Exchange Notes or (E) amending the Fiscal Agency Agreement or the Exchange Notes in any manner that the Republic, Banco Central and the Fiscal Agent, as the case may be, may determine and that shall not be inconsistent with the Exchange Notes and that shall not adversely affect the interest of any holder of Exchange Notes in any material respect.

         For purposes of determining whether the required percentage of holders of Exchange Notes is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the Exchange Notes or the Fiscal Agency Agreement, or whether the required percentage of holders has delivered a notice of acceleration of the Exchange Notes, Exchange Notes owned, directly or indirectly, by Venezuela or any public sector instrumentality of Venezuela will be disregarded and deemed not to be “Outstanding”, except that in determining whether the Fiscal Agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only Exchange Notes that the Fiscal Agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco Central, any department, ministry or agency of the federal government of Venezuela or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Venezuela or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Notices

         Notices will be mailed to holders of Exchange Notes at their registered addresses and shall be deemed to have been given on the date of such mailing. DTC, Euroclear and Clearstream, Luxembourg will communicate such notices to their participants in accordance with their standard practices. In addition, all notices to holders of the Exchange Notes will be published, if and so long as the Exchange Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, in a daily newspaper of general circulation in Luxembourg. It is expected that such publication will be made in The Luxemburger Wort. If publication in accordance with the preceding sentence is not practicable, notice will be validly given if made in accordance with the requirements of the Luxembourg Stock Exchange.

Currency Indemnity

         U.S. dollars is the sole currency of account and payment for all sums payable by the Republic under or in connection with the Exchange Notes, including damages. Any amount received or recovered in a currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment, order of a court of any jurisdiction or for any other reason) by any Noteholder in respect of any sum expressed to be due to it from the Republic under any Exchange Note shall only constitute a discharge to the Republic to the extent of the U.S. dollar amount which the recipient is able to purchase in accordance with normal banking procedures with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any Exchange Note, the Republic shall indemnify it against any loss sustained by it as a result. In any event, the Republic shall indemnify the recipient against the cost of making any such purchase. For the purposes of this provision, it will be sufficient for the Noteholder to demonstrate that it would have suffered a loss had an actual purchase been made. These indemnities constitute a separate and independent obligation from the Republic’s other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Noteholder and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Exchange Note or any other judgment or order.

Governing Law, Jurisdiction and Waiver of Immunity

         The Fiscal Agency Agreement and the Exchange Notes are governed by, and shall be construed in accordance with, the laws of the State of New York.

         The Republic agrees that any suit, action or proceeding against it or its properties, assets or revenue with respect to the Exchange Notes, referred to in this document as a Related Proceeding, shall be brought exclusively in the courts of England that sit in London; in the Supreme Court of the State of New York, County of New York; in the United States District Court for the Southern District of New York; or in the courts of the Republic that sit in Caracas, as the person bringing such Related Proceeding may elect in its sole discretion, provided that if none of the courts specified above located in the country in which such person has elected to bring such Related Proceeding is a court that has jurisdiction of the subject matter or is otherwise competent under applicable law to hear and determine such proceeding, such Related Proceeding may be brought in such other court located in such country as shall have jurisdiction of the subject matter or be otherwise competent under applicable law to hear and determine such Related Proceedings, or if such Related Proceeding seeks relief or a judgment that is enforceable only against any of its properties, assets or revenues that are subject to the jurisdiction of any other court located in the countries listed above and is limited to the value of such properties, assets or revenues, such Related Proceeding may be brought in any such court (all such courts described in this Sentence being called herein “Specified Courts”). The Republic also agrees that any judgment obtained in any of the Specified Courts arising out of any Related Proceeding may be enforced or executed in any Specified Court or any other court of competent jurisdiction whatsoever, and any judgment obtained in any such other court as a result of such enforcement or execution may be enforced or executed in any such other court of competent jurisdiction (all courts other than Specified Courts being herein called “Other Courts”), by means of a suit on the judgment or in any other manner provided by law. The Republic hereby irrevocably submits to the exclusive jurisdiction of each of the Specified Courts for the purpose of any Related Proceeding and, solely for the purpose of enforcing or executing any judgment referred to in the preceding sentence (a “Related Judgment”), of each Specified Court and each Other Court. The agreement made by the Republic in this section with respect to jurisdiction is made solely with respect to Related Proceedings and the enforcement or execution of Related Judgments and under no circumstances shall it be interpreted as a general agreement by the Republic with respect to proceedings unrelated to the Exchange Notes.

         The Republic agrees that service of all writs, process and summonses in any Related Proceeding or any suit, action or proceeding to enforce or execute any Related Judgment brought against it in England may be made upon the officer in charge of the department of consular affairs at the Embassy of the Republic, presently located at One Cromwell Road, London SW7 2HW, England, referred to in this document as the London Process Agent, and service of all writs, process and summonses in any Related Proceeding or any suit, action or proceeding to enforce or execute any Related Judgment brought against it in the State of New York may be made upon the Consul General of the Republic or, in his or her absence or incapacity, any official of the Consulate of the Republic, presently located at 7 East 51st Street, New York, New York 10022, U.S.A., referred to in this document as the New York Process Agent, and, together with the London Process Agent, referred to herein as the Process Agents, and the Republic appoints each Process Agent as its agent to receive such service of any and all such writs, process and summonses, and agrees that the failure of any of the Process Agents to give any notice to it of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. The Republic agrees to maintain at all times an agent with offices in London to act as its London Process Agent, and an agent with offices in New York to act as its New York Process Agent as aforesaid (each such agent to be appointed by a power of attorney granted before a Venezuelan notary public, and the Republic hereby agrees that each such power of attorney shall provide that it may not be revoked unless an alternative agent for service of process with an office in New York or London, as the case may be, shall have been appointed and the holders shall have been given notice thereof). Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

         The Republic irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any Related Proceeding brought in any of the Specified Courts or to the laying of venue of any suit, action or proceeding brought solely for the purpose of enforcing or executing any Related Judgment in any of the Specified Courts or Other Courts, and further irrevocably waives, to the fullest extent it may effectively do so, the defense of any inconvenient forum to the maintenance of any Related Proceeding or any such suit, action or proceeding in any such court.

         To the extent that the Republic or any of its revenues, assets or properties shall be entitled, with respect of any Related Proceeding at any time brought against the Republic or any of its revenues, assets or properties in any jurisdiction in which any Specified Court is located, or with respect to any suit, action or proceeding at any time brought solely for the purpose of enforcing or executing any Related Judgment in any jurisdiction in which any Specified Court or Other Court is located, to any immunity from suit, from the jurisdiction of any such court, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any such jurisdiction there shall be attributed such an immunity, the Republic irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act of 1976 of the United States) and consents generally for the purposes of the State Immunity Act of 1978 of the United Kingdom to the giving of any relief or the issue of any process in connection with any Related Proceeding or Related Judgment, provided that such agreement and waiver, insofar as it relates to any jurisdiction other than a jurisdiction in which a Specified Court is located, is given solely for the purpose of enabling the holders of the Exchange Notes to enforce or execute a Related Judgment. In addition, to the extent that the Republic or any of its revenues, assets or properties shall be entitled, in any jurisdiction, to any immunity from set-off, banker’s lien or any similar right or remedy, and to the extent that there shall be attributed, in any jurisdiction, such an immunity, the Republic hereby irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction with respect to any claim, suit, action, proceeding, right or remedy arising out of or in connection with the Exchange Notes.

Further Issues

         The Republic may, from time to time, without the consent of the holders of Exchange Notes of this Series, create and issue additional Exchange Notes having terms and conditions the same as the Exchange Notes of this Series, or the same except for the amount of the first payment of interest, which additional Exchange Notes may be consolidated and form a single series with the outstanding Exchange Notes of this Series; provided that such additional Exchange Notes do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such Exchange Notes are subject to the U.S. federal tax laws), a greater amount of original issue discount than the Exchange Notes of this Series have as of the date of the issue of such additional Exchange Notes.

Listing

         Application will be made to list the Exchange Notes on the Luxembourg Stock Exchange.

Registration and Book-Entry System

Exchange Notes

         The Exchange Notes will initially be represented by one or more permanent global notes in definitive, fully registered form, without interest coupons.

         Upon issuance, each of the global notes will be deposited with the Fiscal Agent as custodian for DTC and registered in the name of Cede & Co. as nominee of DTC.

         Beneficial interests in each global note will be limited to persons who have accounts with DTC, referred to in this document as the DTC participants, or persons who hold interests through DTC participants. The Republic expects that under the procedures established by DTC:

•	Upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the Noteholders;

•	Ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to the interests of the DTC participants) and the records of the DTC participants (with respect to other owners of beneficial interests in each global note).

Definitive Notes

         Venezuela will issue definitive notes registered in the name of a person other than DTC in exchange for the global notes only if:

•	DTC notifies Venezuela that it is unwilling, unable or no longer qualified to continue to act as depositary or ceases to be a clearing agency registered under the Exchange Act; or

•	an event of default (as described above under “—Default; Acceleration of Maturity”) has occurred and is continuing with respect to the Exchange Notes.

         The definitive notes issued in exchange for the global notes will initially be registered in the names and be in the denominations designated by DTC.

TAXATION

           The following discussion summarizes certain U.S. federal income and estate and Venezuelan tax considerations that may be relevant to you in connection with your participation in the exchange of Existing Notes for Exchange Notes and your ownership of Exchange Notes. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations in effect in Venezuela and may change. Any change could apply retroactively and could affect the continued validity of this summary.

         This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your own tax advisor to determine your particular tax consequences in respect of the exchange of Existing Notes for Exchange Notes or the purchase, ownership or disposition of Exchange Notes.

United States Federal Income and Estate Taxation

         The following is a summary of certain U.S. federal income and estate tax considerations that may be relevant to you in connection with your participation in the exchange of Existing Notes for Exchange Notes and your ownership of Exchange Notes. This summary is based on U.S. federal tax laws in effect on the date of this Offering Circular. All of these laws and authorities are subject to change, and any change could be effective retroactively. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth in this summary.

         This summary deals only with holders that hold the Existing Notes or the Exchange Notes as capital assets as defined in U.S. federal tax laws and that acquire Exchange Notes pursuant to an exchange of Exchange Notes for Existing Notes. This summary does not address tax consequences applicable to:

•	special classes of holders, such as dealers in securities or currencies, banks, tax-exempt organizations, or life insurance companies;

•	persons that hold Existing Notes or Exchange Notes as a hedge against (or hedged against) currency or interest rate risks or as part of a straddle or conversion transaction; and

•	persons whose functional currency is not the U.S. dollar.

You should consult your own tax advisor in determining the tax treatment of the exchange of Existing Notes for Exchange Notes and of the acquisition, ownership and sale of Exchange Notes, including the application to their particular circumstances of the tax considerations discussed below and of any relevant foreign, state, local or other tax laws.

         As used herein, the term “United States Holder” means a holder of Notes who or that is:

•	a citizen or resident of the United States;

•	a domestic corporation or partnership;

•	an estate the income of which is subject to regular U.S. federal income taxation regardless of the source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of that trust and one or more U.S. persons having the authority to control all substantial decisions of the trust.

United States Holders

         The following discussion applies to you if you are a United States holder.

Exchange of Existing Notes for Exchange Notes

         Pursuant to the exchange offer, your exchange of Existing Notes for Exchange Notes will not be a taxable event for U.S. federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Existing Notes. As a result, there should be no material U.S. federal income tax consequences upon your exchange of Existing Notes for Exchange Notes. Your initial tax basis in the Exchange Notes will be the same as your tax basis in your Existing Notes. Because the Existing Notes were issued with Original Issue Discount (“OID”) and the Exchange Notes will be treated as a continuation of the Existing Notes, the Exchange Notes will have the same amount of OID, U.S.$93.11 per each U.S.$1,000 principal amount, as the Existing Notes.

Taxation of Exchange Notes

Payments of Interest and Accrual of OID

         Interest and OID with respect to the Exchange Notes will not be exempt from U.S. taxation generally. Subject to the discussion in the second following paragraph below, stated interest on the Exchange Notes will be taxable to you as ordinary income at the time it accrues or is received in accordance with your method of accounting for tax purposes.

         Generally, you must include OID in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using the yield to maturity of the Exchange Notes, which is computed based on a constant annual rate of interest and compounding at the end of each accrual period. You may select an accrual period of any length and you may vary the length of each accrual period over the term of the Exchange Note. However, each scheduled payment of interest or principal on the Exchange Note must occur on either the first or final day of an accrual period. Under this method, you will generally be required to include an amount of OID in each accrual period that is equal to the excess of (x) the product of the adjusted issue price of the Exchange Note at the beginning of the accrual period and the yield to maturity of the Exchange Note (adjusted to take into account the length of the accrual period) over (y) the stated interest on the Exchange Note that is allocable to the accrual period. For this purpose, the adjusted issue price of a Exchange Note will generally equal the issue price of the Exchange Note plus any OID that has been accrued on the Exchange Note for all prior accrual periods.

         You may elect to include in gross income all interest and OID that accrues on your Exchange Note using the constant-yield method described above for OID. Generally, this election will apply only to the Note for which you make it. Please consult you tax advisor concerning the advisability and additional consequences of making the election.

         Interest and OID on the Exchange Notes will be treated as foreign source income and, subject to certain exceptions, will be treated as “passive income” or “financial services income” for purposes of computing the foreign tax credit allowable under the U.S. federal income tax laws.

Disposition of the Exchange Notes

         You generally will recognize a gain or loss on the sale or retirement of Exchange Notes equal to the difference between the amount you realize on that sale or retirement and your adjusted basis of the Notes. Your adjusted basis in a Exchange Note generally will be your initial basis increased by the amount of OID that you previously accrued with respect to your Exchange Note.

         Except to the extent attributable to accrued but unpaid interest or accrued market discount, gain or loss you recognize on the sale or retirement of Exchange Notes will be capital gain or loss. That capital gain or loss will be long-term capital gain or loss if you held the Exchange Notes for more than one year.

Non-United States Holders

         The following discussion applies to you if you are not a United States Holder (a “Non-United States Holder”).

Interest on the Exchange Notes

         Subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to United States federal income tax, including withholding tax, on payments of interest (including OID) unless that holder:

•	is an insurance company carrying on a U.S. insurance business to which the interest is attributable within the meaning of the United States federal tax laws; or

•	has an office or other fixed place of business in the United States to which the interest is attributable and the interest is derived in the active conduct of banking, financing or similar business within the United States.

Disposition of the Exchange Notes

         Subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to United States federal income tax on any capital gain realized on a sale or exchange of Exchange Notes unless:

•	that gain or income is effectively connected with the conduct by that Non-United States Holder of a trade or business within the United States; or

•	in the case of a Non-United States Holder who is an individual, that Non-United States Holder is present in the United States for a total of 183 days or more during the taxable year in which that gain or income is realized, and either:

•	that gain is attributable to an office or fixed place of business maintained in the United States by that Non-United States Holder; or

•	that Non-United States Holder has a tax home in the United States.

Estate Tax

         The Exchange Notes will be treated as situated outside the United States for purposes of the U.S. federal estate tax. Thus, for purposes of that tax, the Exchange Notes will not be included in the gross estate in the case of a non-resident of the United States who was not a citizen of the United States at the time of death.

Backup Withholding and Information Reporting

         In general, information reporting requirements will apply to payments of principal of and interest and accrual of OID on the Exchange Notes to non-corporate United States Holders if those payments are made within the United States or by or through a custodian or nominee that is a United States Controlled Person, as defined below. Backup withholding will apply to those payments if such a United States Holder fails to provide an accurate taxpayer identification number or, in the case of interest payments, fails to certify that it is not subject to backup withholding or is notified by the

Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its United States federal income tax returns.

         Payments of principal and interest to a Non-United States Holder will generally not be subject to backup withholding provided that the Non-United States Holder may be required to comply with certain certification requirements in order to demonstrate its eligibility for such exemption.

         The proceeds of a sale or redemption of Exchange Notes effected at the U.S. office of a broker will generally be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules and, other than payments to certain offshore accounts, the backup withholding rules will apply to payments or proceeds of a sale or redemption effected at a foreign office of a broker that is a United States Controlled Person, unless the broker has documentary evidence that the holder or beneficial owner is not a United States Holder or the holder or beneficial owner otherwise establishes an exception.

         A “United States Controlled Person” is:

•	a United States person (as defined in the United States Treasury regulations);

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is derived for tax purposes from a U.S. trade or business for a specified three-year period; or

•	a foreign partnership in which United States persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

         Any amounts withheld under the backup withholding rules from a payment to a holder of a Exchange Note generally will be allowed as a refund or a credit against the holder’s United States federal income tax liability as long as the holder provides the required information to the Internal Revenue Service.

PLAN OF DISTRIBUTION

           Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus supplement and the accompanying prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Republic has agreed that, starting on the expiration date and ending on the close of business on the date that is 180 days thereafter, it will make this prospectus supplement and the accompanying prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

         The Republic will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

         For a period of 180 days after the expiration date, the Republic will promptly send additional copies of this prospectus supplement and the accompanying prospectus, as well as any additional amendment or supplement to the prospectus, to any broker-dealer that requests such documents in the letter of transmittal. The Republic has agreed to pay all registration expenses incident to the exchange offer (including the expenses of one counsel for the holder of the Exchange Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE SECURITIES

           The validity of the Exchange Notes will be passed upon for the Republic by Escritorio Johnson Cato & Asociados, Venezuelan counsel to the Republic, and by Arnold & Porter LLP, United States counsel to the Republic. As to all matters of Venezuelan law, Arnold & Porter LLP may rely on the opinion of Escritorio Johnson Cato & Asociados. As to all matters of United States law, Escritorio Johnson Cato & Asociados may rely on the opinion of Arnold & Porter LLP.

AUTHORIZED REPRESENTATIVE

           The authorized representative of the Republic in the United States is Bernardo Alvarez Herrera, Ambassador of the Bolivarian Republic of Venezuela, whose address is 1099 30th Street, NW, Washington, DC 20007.

WHERE YOU CAN FIND MORE INFORMATION

           The Republic has filed with the SEC a registration statement relating to the Exchange Notes. This prospectus supplement is part of that registration statement. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. Any statement made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If the Republic has filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

         You may read and copy the registration statement, including its various exhibits, and any reports, statements or other information that the Republic has filed at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Rooms. The aforementioned registration statement is also available through the SEC’s Internet site at http://www.sec.gov.

         The information in this prospectus supplement is accurate as of the date on the cover page. You should not assume that the information contained in this prospectus supplement is accurate as of any other date.

BOLIVARIAN REPUBLIC OF VENEZUELA

U.S.$4,800,000,000

Debt Securities

The Bolivarian Republic of Venezuela, referred to in this document as Venezuela or the Republic, may offer up to U.S.$4,800,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities consisting of bonds, debentures and notes, referred to in this document as Debt Securities. Venezuela may, however, increase that aggregate principal amount if, in the future, Venezuela determines that it wishes to sell additional Debt Securities.

This prospectus is part of a registration statement that Venezuela filed with the U.S. Securities and Exchange Commission using a “shelf” registration process. This means:

•	Venezuela may issue the Debt Securities covered by this prospectus from time to time;

•	Venezuela will provide a prospectus supplement each time it issues the Debt Securities; and

•	the prospectus supplement will provide specific information about the terms of that issuance and may also add, update or change information contained in this prospectus.

You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

Venezuela may sell the Debt Securities through underwriters or dealers, through agents designated from time to time, or directly.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 11, 2004.

Table of Contents

Official Statements	3
Enforcement of Civil Liabilities	3
Forward-Looking Statements	3
Use of Proceeds	5
Where You Can Find Additional Information	5
Investment Considerations	6
Recent Developments	12
Principal Economic Indicators	19
Bolivarian Republic of Venezuela	20
Legal Proceedings	28
The Venezuelan Economy	29
Principal Sectors of the Venezuelan Economy	63
The Financial System	93
Public Finance	101
Public Debt	109
Description of the Debt Securities	118
Banco Central Undertaking	126
Plan of Distribution	127
Legal Matters	129
Tables and Supplementary Information	130

You should rely only on the information contained in this prospectus or any accompanying prospectus supplement. Venezuela has not authorized anyone to provide you with different or additional information. Venezuela is not making an offer to sell these Debt Securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the respective documents. The information contained in this prospectus is qualified in its entirety by the supplementary information contained in any accompanying prospectus supplement.

Official Statements

Information in this prospectus or any accompanying prospectus supplement which is identified as being derived from a publication of, or supplied by, Venezuela or one of Venezuela’s agencies or instrumentalities, is included in such document on the authority of that publication as an official public document of the Bolivarian Republic of Venezuela. All other information included in this prospectus, any accompanying prospectus supplement and the registration statement of which this prospectus is a part, is included as a public official statement made on the authority of Tobías Nóbrega Suárez, Minister of Finance. Unless otherwise noted, information contained herein for the years 2001, 2002 and 2003 provided by Banco Central de Venezuela, Venezuela’s central bank, which is referred to in this document as Banco Central, is considered preliminary until Banco Central has published that information in its Annual Report of National Accounts for the year following the year to which the data relates.

Enforcement of Civil Liabilities

Venezuela is a foreign state. As a result, you may not be able to effect service of process within the United States against Venezuela or enforce against Venezuela judgments in the courts of the United States predicated on the civil liability provisions of the federal or state securities laws of the United States. Venezuela has agreed to submit to the jurisdiction of United States federal and New York state courts located in the Borough of Manhattan, New York, New York, the courts of England located in London and the courts of Venezuela located in Caracas, and has waived some immunities and defenses in actions that might be brought against Venezuela with respect to the Debt Securities. Under Venezuelan law, neither Venezuela nor any of Venezuela’s property have any immunity from the jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution or otherwise), except that Venezuela, as well as Venezuela’s properties located in Venezuela, have immunity from set-off, attachment prior to judgment, attachment in aid of execution of judgment and execution of a judgment in actions and proceedings in Venezuela.

Forward-Looking Statements

This prospectus and the accompanying prospectus supplement contains forward-looking statements. Statements that are not historical facts, including statements about Venezuela’s beliefs and expectations, are forward-looking statements. Specifically, words such as “anticipates”, “estimates”, “expects”, “intends”, “plans”, “seeks”, “believes” and “will”, and words and terms of similar substance used in connection with any discussion of future economic, social or political developments, identify forward-looking statements. These statements are based on current plans, objectives, estimates and projections and you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Venezuela undertakes no obligation to update any of them in light of new information or future events. Forward-looking statements include, but are not limited to:

•	Venezuela’s statements regarding its prospects for political stability;

•	Venezuela’s plans with respect to the implementation of its economic plan;

•	Venezuela’s outlook for inflation, interest rates and the fiscal accounts; and

•	Venezuela’s success in the development of the non-petroleum sectors of the economy.

Forward-looking statements involve inherent risks. Venezuela cautions you that many factors could affect the future performance of the Venezuelan economy. These factors include, but are not limited to:

External factors, such as:

•	higher international interest rates, which could increase Venezuela’s debt service requirements and require a shift in budgetary expenditures toward additional debt service;

•	lower oil prices, which could decrease Venezuela’s fiscal and foreign exchange revenues and could negatively affect Venezuela’s tax receipts, the balance of payments and the level of international reserves;

•	recession or low growth in Venezuela’s trading partners, which could lead to fewer exports from Venezuela and, therefore, affect Venezuela’s growth;

•	damage to the international capital markets for emerging markets issuers caused by economic conditions in other emerging markets, which could affect Venezuela’s ability to engage in planned borrowing;

•	changes in import tariffs and exchange rates of other countries, which could harm Venezuelan exporters and, as a consequence, have a negative impact on the growth of Venezuela’s economy;

•	changes in the international prices of commodities; and

•	the decisions of international financial institutions, such as the International Monetary Fund, referred to as the IMF, the Inter-American Development Bank, referred to as the IADB, Corporación Andina de Fomento, referred to as the CAF and the International Bank for Reconstruction and Development, referred to as the World Bank, regarding the terms of their financial assistance to the Republic.

Internal factors, such as:

•	continued political instability, including further developments and events with respect to the referendum being proposed by the political opposition to President Chávez;

•	the ability of Petróleos de Venezuela, S.A., referred to as PDVSA, the government-owned oil company, to sustain normalized production levels following its virtual shutdown during the general strikes from December 2, 2002 through February 3, 2003;

•	the effect of the Venezuelan Government’s exchange control regime on the ability of domestic and international businesses to obtain foreign currency to pay for imported goods and raw materials, as well as Venezuela’s ability to attract foreign investment;

•	the Venezuelan Government’s ability to pass legislation in support of Venezuela’s economic plan, as well as public support for legislation that has been enacted as part of Venezuela’s economic plan;

•	the effectiveness of the Venezuelan Government’s economic plan, including its institution of exchange controls in February 2003;

•	the stability of the banking system;

•	the continuing political and economic impact of Venezuela’s new Constitution, which was enacted in 1999;

•	general economic and business conditions in Venezuela, including a decline in foreign direct and portfolio investment, high domestic inflation, high domestic interest rates and increased unemployment, each of which could lead to lower levels of growth, lower international reserves and diminished access of both the government and Venezuelan businesses to international capital markets;

•	foreign currency reserves; and

•	the level of domestic debt.

Use of Proceeds

Unless otherwise specified in the applicable prospectus supplement, Venezuela will use the net proceeds from the sale of the Debt Securities for general purposes, including the refinancing of Venezuela’s domestic and external indebtedness.

Where You Can Find Additional Information

Venezuela has filed a registration statement relating to the Debt Securities with the U.S. Securities and Exchange Commission, or SEC. This prospectus is part of that registration statement. Additional information concerning the Bolivarian Republic of Venezuela and the Debt Securities can be found in the registration statement, as well as any post-effective amendment thereto, including their respective exhibits. You may read and copy the registration statement and any post-effective amendment at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Rooms. The aforementioned registration statement is, and the Republic’s future filings with the SEC will be, available through the SEC’s Internet site at http://www.sec.gov.

Unless otherwise specified or the context requires, references to “dollars”, “$”, “U.S.$”, “US$”, “US dollars” and “U.S. dollars” are to United States dollars, references to “Bolívares” and “Bs.” are to Venezuelan Bolívares, references to “Euro”, “EUR” and “€” are to the lawful currency of the European Union, references to “¥” are to Japanese yen and references to “bpd” are to barrels per day. As used in this prospectus, the term “billion” means one thousand million, or 1,000,000,000, and the term “trillion” means one thousand billion, or 1,000,000,000,000. Historical amounts translated into Bolívares or U.S. dollars have been converted at historical rates of exchange, unless otherwise stated. Unless otherwise noted herein, all references to Venezuelan Bolívares refer to nominal Bolívares.

Certain amounts that appear in this prospectus or any prospectus supplement may not sum because of rounding adjustments.

Investment Considerations

Recent Political Developments

Beginning in 2001, Venezuela has experienced intense political and social turmoil involving groups that oppose and those that support the Chávez administration. Although the political scene is deeply divided, the Chávez administration, through coalitions with other political parties, effectively controls a majority of the Asamblea Nacional, or the National Assembly, as well as most state governments, and, according to opinion polls, has broad support among the poorer segments of Venezuelan society.

Since December 2001, the opposition has staged four nation-wide work stoppages to protest against the Chávez administration, the latest of which began on December 2, 2002 and ended on February 3, 2003. It is estimated that this most recent work stoppage resulted in lost revenues to the National Treasury of Bs.900 billion, decreased revenues due to lost production to PDVSA of U.S.$5.2 billion (of which U.S.$2.8 billion represented lost oil exports) and, at certain points, halted as much as 80% of the operations of the oil industry.

The December 2002 work stoppage failed to achieve its primary objective of removing President Chávez from power. Since that date, pro-Government and opposition forces have made significant steps towards resolving the political crisis through the electoral process. On November 8, 2002, César Gaviria, the Secretary General for the Organization of American States, referred to as the OAS, launched the Mesa de Negociación y Acuerdos, referred to as the Negotiation Table. The Negotiation Table was an institutional effort to facilitate the domestic political negotiation process by paving the way for a democratic and constitutional settlement of existing disputes regarding the opposition’s efforts to conduct a recall referendum on President Chávez’s term of office.

The Government and the opposition signed an agreement on May 29, 2003, mediated by the OAS, which established the political principles for a constitutional, democratic, peaceful and electoral solution to the political instability facing Venezuela. The parties to the agreement acknowledged that such a solution could be achieved by a potential referendum on the rule of President Chávez. The Venezuelan constitution provides for the calling of a legally-binding, revocatory referendum regarding the President that could be called at any time after August 19, 2003, the midpoint of President Chávez’s six-year term. On August 25, 2003, the Tribunal Supremo de Justicia of Venezuela, referred to as the Supreme Court, appointed a new Consejo Nacional Electoral, or National Electoral Council, which will be responsible for overseeing all electoral processes, including any potential referendums.

On August 20, 2003, the opposition submitted the signatures requesting a recall referendum that it had collected in February 2003. According to the opposition, the number of signatures submitted was 2.7 million. However, on September 12, 2003, the National Electoral Council determined that the signatures submitted were invalid because (i) they were collected before August 19, 2003 and (ii) the forms in which the signatures were collected did not expressly request the recall referendum. Later that month, the National Electoral Council established new referendum regulations. Under the new rules, those seeking to recall President Chávez from office must obtain authorization from the National Electoral Council to start a signature drive. On October 1, 2003, the National Electoral Council officially accepted the opposition’s request for a recall referendum on President Chávez and on October 15, 2003, the Council established the dates for the signature drive pursuant to which the opposition would be required to gather a minimum of 2.4 million signatures to initiate the recall referendum on President Chávez.

On August 20, 2003, members of Movimiento Quinta República, or MVR, introduced before the National Electoral Council petitions for referenda to recall one mayor, seven governors and 38 members of the National Assembly associated with the opposition. In addition, in October 2003, members of Acción Democrática introduced before the National Electoral Council petitions for referenda to recall 34 members of the National Assembly associated with the Government. The National Electoral Council approved all 81 petitions for recall referenda. However, in November 2003, the National Electoral Council suspended the recall referenda for governors and mayors. Because new elections for these governors and mayors are scheduled to occur in June 2004 and any recall referenda would coincide with the timing of such elections, the National Electoral Council has determined any referenda concerning these officials to be unnecessary.

In November 2003, the National Electoral Council invited the OAS, the United Nations Development Programme and the Carter Center to participate as observers in the signature collection drives. At the same time, the Council also ruled that signatures originating outside of Venezuela would not be collected due to the insignificant number of registered voters residing abroad and the difficulty of monitoring the process.

The collection of signatures to recall members of the National Assembly by MVR took place between November 21, 2003 and November 24, 2003, while the signature drive to recall President Chávez and members of the National Assembly by Acción Democrática took place between November 28, 2003 and December 1, 2003. Except for certain insignificant isolated events, the signature collection processes, in both cases, transpired without incident.

Although the proponents of each signature drive have announced that the number of signatures collected exceeded the amount required to hold their respective recall referenda, the National Electoral Council has the exclusive authority to determine the number of valid signatures that have been obtained and whether the respective recall referenda will occur in 2004. On January 5, 2004, the National Electoral Council announced that it was beginning the verification process for the signatures collected to recall President Chávez, but it has not yet established a date upon which it will commence the verification process regarding the signatures collected concerning the members of the National Assembly. After the National Electoral Council begins each verification process, it will have 30 days to decide whether to call the respective referenda. In order for there to be new presidential elections, President Chávez would have to be recalled before August 2004. According to the Venezuelan constitution, if the President is voted out of office during the last two years of his presidency, which begins in August 2004, no new presidential elections may be held. Rather, the vice president would assume the responsibilities of the president and serve out the remaining presidential term.

2002 Economic Results

Venezuela had a turbulent year in 2002 economically as well as politically. Political instability seriously affected the performance of the Venezuelan economy in 2002. There was a sharp drop in investment and a deep general recession in 2002, which extended into 2003. Gross domestic product, or GDP, contracted by 8.9% during 2002, as compared to 2001. This contraction was due primarily to decreased oil exports resulting from the effects of the general work stoppage that began in December 2002, as well as the adherence by Venezuela to production quotas imposed by the Organization of the Petroleum Exporting Countries, referred to as OPEC. A decrease of 19.9% in the construction sector and 10.9% in the trade sector also contributed to the severity of this contraction. This situation was exacerbated by the significant devaluation of the Bolivar that occurred during 2002, which was accompanied by accelerated inflation. For the year ended December 31, 2002, the rate of inflation, as measured by the consumer price index, or the CPI, reached 31.2%, and unemployment reached 16.2%.

Gross international reserves stood at approximately U.S.$12.0 billion at December 31, 2002 (excluding amounts deposited in the Macroeconomic Stabilization Fund or the Stabilization Fund), representing a decrease of approximately U.S.$293 million since December 31, 2001. This decrease was primarily due to increased intervention in the foreign currency markets by Banco Central during 2002. At December 31, 2002, the balance in the Stabilization Fund was approximately U.S.$2.9 billion, a decrease of approximately U.S.$3.4 billion from year-end 2001, reflecting significant withdrawals from the Stabilization Fund effected by the central and state governments in 2002.

For the year ended December 31, 2002, Venezuela’s current account surplus was U.S.$7.4 billion, representing an increase of approximately U.S.$5.4 billion from 2001. This increase in the current account surplus was due primarily to the significant decrease in imports in 2002. For the year ended December 31, 2002, the capital account recorded a deficit of U.S.$9.4 billion, as compared to a deficit of U.S.$0.2 billion for 2001. The deficit in the capital account was due to significant outflows in connection with the servicing of external debt and by other capital outflows, which were not, as in prior years, balanced by strong foreign investment or refinancing in the capital markets. For the year ended December 31, 2002, foreign direct investment totaled approximately U.S.$0.8 billion, compared to total foreign direct investment of approximately U.S.$3.7 billion in 2001.

New Exchange Control Regime

The general work stoppage that began in December 2002 resulted in a significant decrease in the amount of foreign currency generated from the sale of oil. This decrease was coupled with an extraordinary increase in the demand for foreign currency, resulting in a significant decline in the level of the Republic’s international reserves and a substantial depreciation of the Bolivar against the U.S. dollar during the first few weeks of 2003. From December 2, 2002 until January 23, 2003, on which date the Republic suspended foreign exchange trading in an attempt to stem the depreciation of the Bolivar, the Bolivar/ U.S. dollar exchange rate declined from Bs.1,322.75 = U.S.$1.00 to Bs.1,853.00 = U.S.$1.00, reflecting a 40.1% depreciation of the Bolivar. The substantial reduction of oil exports resulting from the work stoppage also damaged the country’s trade balance. These problems disrupted Venezuela’s economy and threatened to affect negatively the Republic’s ability to service its external debt. In response to those developments, and in an attempt to achieve monetary stability as well as to ensure the Republic’s future ability to meet its external debt obligations, the Republic suspended foreign exchange trading on January 23, 2003. On February 5, 2003, the Government adopted a series of exchange agreements, decrees and regulations establishing a new exchange control regime.

A newly-created commission, referred to as the Foreign Currency Administration Commission, or CADIVI, was created for the administration, control and establishment of the new exchange control regime. CADIVI is composed of five members who are appointed by the President.

The new exchange control regime centralized the purchase and sale of foreign currencies in Banco Central. The Ministry of Finance, together with Banco Central, is in charge of setting the exchange rate with respect to the U.S. dollar and other currencies. On February 5, 2003, the Ministry of Finance and Banco Central fixed the U.S. dollar exchange rate at Bs.1,596 = U.S.$1.00 for purchase operations and Bs.1,600 = U.S.$1.00 for sale operations. The exchange rate for the payment of the public foreign debt was set at Bs.1,600 = U.S.$1.00 on February 7, 2003. Through October 15, 2003, a total of U.S.$5.3 billion in foreign exchange had been approved and U.S.$2.7 billion in foreign exchange had been disbursed under the new exchange control regime.

On February 9, 2004, the Ministry of Finance and Banco Central changed the U.S. dollar exchange rate to Bs.1,915.20 = U.S.$1.00 for purchase operations and Bs.1,920.00 = U.S.$1.00 for sale operations. The exchange rate for the payment of external public debt was also set at Bs.1,920.00 =U.S.$1.00.

2003 Economic Results

The national work stoppage that began in December 2002 had a severe adverse effect on the economy of Venezuela during 2003. The work stoppage caused lost revenues of approximately Bs.900 billion to the National Treasury as compared to projections, disrupted national cash flow levels and caused serious arrears of public sector salaries, fund transfers to the states and municipalities and infrastructure-bound investment. Through September 30, 2003, GDP totaled Bs.357.3 billion in 1984 Constant Bolívares, representing a contraction of 14.7% in real terms compared to the same period in 2002. Gross international reserves stood at approximately U.S.$18.5 billion at September 30, 2003 (excluding amounts deposited in the Stabilization Fund), representing an increase of approximately U.S.$6.5 billion since December 31, 2002. This increase was primarily due to the effects of the resumption of oil production and exports as well as the implementation of the new exchange control regime. At September 30, 2003, the balance in the Stabilization Fund was approximately U.S.$0.7 billion, a decrease of approximately U.S.$2.2 billion from year-end 2002, reflecting significant withdrawals effected by PDVSA and the state governments during the first eight months of 2003. Through September 30, 2003, the rate of inflation reached approximately 20.6% on a cumulative basis.

At December 31, 2001, the amount calculated for severance pay accumulated for public sector employees through December 1996, referred to as the Labor Liabilities, reached approximately Bs.21.5 trillion. The Government currently plans to pay these obligations through the issuance of national debt bonds. Bs.560 billion has been allocated in the 2003 budget for the payment of these Labor Liabilities.

To date, the Republic has made all scheduled payments on its external debt obligations. In 2003, the Republic has refinanced, by means of voluntary debt swaps, approximately U.S.$1.0 billion equivalent of locally-issued indebtedness, or over 65% of the domestic public debt bonds that were scheduled to mature between January and August 2003. In addition, the Republic, through a public tender offer, repurchased approximately U.S.$1.7 billion aggregate principal amount of its Front-Loaded Interest Reduction Bonds, New Money Bonds and Debt Conversion Bonds. The Republic paid for the bonds it repurchased in the tender offer with the proceeds of a U.S.$1.5 billion issuance of its 5?% Notes due 2010, to local investors, who paid for the securities in Bolívares. For more information regarding the Republic’s 5 3/8% Notes due 2010, refer to the table in “Public Debt—Capital Market Issues of Public External Debt”. These transactions reduced the Government’s debt service obligations in the short term and achieved significant cash management savings.

Standard & Poor’s, Moody’s Investor Services and Fitch all lowered their ratings and outlook with respect to the Republic’s foreign currency-denominated debt in late 2002 and early 2003 (Standard & Poor’s in December 2002; Moody’s and Fitch in January 2003), citing increasing pressure on the Republic’s finances and international reserves due to continued economic disruptions, especially in the petroleum sector. Specifically, Standard & Poor’s, Moody’s and Fitch all downgraded their ratings for the Republic’s foreign currency-denominated debt to CCC+, Caa1 and CCC+ (for long-term debt), respectively. In addition, Moody’s changed its outlook for the Republic’s foreign debt to developing, while Standard & Poor’s and Fitch maintained a negative outlook for such debt at that time. Standard & Poor’s subsequently upgraded its outlook on the Republic’s long-term foreign currency-denominated debt from negative to stable in April 2003 and, in July 2003, raised its rating for such debt from CCC+ to B-, citing improved external liquidity stemming from recovering oil production and an improved amortization profile related to the tender offer announced in July 2003. Moody’s and Fitch also subsequently upgraded their respective outlooks for the Republic’s foreign debt to stable (Moody’s in May 2003 and Fitch in June 2003). In addition, Fitch raised its rating for the Republic’s foreign currency-denominated debt to B- in June 2003, citing the Government’s success in restoring oil production levels.

The Financial System

A partial reform to the General Law of Banks and Other Financial Institutions was issued by President Chávez by law-decree and published in the Official Gazette on November 13, 2001. This reform was aimed primarily at strengthening the banking system and guaranteeing its stability. For more information concerning this reform, refer to “The Financial System—Financial Institutions”. However, because Venezuelan banks typically hold varying amounts of Government debt as part of their portfolios, any continued political or economic instability could have a material negative effect on such banks’ asset quality and related capital and liquidity positions.

Oil Dependency

Venezuela, a member of OPEC, is the world’s eighth-largest oil producer and fifth-largest oil exporter. The structure of the Venezuelan fiscal system has been highly dependent on petroleum revenues. From 1998 through 2002, petroleum products accounted for an average of approximately 79.1% of Venezuela’s total exports. During the same period, petroleum revenues accounted for an average of approximately 30.3% of Venezuela’s total Central Government revenues and the petroleum sector accounted for an average of approximately 26.9% of GDP.

During the first week of December 2002, state oil workers joined the work stoppage that had been coordinated by the opposition and aimed at forcing President Chávez to step down. The participation of the oil sector in this general strike severely crippled oil production, which dropped to as low as 25,000 bpd at the height of the strike, and caused PDVSA to declare an event of force majeure, which was ultimately lifted on crude oil sales contracts in March 2003 and on gasoline sales contracts in April 2003. Approximately 18,000 of PDVSA’s almost 40,000 employees joined the work stoppage and were subsequently dismissed from PDVSA. These events severely affected the Venezuelan economy. The Government estimates that the general work stoppage resulted in lost revenues to the National Treasury of Bs.900 billion and decreased revenues due to lost production to PDVSA of U.S.$5.2 billion (of which U.S.$2.8 billion represented lost oil exports).

PDVSA’s oil production recovered significantly during February and March 2003. In June 2003, PDVSA reported that oil production had recovered to approximately 3.2 million bpd. At the same time, PDVSA began refining more than 1 million bpd and exporting approximately 2.5 million bpd of oil and oil products.

Problems resulting from the general work stoppage also interrupted PDVSA’s billing systems. PDVSA was unable to bill its customers for previously-shipped products, which resulted in an invoicing backlog. As a result of production increases and the normalization of its billing systems, PDVSA was able to increase its collections significantly in March and April 2003. As of July 2003, PDVSA had substantially eliminated the backlogged invoicing volume, and collections had been restored to normal.

Further production and delivery interruptions related to political instability or employee participation in any future work stoppage could have a significant negative effect on the Venezuelan economy.

Partially in response to concerns regarding the effects of the general strike that began in 2002, as well as with respect to greater governmental involvement in the operation of PDVSA and the allocation of its resources, Standard & Poor’s, Moody’s and Fitch lowered their ratings for PDVSA in December 2002 and January 2003 to CCC+ from B-, to Caa1 from B3 and to BB- from BBB, respectively, each with negative outlooks. Standard & Poor’s subsequently upgraded its rating outlook for PDVSA from negative to stable in April 2003 and removed its ratings on certain debt of PDVSA Finance Ltd. from Credit Watch, citing improving conditions for the oil company and its finance subsidiary. In June 2003, Fitch upgraded the senior unsecured foreign currency rating of PDVSA from CCC+ to B- and upgraded its rating outlook from negative to stable. In August 2003, Standard & Poor’s upgraded PDVSA’s credit rating from CCC+ to B-.

There can be no assurance that Government revenues from petroleum activities will not continue to experience wide fluctuations as a result of changes in the international petroleum market, future work stoppages at PDVSA and domestic and international political instability. In addition, concerns with respect to the strength of the world economy, market volatility and certain global developments, such as potential ramifications with respect to the aftermath of the war in Iraq, may have a potentially adverse effect on the petroleum market as a whole. Any sustained decline in international petroleum prices could adversely affect the Government’s fiscal accounts and international reserves.

Additionally, Venezuelan petroleum production capacity may decrease if the necessary capital expenditures are not allocated to this sector.

Emerging Markets

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments. In 1997, emerging-market risk concerns were heightened due to instability and volatility in the Asian financial, securities and foreign exchange markets. In August 1998, investor confidence in emerging-market issuers was further eroded as a result of the devaluation of the Russian ruble and the default by Russia on its debt. The Asian crisis and the default by Russia had significant repercussions in Latin America. Brazil, Latin America’s largest economy, became the object of speculative attacks on its currency and experienced significant capital outflows and currency devaluations at the end of 1998 and the first quarter of 1999. These events had similar effects on Venezuela, which experienced declining stock market values, widening spreads of government securities in the secondary market and significant capital outflows.

The war in Iraq in early 2003 and the terrorist attacks in the United States on September 11, 2001, which were accompanied by a significant slowdown in the growth of the U.S. economy, as well as in the general world economy, have also contributed to increased cautiousness with respect to investment in developing countries, as well as to a significant decline in the secondary-market values of the debt and equity securities of emerging-market issuers.

On February 11, 2002, Argentina declared a default on its debt. Argentina’s default on its debt, as well as the difficulties that Argentina has experienced in attempting to reform its budget and restructure its debt, have called into question the strength of the Latin American financial markets, as well as the macroeconomic and monetary policies of a number of Latin American countries. Argentina’s default on its debt may adversely affect the ability of Venezuela and other emerging-market issuers to retain their access to the international capital markets and to preserve their international reserves.

There can be no assurance that a continuation or acceleration of these crises or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Venezuela. In addition, there can be no assurance that these events will not adversely affect Venezuela’s economy and its ability to raise capital in the external debt markets in the future.

Limited Trading Market for the Notes

There is no established trading market for the Debt Securities, and there can be no assurance that a trading market will develop.

If the aggregate principal amount of Debt Securities outstanding is reduced, the liquidity of any trading market for the Debt Securities that may develop could be adversely affected.

Recent Developments

General Overview of Recent Political Developments

Since December 2001, political and social turmoil has intensified between groups that oppose and those that support the government of President Hugo Chávez Frías, referred to as the Government.

On April 11, 2002, a coup d’etat ousted President Chávez for two days and installed in his place business leader Pedro Carmona. Since December 2001, the opposition has staged four nation-wide work stoppages to protest against the Government, the most recent of which began on December 2, 2002 and ended on February 3, 2003.

Political instability has had serious effects on the performance of the Venezuelan economy, with a sharp drop in investment and a general recession in 2002. The Government estimates that this most recent work stoppage resulted in lost revenues to the National Treasury of Bs.900 billion, decreased revenues due to lost production to PDVSA of U.S.$5.2 billion (of which U.S.$2.8 billion represented lost oil exports) and at times halted as much as 80% of the operations of the oil industry. GDP declined in real terms by 8.9% in 2002 as compared to 2001 and by 18.5% during the first half of 2003 as compared to the same period in 2002. At year-end 2002, inflation, as measured by the CPI, had increased by 31%, as compared to the prior year, and unemployment was 16.2%. Through September 30, 2003, the rate of inflation, as measured by the CPI, was approximately 20.6% on a cumulative basis.

In addition, many street demonstrations and rallies have taken place both in support of and against President Chávez. While most of these demonstrations have been peaceful, more than 20 people have been killed and hundreds have been injured during the period from December 2001 to date during these public demonstrations.

Members of the middle class, the media, the local business sector, Confederación de Trabajadores de Venezuela, or CTV, the country’s largest labor union, which represents close to 15% of the unionized labor force in Venezuela, and current and former military officers have led opposition protests. The Coordinadora Democrática, or the Democratic Coordinating Committee, a civilian political organization, is currently leading the anti-Government movement. The opposition has charged President Chávez with trying to impose an authoritarian regime, pushing the nation into a deep recession, poorly managing the public sector, supplying weapons to groups of its government supporters and carrying out violent actions against members of the opposition.

The Chávez administration contends that a major political shift based on popular participation is occurring, which it has called a “Bolivarian Revolution.” In 1999, under the Chávez administration, a new Constitution was approved by a significant majority of Venezuelans in a popular referendum. The new Constitution contains provisions designed to benefit the poorest sectors of the population, modify the structure of the branches of Government and introduce significant advances in human rights. The Government has introduced further social and economic reforms aimed at benefiting the poor. The Chávez administration, through coalitions with other political parties, effectively controls a majority of the National Assembly and the state governments, and, according to opinion polls, has broad support among the poorer segments of society.

Negotiations between the Government and its opponents have involved a number of domestic groups, including the Coordinadora Democrática, led by Carlos Fernández and Carlos Ortega, the former presidents of the Federación de Cámaras y Asociaciones de Comercio y Producción de Venezuela, referred to as Fedecámaras, and CTV, respectively, and international organizations, including the “Group of Friendly Nations”, comprised of Brazil, Chile, Spain, the United States, Mexico and Portugal, the OAS, and the Carter Center, led by former U.S. President Jimmy Carter. The most notable achievement by these international organizations has been the brokering of an agreement between the Government and its opposition providing for a revocatory referendum on the Chávez government this year. For more information concerning this agreement and the referendum, refer to “—The Referendum”. However, negotiations between the Government and domestic opposition groups remain tense.

In November 2002, the National Armed Forces of Venezuela entered and assumed control of police stations of the Metropolitan Police of Caracas under the belief that the Metropolitan Police was using and potentially smuggling illegal weapons. In response to this action, the Supreme Court ruled on December 19, 2002 that the Armed Forces had no authority to take control of the police stations and should return control to the Caracas Metropolitan Police. The Armed Forces continued to occupy the police stations for the next 10 months, and, on October 6, 2003, the Sala Constitucional of the Supreme Court declared that the Armed Forces had 72 hours to evacuate the premises. On October 10, 2003, the Armed Forces began removing its soldiers from Caracas police stations, and the Police Chief of Caracas, Lázaro Forero, declared later that day that the National Armed Forces had fully evacuated all police stations.

The April 2002 Coup d’Etat

Early in April 2002, President Chávez appointed a new board of directors of Venezuela’s state-owned oil company, PDVSA. PDVSA management protested the appointments and was joined by sympathetic labor groups in a two-day general strike which culminated in a public rally by thousands of opposition demonstrators demanding the resignation of President Chávez on April 11, 2002. A clash between demonstrators and supporters of the Government resulted in 17 dead and approximately 100 injured.

A group of high-ranking military officers publicly blamed President Chávez for the civilian deaths, refused to recognize his authority, detained him in the presidential palace and transferred him to Caracas’ military garrison, effecting a coup d’etat. It was widely reported that President Chávez had resigned. On April 12, 2002, the military appointed Pedro Carmona, at the time the president of the leading business federation, Fedecámaras, as transitional President. Mr. Carmona issued a decree dissolving all of the other branches of Government, including the National Assembly, the Supreme Court, the National Electoral Council, the Attorney General’s Office and the Office of the Comptroller General, as well as all elected political positions, including state governors and mayors. In response to the removal of President Chávez from office and the decree issued by Mr. Carmona, supporters of Mr. Chávez protested publicly. Mr. Carmona’s actions were also protested by some of the military officers who participated in the coup d’etat. On the morning of April 13, 2002, Mr. Carmona reinstated the National Assembly. He was detained by military officers loyal to President Chávez that afternoon, and a few hours later President Chávez returned to office.

The December 2002 Work Stoppage

The most recent and damaging of the nation-wide work stoppages began on December 2, 2002 and ended on February 3, 2003. It was called by the Coordinadora Democrática, CTV and Fedecámaras and was joined by managers of PDVSA, many key PDVSA employees, certain officers of Venezuela’s oil tankers and merchant fleet, banks, the media, private and public universities and other sectors of the country.

For a 20-day period in January 2003, oil tankers anchored in front of oil terminals, blocking shipments to and from the facilities. The participation of the oil sector in this general work stoppage severely crippled oil production, which dropped as low as 25,000 bpd at the height of the work stoppage. In January 2003, PDVSA was forced to declare an event of force majeure with respect to its international petroleum sales contracts, which was ultimately lifted on crude oil sales contracts in March 2003 and on gasoline sales contracts in April 2003. In response to this emergency situation, the Government activated the industry’s oil contingency plan, including military protection of some of PDVSA’s facilities, requested aid from OPEC in the form of both fuel and personnel, and received assistance in the form of oil and gas deliveries from Brazil, Trinidad & Tobago and Qatar. The production and distribution of foodstuffs also was affected, resulting in food shortages in certain regions.

In late January 2003, the Government announced a restructuring of the oil industry, including a reorganization of PDVSA. Approximately 18,000 of PDVSA’s almost 40,000 employees joined the work stoppage and were subsequently dismissed from PDVSA. Government officials reported, however, that a substantial part of PDVSA’s billing and computer systems had been damaged or sabotaged, effectively hampering efforts to return to normal levels of operation. The Attorney General of the Republic initiated charges against Mr.

Fernández and Mr. Ortega on counts of conspiracy and acts against national security for their roles in the December 2002 work stoppage. In an effort to avoid these charges, they fled Venezuela, and Mr. Ortega requested political asylum in Costa Rica.

Effects of the Work Stoppage on the Oil Industry and the Economy

The work stoppage adversely affected PDVSA’s ability to make royalty and tax payments to the Government. The National Treasury received less than 20% of the amount budgeted to be received from PDVSA for the first quarter of 2003. The drop in income severely affected the Government’s public finances, forcing the Government to reduce the 2003 budget and to announce the likelihood of additional future adjustments. The work stoppage exerted significant pressure on the Bolivar/ U.S. dollar exchange rate and resulted in substantial capital flight. From the last week of December 2002 through the first week of 2003, Venezuela lost more than U.S.$2.4 billion of international reserves, while the exchange rate increased to Bs.1,853 = U.S.$1.00 on January 23, 2003, from Bs.1,350 = U.S.$1.00 at the end of November 2002.

Introduction of the Exchange Control Regime

In an attempt to support the Bolivar and bolster the Government’s declining level of international reserves, as well as to mitigate the adverse impact from the oil industry work stoppage on the financial system, the Ministry of Finance and Banco Central suspended foreign exchange trading on January 23, 2003. On February 6, 2003, the Government created CADIVI, a currency control board charged with handling foreign exchange procedures. The new exchange control regime fixed the U.S. dollar exchange rate at Bs.1,596 = U.S.$1.00 for purchase operations and Bs.1,600 = U.S.$1.00 for sale operations and for the payment of public foreign debt, and established the compulsory purchase and sale of foreign currency through Banco Central.

Members of the business sector and representatives of Banco Central have criticized CADIVI’s complicated procedures and slow response with respect to approving requests for foreign currency. In April 2003, CADIVI began approving small sales of U.S. dollars. In early May 2003, Banco Central encouraged CADIVI to accelerate the disbursement of foreign currency, fearing that the failure to do so could prolong the current recession. On May 22, 2003, the Minister of Finance announced that the exchange control procedures would be streamlined, adding that the Economic Cabinet would be put in charge of formulating exchange control provisions while CADIVI would become a technical division devoted to the processing of requests for foreign currency, particularly those made by importers. On October 3, 2003, Banco Central passed Foreign Exchange Agreement No. 5 (Convenio Cambiario No. 5) which provided for expedited procedures for access to foreign exchange to importers for imported goods. Among other things, this agreement established that CADIVI must respond to any petition for foreign exchange within five business days.

From its inception through October 15, 2003, a total of U.S.$5.3 billion in foreign exchange had been approved and U.S.$2.7 billion in foreign exchange had been disbursed under the new exchange control regime. For the five years leading up to the introduction of the new exchange control regime, Venezuela spent an average of approximately U.S.$1.2 billion per month on imports. The stated goal of CADIVI is to authorize approximately U.S.$650 million per month during the existence of the exchange control regime.

The imposition of exchange controls has had an adverse impact on Venezuela’s capital flows. Additionally, domestic and international businesses that rely on the importation of goods, machinery, equipment or raw materials have been adversely affected by the inability to obtain access to foreign exchange due to the imposition of the exchange controls. On April 17, 2003, the Export-Import Bank of the United States, or Ex-Im Bank, announced that it would not approve additional guarantees to Venezuela for the sale of U.S. goods to public and private purchasers.

Primarily due to the restrictions on the sale of foreign currency mandated by this new exchange control regime, as well as the recovery of oil exports in 2003, gross international reserves stood at approximately

U.S.$18.5 billion at September 30, 2003 (excluding amounts deposited in the Stabilization Fund), representing an increase of approximately U.S.$6.5 billion since December 31, 2002.

On February 9, 2004, the Ministry of Finance and Banco Central changed the U.S. dollar exchange rate to Bs.1,915.20 = U.S.$1.00 for purchase operations and Bs.1,920.00 = U.S.$1.00 for sale operations. The exchange rate for the payment of external public debt was also set at Bs.1,920.00 = U.S.$1.00. The administration has declared that the exchange controls will remain in place until the Government determines that they are no longer necessary.

Relations with the Media

The Government has accused the media of aligning with, and forming a fundamental part of, the opposition. The Government has stated that many media participants have employed their facilities to encourage opposition to the administration of President Chávez. In support of its contention, the Government has stated its belief that media coverage of the events surrounding the April 2001 coup d’etat and the media’s use of its facilities to promote the work stoppage that occurred in late 2002 through early 2003 represented biased and unfair reporting.

In recent months the Government has taken a number of steps which the opposition has asserted are in retaliation for the media’s perceived bias. On January 12, 2003, the Government announced a review of television broadcast concessions held by owners of media organizations. Days later, the National Telecommunications Commission, or CONATEL, brought administrative charges against the main television networks under the Telecommunications Law and the Law for the Protection of Children for allegedly using time set aside for entertainment programming for political broadcasting, among other things. These charges currently are being investigated by CONATEL. In addition, the Government is supporting a bill in the National Assembly, referred to by critics as the “Contents Law”, governing the social responsibility of the broadcast media.

In October 2003, CONATEL disconnected satellite dishes and seized broadcasting equipment from Globovision, a 24-hour television news channel, for allegedly using certain broadcast frequencies without proper authorization. CONATEL’s actions have prevented the news channel from airing live feeds. Globovision has filed for an injunction against CONATEL in connection with the seizure of its broadcasting equipment. The media and other critics of the Government have charged that these actions by the Government are attempts to chill freedom of speech and suppress the media’s journalistic freedom.

Diplomatic Relations with Colombia

Venezuela has experienced mounting diplomatic tension with neighboring Colombia in 2003. In early February, Venezuela rejected a request by Colombian President Alvaro Uribe to recognize Colombian guerrilla forces as terrorists and instead passed a resolution that only condemned terrorist actions perpetrated against Colombia. Since then, senior Colombian officials have renewed their claims that Venezuela has used its armed forces to protect Colombian guerrilla camps located in Venezuela, a charge which the Government has denied. On February 26, 2003, the Colombian consulate situated in Caracas was bombed. In March 2003, the Venezuelan Army attacked what it believed to be illegal Colombian forces run by rightist groups known as Autodefensas Unidas de Colombia.

In an attempt to resolve cross-border tension, Venezuela announced that it would add more troops to the 5,000 already stationed along the Venezuela-Colombia border in order to prevent incursions by Colombian guerrillas. In addition, President Chávez met with President Uribe on April 23, 2003 in Puerto Ordaz, Venezuela. The leaders agreed to strengthen border-security cooperation programs. In addition, the two presidents reached agreements on expediting foreign currency allocations and on a number of joint undertakings between the two countries regarding water treatment, refinery development, heavy crude oil production, transportation and the construction of a bilateral gas pipeline.

The Referendum

The Government and the opposition signed an agreement on May 29, 2003, mediated by the OAS, which established the political principles for a constitutional, democratic, peaceful and electoral solution to the political instability facing Venezuela. The parties to the agreement acknowledged that such a solution could be achieved by a potential referendum on the rule of President Chávez, which could only occur after August 19, 2003. That date marked the midpoint of President Chávez’s six-year term, when the Venezuelan Constitution allows for a legally-binding referendum. Among other things, this agreement prohibits the National Assembly from amending the electoral laws in advance of the referendum and requires the Government to finance any such vote and calls for the effective disarmament of the civilian population prior to any such recall referendum. On August 20, 2003, the opposition submitted the signatures that it had collected in February 2003. According to the opposition, the number of signatures submitted was 2.7 million.

A joint legislative committee of the National Assembly, comprised of equal numbers of pro-Government and opposition lawmakers, was created to recommend individuals for appointment to the National Electoral Council. The committee selected 87 individuals from which the National Assembly was to appoint the 15 member board of the National Electoral Council, which will be responsible for overseeing all electoral processes, including any potential referendums. However, the National Assembly failed to meet the deadline imposed by the Supreme Court for appointing the National Electoral Council. As a result, the task of selecting the five directors and 10 reserves out of the 86 candidates was transferred to the Supreme Court. On August 25, 2003, the Supreme Court named a new National Electoral Council, and the five members were sworn in on August 27, 2003.

On September 12, 2003, the National Electoral Council determined that the signatures collected by the opposition in February 2003 and submitted in August 2003 were invalid because (i) they were collected before August 19, 2003 and (ii) the forms in which the signatures were collected did not expressly request the recall referendum. Later that month, the National Electoral Council established new referendum regulations. Under the new rules, those seeking to recall President Chávez from office must obtain authorization from the National Electoral Council to start a signature drive. On October 1, 2003, the National Electoral Council officially accepted the opposition’s request for a recall referendum on President Chávez and on October 15, 2003, the Council established the dates for the signature drive pursuant to which the opposition would be required to gather a minimum of 2.4 million signatures to initiate the recall referendum regarding President Chávez.

On August 20, 2003, members of Movimiento Quinta República, or MVR, introduced before the National Electoral Council petitions for referenda to recall one mayor, seven governors and 38 members of the National Assembly associated with the opposition. In addition, in October 2003, members of Acción Democrática introduced before the National Electoral Council petitions for referenda to recall 34 members of the National Assembly associated with the Government. The National Electoral Council approved all 81 petitions for recall referenda. However, in November 2003, the National Electoral Council suspended the recall referenda for governors and mayors. Because new elections for these governors and mayors are scheduled to occur in June 2004 and any recall referenda would coincide with the timing of such elections, the National Electoral Council has determined any referenda concerning these officials to be unnecessary.

In November 2003, the National Electoral Council invited the OAS, the United Nations Development Programme and the Carter Center to participate as observers in the signature collection drives. At the same time, the Council also ruled that signatures originating outside of Venezuela would not be collected due to the insignificant number of registered voters residing abroad.

The collection of signatures to recall members of the National Assembly by MVR took place between November 21, 2003 and November 24, 2003, while the signature drive to recall President Chávez and members of the National Assembly by Acción Democrática took place between November 28, 2003 and December 1, 2003. Except for certain insignificant isolated events, the signature collection processes, in both cases, transpired without incident.

Although the proponents of each signature drive have announced that the number of signatures collected exceeded the amount required to hold their respective recall referenda, the National Electoral Council has the exclusive authority to determine the number of valid signatures that have been obtained and whether the respective recall referenda will occur in 2004. On January 5, 2004, the National Electoral Council announced that it was beginning the verification process for the signatures collected to recall President Chávez, but it has not yet established a date upon which it will commence the verification process regarding the signatures collected concerning the members of the National Assembly. After the National Electoral Council begins each verification process, it will have 30 days to decide whether to call the respective referenda. In order for there to be new presidential elections, President Chávez would have to be recalled before August 2004. According to the Venezuelan constitution, if the President is voted out of office during the last two years of his presidency, which begins in August 2004, no new presidential elections may be held. Rather, the vice president would assume the responsibilities of the president and serve out the remaining presidential term.

The Current Economic Situation

Through September 30, 2003, GDP was Bs.357.3 billion in 1984 Constant Bolívares, representing a contraction of 14.7% in real terms compared to the same period in 2002. The work stoppage that began in December 2002 caused lost revenues of approximately Bs.900 billion to the National Treasury as compared to projections, disrupted national cash flow levels and caused serious arrears of public sector salaries, fund transfers to the states and municipalities and infrastructure-bound investment. As of September 30, 2003, the rate of inflation, as measured by the CPI, reached approximately 20.6% on a cumulative basis.

In addition to the imposition of the new exchange control regime established in February 2003, the Government has implemented price controls on certain basic goods and food staples in an effort to ameliorate the adverse effects of the contraction of the economy on the poorer segments of the Venezuelan population. Items covered by the price controls, and the levels of maximum permitted prices, have been adjusted from time to time by the Government.

To date, the Republic has made all scheduled payments on its external debt obligations. In 2003, the Republic has refinanced, by means of voluntary debt swaps, approximately U.S.$1.0 billion equivalent of locally-issued indebtedness, or over 65% of the domestic public debt bonds that were scheduled to mature between January and August 2003. These transactions reduced the Government’s debt service obligations in the short term and achieved significant cash management savings. In addition, the Republic, through a public tender offer, repurchased approximately U.S.$1.7 billion aggregate principal amount of its Front-Loaded Interest Reduction Bonds, New Money Bonds and Debt Conversion Bonds. The Republic paid for the bonds it repurchased in the tender offer with the proceeds of a U.S.$1.5 billion issuance of its 5 3/8% Notes due 2010, to local investors, who paid for the securities in Bolívares. For more information regarding the Republic’s 5 3/8% Notes due 2010, refer to the table in “Public Debt—Capital Market Issues of Public External Debt”.

Standard & Poor’s, Moody’s Investor Services and Fitch all lowered their ratings and outlook with respect to the Republic’s foreign currency-denominated debt in late 2002 and early 2003 (Standard & Poor’s in December 2002; Moody’s and Fitch in January 2003), citing increasing pressure on the Republic’s finances and international reserves due to continued economic disruptions, especially in the petroleum sector. Specifically, Standard & Poor’s, Moody’s and Fitch all downgraded their ratings for the Republic’s foreign currency-denominated debt to CCC+, Caa1 and CCC+ (for long-term debt), respectively. In addition, Moody’s changed its outlook for the Republic’s foreign debt to developing, while Standard & Poor’s and Fitch maintained a negative outlook for such debt at that time. Standard & Poor’s subsequently upgraded its outlook on the Republic’s long-term foreign currency-denominated debt from negative to stable in April 2003 and, in July 2003, raised its rating for such debt from CCC+ to B-, citing improved external liquidity stemming from recovering oil production and an improved amortization profile related to the tender offer announced in July 2003. Moody’s and Fitch also subsequently upgraded their respective outlooks for the Republic’s foreign debt to stable (Moody’s in May 2003 and Fitch in June 2003). In addition, Fitch raised its rating for the Republic’s foreign currency-denominated debt to B- in June 2003, citing the Government’s success in restoring oil production levels.

The effect of these developments on the future stability of the Venezuelan government and on the economic and financial position of the Republic (including as a result of the direct economic and financial losses associated with these developments) cannot be determined at this time. However, any continuing political instability could have a significant negative impact on the Venezuelan economy.

On several occasions beginning in the fall of 2003, President Chávez publicly appealed to Banco Central to make up to U.S.$1,000,000,000 available to help finance the production of agricultural products. The Board of Directors of Banco Central has publicly responded to President Chávez’s statements that the Central Bank Law does not permit any direct lending to the National Executive for agricultural development. President Chávez has publicly stated his disagreement with Banco Central’s position and has threatened to seek a judicial determination of the matter in the Supreme Court and/or to seek the enactment of legislation in the National Assembly amending the Central Bank Law expressly to authorize such assistance.

In his most recent statements on the matter on January 7, 2004, President Chávez indicated that if the Government was unable to reach an accommodation with Banco Central regarding means by which sufficient funds could be made available to the agricultural sector, he might seek to take control of Banco Central for such purpose. In response to press reports and investor concerns regarding President Chávez’s statements, the Ministry of Finance issued a press release on January 7, 2004 affirming that the Government had no intention of seeking control over Banco Central or its foreign exchange reserves. It also stated all of the actions of the Government in respect of any arrangements regarding a program of financial support to the agricultural sector would be accomplished fully within applicable Venezuelan law and the Constitution and in a manner that safeguards the independence of Banco Central.

Principal Economic Indicators

	As of or For the Year Ended December 31,

	1998	1999	2000	2001(1)	2002(1)

		(percentage change)
Real GDP Growth (Decline)(2)	0.2%	(6.1)%	3.2%	2.8%	(8.9)%
Petroleum Sector	2.0	(7.4)	3.2	(0.9)	(12.6)
Non-petroleum Sector	(0.9)	(5.4)	3.0	4.0	(6.5)
Consumer Prices
End of Period	29.9	20.0	13.4	12.3	31.2
Average	35.8	23.6	16.2	12.5	22.5
Wholesale Prices
End of Period	23.3	13.6	15.8	10.2	51.3
Average	22.2	16.2	15.2	13.3	34.3
Unemployment (in %)	11.0%	14.5%	14.2%	12.8%	16.2%
	(in millions of U.S. dollars, except where noted)
Balance of Payments
Exports (f.o.b.)	$17,707	$20,963	$33,529	$26,252	$26,656
Imports (f.o.b.)	(16,755)	(14,492)	(16,865)	(18,660)	(13,622)
Trade Balance	952	6,471	16,664	7,592	13,034
Current Account Surplus (Deficit)	(4,432)	1,837	12,106	2,062	7,423
Overall Balance	(2,889)	1,068	5,953	(1,839)	(4,427)
International Reserves
Gross Banco Central Reserves	$14,849	$15,164	$15,883	$12,296	$12,003
Liquid Banco Central Operating Reserves	11,612	11,707	12,634	8,825	8,038
Net International Reserves at Banco Central	13,598	14,404	15,656	12,264	11,974
Other International Monetary Assets(3)	834	1,246	1,385	257	n.a.
Stabilization Fund	0	215	4,588	6,227	2,857
Average Petroleum Export Price (U.S.$/barrel)	10.6	16.0	25.9	20.3	22.1
Imports Coverage(4)	11.8	13.8	11.9	8.5	11.7
	(in billions of 1984 Constant Bolívares)
Central Government
Total Revenues	Bs.100.2	Bs.96.8	Bs.113.9	Bs.121.6	Bs.118.0
Total Expenditures	123.0	106.1	123.3	147.0	137.0
Overall Surplus (Deficit)	(22.9)	(9.3)	(9.4)	(25.5)	(19.0)
(as percentage of GDP)	(3.8)%	(1.6)%	(1.6)%	(4.2)%	(3.5)%
	(percentage change in real terms)
Monetary Aggregates(5)
Money Supply (M2)	(12.7)%	(2.9)%	10.0%	(7.3)%	(5.8)%
Monetary Base	(8.9)%	6.9%	1.5%	(0.6)%	(2.9)%

(1)	Preliminary figures.
(2)	Based on constant Bolívares of 1984 purchasing power, referred to as 1984 Constant Bolívares. One U.S. Dollar is the equivalent of 5.03 1984 Constant Bolívares. Calculation of Real GDP Growth figures include certain import rights that are not itemized as components of petroleum or non-petroleum Real GDP Growth.
(3)	Other than amounts in the Stabilization Fund.
(4)	Number of months of Imports covered by Gross Banco Central Reserves.
(5)	Based on constant Bolívares of 1997 purchasing power, referred to as 1997 Constant Bolívares. One U.S. Dollar is the equivalent of 358.44 1997 Constant Bolívares.

n.a.: Not available.

Sources: Banco Central and National Institute of Statistics, referred to as INE.

Bolivarian Republic of Venezuela

Geography and Population

Geography

Venezuela is situated on the northern coast of South America. It has a coastline of approximately 2,813 kilometers on the Caribbean Sea and the Atlantic Ocean. Colombia borders it on the west, Brazil on the south and Guyana on the east. Venezuela’s national territory of approximately 916,445 square kilometers includes 72 islands in the Caribbean. The Venezuelan territory varies from tropical to mountainous to Amazonian regions. Environmentally-protected areas comprise approximately 40% of the land.

Caracas, Venezuela’s capital and largest city, is Venezuela’s political, financial, commercial, communications and cultural center. As of year-end 2002, the population of the capital district of Caracas was approximately 2.0 million. As of the same date, Maracaibo, the nation’s second-largest city, had an estimated population of 1.4 million and is located near Venezuela’s most important petroleum fields and richest agricultural areas.

Part of the eastern border with Guyana is subject to a border dispute. Venezuela has claimed that certain territory occupied by Guyana should be considered part of Venezuela’s national territory. The area of dispute is currently under the control of Guyana. Under international accords, Venezuela and Guyana have agreed to seek a settlement of the territorial dispute. Since the signing of the accords, Venezuela and Guyana have periodically undertaken negotiations regarding the status of the territory. Nevertheless, the negotiations to date have not resulted in a final accord. The accords do not contain any final date by which the parties must resolve the dispute.

Drug traffickers and guerrilla incursions from Colombia present a continuing problem on the sparsely-populated western border. Venezuelan armed forces have been stationed there to control incursions and to provide protection to Venezuelan ranchers residing in this area. There has been an increase in the number and severity of these incidents occurring along the border with Colombia in 2003. In light of these incidents, the Venezuelan army plans to deploy more troops along its border to boost security.

On April 23, 2003, President Chávez and Alvaro Uribe, the President of Colombia, met to discuss cooperation between the two countries in the area of border security, as well as social and economic development along the countries’ border. The two leaders agreed to increase security along their border to stop Colombian guerrilla and paramilitary incursions into Venezuela and agreed to develop a U.S.$120 million natural gas pipeline between the two countries. Additionally, President Chávez and President Uribe agreed on increased cooperation between PDVSA and Colombia’s state oil company, Ecopetrol, in the areas of oil and gas exploration, seismic studies and infrastructure.

Population

Venezuela had an estimated population of approximately 25.1 million as of year-end 2002. The Government estimates that approximately 67.0% of all Venezuelans were between the ages of 15 and 64 in 2001. The estimated Venezuelan labor force was approximately 11.8 million in June 2003.

Programs to improve the social welfare of poor and extremely poor Venezuelans are part of the Government’s economic plan. According to INE, at December 31, 2002, the poor and extremely poor represented approximately 48.1% of the Venezuelan population.

The following table sets forth, for the year 2000, comparative GDP figures and selected other comparative social indicators for Venezuela and other selected Latin American countries:

	Venezuela	Argentina	Brazil	Chile	Colombia	Mexico	Peru

	(in U.S. dollars)
GDP (billions)(1)	$120.5	$285.0	$595.5	$70.5	$81.3	$574.5	$53.5
Real GDP per capita(1)	$5,794.0	$12,377.0	$7,625.0	$9,417.0	$6,248.0	$9,023.0	$4,799.0
Life expectancy at birth (years)	72.9	73.4	67.7	75.3	71.2	72.6	68.8
Infant mortality rate (per 1,000 births)	20.0	18.0	32.0	10.0	25.0	25.0	40.0
Adult literacy rate (%)	92.6	96.8	85.2	95.8	91.7	91.4	89.9

(1)	The United Nations calculates GDP and its components as adjusted for purchasing power parity.

Source: United Nations Development Program Human Development Report, 2002.

Form of Government and Political Parties

Venezuela is divided into 23 states, a capital district and various federal dependencies.

Venezuela has had a democratically-elected Government since 1958, following the overthrow of a military dictatorship. The current Constitution, adopted in 1999, establishes the structure of the Venezuelan government, including the division of powers among the executive, legislative, judicial, civic and electoral branches, as well as individual and collective rights and duties.

Political Parties and Recent Elections

Prior to the mid 1990s, the two largest political parties in Venezuela had been Acción Democrática, referred to as AD, and Partido Social Cristiano, referred to as COPEI. These parties attracted support from a wide spectrum of political interests. Between 1958 and 1993, representatives of AD held the presidency five times, and representatives of COPEI held the presidency twice. Commencing with the presidential election in 1993, AD and COPEI suffered from voter dissatisfaction, and several new coalition parties recorded electoral victories. In 1993, Rafael Caldera was elected President on the Convergencia party ticket. Mr. Caldera had previously served as President between 1974 and 1979 as the COPEI candidate.

In December 1998, Mr. Hugo Chávez Frías was elected President for a five-year term, capturing 56.5% of the vote. His inauguration took place on February 2, 1999. A candidate from MVR, President Chávez was supported during his candidacy by a coalition called the Polo Patriótico, which included members of MVR, Movimiento al Socialismo, referred to as MAS, and Patria para Todos, among others. President Chávez’s election was perceived as a reflection of the Venezuelan population’s disenchantment with the traditional political parties and concern over allegations of public mismanagement and corruption within the previous administrations. President Chávez was among the leaders of an attempted coup d’etat against then President Carlos Andrés Pérez in 1992. Once the new Constitution became effective in December 1999, new elections were scheduled. On July 30, 2000, President Chávez was re-elected President for a six-year term, capturing 59% of the vote.

State and local officials are elected for four-year terms. The last elections for state and local officials were held in December 2000.

The general strike that began in December 2002 was intended by the opposition to force President Chávez to step down or to agree to early elections. For more information, refer to “Recent Developments”. As the opposition was unsuccessful in these efforts, the Democratic Coordinating Committee attempted to orchestrate a non-binding consultative referendum on his rule to be held in February 2003. The opposition claimed to have gathered over two million signatures in support of this referendum, and the National Electoral Council, which is charged with organizing and overseeing referendums and elections, scheduled a vote for February 2, 2003.

However, the Supreme Court overturned the Council’s decision to allow the non-binding referendum on procedural grounds. This ruling prompted the National Assembly to begin the process of electing a new board of directors for the National Electoral Council. The National Assembly appointed a committee to oversee this election. However, it failed to meet the deadline imposed by the Supreme Court for appointing the National Electoral Council. As a result, the task of selecting the five directors and 10 reserves out of the 86 candidates was transferred to the Supreme Court. On August 25, 2003, the Supreme Court named a new National Electoral Council, and the five members were sworn in on August 27, 2003. For more information on the National Electoral Council and recall referenda, refer to “Recent Developments— The Referendum”.

The 1999 Constitution

After his election as President in December 1998, President Chávez proposed a series of important political changes in early 1999. After a popular referendum was held on April 25, 1999, the Asamblea Nacional Constituyente, or the Constituent Assembly, was created for the purpose of drafting a new constitution. The members of the Constituent Assembly were elected on July 25, 1999 and assumed legislative functions until the adoption of the new Constitution.

On December 15, 1999, the Constituent Assembly presented a constitution for approval by the Venezuelan electorate. The proposed constitution was approved by approximately 70% of those persons who voted and was adopted effective December 30, 1999. Under the new Constitution, a unicameral national legislature, the National Assembly, was created to undertake legislative functions.

The 1999 Constitution, among other things:

•	expanded the role of the Government with respect to social security, health care and education;

•	created the civic and electoral branches of the Government;

•	created the office of the Vice President;

•	allowed active military officers to vote; and

•	prohibited the privatization of PDVSA, the state-owned petroleum company. The 1999 Constitution’s restrictions concerning PDVSA did not, however, extend to PDVSA’s subsidiaries or strategic associations.

The 1999 Constitution guarantees Venezuelan citizens a broad array of social benefits which materially exceed those provided under the previous Constitution. Among other social benefits, the 1999 Constitution provides that:

•	the Government is required to ensure the well-being of its citizens through the creation of a national public healthcare system, the financing for which must be ensured by the Government;

•	education is an absolute right of all citizens, and the Government must ensure that all citizens are afforded the opportunity to free education (through secondary school) in Venezuela’s public education system;

•	the Government is required to provide assistance to its citizens in the event of illness, incapacity, unemployment, maternity, paternity, old age and other special circumstances; and

•	all citizens are entitled to live in a home with adequate security, comfort, hygienic conditions and basic services; to that end, the Government must ensure that measures are implemented that will provide families with access to financing for the construction and the acquisition of residential homes.

Organization of the Venezuelan Government

Under the 1999 Constitution, the Government is comprised of five branches at the national level, as well as state and local governments. The following is a description of the role of the various branches of Government:

The Executive Branch. Executive power is vested in the President and the Vice President, who is appointed by the President. Under the 1999 Constitution, the President is elected for a term of six years and may be re-elected for a second consecutive term. The 1999 Constitution provides that the public can call for a legally-binding recall referendum at anytime after the midpoint of the President’s six-year term. For more information regarding the referendum process, refer to “Recent Developments— The Referendum”. Ministers are also appointed by the President and head the various executive departments. These Ministers together constitute the Council of Ministers. Under the 1999 Constitution, the President is the commander-in-chief of Venezuela’s armed forces. The different services within Venezuela’s armed forces report to the Minister of Defense.

The Legislative Branch. National legislative power is vested in the National Assembly. National Assembly members are elected by universal suffrage for terms of five years and can be re-elected for two additional consecutive terms. The number of members of the National Assembly is determined by the National Electoral Council on the basis of proportional representation by state.

The Judicial Branch. Judicial power is vested in the Supreme Court and various lower tribunals. The 1999 Constitution provides that the National Assembly will appoint the fifteen justices of the Supreme Court for twelve-year terms. The Supreme Court is the final court of appeals. It has the power to declare null and void laws, regulations and other acts of the executive or legislative branches that conflict with the Constitution.

The Civic Branch. The civic branch, which was created under the 1999 Constitution, is responsible for preventing, monitoring and sanctioning ethical and moral violations in connection with public administration. This branch is comprised of three entities: the Defensoría del Pueblo, which promotes and monitors the protection of human rights; the Fiscalía General de la República, which promotes the fair administration of justice and judicial processes; and the Contralor General de la República, which monitors and controls the administration of the Government’s assets, revenues and public debt. The heads of these entities are appointed by the National Assembly. Candidates are evaluated and qualified by a committee of the National Assembly based on various criteria, such as education level and experience. Appointments are for seven-year terms.

The Electoral Branch. The electoral branch, which was created under the 1999 Constitution, is responsible for promulgating rules and regulations concerning elections. The electoral branch also monitors electoral processes, campaign financing and campaign advertising. The electoral branch operates through the National Electoral Council. The head and board of directors of the National Electoral Council are appointed by the National Assembly.

The State Governments. State executive power is exercised by a governor who is elected by universal suffrage within each state. State legislative power is vested in state assemblies whose members are also elected by universal suffrage within each state.

In 1993, the Venezuelan Congress created the Fondo Intergubernamental para la Descentralización, referred to as FIDES, to fund the administrative decentralization of the Government and promote municipal and state development, among other things. The Government planned to fund these goals through a combination of budget appropriations, loans from multinational and international organizations, contributions from private organizations and the participating state and municipal governments. Each year, the fund receives no less than 15% of the total amount collected from the value-added tax, or the VAT. It was contemplated that FIDES, after the deduction of certain operational expenses not to exceed 2% of the amount collected from the VAT, would devote 60% of its resources to projects benefiting the states and 40% of its resources to projects benefiting municipalities. Each state and municipality was to receive a level of funding determined by its population, geographic size and relative level of development. In addition, a reserve was to be funded to provide for special projects. The law governing FIDES was amended in August 2000. This amendment enabled the Government to decrease the level of its contributions to the states and municipalities under this fund.

Implementing Legislation

The 1999 Constitution contains transitory provisions that require that legislation implementing its provisions be enacted by the end of 2001. The Government is currently in the process of drafting such legislation, but due to the complexity involved in structuring such legislation, the enactment process was not completed during the time specified in the 1999 Constitution. The Constitution does not set forth any penalties for the failure of the Government to adopt such implementing legislation by the end of the transitory period.

Because the drafting of such legislation has not been completed, the Government has not yet determined the precise manner in which the benefits provided by the 1999 Constitution will be implemented, their timing or their cost. If fully implemented, however, the 1999 Constitution will significantly increase the Government’s expenditures as compared to previous years.

National Assembly

On July 30, 2000, elections were held for members of the National Assembly and regional offices. The 2000 elections for the National Assembly gave MVR a majority of the 165 seats in the National Assembly, which majority has decreased over time as certain members of MVR have subsequently switched political parties. MVR must now form coalitions in order to ensure the passage of all laws that constitutionally require a majority, including organic laws (Leyes Orgánicas), which require a two-thirds majority. The Venezuelan Constitution defines organic laws as those that, among other things, establish the organization and functions of the branches of the Government, implement rights guaranteed by the Constitution and establish the general framework for broad areas of law.

A three-fifths majority is required to enact enabling laws (Leyes Habilitantes). Enabling laws are those that grant the President the power to issue law-decrees having the same effect as statutes without further approval by the legislature. Historically, MVR has been able to enter into coalitions with MAS and several other small parties in order to garner the specific majority required for the passage of legislation. However, there is no guarantee that it will be able to continue to do so in the future.

The following table sets forth the number and party affiliations of the National Assembly as of April 8, 2003:

No. of
Political Party	Seats

Movimiento Quinta República	70
Acción Democrática	25
Movimiento al Socialismo	13
Partido Social Cristiano	8
Podemos	7
Proyecto Venezuela	7
Primero Justicia	5
Others	30

Total	165

The next elections for the National Assembly are scheduled for July 30, 2005.

Enabling Laws

In April 1999, in accordance with Article 190 of the Constitution, President Chávez requested that the Venezuelan Congress pass a special law, referred to as the Enabling Law. The 1999 Enabling Law granted the President the power to issue law-decrees that would have the same effect as statutes, without the need for any further approval by the National Assembly. This Enabling Law expired on October 26, 1999.

Under the Enabling Law, the President was authorized to issue law-decrees relating to national public administration, public finance, taxation and social security. The President issued a number of law-decrees in furtherance of the Programa Económico de Transición 1999–2000, referred to as the Economic Plan. The enacted law-decrees included:

•	approval of a broadly-based 15.5% value-added tax, referred to as the New VAT, to replace the Impuesto al Consumo Suntuario y Ventas al Mayor, referred to as the LWT;

•	approval of a temporary 0.5% tax on bank debits, referred to as BDT, which expired in May 2000 (and was effectively replaced by a new bank debit tax promulgated in March 2002);

•	amendments to the laws governing customs duty collection procedures;

•	amendments to the laws governing the preparation of the budget; and

•	approval of certain changes to the Stabilization Fund.

On November 13, 2000, at President Chávez’s request, the National Assembly enacted a new enabling law, granting the President the power to issue a number of new law-decrees, referred to as the New Enabling Law. The New Enabling Law authorized the President to issue law-decrees in the areas of banking, agriculture, hydrocarbons, personal security, the conversion of Fondo de Inversiones de Venezuela, known as FIV, into Banco de Desarrollo Económico y Social de Venezuela, or BANDES, and the organization and functioning of the executive branch, among others.

During the course of 2001, President Chávez issued law-decrees governing the following areas, among others:

•	the amendment of the law governing the Stabilization Fund, which modified the funding requirements of each of the entities that contribute to the Stabilization Fund;

•	the establishment of a system designed to make financing available for small businesses and self-employed and unemployed persons;

•	the establishment of laws designed to promote development and increase security in the port and railroad systems in Venezuela; and

•	the establishment of a general framework governing bidding activities in connection with the privatization of state-owned enterprises.

In addition, on April 10, 2001, the President issued a law-decree which provided for the conversion of FIV into BANDES. BANDES’ objectives are, among other things:

•	to finance and otherwise support regional development through long- and medium-term projects;

•	to administer assets on behalf of consolidated public sector entities;

•	to administer funds and programs provided by multilateral and bilateral entities; and

•	to promote private sector investment in certain public sector entities.

Some real estate and personal property owned by FIV and certain investment assets held by FIV have been transferred to BANDES. The shares of Banco Industrial de Venezuela, referred to as BIV, Standard Chartered Bank, Banco de Comercio Exterior and CAF that were owned by FIV have been transferred to BANDES. All other shares of stock held by FIV have been transferred to the Republic. BANDES now administers all trusts that were previously administered by FIV.

The New Enabling Law expired on November 13, 2001. However, immediately prior to the expiration of the New Enabling Law, President Chávez issued an additional 49 new law-decrees governing numerous areas, the most important of which were:

•	a new Hydrocarbons Law, governing royalty payments on oil extraction and control over petroleum sector projects (for more information, refer to “Principal Sectors of the Venezuelan Economy— Petroleum and Natural Gas— New Hydrocarbons Law”);

•	a Lands and Agricultural Development Law, referred to as the Lands Law, introducing land and agricultural reform (for more information, refer to “Principal Sectors of the Venezuelan Economy— Agriculture and Livestock— Lands and Agricultural Development Law-Decree”); and

•	a new General Law of Banks and Other Financial Institutions (for more information, refer to “The Financial System— Financial Institutions”).

The controversy surrounding certain of the 49 new law-decrees issued November 13, 2001, especially the Ley Orgánica de Hidrocarburos, referred to as the new Hydrocarbons Law, and the Lands Law, led to protests by Fedecámaras and CTV, as well as other business and labor organizations.

External Affairs and Membership in International Organizations

Venezuela is a member of the United Nations and a founding member of the Organization of American States. It is also a member of OPEC, the IMF, the World Bank, the IADB, the General Agreement on Tariffs and Trade, or GATT, the World Trade Organization, or the WTO, and CAF, a multilateral development bank headquartered in Caracas.

Venezuela has traditionally consulted with various international agencies such as the IADB, the World Bank and the IMF regarding its economic programs, objectives, projections and policies. In particular, Venezuela complies with Article IV of the IMF Articles of Agreement, which requires that member countries carry out annual consultations with the IMF.

Venezuela is a member of the Andean Community, an Andean regional integration alliance, whose members include Bolivia, Ecuador, Colombia, Peru and Venezuela. Along with the other members of the Andean Community, Venezuela is currently seeking to join Mercosur. Venezuela is also party to a number of other multilateral trading groups, including the G-3 Group with Mexico and Colombia and the Caribbean Community and Common Market, known as CARICOM.

Economic, Financial and Socio-Demographic Reporting Standards

Venezuela is a participant in the General Data Dissemination System of the IMF. Countries that participate in the General Data Dissemination System make a commitment to use the General Data Dissemination System as a framework to develop nationwide systems to produce and disseminate economic, financial and socio-demographic data. Participation in the General Data Dissemination System is voluntary. As a participant, Venezuela has committed to undertake the following three actions:

•	adopting the General Data Dissemination System;

•	designating a country coordinator to act as the main contact between the Government and IMF staff on all issues relating to Venezuela’s participation in and implementation of the General Data Dissemination System; and

•	preparing information about its data and dissemination practices to be posted by the IMF on its Dissemination Standards Bulletin Board. These data and dissemination practices are intended to cover Venezuela’s current statistical production and dissemination practices and plans for shortand medium-term improvements and, if applicable, associated technical and other assistance required to implement these plans.

As of May 31, 2001, Venezuela had completed all three actions required for its participation in the General Data Dissemination System. The Government is currently working to adapt its systems to comply with the IMF’s Special Data Dissemination Standard.

Environment

Venezuela is sparsely populated and is one of the world’s most biologically diverse countries. It is classified by the World Wildlife Fund for Nature as a megadiverse country. Venezuela is home to more than 25,000 species of vascular plants, 1,300 species of birds out of a world total of 9,000, including 40% of the known species of neotropical birds, and more than 340 species of mammals.

Over the last 50 years, the Government has instituted a system of protected areas to manage and protect Venezuela’s environment and natural resources. The protected areas now constitute approximately 40% of the national territory. In addition to preserving the environment and its rich biodiversity, the system of protected areas provides tangible economic and social benefits. Ecotourism is a developing sector of the Venezuelan economy. The protection of critical watersheds results in a supply of potable water for the population as well as the national production and export of electricity. National parks are the source of 30% of the water supply to major urban areas. They are also the source of 30% of the water used by Venezuelan hydroelectric dams.

A body of environmental legislation and an extensive legal system of management and enforcement are in place. The 1999 Constitution provides certain guarantees with respect to environmental conservation through sustainable development policies. Medium- and long-term environmental goals and related rules are set forth in the Organic Law of the Environment of 1976 and the Organic Zoning Law of 1983. Currently, amendments to the Organic Law of the Environment are being considered by a special committee of the National Assembly. Venezuela also has ratified 72 international treaties related to the environment.

Venezuelan environmental law is administered and enforced by the Ministerio del Ambiente y Recursos Naturales, referred to as MARNR. MARNR was founded in 1976 and has broad authority to issue regulations relating to the environment and the development of sustainable development policies. It also supervises, plans and administers all aspects of the environment, including its enjoyment, conservation, defense and improvement. Venezuela’s national environmental laws provide for a certain level of administrative decentralization. As such, states and municipalities are granted broad authority with respect to environmental management.

MARNR’s policies include strategies and programs intended to promote development through rational use of renewable natural resources that help industry, tourism and commerce, while minimizing adverse effects upon society and the environment and improving standards of living by securing a potable water supply, a healthy environment, the treatment of toxic and dangerous waste products and the control of contamination and development.

Both the judiciary and MARNR are empowered to enforce environmental law standards under the Environmental Penal Law of 1992. This law calls for criminal sanctions for acts that violate Venezuelan environmental laws and regulations, as well as for equitable remedies, including injunctions, restitution and reparation.

Legal Proceedings

MINCA

Venezuela, through Corporación Venezolana de Guayana, referred to as CVG, was named as a defendant in proceedings initiated by Minera de Las Cristinas, C.A., referred to as MINCA. CVG is the industrial development arm of the Government for the Guayana region. For more information, refer to “Principal Sectors of the Venezuelan Economy— Manufacturing and Mining— Corporación Venezolana de Guayana”. MINCA had held a concession contract granted by Venezuela to engage in the exploration, development and exploitation of gold mines within the Guayana region. CVG terminated the contract entered into between itself and MINCA, which was a joint venture between CVG (30%) and Placer Dome de Venezuela C.A. (70%), for the purpose of carrying out this concession contract. CVG’s termination of the contract resulted from the alleged non-compliance by Placer Dome with respect to certain terms thereof.

MINCA sought reversal and suspension of the administrative acts that affected (and terminated) the concession contract through three acciones de amparo (summary proceedings which serve to guarantee constitutional rights) and through various proceedings initiated before the Supreme Court. Requests for all three amparos were denied by the Corte Primera de lo Contencioso Administrativo. The Sala Constitucional of the Supreme Court confirmed the decision of the lower court in all three of these amparos. MINCA also filed for damages and such proceeding was remanded to the Juzgado de Sustanciación for its admission.

On April 28, 2002, the Government announced that CVG would begin the process of finding another partner to develop the mines in question, and, on September 17, 2002, CVG awarded Crystallex International the right to develop the gold mines, which MINCA is challenging. On November 25, 2003, the Supreme Court confirmed the waiver by Crystallex of certain claims that it had held against CVG on behalf of its subsidiary, Inversora Mael. This waiver was requested by CVG in connection with the signing of the mining operation contract with Crystallex.

In addition to the proceedings set forth above, MINCA is also pursuing this matter through arbitration. CVG has indicated that it will vigorously contest any such proceedings.

Oil Agreement with Cuba

Proceedings are currently pending before the Supreme Court commenced by representatives of the opposition against President Chávez based on the signing in 2000 of an oil agreement with Cuba, binding Venezuela to supply 53,000 barrels of oil per day to Cuba under preferential financing conditions, similar to those established by other agreements between Venezuela and Central America and the Caribbean states. The opposition alleges that the agreement violates the Constitution because it was not ratified by the National Assembly.

The Republic does not believe that the outcome of either the MINCA or the Cuban Oil Agreement proceedings will have a material adverse effect on Venezuela’s fiscal position.

The Venezuelan Economy

Overview

Venezuela has been a major petroleum exporter since the early twentieth century. According to the BP Statistical Review of World Energy 2003, Venezuela is the eighth-largest petroleum producer in the world. From 1998 through 2002, petroleum products accounted for an average of approximately 79.1% of Venezuela’s total exports, petroleum revenues accounted for an average of approximately 30.3% of Venezuela’s total Central Government revenues and the petroleum sector accounted for an average of approximately 26.9% of GDP. In 2002, the petroleum sector accounted for approximately 25.3% of GDP, compared to approximately 26.4% in 2001.

Nevertheless, the Venezuelan economy is reasonably diversified, with non-petroleum activities generating an average of approximately 70.6% of GDP between 1998 and 2002. Major non-petroleum components of GDP in 2002 included manufacturing (13.9%), financial institutions (13.3%) and trade (10.4%). The Government recognizes the need to introduce and implement measures to reduce its dependency on petroleum reserves, but it anticipates that petroleum will continue to be the main source of export earnings and fiscal revenues for the foreseeable future.

Beginning in 1989 and continuing through the late 1990s, the Government implemented certain measures aimed at reducing its role in the direct production and distribution of Venezuelan goods and services and in the Venezuelan economy in general. These measures culminated in a period of privatization activity during 1991 and 1992, as well as renewed privatization efforts between 1996 and 2000. However, the Government significantly decreased these privatization efforts in 2001 and currently does not anticipate significant additional privatizations in the near future.

Notwithstanding the privatization efforts of the late 1990s, the Government controls, through PDVSA and CVG, significant proportions of GDP in the petroleum, mining and basic industries sectors of the economy. Through PDVSA, the Government accounts for the bulk of Venezuela’s total exports. The Government also supplies the majority of basic public services, such as water, electricity, health and education. The private sector owns and operates businesses with respect to most other economic activities.

Economic Performance, 1998-2003

Economic Performance in 1998

During 1998, the Venezuelan economy was adversely affected by the significant decline in international oil prices that began in the last quarter of 1997. The drop in international oil prices was caused by a number of factors, including increased worldwide petroleum production, lower worldwide demand as a result of the Asian economic crisis and warm weather patterns in North America caused by “El Niño”. In 1998, Venezuela and other oil-producing nations realized lower per barrel oil prices than at any time in the previous ten years. The Government reduced expenditures in response to the decline in revenues caused by falling international oil prices. Such lower expenditures, together with decreases in domestic and foreign investment, contributed to lower rates of economic growth as compared to prior years. The Venezuelan economy recorded an expansion in 1998 of 0.2%. The petroleum sector grew in real terms by 2.0%, while the non-petroleum sector contracted by 0.9%.

In 1998, the Government allocated more than U.S.$400 million to the Fondo de Rescate de la Deuda, known as the Debt Rescue Fund, which began operations in that year. In 1997, the Venezuelan Congress had enacted a law establishing the Debt Rescue Fund. This law requires the Government to allocate a portion of the proceeds received under the privatization program and other extraordinary revenues to service public sector debt obligations. Specifically, the Debt Rescue Fund was structured to set aside:

•	a portion of the Government’s royalties from petroleum production and sales in excess of amounts budgeted for a given year;

•	50% of the income derived from certain interests held by the Government in connection with profit-sharing arrangements entered into between a subsidiary of PDVSA and private sector companies for the purpose of exploring, exploiting and developing light and medium crude oil reserves in designated areas;

•	certain revenues derived from the sale of bitumen and natural gas;

•	net revenues generated from the privatization of state-owned enterprises; and

•	income derived from transactions entered into by the Debt Rescue Fund.

During 1998, the Bolivar/ U.S. dollar exchange rate declined at a rate of 12.0%, compared to 5.8% during 1997, as a result of an expansion of the crawling band in 1998.

The decline in revenues from petroleum resulted in lower international reserves at Banco Central. At year-end 1998, gross international reserves fell to U.S.$14.9 billion, or a 16.7% decrease as compared with the previous year. Nevertheless, international reserves at Banco Central remained at historically high levels compared with the prior ten years.

Because of low international oil prices during 1998, Venezuela’s oil exports decreased by U.S.$6.2 billion, or 33.7%, compared with 1997. The decrease in oil exports resulted in a lower current account balance from a surplus of U.S.$3.5 billion in 1997 to a deficit of U.S.$4.4 billion in 1998.

To address the decline in oil revenues, the Government implemented budget cuts under its 1998 budget law, including reductions in capital transfers to state and local governments, certain investments in infrastructure projects and current expenditures on goods and services. Despite the budget cuts, the fiscal accounts remained in deficit as a result of the decline in oil revenues and increased expenditures for salaries and pension benefits mandated by the reforms of Venezuela’s labor laws. The consolidated public sector recorded a deficit of approximately 4.3% of GDP, compared to a surplus of 3.6% of GDP in 1997. In 1998, the Central Government recorded a deficit of approximately 3.8% of GDP, compared to a surplus of 1.9% in 1997.

Economic Performance in 1999

During 1999, GDP contracted by approximately 6.1% compared to 1998. The economic recession that began in 1998 continued through 1999 in both the petroleum and non-petroleum sectors of the economy. In real terms, the petroleum and non-petroleum sectors of the economy contracted by 7.4% and 5.4%, respectively, compared to 1998. The economic contraction in 1999 was due primarily to the impact of low international oil prices during the first half of 1999, reductions in expenditures, decreased foreign and domestic private investment and the Government’s decision to voluntarily reduce oil production during 1999 in accordance with its agreement with members of OPEC and certain non-OPEC countries.

Although international oil prices began to increase in the middle of 1999, the positive effect of those increases was outset by a large decrease in oil production and exports as a result of Venezuela’s agreement to voluntarily reduce oil production. Moreover, the full impact of the increase in international oil prices was not recorded in the Government’s fiscal accounts until the following year when payments in respect of taxes, royalties and dividends from the petroleum sector, principally PDVSA, were actually made. Accordingly, the Government’s revenues from the petroleum sector improved only modestly during 1999. The economic contraction that affected Venezuela in 1999 also resulted in significant decreases in revenues from the non-petroleum sectors of the economy. As a result of these factors, the Central Government’s total revenues during 1999 decreased by Bs.3.4 billion in 1984 Constant Bolivar terms, or 3.4%, as compared to Central Government revenues for 1998.

During 1999, the Central Government reduced its operating expenditures, principally through reductions in its purchase of goods and services and transfers to the private sector. Despite these reductions and the increase in international oil prices that commenced in mid-1999, the Central Government continued to record a deficit of approximately 1.6% of GDP.

Also during 1999, the Bolivar/ U.S. dollar exchange rate declined at a rate of 14.8%, compared to 12.0% during 1998. At the end of 1999, the Bolivar traded at Bs.648.25 = U.S.$1.00. In that same year, Banco Central reduced its level of intervention in the foreign currency markets. Banco Central’s gross international reserves totaled U.S.$15.2 billion at the end of 1999.

Furthermore, lower inflation and relatively higher levels of international reserves allowed Banco Central to exercise a less restrictive monetary policy. The increase in the CPI for 1999 was 20.0%, compared to 29.9% for 1998. Banco Central reduced the maturities on its certificates of deposit and Títulos de Estabilización Monetaria, referred to as TEMs, from an average of 197 days at the beginning of 1999 to an average of 52 days by the end of 1999. This strategy allowed Banco Central to gradually reduce the yield on its TEMs from 36.9% at year-end 1998 to 11.6% at year-end 1999.

In response to the significant decline in international oil prices in 1998 and the early part of 1999, the Government implemented policies to decrease the economy’s dependence on petroleum revenues. These policies included the continuing capitalization of the Debt Rescue Fund, a revitalization of the Stabilization Fund, a continuation of the Government’s privatization program and the reform and implementation of certain tax laws.

The Government allocated some of the proceeds received from the privatization program, as well as other extraordinary revenues, to the Debt Rescue Fund in 1999. These funds were specifically allocated for the servicing of public sector debt obligations. Since 1999, no further amounts have been contributed to the Debt Rescue Fund, as no events requiring such contributions have occurred.

The Stabilization Fund was initially structured to set aside certain revenues from the petroleum sector in excess of the average of such revenues for the prior five years for use in years in which petroleum revenues drop below specified levels. Because of lower oil prices in 1998, which resulted in petroleum revenues remaining below the previous five-year average, the Stabilization Fund remained substantially unfunded during 1998. The Government reformed the Stabilization Fund in 1999. These reforms included provisions that reduced the threshold levels at which revenues from the petroleum sector must be contributed to the Stabilization Fund. The Government deposited approximately U.S.$215 million in the Stabilization Fund in connection with petroleum revenues earned during 1999.

Economic Performance in 2000

GDP grew by approximately 3.2% in real terms in 2000 compared to 1999. The petroleum and non-petroleum sectors grew by approximately 3.2% and 3.0%, respectively, in real terms. The increase in petroleum GDP in 2000 compared to 1999 was primarily due to increases in the volume of petroleum produced and in the average per barrel price for the Venezuelan basket of petroleum products. In 2000, for the first time since 1997, the non-petroleum sector of the economy grew significantly. The largest increase in the principal sub-components of the non-petroleum sector was registered in the transportation sector, which grew by approximately 8.1% compared to 1.6% in 1999.

During 2000, the Government implemented an expansive expenditure plan in an effort to stimulate the economy. A large part of the increase in expenditures was directed toward the reconstruction of the state of Vargas, which was affected by massive flooding in December 1999, other public works projects designed to stimulate economic activity and create jobs and increases in the minimum wage payable to public sector employees. The Central Government’s expenditures increased by 16.2% from the previous year to Bs.123.3 billion in 1984 Constant Bolívares. Revenues, on the other hand, increased by 17.7%, compared to 1999, to Bs.113.9 billion in 1984 Constant Bolívares. As a result, the Central Government’s fiscal deficit as a percentage of GDP was 1.6% in 2000.

The Bolivar/ U.S. dollar exchange rate declined at a rate of 8.0% during 2000 compared to 14.8% during 1999. At the end of 2000, the Bolivar traded at Bs.699.75 = U.S.$1.00. The relative stability in the Bolivar/ U.S. dollar exchange rate permitted Banco Central to continue its less restrictive monetary policy and intervene in the foreign currency markets less frequently than had been the case in prior years. As a result,

Banco Central’s gross international reserves increased by U.S.$719.0 million and stood at U.S.$15.9 billion at the end of 2000.

During the same period, U.S.$4.4 billion was contributed to the Stabilization Fund as a result of increased petroleum export revenues. At December 31, 2000, the balance in the Stabilization Fund totaled U.S.$4.6 billion.

Inflation for 2000, as measured by the CPI, was 13.4% compared to 20.0% for 1999. The decrease in inflation was principally due to stability in the foreign currency markets and economic growth.

Interest rates generally decreased in Venezuela during 2000. The average lending rate for the six largest commercial banks in Venezuela decreased to an average of 21.6% for the fourth quarter of 2000 from an average of 28.4% for the comparable period in 1999. Interest rates on deposits in certificates of deposit having maturities of 90 days decreased to an average of 13.7% for the fourth quarter of 2000 from an average of 16.5% for the comparable period in 1999.

Economic Performance in 2001

In 2001, the Venezuelan economy, as measured by GDP, grew by approximately 2.8% compared to 2000. Although the overall economy grew in 2001, the petroleum sector was adversely affected by a continuing decline in oil prices and a decrease in exports of petroleum products, and it contracted by 0.9% as compared to 2000. However, the non-petroleum sector of the Venezuelan economy fared better, growing by approximately 4.0% as compared to 2000.

The rate of inflation, as measured by the CPI, was approximately 12.3% in 2001 compared to 13.4% for 2000. The Bolivar depreciated against the U.S. dollar by 8.3% in 2001. At December 31, 2001, the Bolivar/ U.S. dollar exchange rate was Bs.758 = U.S.$1.00.

Gross international reserves as of December 31, 2001 were U.S.$12.3 billion (excluding amounts deposited into the Stabilization Fund), representing a decrease of U.S.$3.6 billion since December 31, 2000. This decrease was primarily due to increased intervention in the foreign currency markets by Banco Central and the decrease in petroleum revenues as compared to 2000. At the end of 2001, the balance of the Stabilization Fund was U.S.$6.2 billion, an increase of U.S.$1.6 billion from 2000.

For the fourth quarter of 2001, short-term interest rates on commercial bank loans averaged 28.6%, compared to 24.2% for the fourth quarter of 2000. The deposit rate on 90-day certificates of deposit averaged 19.2% for the fourth quarter of 2001 compared to 15.4% for the fourth quarter of 2000.

At December 31, 2001, Venezuela’s current account surplus stood at U.S.$2.1 billion, and the capital account recorded a deficit of U.S.$177 million. Foreign direct investment during 2001 was U.S.$3.7 billion. The decreased surplus in the current account reflected the effect of lower oil prices and an increased level of imports by the private sector.

During 2001, the Central Government’s expenditures increased by 19.2% from the previous year to Bs.147.0 billion in 1984 Constant Bolívares. The Central Government’s revenues for 2001 increased by 6.7% from the previous year to Bs.121.6 billion in 1984 Constant Bolívares.

Economic Performance in 2002

In 2002, the Venezuelan economy, as measured by GDP, contracted by approximately 8.9% as compared to 2001. The petroleum sector, which contracted by 12.6% in 2002 as compared to 2001, was adversely affected by a decrease in exports of petroleum products resulting from adherence to an OPEC quota established in 2002 and the virtual cessation of exports as a result of the national work stoppage that began in December 2002. The non-petroleum sector of the economy contracted by 6.5% compared to 2001. This situation was accompanied by a significant devaluation of the Bolivar during 2002, which resulted in an accelerated inflation rate. The inflation rate, as measured by the CPI, was approximately 31.2% in 2002 compared to 12.3% in 2001.

In January 2002, Banco Central, in an attempt to alleviate the increasing pressure on the Bolivar, widened the crawling band and allowed for slightly greater depreciation against the U.S. dollar. This step, however, failed to prevent rapid devaluation, and Banco Central continued to utilize large amounts of its international reserves in order to support the value of the Bolivar. On February 13, 2002, President Chávez announced that the Bolivar would float freely, with no protective band and minimal intervention from Banco Central. However, Banco Central continued to participate actively in the exchange markets in 2002 in order to provide U.S. dollars to the market generated by PDVSA (which under law is required to exchange its foreign currency revenues with Banco Central) and in an attempt to slow the depreciation of the Bolivar. On October 8, 2002, the Bolivar/ U.S. dollar exchange rate reached its lowest point in 2002 since the free-floating arrangement was introduced. The Bolivar/ U.S. dollar exchange rate on that date, as calculated by Banco Central, was Bs.1,496.25 = U.S.$1.00, reflecting a depreciation of 97.4% compared to December 31, 2001. Pressure continued on the Bolivar throughout the fourth quarter of 2002, which was exacerbated by a general work stoppage in December 2002. On December 31, 2002, the Bolivar/ U.S. dollar exchange rate, as calculated by Banco Central, was Bs.1,403 = U.S.$1.00, reflecting a depreciation of 85.1% since December 31, 2001.

Gross international reserves as of December 31, 2002 totaled approximately U.S.$12.0 billion (excluding amounts deposited into the Stabilization Fund), representing a decrease of approximately U.S.$300 million since December 31, 2001. This decrease was primarily due to increased intervention in the foreign currency markets by Banco Central during 2002. At December 31, 2002, the balance in the Stabilization Fund was approximately U.S.$2.9 billion, a decrease of approximately U.S.$3.4 billion from year-end 2001, which reflected significant withdrawals from the Stabilization Fund that were effected by the Central Government and state governments in 2002.

During the fourth quarter of 2002, short-term interest rates on commercial bank loans averaged 33.2%, compared to 28.6% for the fourth quarter of 2001. The deposit rate on 90-day certificates of deposit averaged 26.7% for the fourth quarter of 2002, compared to 19.2% for the fourth quarter of 2001.

As of December 31, 2002, Venezuela’s current account surplus stood at U.S.$7.4 billion, representing an increase of approximately U.S.$5.4 billion since December 31, 2001. This increase in the current account surplus was due primarily to the significant decrease in imports in 2002. At December 31, 2002, the capital account recorded a deficit of U.S.$9.4 billion, as compared to a deficit of U.S.$0.2 billion for year-end 2001. The deficit in the capital account was due to significant outflows in connection with the servicing of external debt and by other capital outflows, which were not, as in prior years, offset by strong foreign investment or refinancing in the capital markets. In 2002, foreign direct investment totaled approximately U.S.$0.8 billion, decreasing by approximately U.S.$2.9 billion as compared to 2001.

In 2002, the Central Government’s revenues decreased by 2.9% from 2001 to Bs.118.0 billion in 1984 Constant Bolívares. The Central Government’s expenditures for 2002 also decreased by 6.8% from 2001 to Bs.137.0 billion in 1984 Constant Bolívares.

At December 31, 2002, the Central Government’s outstanding external public debt totaled U.S.$22.5 billion, and its internal debt totaled approximately Bs.15.4 trillion, or U.S.$11.0 billion (at the prevailing Bolivar/ U.S. dollar exchange rate on that date).

As of December 2002, the level of indebtedness of PDVSA, on a consolidated basis, was approximately U.S.$8.7 billion. The indebtedness of PDVSA is separate from that of the Republic and is not guaranteed by the Republic in any manner.

Economic Performance in 2003

The national work stoppage that began in December 2002 had a severe adverse effect on the economy of Venezuela during the first quarter of 2003. The Government estimates that the general work stoppage resulted in lost revenues to the National Treasury of Bs.900 billion and decreased revenues due to lost production to PDVSA of U.S.$5.2 billion (of which U.S.$2.8 billion represented lost oil exports). Through September 30, 2003, GDP totaled Bs.357.3 billion in 1984 Constant Bolívares, representing a contraction of 14.7% in real terms compared to the same period in 2002. At September 30, 2003, the balance in the Stabilization Fund was approximately U.S.$0.7 billion, a decrease of approximately U.S.$2.2 billion from year-end 2002, reflecting significant withdrawals from the Stabilization Fund effected by PDVSA and the state governments during the first eight months of 2003. Through September 30, 2003, the rate of inflation, as measured by the CPI, was approximately 20.6% on a cumulative basis.

During the third quarter of 2003, short-term interest rates on commercial bank loans averaged 22.6%, compared to 33.2% for the fourth quarter of 2002. The deposit rate on 90-day certificates of deposit averaged 15.9% for the third quarter of 2003, compared to 26.7% for the fourth quarter of 2002.

Through the third quarter of 2003, the Central Government’s revenues totaled Bs.72.4 billion in 1984 Constant Bolívares and the Central Government’s expenditures totaled Bs.81.2 billion in 1984 Constant Bolívares. As a result, the Central Government accounts recorded a deficit of Bs.8.8 billion in 1984 Constant Bolívares, or 2.5% of GDP, through September 30, 2003.

In accordance with the new fixed exchange control regime that became effective on February 5, 2003, the Bolivar/ U.S. dollar exchange rate was set at Bs.1,596 = U.S.$1.00 (purchase) and Bs.1,600 = U.S.$1.00 (sale). Primarily due to the restrictions on the sale of foreign currency mandated by this new exchange control regime and to the recovery of oil exports in 2003, gross international reserves stood at approximately U.S.$18.5 billion at September 30, 2003 (excluding amounts deposited in the Stabilization Fund), representing an increase of approximately U.S.$6.5 billion since December 31, 2002. For more information, refer to “—New Exchange Control Regime”.

Economic Plan

Introduction and Overview

In May 1999, the Chávez administration announced its Economic Plan, which superseded Agenda Venezuela, which was an economic program implemented by the prior administration in 1996 that contemplated reductions in spending and the introduction of institutional and legal reforms within Government ministries. Goals of the Economic Plan included: the stabilization of the economy through integrated fiscal, monetary, exchange and financing policies; the stimulation of the production sectors of the Venezuelan economy, with an emphasis on non-petroleum sectors; and a continued reduction in Government spending. In addition, the Economic Plan sought to create incentives for foreign and domestic private investment in Venezuela’s economy, increase employment and improve the productivity of Venezuela’s labor force.

The Economic Plan contemplated growth in the Venezuelan economy as a result of lower interest rates, increased Government investment in public works and increased foreign investment in the energy, telecommunications, manufacturing, agricultural and service sectors. However, the principal macroeconomic goal under the Economic Plan was inflation control.

In September 2001, the Government released an outline of the six-year Integrated Economic and Social Development Plan, referred to as the Development Plan, under which it sought to achieve the objectives of the Economic Plan. The Development Plan called for the Government to seek balance in the economic, social, political and international sectors, among others, through greater efficiency in public spending, additional sources of fiscal income from diversified exports of goods and services, the elimination of economic volatility and a balanced budget within three to six years. The Development Plan contemplated that through budgets designed to allow accumulated surpluses, Venezuela would be better able to make its debt payments as scheduled. The Development Plan also sought to raise the investment rate to 20% of GDP, while still balancing savings and investment and stimulating economic growth by improving consumer confidence.

Goals of the Development Plan included:

•	diversifying exports into areas such as agriculture, industry, mining and services;

•	maintaining hydrocarbon production capacity while making hydrocarbon companies more competitive, increasing refinery capacity, diversifying markets, increasing participation of Venezuelan investors and exploring natural gas production;

•	optimizing petroleum taxation by increasing royalty payments, while reducing income tax payments for petroleum companies; and

•	simplifying administrative and bureaucratic procedures that impede exports, including Free Zones and ports.

Economic Policy and Legislation

Fiscal Policies

The Government’s fiscal policies have combined a macroeconomic stabilization program with structural reforms that are intended to strengthen public finances for the future and reduce volatility in the fiscal accounts. The Government has also taken steps to increase non-petroleum revenues in order to reduce the fiscal deficit, while controlling the level of indebtedness and expenditures through fixed limits stated in the budget approved by the National Assembly.

To that end, in 1999 the Government replaced the LWT with the more broadly-based New VAT, commenced the modernization of its customs duty collection procedures with financial assistance from the IADB and approved a temporary tax on bank debits, which expired in May 2000 but was effectively re-instituted in March 2002 through a new bank debit tax which was further amended in March 2003. The New VAT and the temporary tax on bank debits generated revenues in 2000 of Bs.3.4 trillion, or 4.1% of GDP, and Bs.291.4 billion, or 0.4% of GDP, respectively. During 2001, the New VAT generated revenues of approximately Bs.3.7 trillion, or 4.1% of GDP, compared with approximately Bs.4.8 trillion, or 3.9% of GDP, in 2002. The tax on bank debits generated revenues in the amount of Bs.1.5 trillion, or 1.3% of GDP, during 2002 and is expected to generate revenues in the amount of Bs.1.6 trillion, or 1.2% of GDP, in 2003.

The Public Finance Law

On September 5, 2000, the Government enacted the Ley Orgánica de la Administración Financiera del Sector Público, referred to as the LOAFSP, an organic law designed to regulate the administration of public sector finances, which are defined as the set of systems, administrative bodies and procedures involved in the collection of public revenues and their application to implement the Government’s objectives. The LOAFSP addresses the formation and the administration of the budget, as well as the administration of public credit and the treasury, accounting systems, taxes and Government assets.

Through the LOAFSP, the Government expects to attain greater efficiency, transparency, integrity and solvency in the administration of public funds. To achieve these goals, the LOAFSP establishes a basic framework for new accounting standards designed to record and report the financial performance of the public sector more accurately and reliably than in the past. Under the LOAFSP, the Office of Public Audit, once created, will have responsibility for auditing the public accounts.

The LOAFSP reaffirms the role of the Ministry of Finance, together with Oficina Central de Presupuesto, or the Central Budget Office, as the entity responsible for coordinating the administration of the public finance system. In March 2002, a decree was promulgated which authorized the internal reorganization of the Ministry of Finance. The Ministry of Finance is currently in the process of determining the details of this reorganization, which is expected to take place within the next twenty-four months.

The Budget and the Pluriannual Framework

The LOAFSP establishes two budgetary documents, the Marco Plurianual, or the Pluriannual Framework, and the Presupuesto Anual, or the Annual Budget.

The Pluriannual Framework, which serves as the basis for the Annual Budget and is prepared every three years, projects expected fiscal results and places maximum limits on the amount of public expenditures and debt that may be authorized over a three-year period. It also contains the economic policy targets for the three fiscal years which it covers. The Government may not spend funds or incur debt in excess of the amounts authorized by the Pluriannual Framework, except in the event of a national emergency and with the approval of the National Assembly. The Pluriannual Framework may not be amended by the President, pursuant to enabling laws or otherwise, without the approval of the National Assembly. The Pluriannual Framework for the years 2003 and 2004 was submitted to the National Assembly for consideration in July 2002.

The LOAFSP contains transitory provisions which are applicable through 2007. In July 2002, the Government submitted its estimated expenditure and borrowing limits for 2003 and 2004, which became the first Pluriannual Framework. According to the Pluriannual Framework submitted in July 2002, borrowing limits for 2003 and 2004 were set at 7.8% of GDP and 7.9% of GDP, respectively. Beginning with the period 2005 through 2007, the Pluriannual Framework will cover three-year periods in the manner contemplated by the LOAFSP.

The Annual Budget projects revenues and expenditures for the forthcoming fiscal year. Before the National Assembly approves the Annual Budget, the Ministry of Finance must submit to the National Assembly a projected budget and financial information related to estimated pension expenditures and other contingent liabilities. The LOAFSP requires the President to submit a report evaluating the execution of the Annual Budget during the previous year to the National Assembly by July 15 of each year. If the National Assembly does not approve the Annual Budget for the forthcoming year by December 15, the then current Annual Budget will continue to apply.

The budget for 2003 was submitted to the National Assembly on October 14, 2002 and was approved on December 19, 2002. The 2003 budget, as approved, projected total revenues of approximately U.S.$19.2 billion and total expenditures of approximately U.S.$25.9 billion. The 2003 budget also contemplated the borrowing of U.S.$6.7 billion by the Republic in 2003, or approximately 7.4% of GDP. The budget for 2003 was based on certain assumptions, including real GDP growth of 3.7%, an average price for the Venezuelan oil basket of U.S.$18.00 per barrel, an average exchange rate of Bs.1,602 = U.S.$1.00 and inflation at a rate of 20%.

The effects of the work stoppage and the implementation of the new exchange control regime necessitated the adjustment of the assumptions underlying the 2003 budget. In February 2003, President Chávez decreed a Bs.2.8 trillion (U.S.$1.7 billion), or 6.8%, reduction in the 2003 budget, due principally to a decrease in petroleum and non-petroleum revenues from those projected in the 2003 budget.

On December 16, 2003, the National Assembly approved the budget for 2004. The 2004 budget, as approved, projected total revenues of approximately U.S.$16.4 billion and total expenditures of approximately U.S.$26.0 billion. The 2004 budget also contemplates a legal limit on borrowing by the Republic of U.S.$9.6 billion, or approximately 10.2% of GDP. The budget for 2004 was based on certain assumptions, including real GDP growth of 6.5%, an average price for the Venezuelan oil basket of U.S.$18.5 per barrel, an average exchange rate of Bs.1,920 = U.S.$1.00 and inflation at a rate of 26%.

National Treasury and Public Accounting

The National Treasury manages the Government’s finances, supervises and records the payment of expenditures authorized in the Annual Budget, retains custody of the funds and securities belonging to the Republic, records all Treasury revenues and evaluates opportunities for the issuance of Treasury bonds.

The LOAFSP seeks to increase the integrity of the Treasury function in the management of public monies. To that end, the LOAFSP prohibits those civil servants who are responsible for determining and recording the amount of revenues owed to the Government, such as taxes and royalties, from participating in the collection and custody of such revenues. In addition, it requires that civil servants held liable for mismanagement of public monies must indemnify the Government, in addition to any other criminal or administrative actions that may be taken against such persons.

The LOAFSP provides that public monies must be maintained in a single account, known as the Single Account, in order to centralize the collection of revenues and the making of payments. The Single Account is administered by the Ministry of Finance through Banco Central and domestic and foreign commercial banks. The LOAFSP permits the establishment of subaccounts for the administration of the Single Account.

The LOAFSP establishes the National Office of Public Accounts as the office responsible for the establishment of public sector accounting standards. The National Office of Public Accounts is also responsible for the preparation of the General Report of the Treasury, which the Ministry of Finance must present to the National Assembly every year. In addition, it sets forth guidelines with respect to the accounting treatment given to expenditures and revenues. For instance, expenditures may not be accounted for until they are actually incurred, although they may have been approved in a prior year. Equally, revenues are to be recorded only after they have been collected. All accounts close on December 31 of each year.

The LOAFSP was amended on January 9, 2003. Under the terms of the LOAFSP, the President must submit an annual borrowing law to the National Assembly for approval each year. This borrowing law must set forth the maximum amount of public credit that the Republic may contract and the maximum amount of net indebtedness that the Republic may incur for that fiscal year. As originally drafted, the LOAFSP had provided that, after the annual borrowing law had been approved by the National Assembly, the President would have the ability to enter into public credit operations when he was able to obtain favorable financial conditions for the Republic. He would then periodically inform the National Assembly of such transactions. As amended, the LOAFSP now requires the President to obtain approval from the Comisión Permanente de Finanzas de la Asamblea Nacional (the Permanent Finance Committee of the National Assembly) prior to undertaking each public credit operation. Additionally, each such request for approval must be accompanied by an opinion from Banco Central. Approval is granted if the National Assembly does not deny such request within 10 days.

Macroeconomic Coordination

The LOAFSP requires that the Minister of Finance and the President of Banco Central execute an Annual Coordination Agreement. The Annual Coordination Agreement is designed to harmonize the fiscal, monetary and financing policies of Banco Central and the Central Government in order to achieve macroeconomic stability. The Annual Coordination Agreement must specify the economic objectives of Banco Central and the Ministry of Finance. The LOAFSP expressly prohibits the inclusion of provisions that may be interpreted to infringe upon Banco Central’s independence from the Government. Both the Minister of Finance and the President of Banco Central are accountable to the National Assembly with respect to performance under the Annual Coordination Agreement.

The Annual Coordination Agreement for 2003 was executed by the Ministry of Finance and Banco Central on December 26, 2002. The agreement, entitled the Annual Economic Policy Agreement 2003, sets forth the following objectives: (1) the resumption of economic growth, demonstrated by an increase in GDP; (2) the achievement of price stabilization, demonstrated by a decrease in the rate of inflation; and (3) maintaining a positive balance in the current account of balance of payments.

Through this Agreement, the Ministry of Finance and Banco Central agreed to work together to coordinate and execute fiscal, monetary and exchange policy consistent with the objectives set forth above. To that end, the parties had agreed as follows: (1) with respect to fiscal policy, the Ministry of Finance would implement measures aimed at limiting the 2003 fiscal deficit of the Central Government to no more than 2% of GDP;

(2) with respect to monetary policy, Banco Central would utilize interest rates and other mechanisms to stimulate economic growth and to maintain price stability; and (3) with respect to the exchange policy, Banco Central would establish policies and procedures that promote efficiency in the exchange market, while maintaining the right to intervene in the market when circumstances warrant.

The terms of the Annual Economic Policy Agreement 2003 provided that it could be annulled or terminated if the occurrence of certain extraordinary events made the objectives set forth in the Agreement unattainable. The parties agreed that the situation that arose during the first quarter of 2003 allowed for the annulment of this Agreement, and, on March 21, 2003, the Agreement was formally annulled. In the annulment agreement executed by the Ministry of Finance and Banco Central, the parties agreed to continue to coordinate their actions during 2003 and to report semi-annually to the National Assembly concerning the economic measures and policies that have been implemented by each entity.

Intergenerational Savings Fund

The LOAFSP contemplates the creation of a fund, referred to as the Intergenerational Savings Fund, designed to promote public development policies, such as investment in education, healthcare and the non-petroleum sectors of the economy. Deposits into the Intergenerational Savings Fund may not be used for any purpose for a period of at least twenty years from the date of its establishment. The mechanisms for contributions to be made into the Intergenerational Savings Fund are to be established in the implementing legislation. As of July 31, 2003, this implementing legislation remained pending.

Reforms to the Stabilization Fund

Under the original terms of the regulations governing the Stabilization Fund, PDVSA and the Government, acting on its own behalf as well as on behalf of the various state and local governments, contributed royalties, dividends, tax revenues and transfers related to the petroleum sector in excess of the average of such royalties, dividends, tax revenues and transfers for the previous five years. The amount contributed was calculated after subtracting prior allocations to state and local governments and, in those years in which the scheduled debt service exceeded 20% of budgeted revenues for such year, to the Debt Rescue Fund.

The Stabilization Fund remained unfunded from its inception in 1998 through the first half of 1999 because of low oil prices for the Venezuelan basket from the last quarter of 1997 through the first half of 1999. In order to remedy this situation, the Government approved certain reforms to the Stabilization Fund in June 1999. Those reforms included lowering the five-year average threshold levels which formed the basis for contributions to the fund. Specifically, the Government replaced the threshold levels with a dollar threshold calculated by multiplying a U.S.$9.00 per barrel oil price assumption for the Venezuelan basket by an assumed export level of 2,997,000 bpd times the number of days in the applicable calculation period. The priority allocations for state and local governments and debt servicing are subtracted as in the original formulation. This calculation methodology was to be applicable for fiscal years 1999 through 2004. In order to lessen the immediate burden of making contributions to the fund for the fiscal years 1999 through 2004, the Government, along with the state and local governments and PDVSA, were only required to contribute 50% of the amounts in excess of the threshold established above.

The mechanism pursuant to which contributions are made to the Stabilization Fund has been modified several times. Under the then enacted version of the Stabilization Fund law, no contributions were required for the fourth quarter of 2001 or the years 2002 or 2003.

Contributions to the Stabilization Fund were deposited with Banco Central, which maintained a separate account for each of the Central Government, the various state and local governments and PDVSA. The Stabilization Fund contemplated that funds would be distributed among its contributors during years in which each such contributor’s royalties, dividends, tax revenues or transfers related to the petroleum sector were less than the average of such royalties, dividends, tax revenues or transfers for the previous five years. In such cases, contributors to the Stabilization Fund were only able to draw up to the amount required to cover the difference with respect to the average royalties, dividends, tax revenues or transfers for the previous five years. The law also provided that the disbursements made by the Stabilization Fund during a fiscal year may not exceed two thirds of the balance of the Stabilization Fund at the end of the prior fiscal year. However, this restriction was not applicable during the five years ending November 2003.

Distributions from the Stabilization Fund also were able to be made in years when contributions to the Stabilization Fund exceeded 80% of the average of petroleum revenues for the previous five years. In those cases, monies distributed to the Central Government must be used: (i) 40% for the Fondo Unico Social, a fund designed to provide financing for the implementation of Government programs under the Economic Plan; (ii) 35% for the Fondo de Inversiones de Venezuela; and (iii) 25% for the Debt Rescue Fund. Monies distributed to state or local governments must be used for investment purposes, except that during fiscal year 2002 and until June 2003, up to 20% of such distributions could be used by state or local governments to cover budget deficits. Monies contributed by PDVSA may be redistributed to it and may be expended for any purpose authorized by the Council of Ministers, with the consent of the National Assembly.

The Stabilization Fund also contemplated that funds above a minimum required level may be distributed in cases of emergency or budgetary need, upon the approval of the President in consultation with the Council of Ministers, with the consent of the National Assembly. However, the minimum level that must be achieved in order to authorize the use of the Stabilization Fund under these circumstances was not a requirement during the first five years after the creation of the Stabilization Fund.

All contributing entities to the Stabilization Fund must calculate within a month after the end of each quarter the amount of any contributions that must be deposited for the preceding quarter and must make all deposits within 90 days after the end of such quarter.

In 2001, the National Assembly approved a budgetary item consisting of a contribution by the Central Government in the amount of Bs.2.3 trillion from the National Treasury to the Stabilization Fund. The LOAFSP provides that the National Treasury is to be viewed as a single indivisible mass. Accordingly, funds in the National Treasury may not be earmarked for specific budgeted items or expenditures. Due to a decrease in non-petroleum income and a general decline in the Venezuelan economy in late 2001, the Government lacked sufficient revenues to fund all of its budgeted expenses for that year. As a result, the Government was unable to fully execute its 2001 budget. Among the budgeted items that were not executed in 2001 were certain current and capital expenditures, as well as the contribution to the Stabilization Fund approved by the National Assembly. No penalties are imposed for the failure of the Government to fully execute the annual budget if the funds necessary to do so are unavailable.

PDVSA was the only contributor to the Stabilization Fund during 2002, transferring approximately U.S.$419 million (excluding income generated by funds on deposit). Approximately U.S.$3.9 billion was withdrawn from the Stabilization Fund during 2002. The balance in the Stabilization Fund as of December 31, 2002 was approximately U.S.$2.9 billion as compared to U.S.$6.2 billion as of December 31, 2001. This decrease was the result of withdrawals during 2002 by (i) the Central Government in the amount of approximately U.S.$965 million; (ii) PDVSA in the amount of approximately U.S.$2.1 billion; and (iii) the state and local governments in the amount of approximately U.S.$732 million.

The balance in the Stabilization Fund as of September 30, 2003 was approximately U.S.$0.7 billion, a decrease of approximately U.S.$2.2 billion from year-end 2002, which reflects significant withdrawals from the Stabilization Fund effected by PDVSA and the state governments during the first eight months of 2003.

Effective November 27, 2003 the National Assembly enacted a new Stabilization Fund Law. The most significant reforms to the Stabilization Fund include the following: (i) the Ministry of Finance is now responsible for the administration of the Stabilization Fund, although Banco Central will maintain control over the day-to-day operations and investment policies; (ii) the board of directors of the Stabilization Fund is composed of representatives appointed by each of the Minister of Finance, the Minister of Planning and Development, the states and local municipalities and PDVSA; (iii) the purpose of the Stabilization Fund is to achieve budgetary stability at both the national and state levels; (iv) in addition to the sources of funding set forth in the previous Stabilization Fund Law of April 4, 2003, this new law includes as an additional source of funding amounts raised from the privatization of government-owned companies, concessions and certain joint venture operations; and (v) the Republic must now contribute to the fund, net of mandatory appropriations as determined by the Constitution, the surplus (if any) calculated as the difference between the aggregate oil revenues for each calendar year, calculated in U.S. dollars, and the average of aggregate oil revenues for the three preceding calendar years. Oil revenues include tax revenues levied on oil companies operating in Venezuela, royalty revenues and dividends paid by PDVSA. Additionally, PDVSA will now contribute to the fund 50% of the surplus (if any) calculated as the difference between oil export revenue for each calendar year, calculated in U.S. dollars, and the average of oil export revenue for the three preceding calendar years, net of taxes. PDVSA will remain the owner of amounts it contributes to the Stabilization Fund. The amounts must be allocated in separate accounts for each of the Republic, PDVSA and states and local governments.

Withdrawals from the fund will be made through the National Treasury Office, which will apply the Bolivar amounts resulting from U.S. dollar transfers from the Stabilization Fund to meet (i) shortfalls in oil-related fiscal revenue, (ii) shortfalls in oil export revenue, and (iii) special financing needs arising from a state of “economic emergency” decreed in accordance with Venezuelan law. Annual withdrawals from the fund may not exceed the difference between the estimated annual revenue minus the average real revenue of the three preceding calendar years.

The new Stabilization Fund Law caps the amounts to be deposited for each participating entity as follows: (i) amounts deposited for the Republic may not exceed 30% of the average value of oil exports of the three preceding calendar years; (ii) amounts deposited for states and local governments may not exceed 10% of the average value of oil exports of the three preceding calendar years; and (iii) amounts deposited for PDVSA may not exceed 30% of the average value of oil exports of the three preceding calendar years. Funds deposited in excess of the foregoing caps will be distributed as follows: (i) funds deposited for the Republic will be used for an Intergenerational Fund (a fund that will be created by a law yet to be enacted), provided that the Republic may also use the funds for the repurchase of its outstanding indebtedness, depending on market conditions; (ii) funds deposited for the states and local governments will be used for capital investments; and (iii) funds deposited for PDVSA will be transferred to the Intergenerational Fund, unless PDVSA needs the funds for investment purposes.

The funds will be managed by Banco Central. These funds will not constitute part of the Republic’s international reserves. They will be managed pursuant to Banco Central’s foreign reserve investment policies and the Banco Central Law. Banco Central will be required to remit a description of the investments to the Permanent Finance Commission of the National Assembly.

Financing Policy

Between the end of 1998 and December 31, 2002, Venezuela decreased its net external public debt by approximately U.S.$1.0 billion, or 4.2%. The Government’s current financing policy under the Economic Plan contemplates systematic access to the international capital markets in order to extend its external debt payment profile. The Government’s financing policy also contemplates the establishment of medium- and long-term benchmarks in the domestic capital markets.

The Government recognizes the importance of maintaining access to a wide range of established financing sources, including international and domestic capital markets, bilateral and multilateral institutions and commercial banks. To that end, the Government is in the process of establishing a debt management office, with technical support from the U.S. Treasury and the World Bank. The debt management office will monitor and evaluate opportunities to obtain access to international and domestic capital markets, foster relationships with private investors, investment banks and other financing sources and to interact with the various rating agencies and provide them with current information for their rating determinations.

The Government’s financings for the year 2002 totaled U.S.$3.3 billion. Prior to the tender offer effected in August 2003, the Government estimated a total overall financing need of approximately U.S.$6.7 billion for 2003. This number is currently being revised to reflect the results of the tender offer.

Monetary and Exchange Policies

During 1999 and 2000, the general stability in the foreign exchange markets was an important factor contributing to the decrease in inflation during that period.

Under the Economic Plan, Banco Central continued its use of the band system for exchange rates. For 2000, the central parity for the band was set at Bs.687 = U.S.$1.00, with a band of 7.5% above and below the central parity. The slope of the crawling band remained at a monthly rate of 1.28%. At the end of 2000, the Bolivar traded at Bs.699.75 = U.S.$1.00.

In 2001, Banco Central undertook a more active role in monetary policy in order to provide stability in the foreign exchange market. In May 2001, Banco Central placed bonds held in its portfolio in the open market through the use of repurchase agreements. In August 2001, in an effort to stem capital flight and to relieve pressure on the value of the Bolivar and its international reserves, Banco Central implemented the following measures:

•	a ban on the sale of foreign currency to companies not domiciled in Venezuela, except under certain limited circumstances;

•	a reduction of 3% in the maximum amount of foreign exchange that Venezuelan banks and savings and loan institutions may hold, from 15% to 12% of their assets; and

•	the establishment of a special reserve that all Venezuelan financial institutions must maintain at Banco Central, consisting of 30% of all of their deposits from and loans to public sector entities and investment in public sector bonds.

During September 2001, Banco Central continued its restrictive monetary policy, increasing its discount rate from 32% to 37%. This increase in the discount rate was an attempt to restrict short-term liquidity, discourage the exchange of Bolívares for foreign currency and promote more conservative portfolio management by financial institutions.

Banco Central’s actions in 2001, combined with the weak global economy, resulted in exchange rate stability for most of the fourth quarter of 2001. However, during the last two weeks of December 2001, the demand for foreign currency suddenly increased, and Banco Central was forced to reopen its money desk operations and increase the discount rate in order to provide stability to the foreign exchange market and prevent rapid devaluation of the Bolivar. At December 31, 2001, the Bolivar traded at Bs.758 = U.S.$1.00.

In January 2002, Banco Central widened the currency exchange band and allowed the Bolivar to depreciate against the U.S. dollar at a slightly greater rate. This change, however, failed to lessen the pressure on the Bolivar, and Banco Central continued to spend large amounts of its international reserves to defend the value of the Bolivar. On February 13, 2002, President Chávez announced that the Bolivar would float freely, with no protective band and minimal intervention from Banco Central. Banco Central continued to participate actively in the exchange markets in 2002 in an attempt to slow the depreciation of the Bolivar. In April 2002, Banco Central modified the terms relating to the reserves that Venezuelan financial institutions must maintain at Banco Central. These changes, among other things, gradually decreased the minimum reserve requirements of each institution to 15% of their respective deposits and loans. Additionally, Banco Central began to participate in the bond market in April 2002, buying and selling Government bonds, in an effort to stabilize interest rates by maintaining a constant level of liquidity for bond investors. Despite the intervention by Banco Central in the exchange markets in 2002, the free-floating exchange system put a considerable amount of pressure on the Bolivar, which led to a significant devaluation of the Bolivar with respect to the U.S. dollar in 2002. On October 8, 2002, the Bolivar/ U.S. dollar exchange rate reached its lowest point to that date. The Bolivar/ U.S. dollar exchange rate on that date, as calculated by Banco Central, was Bs.1,496.25 = U.S.$1.00, reflecting a depreciation of 97.4% compared to December 31, 2001. On December 31, 2002, the Bolivar/ U.S. dollar exchange rate, as calculated by Banco Central, was Bs.1,403 = U.S.$1.00, reflecting a depreciation of 85.1% since December 31, 2001.

New Exchange Control Regime

The Government had implemented an exchange control regime in July 1994 in response to the effects of the financial sector crisis occurring at that time. The financial sector had been stabilized by the end of 1995, and these exchange controls were lifted in 1996, replaced by a free-floating exchange rate with free convertibility. A trading band was established for the Bolivar that same year, which the Government adjusted as necessary until February 2002, at which time the Bolivar was allowed to float freely. Adverse economic conditions resulted in a devaluation of the Bolivar throughout 2002. This was exacerbated by the general work stoppage that began in December 2002 which resulted in a significant decrease in the availability of foreign currency generated from the sale of oil. This decrease was coupled with an extraordinary increase in the demand for foreign currency, resulting in a significant decline in the level of the Republic’s international reserves and a substantial depreciation of the Bolivar against the U.S. dollar during the first few weeks of 2003. The substantial reduction of oil exports resulting from the work stoppage also damaged the country’s trade balance. These problems disrupted Venezuela’s economy and threatened to negatively affect the Republic’s ability to service its external debt. In response to those developments, and in an attempt to achieve monetary stability, as well as to ensure the Republic’s future ability to continue to meet its external debt obligations, the Republic suspended foreign exchange trading on January 23, 2003. On February 5, 2003, the Government adopted a series of exchange agreements, decrees and regulations establishing a new exchange control regime.

A newly-created commission, CADIVI, was put in charge of the coordination, administration, control and establishment of the requirements, procedures and restrictions of the new exchange control regime. CADIVI is composed of five members who are appointed by the President.

The new exchange control regime centralized the purchase and sale of foreign currencies in Banco Central. The Ministry of Finance, together with Banco Central, is in charge of setting the exchange rate with respect to the U.S. dollar and other currencies. On February 5, 2003, the Ministry of Finance and Banco Central fixed the U.S. dollar exchange rate at Bs.1,596 per U.S.$1.00 for purchases and Bs.1,600 per U.S.$1.00 for sales. The exchange rate for the payment of the public foreign debt was set at Bs.1,600 per U.S.$1.00 on February 7, 2003.

The new exchange control regime provides that all foreign currency generated through public or private sector operations must be sold to Banco Central at the exchange rate set forth above. Banco Central is granted a commission of Bs.0.25 for each U.S. dollar sold. Unless otherwise expressly authorized, the obligation of the public sector to sell foreign currency to Banco Central includes any foreign currency: (i) generated by the activities of PDVSA and its affiliates; (ii) introduced into Venezuela through BANDES, the Fondo de Garantía de Depósitos, or FOGADE, and other public financial institutions; (iii) obtained by the Republic through public credit operations or otherwise; or (iv) obtained by other public sector entities by any other means. In turn, the private sector must sell to Banco Central any foreign currency: (i) generated from the export of goods and services; (ii) introduced into Venezuela for investment purposes; (iii) generated by companies incorporated to develop the activities regulated by the Hydrocarbons Law; or (iv) generated from transportation services, travel and tourism operations, bank transfers, investment, lease agreements and other commercial, industrial, professional or personal services or activities. Additionally, all foreign currency that enters the country must be registered through the banks and financial institutions authorized by CADIVI.

With respect to the purchase of foreign currency, the new exchange control regime provides that Banco Central must approve the Republic’s foreign currency budget. This budget may be adjusted in accordance with the level of international reserves and the flow of foreign currency. Banco Central will sell foreign currency only if it determines that there are sufficient international reserves.

The public sector entities must request foreign currency directly from Banco Central for the following: (i) payments of external public debt; (ii) transfers required for the Republic’s foreign service representatives abroad or delegations of the executive, legislative, judicial, civic or electoral branches participating in special missions abroad; (iii) international commitments of the Republic; (iv) payments related to national security; (v) urgent health and food provisions; (vi) the provision of foreign currency to BANDES and Banco de Comercio Exterior; and (vii) payments resulting from imports occurring prior to February 5, 2003.

The acquisition of foreign currency by private sector individuals or entities must be approved by CADIVI. To request approval for a certain operation, an individual or entity must first be registered with CADIVI. This requires proof that social security contributions and tax payments are up to date, in addition to other requirements that CADIVI may set forth in the future. Any authorization granted by CADIVI will be valid for 120 days. The foreign currency that is purchased must be used in accordance with the request made to CADIVI for such currency.

Private sector individuals or entities must request approval from CADIVI for: (i) the purchase of foreign currency for transfers of money abroad, payments of imported goods and services and payments of interest or principal on external indebtedness; (ii) the purchase of foreign currency for the payment of dividends, capital gains and interest that are the product of foreign investment in Venezuela, as well as for payments of service contracts, technology contracts or royalties; and (iii) the acquisition of foreign currency for payments under ADS, ADR, GDS and GDR programs issued prior to February 5, 2003.

Until Banco Central and CADIVI establish appropriate procedures, the new exchange control regime has suspended the purchase in Bolívares of Venezuelan public debt securities denominated in foreign currencies.

Notwithstanding the new exchange control regime, a foreign exchange agreement that currently exists between the Ministry of Finance and Banco Central contains provisions that are specific to PDVSA which effectively allow PDVSA and its affiliates to maintain offshore accounts up to a specified dollar amount approved by Banco Central.

On March 14, 2003, the Ministries of Production and Commerce, Agriculture and Land, and Health and Social Development issued a joint resolution which attached a list of materials and goods which are used for the production of essential goods and services. Operations involving the materials listed in those attachments, as well as those involving medical equipment and materials, will receive preferential treatment from CADIVI.

In April 2003, CADIVI began approving small sales of U.S. dollars. From its inception through October 15, 2003, a total of U.S.$5.3 billion in foreign exchange had been approved. For the five years leading up to the introduction of the new exchange control regime, Venezuela spent an average of approximately U.S.$1.2 billion per month on imports. The stated goal of CADIVI is to authorize approximately U.S.$650 million per month during the existence of the exchange control regime. Through October 15, 2003, a total of U.S.$2.7 billion in foreign exchange had been disbursed under the new exchange regime.

On February 25, 2003, the Juzgado de Sustanciación of the Sala Constitucional of the Supreme Court, admitted a claim brought on February 18, 2003 by a Venezuelan private lawyer challenging the constitutionality of the new exchange control regime and seeking to overturn the laws established by CADIVI on the grounds that: (1) the new regime effectively imposes restrictions on freedom of commerce and the economic liberties granted under the Constitution; and (2) the Supreme Court had stated in a previous judgment that the National Assembly is the only entity that has the authority to adopt such restrictions. On February 27, 2003, the same Juzgado de Sustanciación admitted a new claim based on similar grounds brought on February 19, 2003 by eleven members of the National Assembly.

The Juzgado de Sustanciación sent both claims to the Sala Constitucional, which on June 25, 2003, decided to combine the claims and grant this matter a summary proceeding based upon the urgency and importance of this matter, which remains pending to date.

On February 9, 2004, the Ministry of Finance and Banco Central changed the U.S. dollar exchange rate to Bs.1,915.20 = U.S.$1.00 for purchase operations and Bs.1,920.00 = U.S.$1.00 for sale operations. The exchange rate for the payment of external public debt was also set at Bs.1,920.00 = U.S.$1.00.

Gross Domestic Product

Venezuela has experienced volatile rates of growth and contraction in recent years.

In 1998, principally as a result of the significant decline in oil prices, GDP increased by 0.2% in real terms compared to 1997, with the petroleum sector expanding at a rate of 2.0% and the non-petroleum sector contracting at a rate of 0.9%.

In 1999, the continuing decline in the international petroleum markets and its effect on Venezuela led to a contraction of GDP by approximately 6.1% in real terms compared to 1998, with the petroleum sector contracting at a rate of 7.4% and the non-petroleum sector contracting by 5.4%.

During 2000, GDP expanded at a rate of 3.2% in real terms compared to 1999. During this period, the petroleum sector expanded at a rate of 3.2% and the non-petroleum sector expanded at a rate of 3.0%. Increased production of, and export prices for, Venezuelan petroleum products contributed to an increase in petroleum sector GDP during 2000. The dollar value of petroleum exports increased by 67.0% during 2000 compared with 1999. The average per barrel oil price for the Venezuelan basket increased 61.5% from U.S.$16.04 during 1999 to U.S.$25.91 during 2000. The increase in the non-petroleum sector during 2000 resulted primarily from growth of 4.0% in the trade sector, 8.2% in the mining sector and 8.1% in the transportation sector.

In 2001, GDP grew at a rate of 2.8% in real terms compared to 2000. During this period, the petroleum sector contracted by 0.9% and the non-petroleum sector grew by 4.0%. This deceleration in the rate of growth as compared to 2000 was the result of a generally weak global economy and a decline in the price of oil. The dollar value of petroleum exports decreased by 22.6% during 2001 compared to 2000. The average per barrel oil price for the Venezuelan basket decreased 22.1% from U.S.$25.91 during 2000 to U.S.$20.21 during 2001. The increase in the non-petroleum sector during 2001 resulted primarily from a growth of 13.5% in the construction sector.

In 2002, GDP contracted by 8.9% in real terms compared to 2001. During this period, the petroleum sector contracted by 12.6% and the non-petroleum sector contracted by 6.5%. This contraction was due primarily to decreased oil exports resulting from the effects of the general strike that began in December 2002, as well as the adherence by Venezuela to production quotas imposed by OPEC. Decreases of 19.9% in the construction sector, 11.0% in the manufacturing sector and 10.9% in the trade sector also contributed to the severity of this contraction. The dollar value of petroleum exports decreased by 23% during 2002 compared with 2001. The average per barrel oil price for the Venezuelan basket increased 7% from U.S.$20.21 during 2001 to U.S.$21.62 during 2002.

Through September 30, 2003, GDP totaled Bs.357.3 billion in 1984 Constant Bolívares, representing a contraction of 14.7% in real terms compared to the same period in 2002. During this period, the petroleum sector contracted by 20.2% and the non-petroleum sector contracted by 11.6%. The contraction in the non-petroleum sector through the third quarter of 2003 resulted primarily from decreases of 47.3% in the construction sector, 18.1% in the manufacturing sector and 19.1% in the trade sector compared to the same period in 2002.

The following tables set forth Venezuela’s GDP in 1984 Constant Bolívares for each of the periods indicated:

	Year Ended December 31,

	1998		1999		2000		2001(1)		2002(1)		2003(1)(2)

	Value	Share	Value	Share	Value	Share	Value	Share	Value	Share	Value	Share

	(in billions of 1984 Constant Bolívares and as percentage share of GDP)
Aggregate Global Demand	Bs.602.6	100.0%	Bs.565.9	100.0%	Bs.584.2	100.0%	Bs.600.5	100.0%	Bs.547.2	100.0%	Bs.357.3	100.0%
Aggregate Internal Demand	480.0	79.7	451.7	79.8	474.4	81.2	506.8	84.4	434.4	79.4	279.8	78.3
Gross Capital Formation	92.2	15.3	77.1	13.6	77.9	13.3	88.5	14.7	69.0	12.6	27.3	7.6
Public	48.5	8.0	41.2	7.3	41.7	7.1	48.0	8.0	39.0	7.1	n.a	n.a.
Private	43.7	7.3	35.9	6.3	36.2	6.2	40.5	6.7	30.0	5.5	n.a	n.a.
Consumption	371.3	61.6	359.4	63.5	373.5	63.9	392.0	65.3	369.4	67.5	260.0	72.8
Public	54.4	9.0	56.0	9.9	58.8	10.1	62.6	10.4	61.0	11.2	42.1	11.8
Private	316.9	52.6	303.4	53.6	314.7	53.9	329.4	54.9	308.4	56.3	217.9	61.0
Variation of Stock	16.6	2.7	15.3	2.7	23.1	3.9	26.3	4.4	(4.0)	(0.7)	n.a	n.a.
Net External Demand(3)	122.5	20.3	114.2	20.2	109.8	18.8	93.7	15.6	112.8	20.6	77.5	21.7
Gross Domestic Product	602.6	100.0	565.9	100.0	584.2	100.0	600.5	100.0	547.2	100.0	357.3	100.0
Petroleum Activities	167.5	27.8	155.1	27.4	160.0	27.4	158.6	26.4	138.6	25.3	87.3	24.4
Non-petroleum Activities	419.5	69.6	396.9	70.1	408.8	70.0	425.0	70.8	397.2	72.6	265.3	74.3
Agriculture	28.4	4.7	27.7	4.9	28.4	4.9	29.2	4.9	28.7	5.2	n.a	n.a.
Mining	5.3	0.9	4.7	0.8	5.1	0.9	5.2	0.9	5.2	1.0	3.6	1.0
Manufacturing	87.9	14.6	79.8	14.1	82.9	14.2	85.2	14.2	75.9	13.9	48.4	13.5
Water and Electricity	10.6	1.8	10.7	1.9	11.0	1.9	11.4	1.9	11.6	2.1	8.6	2.4
Construction	36.5	6.1	30.4	5.4	29.6	5.1	33.6	5.6	26.9	4.9	10.0	2.8
Trade(4)	65.7	10.9	59.4	10.5	61.7	10.6	63.8	10.6	56.9	10.4	26.6	7.5
Transportation(5)	32.9	5.5	33.4	5.9	36.2	6.2	39.3	6.6	37.8	6.9	26.9	7.5
General Government	43.9	7.3	44.5	7.9	45.9	7.9	46.5	7.8	45.9	8.4	34.0	9.5
Financial Institutions (6)	74.2	12.3	71.7	12.7	73.3	12.6	75.1	12.5	72.5	13.3	51.3	14.4
Other(7)	34.3	5.7	34.5	6.1	34.7	5.9	35.6	5.9	35.9	6.6	55.8	15.6
Import Rights	15.5	2.6	13.9	2.5	15.4	2.6	17.0	2.8	11.3	2.1	4.7	1.3

(1)	Preliminary figures.
(2)	As of September 30, 2003.
(3)	Exports minus imports.
(4)	Includes trade, restaurants and hotels.
(5)	Includes transport, storage and communications.
(6)	Includes financial institutions, insurance, real estate and lending activities.
(7)	Includes community, social and personal services and private non-profit services and private non-profit services minus imputed banking services.

n.a.: Not available.

Source: Banco Central.

	Year Ended December 31,					Sept. 30,

	1998	1999	2000(1)	2001(1)	2002(1)	2003(1)(2)

	(percentage change in real terms)
Aggregate Global Demand	0.2%	(6.1)%	3.2%	2.8%	(8.9)%	(14.7)%
Aggregate Internal Demand	0.4	(5.9)	5.0	6.8	(14.3)	(15.6)
Gross Capital Formation	(2.5)	(16.4)	1.1	13.6	(22.0)	(47.0)
Public	(8.9)	(15.0)	1.2	15.1	n.a.	n.a.
Private	5.7	(18.0)	0.9	11.9	n.a.	n.a.
Consumption	0.1	(3.2)	3.9	5.0	(5.4)	(6.7)
Public	1.4	3.0	5.0	6.4	(2.5)	(2.2)
Private	(0.1)	(4.3)	3.7	4.7	(5.9)	(7.5)
Variation of Stock	(4.8)	(36.7)	n.a	13.9	n.a.	n.a.
Net External Demand(3)	(0.8)	(6.8)	(3.9)	(14.6)	20.3	(11.1)
Gross Domestic Product	0.2	(6.1)	3.2	2.8	(8.9)	(14.7)
Petroleum Activities	2.0	(7.4)	3.2	(0.9)	(12.6)	(20.2)
Non-petroleum Activities	(0.9)	(5.4)	3.0	4.0	(6.5)	(11.6)
Agriculture	0.6	(2.1)	2.4	2.6	(1.7)	n.a.
Mining	(4.4)	(10.4)	8.2	1.2	0.4	(8.4)
Manufacturing	(5.6)	(9.2)	3.9	2.9	(11.0)	(18.1)
Water and Electricity	1.3	1.1	2.2	3.8	1.8	(1.3)
Construction	(0.3)	(16.5)	(2.7)	13.5	(19.9)	(47.3)
Trade(4)	(3.0)	(9.6)	4.0	3.4	(10.9)	(19.1)
Transportation(5)	5.9	1.6	8.1	8.8	(3.8)	(6.5)
General Government	0.9	1.2	3.3	1.4	(1.4)	(1.3)
Financial Institutions(6)	1.0	(3.3)	2.2	2.4	(3.5)	(7.0)
Other(7)	2.0	0.6	0.6	2.6	0.8	(3.7)
Adjustments	10.8	(10.4)	10.9	9.9	(33.2)	(49.6)

(1)	Preliminary figures.
(2)	Compared to same period 2002.
(3)	Exports minus imports.
(4)	Includes trade, restaurants and hotels.
(5)	Includes transport, storage and communications.
(6)	Includes financial institutions, insurance, real estate and lending activities.
(7)	Includes community, social and personal services and private non-profit services and private non-profit services minus imputed banking services.

n.a.: Not available.

Source: Banco Central.

Inflation

Venezuela has experienced high levels of inflation during the last ten years as a consequence of the devaluation of the Bolivar, consolidated public sector deficits, increases in the prices of public and private sector goods and services and increases in taxes, among other factors.

The Government has implemented a number of policies to reduce inflation since Venezuela ended a series of controlled interest and exchange rates in 1989. Nevertheless, those actions have not been uniformly successful, and the policy measures taken have led at times to temporary exacerbation of the rate of inflation. The freeing of interest and exchange rates in 1989 and 1996 at the outset of Agenda Venezuela resulted, in each case, in significant surges of inflation upon the readjustment of real prices that had been restrained by prior controls. In addition, certain other Government actions have led to increases in inflation, including adjustments in the prices of public goods and services to remove general subsidies, increases in the prices of domestic gasoline and utilities and adjustments in minimum wage levels to address the negative effect of prior increases in inflation. The Government considers controlling inflation to be among its highest priorities.

Inflation for 1998, as measured by the CPI, was 29.9%. While inflation decreased in absolute terms from 1997, the persistence of the inflationary trend was due primarily to Venezuela’s fiscal account deficit and inflationary expectations, which diminished the effectiveness of Banco Central’s monetary and exchange rate policies.

Inflation for 1999, as measured by the CPI, was 20.0%. Inflationary pressures decreased during 1999 as a result of the contraction in economic activity and the expected improvement in fiscal accounts due to increases in international oil prices and reductions in expenditures implemented in response to the decline in oil revenues during the first half of 1999.

Inflation for 2000, as measured by the CPI, was 13.4%. The decrease in the rate of inflation compared to 1999 resulted primarily from the relative stability in the foreign exchange markets and increased petroleum exports.

The decline in the rate of inflation continued in 2001, with inflation, as measured by the CPI, increasing 12.3% as compared to the previous year.

The rapid devaluation of the Bolivar in 2002 was accompanied by an increase in inflationary pressures on the Venezuelan economy, with the rate of inflation, as measured by the CPI, registering at 31.2% for year-end 2002.

Through September 30, 2003, the rate of inflation reached approximately 20.6% on a cumulative basis.

The following table sets forth five price indices for the periods indicated:

	1998 Quarters				1998	1999 Quarters				1999	2000 Quarters				2000	2001 Quarters				2001	2002 Quarters				2002
					Full					Full					Full					Full					Full
	I	II	III	IV	Year	I	II	III	IV	Year	I	II	III	IV	Year	I	II	III	IV	Year	I	II	III	IV	Year

Producer Price Index(1) :
Manufacturing Goods (2):
Average	4.7	5.9	4.5	5.6	21.7	3.9	2.4	2.6	2.0	14.7	2.9	2.9	2.2	2.3	10.2	1.1	1.7	1.8	1.5	7.4	6.3	11.0	14.0	7.2	29.0
End of Period(3)	5.0	8.1	8.1	5.8	22.5	5.2	2.3	1.5	2.2	10.6	4.0	2.1	2.7	1.3	10.4	1.2	2.0	1.7	1.3	6.3	13.4	7.1	15.0	2.8	43.9
Raw Materials for Construction:
Average	5.3	4.4	6.6	2.4	20.5	3.4	3.6	1.6	2.9	14.3	4.5	3.0	2.5	1.9	12.9	1.1	1.8	4.4	1.7	8.7	7.4	11.0	17.4	5.5	33.4
End of Period(3)	6.5	4.9	5.7	1.8	19.4	5.4	1.2	3.0	2.1	12.2	5.8	1.5	3.2	0.9	11.9	1.6	2.0	3.9	1.7	9.5	14.9	8.3	17.4	0.1	46.0
Wholesale Price Index (4):
Domestic Goods(1) :
Average	6.0	7.2	6.1	4.7	24.4	3.3	4.1	1.5	5.2	17.7	4.5	3.3	4.0	5.0	16.8	2.3	4.2	3.7	1.1	14.9	6.0	11.4	13.9	9.2	31.0
End of Period	6.7	7.4	5.5	3.7	25.4	3.9	3.4	2.0	5.7	15.8	3.7	3.2	5.7	3.9	17.5	1.7	6.5	1.7	0.6	10.7	13.2	7.6	14.6	5.4	47.2
Imported Goods(1) :
Average	2.7	3.0	5.9	4.0	15.6	2.2	1.6	1.2	2.1	11.6	2.8	3.5	1.9	1.3	9.7	1.6	1.7	2.4	2.3	7.7	10.3	17.6	22.1	7.2	46.8
End of Period	2.7	3.4	6.4	3.3	16.8	2.1	(0.4)	3.4	1.3	6.4	4.2	2.9	1.7	0.9	9.9	2.2	1.4	3.0	1.7	8.5	22.0	12.3	21.8	0.2	67.2
Consumer Price Index (5) (Caracas Metro Area):
Average	7.2	8.7	6.1	6.0	35.8	5.5	4.4	4.6	4.2	23.6	3.9	3.4	3.2	3.0	16.2	2.4	3.2	3.5	2.8	12.6	4.3	7.1	8.7	7.6	22.6
End of Period	7.1	8.1	6.0	5.8	29.9	5.2	4.7	4.0	4.8	20.0	3.0	3.7	3.6	2.5	13.4	2.2	3.7	3.4	2.5	12.3	7.0	5.4	10.8	4.9	31.2

(1)	The Wholesale Price Index and the Producer Price Index include the General Wholesale Tax.
(2)	The percentage changes refer to the Producer Price Index for manufactured goods (Caracas Metropolitan Area and Central Region of Venezuela Base 1997 = 100).
(3)	This index is calculated with quarterly information collected at mid-term.
(4)	The percentage changes refer to the Wholesale Price Index for manufactured goods (Caracas Metropolitan Area and Central Region of Venezuela Base 1984 = 100).
(5)	Since January 2000, the Consumer Price Index (CPI) has been calculated on the basis of 1997 Constant Bolívares.

Source: Banco Central

Foreign Trade and Balance of Payments

Foreign Trade

Foreign trade plays a vital role in the Venezuelan economy. Venezuela traditionally has experienced a favorable balance of trade. Average annual exports for the four years ended 2002 were U.S.$24.6 billion. During the same period, average annual imports were U.S.$16.7 billion.

Through the third quarter of 2003, Venezuela’s total exports were approximately U.S.$18.0 billion. Petroleum products represent the most significant exports for Venezuela, totaling approximately U.S.$14.4 billion through September 30, 2003. During the same period, total imports, consisting mainly of raw materials, machinery, equipment and manufactured goods, were approximately U.S.$7.1 billion.

Trade Policy

The basic goals of Venezuela’s trade policy are to promote productive investment and to stimulate the various sectors of the economy. The policy contemplates reducing tariffs and other trade barriers, increasing foreign direct investment and maintaining a favorable balance of trade. In addition, Venezuela has entered into a number of bilateral, regional and multilateral free trade agreements. It is an active member of the GATT and the WTO.

The Ministerio de Producción y Comercio, or MPC, has developed specific trade policies and measures designed to promote trade with Venezuela, as well as free trade agreements.

In accordance with WTO standards, the MPC is currently designing a more flexible import tax system with the principal objective of reducing import taxes on goods incorporated in products for export. In addition, the MPC is developing trade policy programs with a broader geographic scope and a longer-term perspective. In furtherance of these objectives, MPC plans to implement and monitor programs designed to improve the quality and productivity of Venezuelan exporters through a global export incentive scheme.

The Government has entered into agreements with a number of countries, including Belgium, Luxembourg, China, Cuba, the Dominican Republic, Panama, Nicaragua and Jamaica, among others, regarding the promotion of bilateral trade and economic and technological development, as well as the facilitation of purchases of petroleum and refined petroleum products. In April 2002, Venezuela suspended its exportation of oil to Cuba, due to Cuba’s failure to pay Venezuela in accordance with the terms of their agreement. Shipments to Cuba resumed in September 2002 after Venezuela and Cuba reached agreement with respect to the payments owed.

Trading Partners

Foreign trade plays a vital role in the Venezuelan economy, with the United States being Venezuela’s most important trading partner. In 2002, trade with the United States accounted for 45.1% of total exports and 31.7% of total imports. Prior to the general strike that commenced in December 2002, Venezuela was the third-largest exporter of petroleum products to the United States. As a result of the general work stoppage, Venezuela fell to the fourth-largest exporter of petroleum products to the United States at year-end 2002. However, as of May 2003, Venezuela had normalized its petroleum export operations and regained its position as the third-largest exporter of petroleum products to the United States. In addition to the United States, Venezuela’s significant trading partners include Colombia, Germany, Brazil, Italy and Japan.

The following tables set out the geographical distribution of Venezuela’s imports and exports, including in the petroleum sector, for the periods indicated:

	Imports

	Year Ended December 31,					June 30,

	1998	1999	2000	2001	2002(1)	2003(1)

	(as a percentage of total)
Brazil	4.1%	3.5%	4.7%	5.6%	6.2%	4.9%
Colombia	5.3	5.6	7.1	8.3	7.9	6.7
France	2.0	1.6	1.6	1.6	0.7	2.3
Germany	4.5	4.6	3.3	3.2	4.6	3.7
Italy	3.7	5.6	4.0	3.2	4.0	4.2
Japan	4.2	2.9	3.0	4.1	3.4	2.8
United States	41.6	40.5	37.3	32.6	31.7	26.8
Others	34.6	35.7	39.0	41.4	41.5	48.6

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Exports

	Year Ended December 31,

	1998	1999	2000	2001	2002(1)

	(as a percentage of total)
Brazil	4.0%	4.3%	3.7%	1.4%	2.1%
Colombia	8.1	3.8	2.6	2.7	2.8
France	0.2	0.2	0.3	0.2	0.6
Germany	1.3	1.0	0.9	1.1	0.4
Italy	0.7	0.5	0.5	0.6	0.6
Japan	1.2	1.1	0.7	0.6	0.2
United States	45.5	46.8	50.1	48.1	45.1
Others	39.0	42.2	41.1	45.4	48.2

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Preliminary figures.

Sources: Banco Central

Because the United States is Venezuela’s largest trading partner, changes in the U.S. economy may have a significant impact on the Venezuelan economy. If the United States were to enter into a prolonged recessionary period, Venezuela’s exports, particularly its petroleum exports, could suffer. Decreased demand for petroleum would also be expected to result in a decrease in the price of the Venezuelan basket of petroleum products. The contraction in the U.S. and world economies during the second half of 2001 led to reduced demand for, and lower realized prices of, petroleum products. These factors led to a decline in the value of Venezuela’s petroleum exports during the second half of 2001. However, several factors, including the adherence of Venezuela to certain production quotas imposed by OPEC in 2002 contributed to an increase in value of Venezuela’s petroleum exports during 2002.

Development of Non-Petroleum Exports

Venezuela’s principal non-petroleum exports include steel, iron ore, chemical products, aluminum, fish and shellfish, cement, paper products, ceramics and tropical fruits. Venezuela has taken steps during the last ten years to increase its non-petroleum exports as part of its plan to diversify its sources of foreign exchange earnings and fiscal revenues. Nonetheless, in the short and medium term, petroleum exports (including natural gas) are expected to continue to comprise the majority of Venezuela’s exports in dollar value. In 1998, non-petroleum exports were valued at U.S.$5.4 billion and represented approximately 31.0% of total exports. In 1999, non-petroleum exports were valued at U.S.$4.1 billion, representing approximately 19.8% of total exports. During 2000, non-petroleum exports increased to U.S.$5.1 billion, representing approximately 15.5% of total exports. During 2001, non-petroleum exports totaled U.S.$5.2 billion, representing approximately 19.3% of total exports. During 2002, non-petroleum exports totaled U.S.$4.9 billion, representing 18.7% of Venezuela’s total exports during that period.

Balance of Payments

Because Venezuela is a major oil producer and exporter, it has historically recorded trade and current account surpluses. The current account recorded a deficit in 1998 of U.S.$4.4 billion as the trade surplus declined by U.S.$7.6 billion principally because of the significant decrease in international petroleum prices. In 1999, the current account returned to a surplus of U.S.$1.8 billion. The significant improvement in the value of petroleum exports and a reduction in the value of imports due to the recession in Venezuela that year contributed to the surplus. The current account recorded a surplus of U.S.$12.1 billion for 2000. This significant increase in the current account surplus was due primarily to an increase in the value of petroleum exports. The current account surplus declined materially in 2001, with the current account surplus totaling U.S.$2.1 billion for 2001. The decrease was primarily due to the lower oil export price and, to a lesser extent, to increased imports by the private sector. The current account surplus was U.S.$7.4 billion during 2002. This increase in the current account surplus was due mainly to the significant decrease in imports during 2002.

In 1998, the capital account recorded a surplus of approximately U.S.$3.2 billion. For 1999, the capital account recorded a deficit of U.S.$235 million due to reductions in public debt disbursements and foreign direct investment. For 2000, the capital account registered a deficit of U.S.$3.2 billion primarily as a result of lower disbursements and higher amortizations of private and public debt. The capital account recorded a deficit of U.S.$177 million for 2001. During 2002, the capital account recorded a deficit of U.S.$9.4 billion. The deficit in the capital account in 2002 was due primarily to significant outflows that occurred in connection with the servicing of external debt, which were not, as in prior years, balanced by strong foreign investment or new disbursements of external debt.

In 1998 and 1999, foreign direct investment totaled U.S.$5.0 billion and U.S.$2.9 billion, respectively. Foreign direct investment increased in 2000 to U.S.$4.7 billion, principally as a result of the acquisition by The AES Corporation of a majority interest in C.A. La Electricidad de Caracas, referred to as EDC, a private electric utility company that provides electricity in the Caracas metropolitan area. In 2001, foreign direct investment decreased to U.S.$3.7 billion. During 2002, foreign direct investment decreased significantly to approximately U.S.$779 million.

The new Hydrocarbons Law enacted on November 13, 2001 limits foreign investment in certain joint ventures to 49% ownership and requires the prior approval of the National Assembly for the formation of such ventures in the petroleum industry. These provisions, which also include higher royalty rates than had been applicable in previous years and new taxes, may lower the amount of foreign direct investment in the petroleum sector in the future. For more information, refer to “Principal Sectors of the Venezuelan Economy—Petroleum and Natural Gas—New Hydrocarbons Law”.

The following table sets forth Venezuela’s balance of payments for the periods indicated:

	Year Ended December 31,

	1998	1999	2000(1)	2001(1)	2002(1)	2003(1)(2)

Current Account	$(4,432)	$1,837	$12,106	$2,062	$7,423	$6,955
Trade Balance	952	6,471	16,664	7,592	13,034	10,858
Oil Exports (f.o.b.)	12,178	16,735	27,874	21,729	21,530	14,424
Non-oil Exports (f.o.b.)	5,529	4,228	5,655	4,523	5,126	3,566
Imports (f.o.b.)	(16,755)	(14,492)	(16,865)	(18,660)	(13,622)	(7,132)
Services	(2,649)	(2,839)	(3,253)	(3,290)	(2,792)	(1,704)
Transportation	(1,256)	(1,168)	(1,434)	(1,582)	(1,204)	(668)
Travel	(188)	(458)	(635)	(493)	(542)	(347)
Communications	39	26	22	2	(10)	(5)
Insurance	(181)	(188)	(178)	(187)	(170)	(100)
Government	(93)	(64)	(74)	(38)	15	(89)
Other	(970)	(987)	(954)	(992)	(881)	(495)
Investment Income	(2,534)	(1,728)	(1,135)	(2,092)	(2,654)	(2,189)
Inflows	2,479	1,997	3,302	2,531	1,587	779
Public Sector Interest	923	352	1,256	615	627	318
Private Sector Interest	987	1,226	1,715	1,112	642	354
Other	569	419	331	804	318	107
Outflows	(5,013)	(3,725)	(4,437)	(4,623)	(4,241)	(2,968)
Public Debt Interest	(1,987)	(2,218)	(2,264)	(2,046)	(1,888)	(1,550)
Private Debt Interest	(369)	(446)	(594)	(452)	(299)	(132)
Other	(2,657)	(1,061)	(1,579)	(2,125)	(2,054)	(1,286)
Current Transfers	(201)	(67)	(170)	(148)	(165)	(10)
Capital and Financial Account	3,205	(235)	(3,227)	(177)	(9,365)	(1,949)
Inflows	19,468	12,657	12,250	15,407	6,796	8,551
Direct Investment	4,985	2,890	4,701	3,683	779	2,496
Public Debt (long-term)	4,392	2,798	1,657	3,665	2,364	2,197
Bonds	2,657	1,406	477	2,024	200	996
Loans and Trade credits	1,735	1,392	1,180	1,641	2,164	1,201
Private Debt (long-term)	1,778	1,902	1,381	732	433	61
Bonds	114	0	1	0	0	0
Loans	1,664	1,902	1,380	732	433	61
Imports Financing	108	0	101	133	0	436
Other	8,205	5,067	4,410	7,194	3,220	3,361
Outflows	(16,263)	(12,892)	(15,477)	(15,584)	(16,161)	(10,500)
Public Debt (long-term)	(2,929)	(2,382)	(2,874)	(2,470)	(3,006)	(4,392)
Bonds	(1,465)	(877)	(1,378)	(964)	(1,572)	(2,681)
Loans and Trade credits	(1,464)	(1,505)	(1,496)	(1,506)	(1,434)	(1,711)
Private Debt (long-term)	(992)	(781)	(517)	(1,386)	(389)	(374)
Bonds	(297)	(38)	(36)	(6)	(21)	0
Loans	(695)	(743)	(481)	(1,380)	(368)	(374)
Other	(12,342)	(9,729)	(12,086)	(11,728)	(12,766)	(5,734)
Net Errors and Omissions	(1,662)	(534)	(2,926)	(3,724)	(2,485)	(1,215)
Overall Balance	(2,889)	1,068	5,953	(1,839)	(4,427)	3,791
Change in Reserves (Increase)	2,889	(1,068)	(5,953)	1,839	4,427	(3,791)
Assets(3)	3,854	(612)	(5,449)	2,028	4,430	(3,795)
Banco Central(4)	3,259	(346)	(4,496)	2,457	3,926	(4,075)
BANDES(5)	595	(51)	(368)	(144)	0	0
Stabilization Fund	0	(215)	(585)	(285)	504	280
Obligations	(965)	(456)	(504)	(189)	(3)	4
Banco Central	(965)	(456)	(504)	(189)	(3)	4

(1)	Preliminary figures.
(2)	Through September 30, 2003.
(3)	Figures without parentheses indicate a diminution of the assets or increase of the corresponding liabilities. Figures within parentheses indicate an increase of the assets or diminution of the corresponding liabilities.
(4)	Excludes changes in valuation.
(5)	Formerly FIV.

Source: Banco Central

Promotion of Domestic Medium and Small Enterprises

In July 2002, the Government approved a temporary decree designed to promote domestic medium and small producers, contractors and suppliers of goods and services. The decree is scheduled to expire three years after its effective date. The provisions of the decree apply to entities that are subject to the Ley de Licitaciones in connection with the solicitation and award of bids for projects and procurement of goods and services. Under the decree, small and medium enterprises that are the subject of the decree may be granted preferences in the form of credits and set-asides based on the level of domestic added value, technology transfers and employment creation in bids offered by them. The decree further provides for the promulgation of regulations that would limit the decree’s applicability to the extent necessary to avoid violations of treaties entered into between Venezuela and other countries.

International Reserves

At the end of 1998, gross international reserves at Banco Central totaled U.S.$14.9 billion, representing a decrease of U.S.$3.0 billion compared with the end of 1997. This decline in international reserves resulted primarily from a decline in oil export revenues. At the end of 1998, international monetary assets totaled U.S.$15.7 billion, liquid operating reserves at Banco Central totaled U.S.$11.6 billion, and net international reserves at Banco Central totaled U.S.$13.6 billion.

At December 31, 1999, gross international reserves at Banco Central totaled U.S.$15.2 billion, representing an increase of U.S.$315 million compared with the previous year. At year-end 1999, international monetary assets totaled U.S.$16.6 billion, liquid operating reserves at Banco Central totaled U.S.$11.7 billion and net international reserves at Banco Central totaled U.S.$14.4 billion. The increase in reserves was due primarily to the increase in the current account achieved that year.

Banco Central’s gross international reserves at the end of 2000 totaled U.S.$15.9 billion, representing a slight increase compared with December 31, 1999. In addition, funds in the Stabilization Fund totaled U.S.$4.6 billion. At December 31, 2000, total international monetary assets totaled U.S.$21.9 billion, liquid operating reserves at Banco Central totaled U.S.$12.6 billion and net international reserves (excluding funds in the Stabilization Fund) at Banco Central totaled U.S.$15.7 billion.

During 2001, Banco Central intervened in the foreign currency markets more frequently than in 2000 in order to defend the value of the Bolivar. As a result, gross international reserves at Banco Central decreased by approximately U.S.$3.6 billion between December 31, 2000 and December 31, 2001, registering at U.S.$12.3 billion at year-end 2001. At December 31, 2001, international monetary assets stood at U.S.$18.8 billion, liquid operating reserves at Banco Central totaled U.S.$8.8 billion and net international reserves (excluding funds in the Stabilization Fund) totaled U.S.$12.3 billion. At the same date, the balance in the Stabilization Fund was approximately U.S.$6.3 billion, an increase of U.S.$1.7 billion from December 31, 2000.

Banco Central continued its intervention in the foreign currency markets in 2002, in an attempt to bolster the value of a rapidly depreciating Bolivar, which resulted in a decrease in 2002 in the level of gross international reserves. At December 31, 2002, gross international reserves at Banco Central totaled approximately U.S.$12.0 billion, representing a decrease of approximately U.S.$293 million from December 31, 2001. At December 31, 2002, international monetary assets totaled approximately U.S.$15.4 billion, liquid operating reserves totaled approximately U.S.$8.0 billion and net international reserves (excluding funds in the Stabilization Fund) totaled approximately U.S.$12.0 billion. At the same date, the balance in the Stabilization Fund was approximately U.S.$2.9 billion.

Gross international reserves stood at approximately U.S.$18.5 billion at September 30, 2003 (excluding amounts deposited in the Stabilization Fund), representing an increase of approximately U.S.$6.5 billion since December 31, 2002. At September 30, 2003, the balance in the Stabilization Fund was approximately U.S.$0.7 billion.

The following table sets out a breakdown of the international monetary assets of Venezuela for the periods indicated:

	Year Ended December 31,					Sept. 30,

	1998	1999	2000	2001	2002	2003

	(in millions of U.S. dollars)
International Reserves at Banco Central	$14,849	$15,164	$15,883	$12,296	$12,003	$18,485
Gold(1)	2,929	2,887	2,794	3,056	3,516	4,249
Special Drawing Rights	104	128	36	10	11	10
IMF Position(2)	204	442	419	405	438	460
Total Liquid Operating Reserves(3)	11,612	11,707	12,634	8,825	8,038	13,766
Liabilities of Banco Central(4)	(1,251)	(760)	(227)	(32)	(29)	(33)
Net Liquid Operating Reserves	10,361	10,947	12,407	8,793	8,009	13,733
Stabilization Fund(5)	0	215	4,588	6,277	2,857	699
Other International Monetary Assets (6)	834	1,246	1,385	257	506	118
International Monetary Assets(7)	15,683	16,625	21,856	18,780	15,366	19,302

(1)	1997 figures are valued at U.S.$300 per ounce. 1998, 1999 and 2000 figures are valued at the market price for gold for the relevant periods and reflect methodological arrangements in the accounting treatment for gold-swap operations.
(2)	Includes net IMF Position.
(3)	Includes international financing cooperation and ALADI Agreement.
(4)	Includes Banco Central’s reserve liabilities.
(5)	Includes the Stabilization Fund portfolio managed by Banco Central.
(6)	Other than amounts in the Stabilization Fund.
(7)	Includes all monetary or similar assets denominated in units of exchange other than Bolívares owned or controlled by the Republic, Banco Central and other public sector entities.

Sources: Banco Central, BANDES and PDVSA.

Banco Central Transfers

In 2000, Banco Central’s board of directors approved the transfer of approximately Bs.792 billion in realized income from Banco Central to the Government, in accordance with the provisions of the Central Bank Law. The amounts transferred were used for certain investment projects and social programs of the Government. The income that was the subject of the transfer was derived from the accumulation of realized profits from foreign exchange operations of Banco Central. The transfer did not affect unrealized gains on foreign exchange holdings.

The transfer of income from Banco Central to the Government was provided for under the Central Bank Law as in effect at the time the transfer was approved. That law set forth that 10% of Banco Central’s annual net income was to be allocated to Banco Central’s general reserve, and a maximum of 5% of annual net income could be set aside in a voluntary reserve fund, with the remainder to be available for transfer to the Government after approval by the general assembly and the board of directors of Banco Central. The law required that the transfer take place on a date determined by the board of directors of Banco Central but within six months following the close of Banco Central’s fiscal year. The Central Bank Law also established that the calculations of income to be paid to the National Treasury would be based on realized income. Over the several years prior to the passage of the new Central Bank Law in October 2001, Banco Central had deposited 100% of its net income in the general reserve, instead of 10% thereof, which was the minimum required deposit to be made in accordance with the Central Bank Law.

In 2001, Banco Central transferred approximately Bs.1.8 trillion in realized income to the Government. Banco Central transferred an additional Bs.1.7 trillion in realized income to the Government in 2002.

A new Central Bank Law was enacted on October 3, 2001. The amended Central Bank Law retains the 10% general reserve and 5% maximum voluntary reserve provisions of the previous law. In accordance with the new Central Bank Law, the remainder of Banco Central’s income must be transferred to the Government within the six-month period following Banco Central’s fiscal year end. On October 18, 2002, an amendment to the Central Bank Law was approved by the National Assembly such that the calculation of the amount of Banco Central income to be transferred to the Government must now be calculated every six months, rather than annually, and must be transferred to the Government within the six-month period following each such calculation.

Foreign Exchange Rates and Exchange Controls

Prior to February 1983, the Bolivar/ U.S. dollar exchange rate was fixed at Bs.4.30 = U.S.$1.00. In February 1983, a system of differential exchange rates was implemented to reduce imports and to stimulate domestic production, including the production of non-traditional exports. Under this system, while the Bolivar was permitted to float for certain transactions, a series of controlled foreign exchange rates was established to moderate the inflationary impact of the cost of living and to mitigate the financial costs of the devaluation of the Bolivar among those sectors of the economy with high levels of external debt.

These controlled rates of exchange were utilized for payments of registered external public and private debt and for most commercial transactions. During the same period, a much higher free market exchange rate was in effect for obtaining foreign exchange for tourism, imports of certain non-essential goods, personal transfers and certain other items.

Although the system of differential exchange rates assisted in moderating inflation, it also resulted in imbalances in both the external and internal accounts by effecting quantitative restrictions on imports. This created an anti-export bias in the Venezuelan economy and increased speculative pressure on the Bolivar. In March 1989, the Government ended the system of official, controlled exchange rates and established a unified, floating exchange rate with free convertibility.

A financial sector crisis in 1994 resulted from solvency and liquidity crises among Venezuelan financial institutions. The crisis, occurring in the context of a general climate of economic and political instability, caused a run on the foreign exchange markets in favor of U.S. dollars. At the end of June 1994, the exchange rate had declined to Bs.171.80 = U.S.$1.00 from Bs.105.90 = U.S.$1.00 at the end of December 1993. The adverse effect of such pressure in the foreign exchange markets, the resulting intensification of devaluation expectations and the loss of international reserves led the Government to close temporarily the foreign exchange markets on June 27, 1994. The Government thereafter adopted a new exchange control regime on July 9, 1994. Between July 1994 and December 11, 1995, the official exchange rate was set at Bs.170 = U.S.$1.00. On December 11, 1995, the Government devalued the Bolivar and changed the official exchange rate from Bs.170 = U.S.$1.00 to Bs.290 = U.S.$1.00. In April 1996, the exchange control system was eliminated and the Bolivar was permitted to float. On April 22, 1996, Venezuela commenced using a unified, free-floating exchange rate with free convertibility. The exchange rate was subject to a system established by Banco Central which was designed to allow the Bolivar to fluctuate within a crawling band.

During 1998, Banco Central took measures to release pressure on its international monetary reserves by increasing the rate of the crawling band. The monthly rate of the increase of the central parity of the crawling band was adjusted from 1.16% to 1.28%. Banco Central’s restrictive monetary and exchange rate policies promoted positive real interest rates that began to attract foreign investment inflows. Despite these policies, however, beginning in March 1998, the Bolivar depreciated against the U.S. dollar more rapidly than since April 1996. At year-end 1998, the Bolivar traded at Bs.564.50 = U.S.$1.00.

During 1999, the value of the Bolivar against the U.S. dollar declined at a rate of 14.8%, compared to a decline of 12.0% during 1998. At the end of 1999, the Bolivar traded at Bs.648.25 = U.S.$1.00. During 1999, Banco Central reduced its level of intervention in the foreign currency markets.

During 2000, the value of the Bolivar against the U.S. dollar declined at a rate of 8.0%. As a result of the relative stability of the Bolivar during 2000, Banco Central intervened in the foreign currency markets less frequently than in the past. At the end of 2000, the Bolivar traded at Bs.699.75 = U.S.$1.00.

The relative stability of the Bolivar in 2000 continued during 2001 in part as a result of increased efforts by the Republic to maintain the value of the Bolivar. At December 31, 2001, the Bolivar traded at Bs.758 = U.S.$1.00, reflecting a devaluation of 8.3% against the U.S. dollar during 2001.

The deteriorating economic and political environment in Venezuela during early 2002 triggered large-scale capital flight and increased pressure on the value of the Bolivar. In response, Banco Central was required to utilize large amounts of its international reserves to support the value of the Bolivar.

On February 13, 2002, President Chávez announced that the Bolivar would float freely, without a protective band and with minimal intervention from Banco Central. On October 8, 2002, the Bolivar/ U.S. dollar exchange rate reached its lowest point to date since its initial devaluation. The Bolivar/ U.S. dollar exchange rate on that date, as calculated by Banco Central, was Bs.1,496.25 = U.S.$1.00, reflecting a depreciation of 97.4% compared to December 31, 2001. On December 31, 2002, the Bolivar/ U.S. dollar exchange rate, as calculated by Banco Central, was Bs.1,403 = U.S.$1.00, reflecting a depreciation of 85.1% since December 31, 2001.

In accordance with the new fixed exchange control regime that became effective on February 5, 2003, the Bolivar/ U.S. dollar exchange rate was set at Bs.1,596 = U.S.$1.00 (purchase) and Bs.1,600 = U.S.$1.00 (sale). On February 9, 2004, the Ministry of Finance and Banco Central changed the Bolivar/ U.S. dollar exchange rate to Bs.1,915.20 = U.S.$1.00 (purchase) and Bs.1,920.00 = U.S.$1.00 (sale).

For more information on the exchange control regime adopted in February 2003, refer to “—New Exchange Control Regime”.

The following table sets out the average Bolivar/ U.S. dollar exchange rates for the periods indicated:

Exchange

(Bolivar/
Year and Month	U.S. dollar)

1998
First Quarter	Bs.515.08
Second Quarter	537.13
Third Quarter	558.41
Fourth Quarter	568.62

1999
First Quarter	Bs.576.00
Second Quarter	595.68
Third Quarter	617.51
Fourth Quarter	636.60

2000
First Quarter	Bs.659.71
Second Quarter	678.15
Third Quarter	688.50
Fourth Quarter	695.57

2001
First Quarter	Bs.702.80
Second Quarter	714.10
Third Quarter	732.84
Fourth Quarter	747.06

2002
First Quarter	Bs.859.66
Second Quarter	1,018.98
Third Quarter	1,389.24
Fourth Quarter	1,379.55

2003
First Quarter	Bs.1,602.20
Second Quarter	1,600.00
Third Quarter	1,600.00
Fourth Quarter	1,600.00

Source: Banco Central.

Foreign Investment and the Private Sector

In order to augment domestic savings and increase Venezuela’s export capacity, the Government has introduced a number of measures intended to promote foreign and domestic private sector investment. The only areas in which foreign investment is restricted are iron ore and petroleum exploitation, personal security services and media industries, such as radio, television and Spanish-language newspapers.

In order to promote foreign investment, Venezuela has entered into agreements with the U.S. Overseas Private Investment Corporation, the Export-Import Bank of the United States, the Multilateral Investment Guaranty Agency, or MIGA, which is an affiliate of the World Bank, and certain other bilateral agencies of the OECD countries. Pursuant to these agreements, these bilateral agencies are able to offer non-commercial risk insurance to foreign investors.

Employment and Labor

Labor Policies

The composition of the labor force in Venezuela has undergone substantial changes during the last 40 years. The most significant change has been a shift in employment from the primary sector, principally consisting of agricultural activities and petroleum and mining exploration and extraction, to the tertiary sector, principally consisting of services, finance, transportation, communications and Government employment.

The Government believes that approximately one-half of the Venezuelan labor force is currently engaged in the informal sector of the economy. The informal sector is comprised of domestic workers, self-employed owners, laborers and non-paid family laborers.

Under the Economic Plan, the Government contemplates the integration of the informal sector into the economy. The Government intends to make technological and financial assistance available to informal sector participants on terms equivalent to those being offered to small- and medium-sized companies in the formal sectors of the economy.

The Economic Plan contemplates the implementation of programs to improve the skill level of the Venezuelan labor force and to promote an efficient labor market that would allow optimal mobility for Venezuelan workers. The Government also seeks to promote the improvement of wage levels throughout the productive sectors of Venezuela’s economy consistent with its desire to minimize the inflationary effects or expectations that could result from wage increases.

Labor Force

The labor force of Venezuela has been growing in recent years. However, the economy has been unable to fully absorb the large number of unskilled workers in Venezuela, particularly persons migrating from rural to urban areas.

At the end of June 2003, the labor force was estimated at 11.8 million, representing a slight increase from approximately 11.7 million at the end of December 2002. The rate of unemployment increased from 16.2% at year-end 2002 to 19.2% at the end of June 2003, which was due primarily to decreased economic activity throughout Venezuela.

A significant shortage of management personnel, technicians and skilled workers of all kinds and a relatively limited supply of agricultural workers currently exists. The working-age population is expected to grow substantially in coming years. If the economic growth of Venezuela recovers its pace in coming years, improvements in training and education will be needed to remedy the shortage of management personnel, technicians and skilled workers.

The following table sets forth employment activity by sector for the periods indicated:

	Y		ear Ended December 31,				June 30,

	2000		2001		2002		2003

Labor Force:
Employed	8,960,890	85.8%	9,685,597	87.2%	9,786,176	83.8%	9,524,775	80.8%
Unemployed	1,481,254	14.2	1,419,182	12.8	1,887,739	16.2	2,268,694	19.2

Total	10,442,144	100.0	11,104,779	100.0	11,673,915	100.0	11,793,469	100.0

By Sector:
Petroleum and Mining	53,448	0.6	52,651	0.5	46,320	0.5	41,246	0.4
Agriculture, Fishing and Hunting	950,179	10.6	934,109	9.6	973,207	9.9	1,008,541	10.6
Manufacturing	1,191,138	13.3	1,222,385	12.6	1,149,098	11.7	1,086,888	11.4
Water, Electricity and Gas	57,810	0.7	57,435	0.6	52,071	0.5	48,228	0.5
Construction	740,721	8.3	805,126	8.3	771,545	7.9	623,402	6.6
Commerce, Restaurant and Hotels	2,311,658	25.8	2,542,250	26.3	2,623,172	26.8	2,526,505	26.5
Transportation, Storage and Communications	608,017	6.8	676,863	7.0	715,597	7.3	704,246	7.4
Financial Institutions, Insurance and Real Estate	440,426	4.9	479,559	5.0	474,670	4.9	458,963	4.8
Community, Social and Personal Services	2,597,708	29.0	2,904,567	30.0	2,954,790	30.2	2,990,803	31.4
Others	9,785	0.1	10,652	0.1	25,706	0.3	35,953	0.4

Total	8,960,890	100.0%	9,685,597	100.0%	9,786,176	100.0%	9,524,775	100.0%

Source: INE.

Labor Regulations and Labor Liabilities

The Ley Orgánica del Trabajo, or the Organic Labor Law, sets forth minimum standards for employee benefits and working conditions, such as a minimum wage, a maximum number of working hours, mandatory holidays and vacations, minimum retirement, severance compensation and health and safety regulations.

The Organic Labor Law applies to private sector workers and to most public sector employees. The rights of other public employees, technicians and professionals are also regulated by the Law of Administrative Careers. Public sector wages are set by decree, in accordance with the labor laws and the Law of Collective Contracting of the Public Sector. Subject to minimum wage limitations set by the Government, private sector wages are competitive or set through collective bargaining contracts.

In June 1997, the Government reformed the Organic Labor Law. The new law implemented a tripartite agreement reached among the Government, employees represented by unions and their employers. The most significant reform was the elimination of the retroactive calculation of mandatory severance compensation for years of service. Previously, employers were required to pay severance compensation for years of service calculated retroactively, based on an employee’s salary at the time of termination of the labor relationship, regardless of any changes in the salary over the course of the employment. The new law required that severance pay accumulated through December 1996, referred to as the Labor Liabilities, be paid out within five years to both public and private employees. After December 1996, employers were required to calculate severance compensation monthly, based on wages earned at that time, and deposit the amount in an account of the employee. The amounts deposited earn interest tax-free, which interest may be withdrawn by employees on a yearly basis. The account must accumulate during the entire period of employment, and at the end of the employment relationship the entire amount can be withdrawn by the employee. Under defined circumstances, portions of the principal in the account may be withdrawn by the employee before the end of the employment relationship. The Government has amended the 1997 labor law to provide for the payment of Labor Liabilities owed to public sector employees over a period of five years, together with interest, at a prescribed rate commencing in 1998. The Government has created a presidential commission to quantify and oversee the processing of the Labor Liabilities with respect to employees of the Central Government.

At December 31, 2001, the estimated total amount of the Government’s Labor Liabilities was calculated to be approximately Bs.21.5 trillion. The Government currently plans to pay these obligations through the issuance of national debt bonds. Bs.560 billion has been allocated in the 2003 budget for the payment of these Labor Liabilities.

Minimum Wages

The Government sets the minimum salary for all public and private sector employees, which it adjusts as necessary to take into account changes in inflation and costs of living. The minimum wage has gradually increased over the years. In setting and adjusting minimum wages, the Government has attempted to address losses of purchasing power by the poorer segments of the Venezuelan labor force without creating an inflationary cycle. The latest adjustment made to the minimum wage occurred on April 29, 2003, in the form of a presidential decree which set the minimum wage for public and private sector employees at Bs.209,088 (for urban areas) and Bs.188,179 (for rural areas). This new minimum wage became effective on July 1, 2003 and increased to Bs.247,104 (for urban areas) and Bs.222,393 (for rural areas) on October 1, 2003. The minimum wage for companies with less than 20 employees was set at Bs.191,664, beginning July 1, 2003, and Bs.226,512, beginning October 1, 2003. The April 2003 presidential decree also set forth the minimum pension amount for retired employees of the national government and those which are paid through the Instituto Venezolano de los Seguros Sociales (Venezuelan Institute of Social Security) at the same value as the minimum wage for employees of urban areas.

Labor Benefits under the 1999 Constitution and Social Security System Reform

The Constitution that was approved in December 1999 provides certain rights to all laborers in Venezuela. It includes rights with respect to the maximum number of hours a person may be required to work, benefits in the event of loss of employment and non-discrimination on the basis of, among other things, race, sex, age or creed. The Government is in the process of modifying the Organic Labor Law in accordance with the rights granted to laborers under the 1999 Constitution. As part of these developments, the Government is also currently in the process of reforming the social security system.

Reforms to the Social Security Laws

The Organic Law of Social Security took effect on December 30, 2002. This law sets forth substantial reforms to the national social security system. The services covered by the social security system are divided among three types of services: Health Services, Social Services and Housing Services. The responsibility of managing and administrating these services will be shared among the National Health System, the National Housing Bank, the National Geriatric and Gerontology Institute, the National Pension Institute, the National Employment Institute, the National Labor Health Institute and the Worker’s Training and Recreation Institute, which will each be in charge of their respective social services.

Under the terms of the new Organic Law of Social Security, both workers and employers will contribute to a collective social security system managed by the Government. Under the new social security system, workers in the informal sector of the economy will be able to voluntarily join the social security system and make the contributions necessary in order to enable them to receive a future retirement pension, with the Government helping to subsidize a certain percentage of their contributions. Along with contributions from employees, employers and the Government, the new social security system will also be financed by several other sources, including income from investments made with social security funds.

The new law provides that the current Venezuelan Institute of Social Security, along with the other governmental entities and offices that are currently in charge of certain services covered by the new social security law, will be replaced gradually by entities that will form the new social security system. A newly-

created entity, the Superintendencia del Sistema de Seguridad Social (Superintendency of the Social Security System) will be the office responsible for regulating and supervising the new social security system.

The new law also creates a Social Security System treasury with its own assets, distinct and independent from the National Treasury. This treasury’s chief responsibilities will include collecting, investing and distributing social security funds (which will be exempt from all taxes).

The terms of the new law had required the President to develop an implementation plan for the social security system within six months of the law’s effective date. However, given the complexity of this plan, as well as the controversy surrounding this law, the implementation plan has not been developed to date. Once such a plan has been developed, the system must then be implemented within five years of the law’s adoption. In addition, the President must inform the National Assembly semi-annually of any new measures that have been adopted and any obstacles that have been encountered during the implementation process. Additionally, the law provides that a Comisión Técnica de Transición (Technical Commission for the Transition) must be created within 180 days after the law is adopted, which will be responsible for planning and managing the transition from the existing social security system to the new system introduced by this law.

Labor Unions

Venezuela has numerous labor unions, most of which are affiliated with CTV, the umbrella union organization. Despite the number of labor unions currently in existence in Venezuela, Venezuela has a relatively low level of unionization when compared to the size of its labor force.

On December 3, 2000, a referendum was held under which all current labor union officers were suspended until new elections could be held for leadership positions within the labor unions. These elections were completed on November 18, 2001. Carlos Ortega, the candidate of the United Front of Workers, was declared the president of CTV.

Unions engage in collective bargaining primarily involving the negotiation of contracts on an industry-wide basis. Strikes and lockouts are permitted, but conciliation procedures must be observed prior to calling a strike or lockout. Although CTV and affiliated unions have held demonstrations from time to time to promote support for labor-related issues, including increases in minimum wages, such demonstrations have not effected a change in the Government’s policy of avoiding the inflationary spirals that would result from large wage increases. CTV has staged several single-day work stoppages to protest the failure of the public and private sector to increase wages, but such stoppages have not had any significant effect on the Venezuelan economy as a whole. In 2001, there were a number of strikes to protest lack of wage increases and other employment measures, including at PDVSA and C.V.G. Siderúrgica del Orinoco C.A., referred to as SIDOR, which in the short-term affected economic activity in the regions and industries affected.

On April 9, 2002, CTV, together with Fedecámaras, initiated a general strike in support of the protest undertaken by PDVSA with respect to the controversial appointees of President Chávez to the PDVSA board of directors. Initially scheduled to last for 24 hours, the strike was extended to 48 hours, and ended up lasting three days, due to difficulties encountered in reaching a resolution between the two sides.

A nation-wide work stoppage was called by the Coordinadora Democrática, CTV and Fedecámaras on December 2, 2002 with the principal goal of forcing President Chávez to step down or to agree to early elections. The work stoppage was joined by PDVSA managers and many key PDVSA employees, including certain officers of Venezuela’s merchant fleet, including the Republic’s oil tankers. While the work stoppage did not receive the support of PDVSA’s oil union, it was partially joined by banks, the media, private and public universities and certain other sectors of Venezuela. The work stoppage lasted approximately nine weeks, ending on February 3, 2003. For more information, refer to “Recent Developments”.

Poverty and Income Distribution; Education

Poverty and Income Distribution

The Government differentiates between extremely poor, poor and non-poor households based on census survey examinations with respect to qualitative factors such as access to electricity and potable water and the number of persons per dwelling unit. INE defines “extremely poor” as individuals who lack sufficient resources to obtain a subsistence-level basket of foodstuffs and “poor” as individuals who have resources sufficient to obtain two times a subsistence-level basket of foodstuffs.

The following table provides statistics comparing the number and percentage of extremely poor, poor and non-poor households in Venezuela for the indicated years:

	1999		2000		2001		2002

	Total	%	Total	%	Total	%	Total	%

Households:
Non-Poor	2,772,000	57.2%	2,862,000	58.4%	3,095,000	60.9%	3,276,000	58.5%
Poor
Extremely Poor	804,000	16.6	816,000	16.7	720,000	14.2	928,000	16.6
Non-Extremely Poor	1,270,000	26.2	1,222,000	24.9	1,267,000	24.9	1,393,000	24.9

Total	2,074,000	42.8	2,038,000	41.6	1,987,000	39.1	2,321,000	41.5
All Households	4,846,000	100.0%	4,900,000	100.0%	5,082,000	100.0%	5,597,000	100.0%

Population:
Non-Poor	11,417,000	50.0%	12,123,000	51.7%	12,946,000	54.5%	12,518,000	51.9%
Poor
Extremely Poor	4,534,000	19.9	4,572,000	19.5	4,125,000	17.4	4,859,000	20.1
Non-Extremely Poor	6,881,000	30.1	6,758,000	28.8	6,687,000	28.1	6,757,000	28.0

Total	11,415,000	50.0	11,330,000	48.3	10,812,000	45.5	11,616,000	48.1
Total Population	22,832,000	100.0%	23,453,000	100.0%	23,758,000	100.0%	24,135,000	100.0%

Source: INE.

The percentage of poor and extremely poor among the Venezuelan population increased from 39.4% in 1995 to 48.1% in 2002. This increase has been due primarily to lower real wages earned by employees and increased unemployment, particularly during the period from 1995 to 1998. In addition to stimulating real growth in the economy and increasing job opportunities, the Government aims to emphasize the primary education system to improve educational and technological skills among the future Venezuelan workforce, decentralize health and education support systems and reform social security and pension systems.

The following table compares statistics for the distribution of income or consumption in Venezuela and other Latin American countries:

	Venezuela(1)	Brazil(1)	Chile(1)	Colombia(1)	Mexico(1)	Peru(1)
Survey Year	1998	1998	1998	1996	1998	1996

Gini Index(2)	49.5	60.7	56.7	57.1	53.1	46.2
Lowest 10%	0.8	0.7	1.3	1.1	1.3	1.6
Lowest 20%	3.0	2.2	3.3	3.0	3.5	4.4
Second 20%	8.2	5.4	6.5	6.6	7.3	9.1
Third 20%	13.8	10.1	10.9	11.1	12.1	14.1
Fourth 20%	21.8	18.3	18.4	18.4	19.7	21.3
Highest 20%	53.2	64.1	61.0	60.9	57.4	51.2
Highest 10%	36.5	48.0	45.6	46.1	41.7	35.4

(1)	Rankings are based on per capita income. Data refers to income shares by percentile of the population.
(2)	Gini coefficient is a coefficient measuring income inequality in a society.

Source: World Bank 2002 World Development Indicators.

Education and Other Sustainable Development Factors

According to the Human Development Index, referred to as the HDI, a measure used by the United Nations Development Program, or UNDP, Venezuelan social conditions rank 69th among the 173 countries in the world in the UNDP’s Human Development Report for 2002.

The following table summarizes the statistics for social factors related to the HDI in Venezuela and the other six largest economies in Latin America:

						Income

						Share of Income		Population in
	Survival			Education		or Consumption		Poverty

	People not	Population
	expected	without	Population		Children			U.S.$1 a
	to survive	access to	without	Adult	not			day (1993	National
	to	essential	access to	illiteracy	reaching	Poorest	Richest	PPP	poverty
	age 40	drugs	safe water	rate	grade 5	20%	20%	U.S.$)(1)	line
HDI Rank	1995–2000	1999	2000	2000	1995–97	1996–97	1996–97	1983–00	1987–00

34 Argentina	5.6%	30%	21%	3.2%	n.a. %	n.a. %	n.a. %	n.a. %	17.6%
38 Chile	4.5	12	6	4.2	0	3.4	62.0	<2.0	21.2
54 Mexico	8.3	8	14	8.6	14	4.0	56.7	15.9	10.1
68 Colombia	10.1	12	9	8.3	27	3.0	60.9	19.7	17.7
69 Venezuela	6.5	10	16	7.4	11	4.1	53.7	23.0	31.3
73 Brazil	11.3	60	13	14.8	n.a	2.6	63.0	11.6	17.4
82 Peru	11.6	40	23	10.1	n.a	4.4	51.2	15.5	49.0

Data refers to the most recent year available.

(1)	Personal Purchasing Power used to measure the poverty line.

n.a.: Not available.

Source: UNDP, Human Development Report, 2002 (statistics for the largest seven economies of Latin America).

While the extremely poor in Venezuela are severely challenged by a lack of access to basic necessities, some positive signs of sustainable development are present. The adult literacy rate was 92.6% in 2000. In 1999, the population with access to essential drugs reached 90%, among the highest in Latin America. Venezuela is ranked in the category of “medium human development” in terms of overall profile and HDI trends, South-North gaps, child survival, health, food security, education imbalances, communications, social investment and natural resource usage.

Principal Sectors of the Venezuelan Economy

Petroleum and Natural Gas

General

The petroleum sector has been the cornerstone of the Venezuelan economy for the past 50 years. It represents the principal source of revenues, foreign exchange earnings and stimulus for economic, industrial and social change. According to the June 2003 BP Statistical Review of World Energy, Venezuela has the eighth-largest proven oil reserves in the world, the eighth-largest proven natural gas reserves in the world and the largest proven reserves of both oil and natural gas in Latin America. From 1998 through 2002, petroleum products have accounted for an average of approximately 79.1% of Venezuela’s total exports, petroleum revenues have accounted for an average of approximately 30.3% of Venezuela’s total Central Government revenues and the petroleum sector accounted for an average of approximately 26.9% of GDP. In 2002, the petroleum sector accounted for approximately 25.3% of GDP, compared to approximately 26.4% in 2001.

Petróleos de Venezuela, S.A.

The Government formed PDVSA in 1975 to manage the assets acquired by the nationalization of the domestic oil industry that year. Venezuela is the sole owner of PDVSA, and the Constitution requires the Government to retain exclusive ownership of the shares of PDVSA. Various Government agencies closely regulate and supervise the Venezuelan operations of PDVSA. PDVSA’s charter documents provide that the President of Venezuela shall designate the members of PDVSA’s board of directors by executive decree.

Since its inception in 1975, PDVSA has operated as a state-owned commercial entity vested with a high level of commercial and financial autonomy. PDVSA is regulated by the Ministry of Energy and Mines, referred to as MEM, and is required by law to sell all foreign currency revenues to Banco Central, with the exception of an amount that it is permitted to have in a foreign currency revolving fund. PDVSA, the single most important contributor to Venezuela’s GDP, exports and fiscal revenues, is responsible for coordinating most aspects of the petroleum industry, including administration, planning, operations, domestic and foreign marketing and capital investment. Since 1978, PDVSA has been responsible for the petrochemical sector. Since 1985, PDVSA has also been responsible for the development of coal resources located in western Venezuela and for the development of Venezuela’s bitumen resources.

MEM oversees all activities with respect to hydrocarbons and determines overall policies with respect to rates of production, new investments and resource conservation. In addition, MEM is the chairman of PDVSA’s General Shareholders’ Assembly, which sets PDVSA’s general policy.

PDVSA obtains income from its subsidiaries in the form of a mandatory 10% payment of their net revenues from exports of crude oil. Net revenue is calculated after deductions for related royalties and expenses but before income taxes. PDVSA also receives the after-tax net profit of each subsidiary. The laws governing the petroleum industry require such revenues to be used for the industry’s capital investment programs.

Recent Developments Concerning the Oil Industry

In February 2002, President Chávez replaced the president of PDVSA and five of the seven members of PDVSA’s board of directors, asserting that policy differences had arisen over the implementation of the Republic’s adherence to OPEC production limits, as well as other issues. A large group of PDVSA executives and staff publicly protested these appointments. In March 2002, this group of employees participated in a work slowdown and stoppage and organized a one-day strike on March 21, 2002. The protests continued, and on April 4, 2002, those employees began an open-ended strike, which culminated in a full-fledged national strike on April 9, 2002, which was closely followed by a coup d’etat,which briefly removed President Chávez from power. For more information on the April 2002 strike and coup d’etat, refer to “Recent Developments”.

The most recent and damaging of the nation-wide work stoppages began on December 2, 2002 and ended on February 3, 2003. It was called by the Coordinadora Democrática, CTV and Fedecámaras and was joined by managers of PDVSA, many key PDVSA employees, certain officers of Venezuela’s oil tankers and merchant fleet, banks, the media, private and public universities and other sectors of the Republic.

For a 20-day period in January 2003, oil tankers anchored in front of oil terminals, blocking shipments to and from the facilities. The participation of the oil sector in this general work stoppage severely crippled oil production, which dropped to as low as 25,000 barrels per day, or bpd, at the height of the work stoppage. In January 2003, PDVSA was forced to declare an event of force majeure on its international petroleum sales contracts, which was ultimately lifted on crude oil sales contracts in March 2003 and on gasoline sales contracts in April 2003. In response to this emergency situation, the Government activated the industry’s oil contingency plan, including military protection of some of PDVSA’s facilities, requested aid from OPEC in the form of both fuel and personnel, and received support from Brazil, Trinidad & Tobago and Qatar. The production and distribution of foodstuffs also was affected, resulting in food shortages in certain regions.

In late January 2003, the Government announced a restructuring of the oil industry, including a reorganization of PDVSA designed to reduce its operating costs and simplify its organizational structure. Approximately 18,000 of PDVSA’s almost 40,000 employees joined the work stoppage and were subsequently dismissed from PDVSA in the first quarter of 2003.

PDVSA’s oil production recovered significantly during February and March 2003. By April 2003, PDVSA reported that oil production had recovered to approximately 3.2 million bpd. At the same time, PDVSA began refining more than 1 million bpd and exporting approximately 2.5 million bpd of oil and oil products.

Because production activities at PDVSA’s refineries were temporarily affected as a result of the work stoppage, from December 2002 through March 2003, PDVSA had to import gasoline and diesel to meet its domestic distribution obligations during the affected period. In December 2002, PDVSA imported a total of approximately 521,600 barrels of gasoline and approximately 480,299 barrels of diesel. During the first quarter of 2003, PDVSA imported approximately 13.5 million barrels of gasoline and approximately 975,196 barrels of diesel.

Problems resulting from the general work stoppage also interrupted PDVSA’s billing systems. PDVSA was unable to bill its customers for previously-shipped products, which resulted in an invoicing backlog. As a result of production increases and the normalization of its billing systems, PDVSA was able to increase its collections significantly by February 2003. By the end of July 2003, PDVSA had substantially eliminated the backlogged invoicing volume, and collections had been fully restored.

The work stoppage adversely affected PDVSA’s royalty and tax payments due to the Government. The National Treasury received less than 20% of the amount budgeted to be received from PDVSA for the first quarter of 2003. The drop in income severely affected the Government’s public finances, forcing the Government to reduce the 2003 budget and to announce the likelihood of additional future adjustments.

New Hydrocarbons Law

On November 13, 2001, under the enabling law authorized by the National Assembly, President Chávez enacted the new Hydrocarbons Law, which came into effect in January 2002 and replaced the Hydrocarbons Law of 1943 and the Nationalization Law of 1975, which, among other things, provided that all oil production and distribution activities were to be the domain of the Venezuelan state, with the exception of joint ventures targeting extra-heavy crude oil production. Under the new Hydrocarbons Law, private investors can own up to 49% of the capital stock in joint ventures involved in upstream activities. The new law also provides that private investors may own up to 100% of the capital stock in ventures concerning downstream activities, in addition to the 100% already allowed for private investors with respect to gas production ventures, as previously promulgated by the National Assembly.

The new Hydrocarbons Law decreases the income tax rate for oil exploration and production activities from 67.5% to 50%, and to 34% for downstream activities. It also increased the extraction royalty rate from 16.7% to 30%, which royalties are deductible for purposes of calculating income tax. In special circumstances, the Republic may decrease this rate to 20% for heavy crude oil and 16.7% for Orimulsion®, but the Republic retains the right to subsequently increase this rate to 30%.

The new Hydrocarbons Law also modified other taxes with respect to hydrocarbons. Under the surface area tax, every square kilometer or fraction thereof which has been granted for exploration but which has not been used for that purpose will be taxed 100 tributary units. In fiscal year 2003, each tributary unit is equivalent to Bs.19,400. This tax will be increased by 2% every year through 2007 and then 5% annually thereafter. The new Hydrocarbons Law provides for a tax on developer consumption of 10% of the retail price on each cubic meter of petroleum products produced and used by the developer to fuel its own operations. The law also imposes a tax of 30% to 50% of the retail price on each liter of petroleum product sold in the Venezuelan domestic market. This tax on retail purchases will be levied annually by the National Assembly in the Budget Law and is to be paid monthly to the National Treasury.

The long-term effects of the new Hydrocarbons Law and its changes in royalty structure and taxes on PDVSA’s activities and results of operations, as well as its impact on foreign investment in the petroleum sector, cannot be predicted at this time.

Organizational Structure

Until January 1, 1998, PDVSA conducted its operations in Venezuela through three principal operating subsidiaries. These subsidiaries were Lagoven, S.A., Maraven, S.A. and Corpoven, S.A. Under the coordination of PDVSA, the three subsidiaries operated as separate vertically-integrated commercial entities, with separate exploration, development, production, refining and marketing activities. In 1998, PDVSA established a new operating structure based on business units. PDVSA formed PDVSA-Petróleo y Gas, S.A., or PDVSA P&G, as its principal operating subsidiary through the merger of Lagoven, S.A. and Maraven, S.A. into Corpoven, S.A.

Since the 1998 reorganization, PDVSA has been involved in a process of transforming its operations with the aim of improving its productivity, modernizing its administrative processes and enhancing its return on capital. PDVSA P&G’s operations were organized into three divisions: PDVSA Exploración y Producción, or PDVSA E&P; PDVSA Manufactura y Mercadeo, or PDVSA M&M; and PDVSA Servicios. Although the 1998 reorganization did not affect the legal structure of PDVSA’s other Venezuelan and international subsidiaries, most of those subsidiaries reported functionally to one of PDVSA P&G’s three divisions after the reorganization.

During the second half of 2000, PDVSA further modified its organizational structure with the goal of enhancing internal control of operations, optimizing its governance model and aligning its operating structure with Venezuela’s long-term strategic interests. The restructuring of PDVSA included the creation of two additional executive offices, managed by executive directors. Under this modified structure, the executive offices reported directly to the board of directors and replaced the business units formerly managed under PDVSA E&P and PDVSA M&M. One executive office managed the Exploration, Production and Orinoco Belt business unit and the other managed the Refining, Supply and Commerce business unit. PDVSA also increased the involvement of its board of directors in its activities and enhanced its operational independence as part of its effort to promote private investment in its subsidiaries PDVSA Gas, Petroquímica de Venezuela, S.A., or Pequiven, Bitúmenes Orinoco, S.A., or Bitor, and Carbones de Zulia, S.A., or Carbozulia.

In May 2001, PDVSA changed the name of PDVSA-Petróleo y Gas, S.A. to PDVSA Petróleo, S.A., referred to as PDVSA Petróleo, and transferred some of its non-associated gas assets to a newly-created subsidiary, PDVSA Gas, S.A. PDVSA Servicios continues to manage the administration, services, engineering and projects business units and Bariven, S.A., a subsidiary responsible for services and materials procurement.

The structure of PDVSA was most recently modified in early 2003. PDVSA made several adjustments in order to (i) enhance internal control of its operations, (ii) improve its corporate governance and (iii) align its operating structure with the long-term strategies of its shareholder. These adjustments consist primarily of the adoption of a new operating framework that increases the involvement of PDVSA’s board of directors in all PDVSA activities and at the same time enhances PDVSA’s operational independence. These adjustments are also a part of PDVSA’s effort to promote private investment in its subsidiaries, PDVSA Gas, Pequiven, Bitor and Carbozulia.

In August 2003, in order to streamline PDVSA’s business operations and reduce its administrative costs, PDVSA assigned the administration of business ventures with private sector entities to Corporacíon Venezolana del Petróleo, S.A., or CVP. Under this arrangement, CVP will assume all responsibility within PDVSA with respect to operating service agreements, strategic associations and profit-sharing agreements. In addition to its administrative responsibilities, CVP will continue to promote PDVSA’s relationships with third parties, as well as private sector participation in the petroleum industry. However, any dividends and profits from production activities conducted pursuant to PDVSA’s operating service agreements and other strategic associations will continue to be remitted to PDVSA.

PDVSA conducts its petrochemical activities through Pequiven, which reports directly to PDVSA. Pequiven and its joint ventures operate three major petrochemical complexes in Venezuela, and Pequiven is currently involved in 17 joint ventures with private sector partners.

PDVSA principally uses PDVSA Finance Ltd. for its corporate financing needs through the issuance of debt. As of December 2002, the level of indebtedness of PDVSA, on a consolidated basis, was approximately U.S.$8.7 billion.

Other important subsidiaries that report directly to PDVSA include Intevep, S.A., which undertakes research and development, and Centro Internacional de Educación y Desarrollo, which is responsible for the training and development of PDVSA and private sector personnel.

In the United States, PDVSA conducts its crude oil refining and refined petroleum product operations through its wholly-owned subsidiary PDV Holding, Inc., which, through PDV America, Inc., referred to as PDV America, owns 100% of CITGO Petroleum Corporation, referred to as CITGO. CITGO refines, markets and transports gasoline, diesel fuel, jet fuel, heating oil, petrochemicals, lubricants, asphalt and other refined petroleum products in the United States, markets jet fuel directly to airlines and produces a variety of agricultural, automotive and industrial lubricants, waxes and private label lubricants for independent distributors, mass marketers and industrial customers, as well as other clients. In addition, CITGO sells petrochemicals and industrial products directly to various manufacturers and industrial companies throughout the United States. In 2002, CITGO produced a total of 25.4 billion gallons of petroleum products. PDV Holding, Inc. also owns 100% of PDV Midwest Refining LLC (through CITGO) and 50% of Chalmette Refining LLC (through PDV Chalmette Inc.), each of which is primarily engaged in the refining of crude oil. In October 1998, PDVSA entered into agreements with Phillips Petroleum to form Merey Sweeny, a joint venture to process crude oil in the United States, and with Amereda Hess to form Hovensa, a joint venture to process crude oil in the U.S. Virgin Islands. PDVSA is, through its subsidiaries, one of the largest refiners of crude oil in the United States, based on its December 2002 aggregate net ownership interest in crude oil refining capacity.

In Europe, PDVSA conducts its crude oil refining and refined petroleum product activities through PDV Europa B.V., which owns its 50% interest in Ruhr Oel GmbH, referred to as Ruhr Oel, a joint venture company operating in Germany and owned jointly with Veba Oel, and its 50% interest in AB Nynäs Petroleum, referred to as Nynäs, a joint venture company operating in Belgium, Sweden and the United Kingdom and owned jointly with Fortum Oil and Gas OY. Through Ruhr Oel, PDVSA refines crude oil and markets and transports gasoline, diesel fuel, heating oil, petrochemicals, lubricants, asphalt and other refined petroleum products. Through Nynäs, PDVSA refines crude oil and markets and transports asphalt, specialty products, lubricants and other refined petroleum products.

According to a comparative study published by Petroleum Intelligence Weekly in 2002, based on a combination of operating criteria and other data for 2001, including reserves, production, refining capacity and refined petroleum product sales, PDVSA was the world’s third-largest vertically integrated oil and gas company, ranked seventh in the world in production, sixth in the world in proven reserves of crude oil, fourth in the world in refining capacity and fifth in the world in product sales.

Selected Results of Operations

Overview

PDVSA’s consolidated results are affected primarily by the volume of crude oil produced and variations in the general price levels of hydrocarbons. The level of crude oil production and the capital expenditures needed to achieve such level of production, as well as the price levels for hydrocarbons, have been among the principal factors determining PDVSA’s financial condition and results of operations since 1990. The importance of these factors is expected to continue during the foreseeable future.

PDVSA is the largest corporation in Venezuela. As of December 31, 2002, PDVSA’s total assets were approximately U.S.$55.0 billion, compared to U.S.$57.2 billion at December 31, 2001 and U.S.$57.6 billion at December 31, 2000. At December 31, 2002, PDVSA’s long-term debt (excluding the current portion of certain capital lease obligations) was approximately U.S.$8.3 billion (preliminary figure), compared to U.S.$8.5 billion at year-end 2001.

PDVSA maintains an active exploration and development program designed to increase its proven crude oil reserves and production capacity. PDVSA currently conducts its exploration and development activities in the Western Zulia Basin, the Western Barinas—Apure Basin and the Eastern Basin in the Monagas and Anzoategui states.

Total Revenues

PDVSA’s revenues were U.S.$42.6 billion for the year ended December 31, 2002 compared to U.S.$46.3 billion for the year ended December 31, 2001. In 2000, when the average price of oil peaked to U.S.$25.91 per barrel, PDVSA’s revenues totaled U.S.$53.7 billion.

Net sales decreased U.S.$3.5 billion, or approximately 8%, from U.S.$45.8 billion in 2001 to U.S.$42.3 billion in 2002. This was due primarily to a 3% decrease in sales volume, from a total of 4.5 million bpd in 2001 to a total of 4.4 million bpd in 2002, and a decrease in average sales price of approximately 6%, from an average price per barrel of U.S.$28.21 in 2001 to U.S.$26.56 in 2002.

Petroleum Production and Export Revenues of Crude Oil and Refined Products

PDVSA’s production of crude oil and liquid petroleum gas averaged 2.8 million bpd in 2002, compared to an average of 3.3 million bpd produced in 2001 and 3.3 million bpd produced in 2000. Of this production, 29% was light crude oil and condensates, 34% was medium crude oil, 31% was heavy and extra-heavy crude oil and the remaining 6% was liquid petroleum gas. PDVSA’s natural gas production (net of amounts re-injected) decreased by 10.3%, from an average of 4,093 million cubic feet per day, or MMCFD, in 2001, to an average of 3,672 MMCFD in 2002. PDVSA’s crude oil production capacity decreased from 4.0 million bpd in 2001 to 3.7 million bpd in 2002. In 2002, PDVSA’s crude oil production averaged 2.7 million bpd (including 92 thousand bpd attributable to PDVSA’s participation in the Orinoco Belt projects), which represented approximately 72% of its estimated year-end crude oil production capacity of 3.7 million bpd (including 443 thousand bpd of crude oil production capacity attributable to PDVSA’s Orinoco Belt projects). All of PDVSA’s crude oil and natural gas production operations are located in Venezuela.

PDVSA’s net output of refined petroleum products, including the output of products by refineries in which its affiliates in the United States and Europe own equity interests, decreased by 10% in 2002, from an average of 2.9 million bpd in 2001 to an average of 2.6 million bpd in 2002. Of the total production of PDVSA’s refineries during 2002, 46%, or 1.2 million bpd, was produced by its Venezuelan refineries (including the Isla

Refinery in Curaçao), 43%, or 1.1 million bpd, was produced by refineries in the United States in which PDVSA owns equity interests and 11%, or 271 thousand bpd, was produced through PDVSA’s various European joint ventures.

The volume of PDVSA’s export sales decreased by 13% in 2002, from approximately 2.8 million bpd in 2001 to approximately 2.4 million bpd in 2002. The average realized export price per barrel for Venezuelan crude oil, refined petroleum products and liquid petroleum gas increased by 9% in 2002, from U.S.$20.21 per barrel in 2001 to U.S.$21.94 per barrel in 2002.

PDVSA’s primary markets for exports of its crude oil, refined petroleum products and liquid petroleum gas are the United States and Canada, Central America and the Caribbean, South America and Europe. The United States and Canada continue to be the largest markets for PDVSA’s export sales, with total sales volume of approximately 1.3 million bpd in 2002, a 15% decrease from approximately 1.5 million bpd in 2001. Central America and the Caribbean continue to be premium markets for PDVSA’s export sales (primarily of refined petroleum products), with total sales of 739 thousand bpd in 2002, a 7% decrease compared to 793 thousand bpd in 2001. PDVSA’s export sales to South America decreased by 16% in 2002, from 321 thousand bpd in 2001 to 269 thousand bpd in 2002. PDVSA’s export sales to Europe decreased by 11% in 2002, from 151 thousand bpd in 2001 to 134 thousand bpd in 2002.

PDVSA exports all of its crude oil production that is not processed in the Venezuelan refineries (including to the Isla Refinery located in Curaçao). PDVSA’s total export volume of approximately 2.4 million bpd in 2002 consisted of approximately 1.8 million bpd of crude oil (including exports to the Isla Refinery located in Curaçao) and 647 thousand bpd of refined petroleum products. For the purposes of calculating export revenues, PDVSA does not treat the sale of refined petroleum products from the Isla Refinery as an export of refined petroleum products from Venezuela, but does treat crude oil processed in the Isla Refinery as an export of crude oil from Venezuela.

Venezuela has been exporting crude oil without interruption since 1914. According to the February 2002 edition of Petroleum Supply Monthly, a publication of the United States Department of Energy, PDVSA was the third-largest aggregate supplier of crude oil and refined petroleum products to the United States for the period from January through December 2001. Due to the effects of the December 2002 work stoppage, Venezuela briefly dropped to fourth place in early 2003. However, with the resumption of exports in March 2003, Venezuela has regained its position as the third-largest aggregate supplier of such products to the United States.

Sales of International Subsidiaries

In 2002, PDVSA’s total volumes of crude oil and refined petroleum products sold exceeded PDVSA’s total production of crude oil and liquid petroleum gas, primarily because sales by PDV America, through its wholly-owned subsidiaries (primarily CITGO), are generated through purchases of crude oil and refined petroleum products from third parties (including affiliates) that are supplied to its refining and marketing network in the United States. In 2002, PDVSA produced 2.8 million bpd of crude oil and liquid petroleum gas, compared to 4.4 million bpd of total sales of such products. In 2002, PDV America’s sales decreased to U.S.$19.4 billion from U.S.$19.6 billion in 2001. PDV America’s sales in 2002 were approximately 1.66 million bpd (compared to 1.61 million bpd in 2001), while its purchases of crude oil from PDVSA totaled approximately 320 thousand bpd (compared to 348 thousand bpd in 2001).

Domestic Sales

In Venezuela, PDVSA sold 420 thousand bpd of refined petroleum products (including liquid petroleum gas) in 2002, a decrease from the 458 thousand bpd sold in 2001. In 2002, PDVSA sold 342 thousand bpd of oil equivalent of natural gas in the Venezuelan domestic market, a 6% increase from the 307 thousand bpd sold in 2001. Unit sales prices of refined petroleum products in the Venezuelan market decreased 23% in 2002 to U.S.$6.73 per barrel (from U.S.$8.74 per barrel in 2001), and unit sales prices of natural gas decreased to

U.S.$0.71 per thousand cubic feet, or MCF, or U.S.$4.10 per barrel of oil equivalent, or BOE, in 2002 (from U.S.$0.88 per MCF, or U.S.$5.35 per BOE, in 2001).

Petrochemical and Other Sales

PDVSA’s net sales for 2002 included approximately U.S.$1.2 billion generated from sales of petrochemicals, bitumen and coal, a 14% decrease compared to approximately U.S.$1.4 billion generated from sales of these products in 2001. The decrease in net sales was due primarily to the effects of devaluation on petrochemical revenues denominated in Bolivars.

Total Costs and Expenses

PDVSA’s total costs and expenses were approximately U.S.$39.1 billion for the year ended December 31, 2002 compared to approximately U.S.$38.0 billion for the year ended December 31, 2001. PDVSA’s net income was approximately U.S.$2.6 billion for the year ended December 31, 2002 compared to approximately U.S.$4.0 billion for the year ended December 31, 2001.

PDVSA’s Business Strategy

PDVSA’s business strategy is to pursue the development of Venezuela’s hydrocarbon resources with the support of both national and foreign private capital, to maximize shareholder value and to ensure its financial strength. PDVSA’s 2003-2008 business plan focuses on the exploration, production, refining and marketing of hydrocarbons. Additionally, the business plan contemplates investment from the private sector in the overall development of the gas and petrochemical industry, in the industrialization of refining streams and in Orimulsion® and coal. During this five-year period, the business investment portfolio will require approximately U.S.$36 billion. PDVSA also seeks to maintain high safety and health standards in conducting its business and aims to achieve effective and timely integration of business technologies in its operations, as well as the empowerment and development of human resources.

As part of its business strategy, PDVSA intends to:

With respect to exploration, production and upgrading activities—

•	increase its reserves of light- and medium-gravity crude oil;

•	increase its overall recovery factor;

•	continue its development of extra-heavy crude oil projects in the Orinoco basin; and

•	improve existing technology in order to maximize the return on its investments.

With respect to refining and marketing—

•	invest in product upgrades and environmental compliance in Venezuela and abroad;

•	expand its markets in Latin America and the Caribbean; and

•	improve the efficiency of its refining processes and marketing activities.

With respect to gas—

•	promote active national and international private sector participation in non-associated gas reserves, processing, transmission and distribution; and

•	increase its focus in the liquified natural gas, or LNG, markets.

With respect to petrochemicals—

•	develop new lines of business with natural gas and refining streams; and

•	promote private investment in the petrochemical sector.

The implementation of PDVSA’s business plan includes the following initiatives:

•	Exploration, production and upgrading. PDVSA’s exploration and production strategy focuses on increasing its exploration of new light- and medium-gravity crude oil reserves and the continued replacement of such reserves, developing new production areas, adjusting its production activities to cater to market demands and agreements reached with OPEC members and with other oil-producing countries, maintaining competitive production costs by using state-of-the-art technology and completing the development of its Orinoco Belt projects.

•	Refining. PDVSA’s refining strategy focuses on upgrading its downstream operations in Venezuela, the United States and Europe, its major worldwide markets, by upgrading its product mix to achieve a higher margin of refined petroleum products and to comply with all applicable environmental quality standards.

•	Marketing. PDVSA plans to continue the expansion of its international marketing operations to ensure market growth for its crude oil and refined petroleum products and to increase brand awareness for its products. PDVSA also intends to strengthen its position in the United States through the efficient distribution by CITGO of its refined petroleum products.

Through CITGO Latin America, a wholly-owned subsidiary of CITGO, PDVSA plans to introduce the PDVSA and CITGO brands into various Latin American and Caribbean markets, including through wholesale and retail sales of its refined petroleum products. In 2001, CITGO Latin America set up an office in Guayaquil, Ecuador. In 2002, CITGO-branded service stations were established in Puerto Rico and the PDVSA brand was launched in Argentina and Brazil. However, CITGO Latin America is reviewing and may revise its plans for these and other countries in Latin America.

In Venezuela, PDVSA plans to continue to promote a reliable supply of its products and the use of unleaded gasoline (a process it started during the fourth quarter of 1999), to improve the competitive position of its network of service stations, lubrication centers and macro-stores, to continue to develop its commercial network through business relationships and other associations and to increase its product supply to high traffic airports.

•	Gas. The development of its gas business is one of PDVSA’s major goals. PDVSA plans to focus on creating investment opportunities for the private sector in non-associated gas production, expanding its transmission and distribution systems and natural gas liquids extraction, processing and fractioning capacity and developing new gas export ventures. PDVSA intends to operate most of the existing associated natural gas production fields currently assigned to PDVSA by MEM. It will continue to explore and develop non-associated gas reserves with the support of private investment. PDVSA also intends to support these activities using the gas transmission and distribution systems currently controlled and managed by MEM.

In 2001, MEM completed a non-associated gas licensing bid round for exploration and production activities in 11 new on-shore reserve areas. Out of these 11 areas, six were allocated and assigned to foreign and domestic investors: Yucal-Placer Norte and Yucal-Placer Sur (both development areas), Barracas, Tinaco, Tiznado and Barbacoas (each exploratory areas). The Yucal-Placer areas are expected to start producing 100 MMCFD in January 2004 and approximately 300 MMCFD between 2006 and 2007. Additionally, the Mariscal Sucre LNG project, located in the northeast part of the country (in the offshore area), is also on track for development.

PDVSA believes that its natural gas resources and Venezuela’s geographical location at the center of the Atlantic Basin puts it in an advantageous position to achieve its goals with respect to its gas business. PDVSA believes that its gas business plan will also contribute to promoting an increased and more diverse use of natural gas as a fuel and as a raw material in Venezuela.

PDVSA anticipates that the development of its gas business strategy will require approximately U.S.$4.5 billion in capital from 2003 to 2008. PDVSA expects to fund such required capital expenditures primarily through investments from the private sector.

•	Petrochemicals. PDVSA plans to continue to promote the development of the petrochemical industry in Venezuela by maximizing the use of its existing petrochemical infrastructure and by integrating its refineries and petrochemical plants to ensure maximum economic benefit and to promote independence of its business performance from the volatility of the oil and petrochemical markets. PDVSA also intends to continue the development of the petrochemical industry in three specific areas: petrochemicals from gas; industrialization of refinery streams; and the manufacturing of certain aromatic products.

•	Orimulsion®. PDVSA has expanded its Orimulsion® business and increased its production levels based on market opportunities, mainly in the Far East. PDVSA carried out its planned expansion through joint ventures. The growing popularity of Orimulsion® as a fuel is due to a new formulation, which makes it more environmentally friendly and economical. At this time, PDVSA’s entire Orimulsion®production is allocated to clients in Europe, Asia and the United States, and PDVSA is currently exploring ways to improve this business.

Although PDVSA’s 2003-2008 business plan was adopted prior to the December 2002 work stoppage, no changes have been implemented with respect to the plan as a result thereof.

Hydrocarbon Reserves and Exploration

At December 31, 2002, crude oil and natural gas represented 75% and 25%, respectively, of Venezuela’s total estimated proven crude oil and natural gas reserves on an oil equivalent basis.

As of December 31, 2002, Venezuela had estimated proven crude oil reserves totaling approximately 77.2 billion barrels (including an estimated 35.4 billion barrels of heavy and extra-heavy crude oil in the Orinoco Belt), compared to 76.1 billion barrels at year-end 1998. Based on 2002 production levels, Venezuela’s estimated proven reserves of crude oil have a remaining life of approximately 70 years. The estimated proven reserves include heavy and extra-heavy crude oil reserves that will require significant future development costs to produce and refine.

New hydrocarbon reserves were discovered during exploratory activity currently in progress in the eastern part of Venezuela. Crude oil reserves of 350 million barrels and close to 0.9 trillion cubic feet of associated gas were estimated from the evaluation of the exploratory well Chaguaramal 6X, located 25 kilometers northwest of Maturín. Drilling of this well is still in progress, and it is expected to contain crude oil reserves totaling 460 million barrels and 1.6 billion cubic feet of associated gas.

Additionally, new reserves estimates of approximately 2.8 trillion cubic feet of free gas and 50 million barrels of crude oil are expected from the exploratory well Tacata 2X in reservoir formations Carapita and Capaya, respectively. This well, located north of Anaco, is currently being drilled.

The evaluation of the development well FN-19 increased total crude oil in the Naricual Superior Formation by 500 million barrels in the Furrial field, which has been in production since 1996. A new fluid model was validated that will help with new developments in neighbor fields. The discovery of approximately 5 billion to 7 billion barrels of oil has proven to be among the most important findings for the area. According to the recovery factor of the area, that discovery is expected to add approximately 2 billion barrels of new reserves, which will help Venezuela maintain its role as a key participant in the international hydrocarbons market.

PDVSA continues exploratory activity in the western part of the country. Exploratory wells in that region are expected to provide reserves of 218 million to 1.6 billion barrels of crude oil and 0.1 to 1.3 trillion cubic feet of gas.

In 2002, PDVSA’s exploration expenditures were used principally to fund the drilling of 10 exploratory wells and the acquisition of 3,142 square kilometers of three dimensional seismic lines and 6,714 km of two dimensional seismic lines. Additionally, 27 exploratory wells were drilled and 219 square kilometers of 3D seismic lines and 204 km of 2D seismic lines were acquired pursuant to PDVSA’s operating services agreements. In 2002, 238 million barrels, or MMB, of proven crude oil reserves were added (135 MMB from newly discovered reserves and 103 MMB from development wells), compared to 357 MMB in 2001 (46 MMB from newly discovered reserves and 311 MMB from development wells). In 2002, PDVSA invested U.S.$649 million in 366 development wells and other facilities.

Cumulative production of crude oil in Venezuela from 1914 through December 31, 2002 totaled approximately 55.7 billion barrels. Despite the quantities of oil produced, proven reserves have increased through continuous new discoveries. From December 31, 1995 to December 31, 2001, Venezuela’s estimated proven reserves of crude oil increased by 10.9 billion barrels, and its estimated proven reserves of natural gas increased by 0.62 billion BOE. In 2002, 2001, 2000 and 1999, PDVSA’s proven crude oil reserve replacement ratio was 104%, 108%, 169% and 165%, respectively. These variations resulted from revisions to the expected recovery rate of oil in place and the application of secondary recovery technology to existing crude oil deposits.

At December 31, 2002, Venezuela had proven developed reserves of natural gas amounting to 102,191 billion cubic feet, or bcf (or 17.6 billion BOE). Virtually all of Venezuela’s natural gas reserves are composed of associated gas developed incidentally to the development of crude oil reserves. During 2002, approximately 39% of the natural gas produced was re-injected for purposes of maintaining pressure in reservoirs.

PDVSA uses geological and engineering data to estimate its proven crude oil and natural gas reserves, including proven developed and undeveloped reserves. Such data is capable of demonstrating with reasonable certainty whether such reserves are recoverable in future years from known reservoirs under existing economic and operating conditions. PDVSA expects to recover proven developed crude oil and natural gas reserves principally from new wells and acreage that has not been drilled using its currently available equipment and operating methods. PDVSA’s estimates of reserves are subject to revision. PDVSA reviews its crude oil and natural gas reserves annually to take into account, among other things, production levels, field reviews, the addition of new reserves from discoveries, year-end prices and economic and other factors. Proven reserve estimates may be materially different from the quantities of crude oil and natural gas that are ultimately recovered.

The following table shows proven crude oil and natural gas reserves and proven developed crude oil and natural gas reserves, all located in Venezuela. Proven reserve quantities exclude natural gas liquids.

As of December 31, 2002

(million barrels, except where noted)
Proven Reserves(1)
Condensate, light and medium crude oil (API gravity of 21degrees or more)	24,362
Heavy and extra heavy crude oil (API gravity of less than 21degrees)(2)	52,795
Total crude oil	77,157
Natural gas (bcf)(3)	147,109
Proven reserves of crude oil and natural gas (million BOE) (4)	102,521
Remaining reserve life of crude oil (years)(5)	70
Proven Developed Reserves
Condensate, light and medium crude oil (API gravity of 21degrees or more)	8,668
Heavy and extra heavy crude oil (API gravity of less than 21degrees)(2)(6)	7,031
Total crude oil	15,699
Percentage of proven crude oil reserves(7)	22%
Natural gas (bcf)(3)	102,191
Proven developed reserves of crude oil and natural gas (million BOE)(2)	33,318

(1)	Proven reserves include both proven developed reserves and proven undeveloped reserves.
(2)	Includes reserves in the Orinoco Belt.
(3)	Includes 12,454 BCF associated with extra-heavy crude oil reserves.
(4)	Natural gas is converted to BOE at a ratio of 5.8 thousand cubic feet of natural gas per one barrel of crude oil.
(5)	Based on 2002 crude oil production and total proven crude oil reserves.
(6)	Includes proven developed reserves of extra-heavy crude oil utilized by Orimulsion®.
(7)	Proven developed crude oil reserves divided by total proven crude oil reserves.

Source: PDVSA.

Association Agreements

Prior to its most recent amendment in 2001, the Hydrocarbons Law permitted PDVSA to enter into operating and association agreements with private sector entities with the approval of the National Assembly. Since 1992, PDVSA has implemented various arrangements designed to attract private investment to its exploration and development activities by unaffiliated private sector oil companies.

These arrangements include the following:

•	PDVSA auctioned to private sector operators the rights to reactivate and develop certain oil fields that no longer meet PDVSA’s minimum rate of return requirements. The private sector operators use secondary and tertiary recovery techniques to develop these oil fields. PDVSA entered into operating service agreements that require the private sector operators to make all required capital expenditures and pay all operating expenses. In the first and second rounds of these auctions, PDVSA awarded a total of 27 private sector operators the right to exploit 15 oil fields. An average of 334 thousand bpd of crude oil was produced from these fields in 2002, and PDVSA expects that such production will increase to approximately 405 thousand bpd when these fields are in substantially full operation by 2005. As of December 31, 2002, these fields had estimated proven reserves of approximately 3.8 billion barrels of crude oil, and foreign companies had invested in excess of U.S.$4.3 billion in them. In the third round of auctions, PDVSA auctioned the right to reactivate, rehabilitate, develop and additionally explore certain hydrocarbon reservoirs in 17 fields. An average of 147 thousand bpd of crude oil was produced from these fields in 2002. PDVSA’s business plan currently contemplates daily production of 225 thousand bpd by 2005 under its operating service agreements. As of December 31, 2002, these fields had estimated proven reserves of approximately 1.6 billion barrels of crude oil, and the operator companies had invested in excess of U.S.$2.8 billion in them.

•	PDVSA has also entered into profit-sharing arrangements with private sector companies. Under these arrangements, PDVSA has offered the right to explore, drill and develop light and medium crude oil, on an equity basis, in ten designated blocks with a total area of 13,744 square kilometers. PDVSA participates pursuant to profit-sharing agreements under which its subsidiary, CVP, owns (at its option) between 1% and 35% in the development of any recoverable reserves with commercial potential. PDVSA’s business plan currently contemplates an aggregate average daily production from the fields in these new areas of 460 thousand bpd by 2010.

•	PDVSA has entered into four vertically-integrated joint venture projects with private sector participants in the Orinoco Belt. These joint venture projects have been implemented through association agreements between PDVSA and the various participating entities. The term of each association agreement is approximately 35 years after commencement of commercial production, and, upon termination, the foreign participant’s ownership is transferred to PDVSA. These projects, which include the exploitation and upgrading of extra-heavy crude oil and marketing of upgraded synthetic crude oil, are:

•	the “Petrozuata” joint venture between PDVSA and Conoco Inc. The construction of facilities at Petrozuata began in 1997. Initial production of extra-heavy crude oil commenced in August 1998. Upgraded facilities were completed in 2001. During 2002, Petrozuata produced 115 thousand bpd of extra-heavy crude oil and 97 thousand bpd of synthetic crude oil. Under the terms of the joint venture agreement, Conoco has agreed to undertake the refining process, which will take place at Conoco’s Lake Charles refinery, in Lake Charles, Louisiana;

•	the “Sincor” joint venture among PDVSA, Total Fina and Statoil Sincor AS. In 2002, this joint venture produced 112 thousand bpd of extra-heavy crude oil and 86 thousand bpd of synthetic crude oil, and further anticipates reaching a production level of 180 thousand bpd of synthetic crude oil by 2007;

•	the “Hamaca” joint venture among PDVSA, ChevronTexaco and Conoco. This joint venture anticipates its initial production Phase to yield 190 thousand bpd of synthetic crude oil from 2004 through 2007. In 2002, the average production of extra-heavy crude oil was 26 thousand bpd and 51 thousand bpd of diluted crude oil;

•	the “Cerro Negro” joint venture among PDVSA, ExxonMobil and Veba Oel AG. Pursuant to the terms of this joint venture agreement, PDVSA agreed to sell its share of upgraded crude oil produced by this joint venture (approximately 80% of total production) to Chalmette Refining, a refinery in Chalmette, Louisiana, which is an equal share joint venture between PDVSA and ExxonMobil. During 2002, this joint venture produced 101 thousand bpd of extra-heavy crude oil and 90 thousand bpd of synthetic crude oil.

Operating Service Agreement with National Universities

In October 2000, PDVSA entered into operating service agreements with three national universities: Universidad de Oriente (Eastern University), Universidad del Zulia (Zulia University), and Universidad Central de Venezuela (Central University of Venezuela). In these agreements, PDVSA auctioned the right to reactivate, rehabilitate and develop fields located in three geographical areas. The purpose of these agreements with the national universities is to provide training and industry experience to Venezuelan university students, especially geophysics, petroleum engineering and geology students.

Each field will be developed by separate entities that are 51% owned by PDVSA and 49% owned by the respective universities. These fields are: Socororo, located in Anzoategui State (operated by Petroucv, S.A.); Mara Este, located in the Zulia State (operated by Oleoluz, S.A.); and Jobo, located in Monagas State

(operated by Petroudo, S.A.). The total assigned area for all these fields is approximately 523 square kilometers. As of December 31, 2002, these fields have estimated proven reserves of 236.5 MMB of crude oil (50.8 MMB, 70.5 MMB and 115.2 MMB distributed for Socororo, Mara Este and Jobo, respectively). PDVSA anticipates an average daily production from these fields of 35 thousand bpd by 2007, and PDVSA’s business plan anticipates a total investment of approximately U.S.$202 million in these fields over the next 20 years.

West Gulf of Paria

The recently completed evaluation plan for the Corocoro discovery has confirmed a large hydrocarbon accumulation in Golfo de Paria Oeste, or the West Gulf of Paria, believed to contain over 2 billion barrels of oil. The approved Corocoro evaluation plan period ended on November 4, 2002. A Declaration of Commerciality was made for the oil reserves on October 24, 2002 and, as a result, a development plan was proposed in accordance with the association agreement.

On April 3, 2003, the PDVSA board approved the development plan for Phase I. The Phase I development will entail a capital investment of U.S.$557 million to produce approximately 250 million barrels of crude oil reserves over a 20-year period. Phase I contemplates the drilling of a total of 24 wells comprising 11 producers, 10 water injectors and 3 utility wells.

It is currently projected that Phase II would involve a further U.S.$487 million of investment to recover additional reserves of up to 450 million barrels of crude oil from the field. An efficient transition from Phase I to Phase II can be achieved by using existing production facilities in the second phase. The total project cost for Phase I and Phase II is estimated at U.S.$4.30 per barrel, comprising U.S.$2.30 per barrel for development and U.S.$2.00 per barrel for operations.

In addition to the Corocoro development, Phase II exploration drilling is also expected to occur. The Corocoro facilities are being designed to allow tie-in and subsequent export of production from other regional discoveries. The facilities will also have the potential to handle production by third parties.

First oil production is expected by the end of third quarter of 2005. Based on the initial results of Phase I, it is projected that Phase II development investment may begin during 2006. Appropriate approvals required by the association agreement would be sought at that time.

Legal Proceedings

Through LYONDELL-CITGO, a joint venture owned 41.25% by PDVSA and 58.75% by Lyondell, PDVSA has a net interest in refining capacity of 109 thousand bpd in a refinery located in Houston, Texas with a refining capacity of 265 thousand bpd. PDVSA supplies a substantial amount of the crude oil processed by this refinery under a long-term crude oil supply agreement that expires in 2017. Under this agreement, LYONDELL-CITGO purchased approximately U.S.$1.3 billion of crude oil and feedstocks at market prices from PDVSA in 2002. CITGO purchases substantially all of the gasoline, diesel and jet fuel produced at this refinery under a long-term contract. Various disputes exist between LYONDELL-CITGO and its partners and their respective affiliates concerning the interpretation of agreements between the parties relating to the operation of the refinery.

PDVSA Petróleo declared an event of force majeure under its crude oil supply agreement with LYONDELL-CITGO in April 1998, and again in February 1999 through October 2000, as well as from February 2001 to March 2003. PDVSA, which guarantees PDVSA Petróleo’s obligations under the crude oil supply agreement, invoked its right to declare an event of force majeure during the same time periods. As a result of these declarations, LYONDELL-CITGO purchased crude oil from alternate sources. Another event of force majeure was declared in December 2002 which forced LYONDELL-CITGO to purchase crude oil elsewhere to replace the volume not delivered under contract until it was lifted on March 6, 2003.

In February 2002, LYONDELL-CITGO commenced an action against PDVSA Petróleo and PDVSA in the Southern District of New York, alleging that PDVSA Petróleo and PDVSA wrongfully declared an event of force majeure and further that PDVSA Petróleo and PDVSA breached the agreements by paying liquidated damages under the contract rather than delivering oil.

Overview of Main Projects

The Plataforma Deltana Project

In February 2002, with an investment of approximately U.S.$375 million, PDVSA began offshore drilling activities from a floating rig named Plataforma Deltana located in the Atlantic Ocean, close to the border with Trinidad and Tobago. This project aims to add new free natural gas reserves to meet internal and export market requirements. The Plataforma Deltana project will operate approximately 155 miles from the coast of Venezuela’s Delta Amacuro territory over a two-year period. The estimated production is 4.7 million metric tons per year. The total estimated investment in this project is U.S.$2.0 billion for the period 2002-2007, of which up to 35% is expected to be financed by PDVSA and 65% is expected to be financed by private investors. During the first quarter of 2003, the Government awarded two blocks in the Deltana platform, bordering the Trinidad gas fields, to Statoil and Chevron-Texaco for gas exploration.

This new venture into the gas business is seen as a potential contribution to meet the need for diversifying energy sources that help shape Venezuela’s economic development. Similarly, the success of the Plataforma Deltana project would further strengthen Venezuela’s commercial competitiveness by improving its position in the global market, which has been progressively migrating toward the use of natural gas as a clean non-polluting fuel.

The Anaco Gas Project

PDVSA is currently in the process of drilling an exploratory well located north of Anaco with the objective of satisfying internal demand for natural gas. The Anaco Gas Project includes design and construction of facilities anticipated to yield daily production of 2.4 million cubic feet of gas and 35 thousand barrels of associated light crude oil. The project is being developed in two phases, with startup operations capable of producing 2.0 million cubic feet of gas anticipated to commence in 2005. PDVSA expects the production capacity of this project to reach 2.4 million cubic feet of gas per day in 2007. PDVSA’s total estimated investment for this project is U.S.$658 million, of which U.S.$475 million has been obtained from bank financing.

The ICO Project

The objective of this project is to connect Venezuela’s Central and Eastern (Anaco-Barquisimeto) and Western (Ule-Amuay) natural gas transmission systems with a view to:

•	facilitating the supply of gas to the western region of Venezuela;

•	expanding the delivery of gas to other regions and cities within the country; and

•	promoting industrial and commercial development in the areas along the gas transmission pipeline to be built in connection with this project.

In connection with this project, PDVSA expects to construct a 30-inch, 300 km gas pipeline running from Morón to Río Seco and three compression stations located at Altagracia, Los Morros and Morón. Construction of the pipeline and compression station will commence in 2004. PDVSA expects to invest approximately U.S.$510 million in this project and anticipates that this project will be completed by the first quarter of 2006.

Refining

PDVSA is involved in refining activities in Venezuela and the Caribbean, the United States and Europe. PDVSA owns six refineries in Venezuela, with a total rated crude oil refining capacity of 1.3 million bpd. It also leases and operates a refinery in Curaçao, with a refining capacity of 335 thousand bpd at December 31, 2002. PDVSA has equity or ownership interests in eight refineries in the United States, five of which are wholly owned, and has an equity interest in a coker/vacuum crude distillation unit. These refineries in the United States provide PDVSA with an aggregate net interest in crude oil refining capacity of 1.2 million bpd at December 31, 2002. PDVSA has equity interests in nine refineries in Western Europe with a total rated crude oil refining capacity at December 31, 2002 of 1.0 million bpd, of which its net interest in crude oil refining capacity was 252 thousand bpd. PDVSA’s net interest in refining capacity has grown from 2.4 million bpd in 1991 to 3.1 million bpd at December 31, 2002.

In order to maintain its competitiveness within international markets, PDVSA has focused on expanding and upgrading its refining operations in Venezuela, the United States and Europe, allowing it to increase its production of refined petroleum products and upgrade its product mix toward higher-margin refined petroleum products. PDVSA expects to invest approximately U.S.$2.6 billion in Venezuela from 2003 through 2008 to improve its refining systems and adapt its systems to meet environmental regulations and domestic and international product quality requirements. PDVSA has also increased the sophistication of its refining capacity in Venezuela. It has also made extensive investments to convert its worldwide refining assets from simple conversion to deep conversion capabilities. Deep conversion capabilities in its Venezuelan refineries have allowed PDVSA to improve yields by allowing a greater percentage of higher value products to be produced. PDVSA intends to implement AQUACONVERSION®, a PDVSA-owned technology, for heavy crude oil processing at its Isla Refinery located on the island of Curaçao. PDVSA is also expanding its delayed coking plants located at the refining complex in Paraguaná, Venezuela. In addition, PDVSA also intends to participate in projects to increase its production of gasoline. For example, the three fluid catalytic cracker units located at PDVSA’s Amuay, Cardón and El Palito refineries are being modified to produce gasoline. A low sulfur gasoline production unit (currently in the engineering phase) is expected to be operational in the first quarter of 2005, using oil products and technology, developed by Intevep, a wholly-owned subsidiary of PDVSA.

Certain specialized refineries of PDVSA produce asphalt and naphtenic oils from Venezuelan heavy sour crude oil, which is particularly suited for production of these products. Refineries in Sweden, Belgium and the United Kingdom in which PDVSA has an interest and two specialized refineries in the United States owned and operated by CITGO are dedicated to the production of asphalt. The Nynäshamn refinery, one of the two refineries in Sweden in which PDVSA has an interest, produces naphtenic oils. On March 13, 2001, PDVSA entered into a contract for approximately U.S.$300 million with a Venezuelan-Japanese consortium led by the Japanese JGC Corporation (formed by the Japanese Chiyoda Corporation) to construct naphtha hydro-treatment facilities and diesel hydro-desulfuration and environmental units in a refinery located in Puerto La Cruz, also known as the VALCOR project. This project is budgeted at U.S.$500 million and is anticipated to be capable of producing 45 thousand bpd of gasoline and 31 thousand bpd of diesel blending components for the local market and for export.

Petrochemicals, Natural Bitumen and Coal

Petrochemicals

PDVSA is engaged in the Venezuelan petrochemical industry through its wholly-owned subsidiary, Pequiven. Pequiven’s goals include increasing the capacity and flexibility of existing plants, both for local and international markets, and identifying new products or commercial opportunities, mainly in methanol, plastics and fertilizers. The raw materials currently used by Pequiven are natural gas and liquefied petroleum gas, reformed naphtha and sulfur, which are provided by PDVSA Petróleo, and phosphate rock, which is supplied by Pequiven’s subsidiary, Fosfato de Venezuela S.A., located in the state of Falcón in northwestern Venezuela.

Pequiven and its joint ventures operate three petrochemical complexes, with a total combined production capacity of over eight million metric tons currently. The Morón complex, in the State of Carabobo, primarily produces fertilizers and sulfuric acid. The El Tablazo complex, on the northeast shore of Lake Maracaibo in the State of Zulia, produces mainly olefins, chlorine/caustic nitrogen-based fertilizers, industrial feedstocks and thermoplastic resins. The Jose complex, located on north coast of the State of Anzoategui, produces methanol, fertilizer, industrial products and methyl-ter-butyl-ether, or MTBE. Pequiven also has facilities to produce aromatics in the PDVSA El Palito refinery, located in the State of Carabobo. The gross production of Pequiven’s wholly-owned plants in each of 2002 and 2001 was approximately 3.7 million metric tons and 4.1 million metric tons, respectively.

At present, Pequiven has interests in 17 operational joint ventures, with most of their production facilities located in the three existing petrochemical complexes, and has interests in new joint ventures in various stages of development. The gross production of these joint ventures in 2002 was approximately 3.2 million metric tons, as compared to 5.0 million metric tons in 2001. Products of these joint ventures include methanol, MTBE, ethylene, propylene, dripolene, polyethylenes, polypropylene, ethylene oxide, glycols, caustic soda, chlorine, ethylene dichloride, fertilizers, caprolactam and other specialty products.

In January 1997, Pequiven and ExxonMobil entered into a preliminary development agreement to assess the possibility of building a polyolefins complex in Pequiven’s Jose complex. It is expected that this project will require an aggregate investment of approximately U.S.$2.3 million. The joint venture would be 50% owned by ExxonMobil and 50% owned by Pequiven. Basic engineering and class II cost estimates were concluded during 1999, and both partners are in the pre-development Phase and are analyzing enhancements for the project in anticipation of entering into a definitive development agreement.

In April 1999, Pequiven signed a joint venture agreement with Koch Industries Inc., Snamprogetti S.P.A. and Polar Uno, C.A. to construct two ammonia and two urea plants in the Jose complex for a total investment of approximately U.S.$1.0 billion. The joint venture company is called FertiNitro and is owned 35% by Pequiven, 35% by Koch, 20% by Snamprogetti and 10% by Polar. According to the joint venture agreement, Koch and Pequiven will agree to purchase 50% of the output of the four plants at market prices pursuant to long-term offtake contracts. The plant was completed in April 2001 and began production shortly thereafter. Full operation of the plant is expected in December 2003, once mechanical difficulties have been resolved.

PDVSA has also invested U.S.$130 million in the construction of a petrochemical jetty at the Jose complex with capacity to handle refrigerated liquids, bulk solids and containers coming from the FertiNitro joint venture and the future polyolefins and glycol project. This facility began operating in the first quarter of 2001.

During 1998, the Venezuelan Congress formally enacted legislation which, among other things, permits PDVSA to sell shares of Pequiven or any subsidiary to local or foreign investors, to cause Pequiven to dispose of Pequiven’s interests in subsidiaries and joint ventures, and to sell Pequiven’s assets to third parties. The net proceeds of such transactions, if any, would be used to further develop PDVSA’s petrochemical activities.

Bitumen

The Orinoco Belt, located along the Orinoco River in eastern Venezuela, has substantial reserves of natural bitumen, estimated to be in excess of 1 trillion barrels, an estimated 22% of which can be recovered by conventional petroleum exploitation methods. PDVSA is involved in several extra-heavy crude oil projects in the Orinoco Belt to exploit these reserves.

Additionally, through its wholly-owned subsidiary Bitor, PDVSA has developed a process of emulsifying natural bitumen in water to create an alternative liquid fuel to generate electricity, named Orimulsion®. Orimulsion® offers advantages over coal and fuel oil in terms of combustion properties, environmental impact, ease of handling and costs. Field development and production of the resources needed to manufacture

Orimulsion® are currently carried out through operating arrangements and contracts entered into by PDVSA Petróleo and other parties.

PDVSA’s Orimulsion® production capacity is 6.5 million metric tons per year. PDVSA’s net production of Orimulsion® in 2002 was approximately 5.8 million metric tons, as compared to 6.2 million metric tons in 2001. In accordance with its business plan, Bitor plans to increase Orimulsion® production to 19.5 million metric tons per year by 2006 and is currently analyzing various projects for the expansion of its development and production capacity that would involve the establishment of joint ventures with several foreign oil companies.

Orimulsion® is marketed worldwide by Bitor through its wholly-owned marketing subsidiaries. In Japan, Bitor markets Orimulsion® through its 50% owned joint venture with Mitsubishi Corporation. Bitor’s 2002 production was sold mainly to customers in Denmark (15%), Canada (12%), Italy (44%), Japan (11%) and China (15%). On September 9, 2003, PDVSA announced a general restructuring of its wholly-owned subsidiary Bitor. Under the plan, Bitor will be eliminated as an independent legal entity and will be absorbed by PDVSA Oriente (the eastern division of PDVSA). PDVSA has stated that the current restructuring process is not intended to affect either Bitor’s existing contracts, which will remain in effect, or the prospects of the Orimulsion® business.

Coal

PDVSA is an active participant in the coal mining industry through its wholly-owned subsidiary Carbozulia. Venezuela’s most important coal deposits are in the Guasare basin, which is located in the northwestern state of Zulia. PDVSA estimates that there are approximately 3 billion metric tons of coal resources. PDVSA has developed four mines in the Guasare basin. Currently, two mines in the Guasare basin are operational, and approximately 4% of resources in the basin are being exploited. It is estimated that up to 15% of such resources can be exploited using current operating methods. Carbozulia has entered into joint venture agreements with foreign companies to operate the two mines currently in operation.

During 2002, Carbozulia produced 7.9 million metric tons of coal, compared to 7.6 million metric tons in 2001. Carbozulia’s sales of coal for 2002 totaled 7.4 million metric tons, compared to 7.6 million metric tons in 2001, and provided revenues of U.S.$160 million in 2002, compared to U.S.$164 million in 2001.

Capital Expenditures

Capital expenditures for exploration and production totaled U.S.$1.8 billion in 2002, as compared to U.S.$507 million in 2001. During 2002, PDVSA’s capital expenditures in refining facilities totaled U.S.$1.1 billion (U.S.$365 million in Venezuela and U.S.$739 million abroad), as compared to U.S.$3.1 billion in 2001 (U.S.$2.8 billion in Venezuela and U.S.$257 million abroad). PDVSA’s capital expenditures in the petrochemical and other sectors in 2002 totaled U.S.$83 million, as compared to U.S.$208 million in 2001.

PDVSA’s anticipated capital expenditures in 2003 for exploration and production are approximately U.S.$1.9 billion. PDVSA’s anticipated capital expenditures in refining facilities in 2003 are approximately U.S.$802 million (U.S.$248 million in Venezuela (for refining and marketing), U.S.$448 million in the United States and U.S.$106 million in Europe and the Caribbean). PDVSA’s anticipated capital expenditures in Venezuela for natural gas projects are approximately U.S.$171 million. PDVSA’s anticipated capital expenditures in Venezuela for the petrochemical and other sectors in 2003 are approximately U.S.$70 million. PDVSA’s anticipated capital expenditures for equity investments in its Orinoco Belt associations are approximately U.S.$66 million.

PDVSA expects to meet its capital expenditure requirements primarily out of its internally-generated cash flows, withdrawal of its deposits with the Stabilization Fund and some financings in the international financial markets. It expects that a significant portion of its planned expenditures will be for production-related activities, including construction of related infrastructure.

PDVSA’s planned capital expenditures in refining activities are expected to be used primarily to upgrade its Venezuelan refineries. PDVSA expects to invest a significant amount in projects that are aimed at complying with the increasingly stringent environmental regulations in its international markets, including increasing the production of reformulated gasoline and distillates and improving the quality and value of its current slate of refined petroleum products in its Venezuelan refineries (including the Curaçao refinery).

The majority of PDVSA’s subsidiaries, both in Venezuela and abroad, are subject to various environmental laws and regulations under which they may be required to make significant expenditures to modify their facilities and to prevent or remedy the environmental effects of waste disposal and spills of pollutants.

Net cash used in PDVSA’s investment activities totaled U.S.$1.5 billion for 2002, compared to U.S.$5.3 billion for 2001. PDVSA’s capital expenditures decreased from approximately U.S.$3.8 billion in 2001 to U.S.$3.0 billion in 2002.

Cash Flows from Operating Activities

For the year-ended December 31, 2002, PDVSA’s net cash provided by operating activities totaled approximately U.S.$5.2 billion, primarily reflecting U.S.$2.6 billion of net income, U.S.$3.1 billion of depreciation and depletion, U.S.$906 million of asset impairment, U.S.$1.3 billion of provision, less U.S.$1.1 billion of payments, for employee termination, pension and other post-retirement benefits and changes in working capital of U.S.$1.1 billion.

The more significant changes in working capital were (i) an increase in accounts receivable of approximately U.S.$235 million due to delays in the delivery of invoices to customers caused by the work stoppage in December 2002; and (ii) a decrease in taxes and dividends payable, accrued and other liabilities of U.S.$1.2 billion, of which U.S.$594 million relates to the reduction in income taxes payable due to tax losses in Venezuela.

Cash Flows from Financing Activities

Consolidated net cash used in financing activities totaled approximately U.S.$2.9 billion, resulting primarily from borrowings of U.S.$1.2 billion, payments of dividends in the amount of U.S.$2.7 billion and capital lease payments and debt repayments of U.S.$1.4 billion. As of December 31, 2002, PDVSA had an aggregate of approximately U.S.$8.2 billion of indebtedness outstanding that matures through 2032.

Stabilization Fund

PDVSA is required by law to make contributions to and hold certain of its revenues in the Stabilization Fund. For more information concerning the Stabilization Fund, refer to “The Venezuelan Economy—Economic Policy and Legislation—Reforms to the Stabilization Fund”. PDVSA was originally required to make deposits to the Stabilization Fund equivalent to 50% of its revenues from export sales in excess of U.S.$9.00 per barrel, net of taxes related to such sales. However, in October 2001, and again in 2002, the Government introduced reforms to laws governing the Stabilization Fund and, among other changes, suspended contributions for the last quarter of 2001 and the years 2002 and 2003. PDVSA will now contribute to the fund 50% of the surplus (if any) calculated as the difference between oil export revenue for each calendar year, calculated in U.S. dollars, and the average of oil export revenue for the three preceding calendar years, net of taxes, as a result of the new Stabilization Fund Law effective November 27, 2003. PDVSA will remain the owner of amounts it contributes to the Stabilization Fund.

As of December 31, 2002, the balance in the Stabilization Fund pertaining to PDVSA was approximately U.S.$2.4 billion, as compared to U.S.$4.1 billion as of December 31, 2001. This decrease was the result of withdrawals during 2002 by PDVSA in the amount of approximately U.S.$2.2 billion to fund its capital expenditures. Through October 2003, PDVSA had withdrawn an additional U.S.$1.7 billion from the Stabilization Fund. As of October 2003, the balance in the Stabilization Fund pertaining to PDVSA was approximately U.S.$697 million.

Taxes

In October 1993, Venezuela levied a 16.5% wholesale tax (a form of value added tax) on domestic sales transactions. Effective June 1999, the Venezuelan wholesale tax was substituted by a 15.5% value-added tax. The value-added tax is currently 16%. As exporters, each of PDVSA’s Venezuelan operating subsidiaries is entitled to a refund for a significant portion of such taxes paid. The Venezuelan government reimburses taxes through special tax recovery certificates, or CERTs. In January 1999, PDVSA received U.S.$1.33 billion in CERTs from the Government, of which U.S.$1.29 billion was used to pay dividends declared by PDVSA’s shareholder, the Government. At the beginning of 2000, the Government delivered to PDVSA U.S.$178 million in CERTs, all of which was used against PDVSA’s income tax liability. In 2001, PDVSA recovered U.S.$209 million in CERTs. PDVSA may utilize a portion of these CERTs to pay certain amounts owed to the Republic in the form of dividends in 2002. PDVSA did not recover any CERTs during 2002.

PDVSA and its Venezuelan subsidiaries are entitled to a tax credit for new investments of up to 12% of the amount invested. In the case of PDVSA Petróleo, however, such credits may not exceed 2% of its annual net taxable income and, in all cases, the carry-forward period cannot exceed three years.

An amendment of the Income Tax Law of Venezuela was approved in October 1999. This amendment introduced transfer pricing rules that came into effect in January 2000. The law sets forth the methodology for allocating income, costs and deductions in import-export and loan transactions among related parties. Any resulting effects will be included as a taxable item in the determination of income tax. PDVSA carries out significant operations regulated by transfer pricing rules. PDVSA’s management believes that the effects of transfer pricing rules on PDVSA’s taxable income were not significant for 2001 and 2002. Beginning in January 2001, the amendment also included a universal tax system for Venezuela and introduced taxes on dividends and rules to promote international fiscal transparency. For more information regarding taxation in Venezuela, refer to “Public Finance—Taxation”.

OPEC

Venezuela is a founding member of OPEC. In 2002, OPEC’s members collectively produced approximately 38% of total world production of crude oil and accounted for approximately 49% of the worldwide crude oil exports. In addition, OPEC members hold approximately 79% of world crude oil reserves. Member countries formed OPEC in 1960 to improve oil prices, attain greater state participation by member countries in the petroleum industry and influence production levels.

OPEC has established general production quotas for each member. However, OPEC has never brought formal actions based on such quotas, and the quotas do not distinguish clearly between crude oil, refined products and derivatives, or between exports and domestic utilization. Venezuela’s plan to increase petroleum production and exports assumes that the growth in international demand for petroleum products can only be met by a small number of countries, which include Venezuela, that have adequate reserves.

In March 2000, OPEC members informally agreed to modulate oil production in accordance with a band system. Under the band system, oil production would be curtailed if the price of petroleum (as measured by the price of the petroleum products contained in the OPEC basket, OPEC’s price data measure) falls to less than U.S.$22.00 per barrel, and production would be increased if the price of petroleum exceeds U.S.$28.00 per barrel. This band system was formally ratified at OPEC’s meeting on January 17, 2001. OPEC announced that it would seek to maintain a price of U.S.$25.00 per barrel. OPEC may, however, adjust production at any time, regardless of the band system. OPEC adjusted production three times in 2001.

During the fourth quarter of 2001, oil prices remained below the U.S.$22.00 target price. Some members of OPEC, including Venezuela, publicly called for production cuts to protect prices and prevent oversupply of oil in an environment of decreasing world demand. Other OPEC countries hesitated to advocate production cuts due to concerns about worsening the world economy. At the November 14, 2001 OPEC meeting, OPEC concluded that the current global economy made it impossible for OPEC to maintain oil prices without the support of non-OPEC countries. Accordingly, OPEC members agreed to reduce their aggregate oil production by 1.50 million bpd on January 1, 2002, provided that non-OPEC producers made a firm commitment to reduce their production by 500,000 bpd.

On December 28, 2001, OPEC announced that pledges of supply reductions totaling 462,500 bpd from Angola, Mexico, Norway, Oman, and Russia were sufficient to satisfy OPEC’s request. OPEC members and participating non-members implemented the agreed-upon productions cuts as of January 1, 2002. PDVSA implemented production cuts in accordance with this agreement.

Although the production cuts prevented a further decline in oil prices, there were concerns about whether the participating non-OPEC countries would continue to restrain production and shipping. Of particular concern was that Russia had pledged to cut shipments, not production, and that Russian President Vladimir Putin declared that the country intended to pursue an independent energy policy. As a result of these pressures on the market, oil prices during 2002 initially dropped below the U.S.$22.00 floor of the OPEC price band. In January 2002, Saudi Arabian Oil Minister Ali al-Naimi announced that OPEC had suspended its use of the price band, choosing instead to focus on overall stability in the petroleum markets. At its general meeting on March 15, 2002, OPEC agreed in principle not to take further steps to raise petroleum prices, deciding instead to continue to adhere to the production cuts implemented on January 1, 2002.

During the second quarter of 2002, petroleum prices ranged from U.S.$23.00 to U.S.$25.00 per barrel and averaged U.S.$24.51 per barrel. During the third quarter of 2002, prices also remained fairly stable, ranging from U.S.$25.00 to U.S.$27.00 per barrel and averaging U.S.$26.17 per barrel. Prices fluctuated slightly more in the fourth quarter of 2002, ranging from U.S.$24.00 to U.S.$28.00 per barrel and averaging U.S.$26.67 per barrel.

The stated goal of OPEC is to maintain barrel prices within the range of U.S.$22.00 to U.S.$28.00 per barrel. During the first quarter of 2003, the price of oil remained above this target range, averaging U.S.$30.55 per barrel and peaking at a twelve-year high of almost U.S.$40.00 per barrel on February 27, 2003. However, during the second quarter of 2003, the price of oil was within OPEC’s target range, averaging U.S.$25.85 per barrel.

In 2002, non-member countries supplied approximately 51.5 million bpd of the 77 million bpd world demand. While OPEC continues to seek the cooperation of non-member states with respect to its self-imposed production quota, countries such as Russia and Norway have not reduced their petroleum output in conformance with such quota, which could result in a potential decrease in petroleum prices during 2003.

In January 2003, OPEC instituted a production ceiling of 24.5 million bpd. However, OPEC members continued to exceed this production quota during 2003, and total crude production rose to approximately 27.4 million bpd in April 2003. This prompted OPEC to increase its official output ceiling to 25.4 million bpd on April 24, 2003. Although this action served to increase the official production of crude by OPEC members, it effectively served to cut the actual production of crude by 2 million bpd because OPEC was to actively enforce the official output ceiling. In September 2003, OPEC cut its output ceiling back to 24.5 million bpd, which became effective November 1, 2003.

Manufacturing and Mining

Manufacturing Sector

After the petroleum and natural gas sector, the second most important sector of the Venezuelan economy is manufacturing. The manufacturing sector can be divided into two sub-sectors, production for the domestic market in connection with the Government’s plan to encourage domestic industry and import substitution, and production for export.

During 1999, the manufacturing sector of the Venezuelan economy contracted by 9.2% in real terms and comprised 14.1% of GDP. This was the result of the decline in demand for finished products caused by the 1998 and 1999 economic recession and the decline of private investment in the manufacturing sector. During 2000, the manufacturing sector grew by 3.9% in real terms and comprised 14.2% of GDP.

In 2001, the manufacturing sector grew by 2.9% in real terms and comprised 14.2% of GDP. In 2002, the manufacturing sector contracted by 11.0% in real terms and comprised 13.9% of GDP.

The Government’s general policy with respect to the manufacturing sector emphasizes:

•	increasing efficiency and productivity;

•	attracting foreign and domestic private investment;

•	providing technological and financial assistance to small and medium-sized manufacturers; and

•	reforming the income tax laws applicable to the manufacturing sector to provide tax deductions and/or credits for expenditures made by manufacturers for employee training programs, investment in technological improvements and the creation of jobs.

The Government believes that these policies will effectively serve to increase the manufacturing sector’s contribution to GDP.

Mining Sector

During 2000, the mining sector expanded by 8.2% in real terms, compared to 1999. In 2000, the mining sector comprised 0.9% of GDP. In 2001, the mining sector grew by 1.2% in real terms and comprised 0.9% of GDP. In 2002, the mining sector grew by 0.4% in real terms and comprised 1.0% of GDP.

The Economic Plan modified the legal regime governing the mining sector in order to attract foreign and domestic private investment and promote growth in the sector, while guaranteeing the Government a flow of revenues. The Government believes that preservation of the environment is another important component of its mining sector policy. The Economic Plan emphasizes the continued development and exploitation of coal, gold and diamond reserves.

Corporación Venezolana de Guayana

After PDVSA, the second-largest industrial complex in the country is made up of branches and subsidiary companies of CVG. The Government created CVG in 1960 to institutionalize the industrial development strategies of one of the richest areas in Venezuela. CVG enabled the Government to develop an extensive industrial complex in sectors in which Venezuela had a comparative advantage such as low-cost inputs, including energy, electricity and high-quality minerals.

Despite such comparative advantages, many of the CVG companies have incurred significant losses due to low commodity prices for CVG’s products, inefficient management and inefficient labor operations. The Government has undertaken a number of internal reorganizations to improve the operating performance of CVG and reduce the costs imposed on the consolidated public sector accounts by CVG’s losses.

In December 1998, FIV sold 80% of the ferrosilicon assets held by CVG-Venezolana Ferrosilico, C.A., referred to as Fesilven, to Ferroatlántica, a Spanish company. The sale of Fesilven generated cash proceeds to FIV of approximately U.S.$16 million. In compliance with Article 13 of the Privatization Law, BANDES is in the process of offering the remaining 20% of the shares of Fesilven to employees and retirees of Fesilven.

In January 1998, FIV and CVG successfully completed the sale of 70% of CVG’s steel production assets held by SIDOR, to Consorcio Siderúrgica Amazonia Ltd. Consorcio Siderúrgica Amazonia is a consortium of industry participants comprised of Sivensa, S.A.C.A. (Venezuela), Hylsamex S.A. de C.V. (Mexico), Siderar S.A. (Argentina) and Usiminas (Brazil). The sale generated cash proceeds in the amount of U.S.$1.2 billion. Of the remaining 30% of the outstanding capital stock of SIDOR, 10% has been retained by the Government and up to 20% was offered for sale to employees of SIDOR, in accordance with Article 13 of the Privatization Law. The Government plans to sell the remaining 10% that it had retained to the general public in Venezuela.

SIDOR has suffered significant losses since its privatization due to low steel prices as a result of a general decline in the demand for steel due to slower worldwide economic activity and increased competition. In February 2000, SIDOR entered into a restructuring of its debt with a group of bank lenders and with BANDES for a total amount of U.S.$449 million and U.S.$603 million, respectively. Under the terms of the restructuring, SIDOR extended the final maturity of its debts with bank creditors to 6 1/2 years, with a one-year grace period for interest payments and a three-year grace period for principal payments.

Six months after the execution of the restructuring agreement, there occurred a substantial decrease in the price of steel. In 2001, SIDOR was affected by several labor strikes, which caused temporary shut-downs of its manufacturing activities. This situation caused SIDOR to default on certain payment obligations and covenants set forth in the restructured credit agreement. In 2001, SIDOR commenced new negotiations with all of its creditors, including BANDES, to restructure its approximately U.S.$1.8 billion financial debt based on the changed circumstances with respect to the steel industry. These negotiations resulted in a new restructuring agreement, which was executed on March 31, 2003. The closing of this transaction occurred on June 20, 2003.

The Republic of Venezuela’s debt with SIDOR, which amounted to approximately U.S.$734 million, was restructured on March 31, 2003. Under this new restructuring agreement, the Republic capitalized approximately 50% of that debt and restructured the balance over a period of 15 years at an interest rate of Libor + 2%, with a one-year grace period, thereby increasing its own ownership of capital stock in SIDOR to 40.3%. The direct and indirect equity interests of Consorcio Siderúrgica Amazonia in SIDOR were reduced to 59.7%.

With respect to the ferroalloy and integrated aluminum sectors, the Government, along with BANDES and CVG, are developing a program to create strategic alliances with domestic and international investors.

In December 2000, CVG-Bauxilum entered into an agreement with Pechiney of France, pursuant to which Pechiney will provide U.S.$208 million in the form of investments in new technology in exchange for Pechiney’s right to CVG-Bauxilum’s production that exceeds its production level prior to the date of the agreement.

A new law-decree dated November 12, 2001 was passed to reinforce the autonomy of CVG and to unify its control over the group of entities that operate in the Guayana area in connection with the mining, aluminum and iron sectors and other related activities. The decree reinforces and centralizes the control of CVG in those entities to develop the mining, aluminum and iron sectors in the Guayana area.

Other Projects

CVG has various investment projects currently under way or set to begin. These projects encompass CVG’s activities in hydroelectric power generation and transmission, telecommunications, ferroalloy, aluminum and forest products manufacturing.

With respect to hydroelectric power generation, CVG plans on increasing its capacity with two construction projects located in Caruachi and Tocoma, at a combined cost of approximately U.S.$4.2 billion. Construction in Caruachi started in 1994 and is expected to conclude in 2006. The project in Tocoma began in 2002 and is expected to be completed by 2011.

CVG also plans on expanding and improving its power transmission systems in Yaracuy, Furrial and Caruachi. Total investment in these projects is expected to total approximately U.S.$538 million for the period from 2001 to 2004 and to create 1,430 new jobs.

In the telecommunications sector, C.V.G. Electrificación del Caroní, C.A., referred to as EDELCA, plans on entering into a strategic alliance with other companies to form a telecommunications company to manage CVG’s existing 2,550 kilometer fiber-optic cable system and extend it to 3,450 kilometers. The capital structure of the telecommunications company would be 45% owned by the Government, 45% owned by the strategic partner and 10% owned by the employees. The estimated investment is U.S.$67 million.

In the ferroalloy sector, CVG intends to construct new plants and to modernize and expand existing plants that produce iron and steel. An iron and steel complex is expected to be built in cooperation with Danieli Corporation of Italy. It is anticipated that this project will require an investment of U.S.$720 million and produce 1.5 million tons of iron. Construction of this complex began in 2002 and is expected to be completed in 2005.

In the forestry sector, CVG has begun construction on a paper and pulp plant with a capacity of 300,000 tons per year. Investment in this project is expected to total approximately U.S.$630 million. The plant is expected to begin operations in 2004.

The December 2002 work stoppage did not have a significant adverse effect on CVG. Although iron production dropped substantially during the first half of 2003, decreasing to approximately 7.9 million metric tons from the approximately 11.6 million metric tons that were produced during the same period in 2002, the other sectors of production remained relatively constant. As of June 30, 2003, bauxite production totaled approximately 1.5 million metric tons, which was almost equal to the amount that was produced through the same period in 2002. Aluminum production totaled approximately 298,000 metric tons through June 30, 2003, which amount was similar to the 300,000 metric tons that were produced during the first half of 2002. Lastly, alumina production totaled approximately 915,000 metric tons through June 30, 2003, compared to the 863,000 metric tons that were produced during the same period in 2002.

The following tables set out the production and exports of CVG’s aluminum, iron, steel and gold companies for the periods indicated:

	Year Ended December 31,

Production	1998	1999	2000	2001	2002(1)(2)	2003(1)(3)

	(in thousands of metric tons, except as noted)
Iron	17,081	14,692	17,641	16,485	11,572	7,942
Bauxite	4,826	4,166	4,361	4,585	1,459	1,525
Alumina	1,553	1,477	1,755	1,833	863	915
Aluminum	584	570	586	566	300	298
Steel	2,800	2,267	n.a.	n.a.	n.a.	n.a.
Gold (in kilograms)	2,834	2,016	2,228	n.a.	n.a.	1,259
Ferroalloys	42	56	n.a.	n.a.	n.a.	n.a.

(1)	Preliminary figures.
(2)	As of June 30, 2002.
(3)	As of June 30, 2003.

n.a.: Not available.

Source: CVG Companies.

	Year Ended December 31,

Exports	1998	1999	2000	2001	2002(1)

	(in millions of U.S. dollars)
Iron Ore	$142	$134	$117	$92	$57
Aluminum	582	599	662	585	634
Steel	358	1,372	n.a.	389	568
Alumina	81	49	96	110	83
Ferroalloys	20	23	n.a.	n.a.	n.a.

(1)	Preliminary figures.

n.a.: Not available.

Source: CVG Companies.

Agriculture and Livestock

Venezuela’s principal agricultural and livestock products are coffee, cocoa, sugar cane, rice, corn, plantains, pork, eggs and milk.

During 1999, the agricultural sector contracted by 2.1% in real terms as compared to 1998 and comprised 4.9% of Venezuela’s GDP. In 2000, the sector grew by 2.4% as compared to 1999 and comprised 4.9% of GDP. During 2001, the agricultural sector grew by 2.6% as compared to 2000 and comprised 4.9% of GDP. In 2002, the agricultural sector contracted by 1.7% as compared to 2001 and comprised 5.2% of GDP.

In order to stimulate growth in the agricultural sector, the Government provides financing to small producers through the Fondo de Desarrollo Agropecuario, Pesquero, Forestal y Afines and to medium-sized producers through the Fondo de Crédito Industrial.

The Government believes that increased trade within Latin American and Caribbean countries, including the Andean Community countries, will help to develop Venezuela’s agricultural sector.

The Government’s plans for the agricultural sector include:

•	developing technological capacity to improve productivity and increase the sector’s contribution to GDP;

•	gradually introducing Venezuela’s agricultural products into the international export markets;

•	developing new agricultural products;

•	rehabilitating and consolidating Venezuela’s irrigation and fertilization systems;

•	reforming the laws governing the sale of public lands for agricultural use by simplifying and adding transparency to applicable procedures;

•	promoting Venezuelan exports;

•	stabilizing the price of imports by way of the Sistema de Franjas de Precios de la Comunidad Andina; and

•	domestic agricultural economic assistance.

From 1990 through 2002, the Government adopted a number of measures for the reform of the agricultural sector aimed at promoting efficiency in, and diversification of, the agricultural sector, mitigating the adverse effects of its adjustment program on consumer prices for foodstuffs and promoting specialization in those agricultural products in which Venezuela has a comparative advantage. The most significant of these measures were:

•	a simplification of the tariff classification system for agricultural products;

•	a progressive reduction of tariffs for agricultural products; and

•	the progressive elimination of import quotas.

In January 2003, currency trading was suspended in Venezuela to halt the capital flight resulting from the December 2002 work stoppage. The Government also decreed in January that future foreign-exchange transactions would require the approval of CADIVI, a newly-formed agency created to disburse foreign currency in Venezuela. The introduction of exchange controls has caused a shortage of many imported goods, while much of the agricultural sector has lacked the foreign currency necessary to import raw materials.

The following tables set out the production, exports and imports of the agricultural sector for the periods indicated:

	Year Ended December 31,

Production	1998	1999	2000	2001	2002(1)

	(in thousands of metric tons)
Coffee	66.8	79.9	78.4	91.9	76.9
Cocoa	18.0	13.9	16.1	15.8	14.6
Sugar cane	8,111.0	8,501.1	8,831.5	8,862.6	8,665.2
Rice	701.2	720.2	676.8	787.1	660.7
Corn	983.1	1,149.5	1,689.6	1,801.1	1,545.5

(1)	Preliminary figures.

Source: Ministerio de Agricultura y Tierra.

	Year Ended December 31,

	Exports (f.o.b.)		Imports (f.o.b.)

	(in millions of U.S. dollars)
1998	102		242
1999	90		205
2000	34		213
2001	21		229
2002	30	(1)	80	(2)

(1)	Exports from January through November.
(2)	Imports from January through September.

Source: INE.

Lands and Agricultural Development Law-Decree

On November 13, 2001, a new law-decree was issued by President Chávez targeting land reform. This new Lands and Agricultural Development Law-Decree replaced the Law of Agrarian Reform promulgated in 1960. This law-decree is intended to reallocate arable lands in Venezuela according to a plan determined by the Government. Under this law, a newly-created agency, the National Lands Institute, will classify rural land according to its best use, such as agriculture, cattle-raising or forestry. Rural land ownership, depending on its class, may be restricted in size, with the excess being subject to Government expropriation. In addition, certain uncultivated or idle rural lands will also be subject to tax or expropriation and redistribution to citizens of Venezuela whom the Republic has classified as qualified agricultural workers. In most cases, this redistribution of land would not be an outright grant to the recipient, but rather the right to work the land in a productive manner. Two additional newly-created agencies, the Rural Development Institute and the Venezuelan Agrarian Corporation, will oversee the implementation and operation of the land reform system. This new law-decree generated a significant amount of opposition from a large number of Venezuelans, who staged various protests in an attempt to convince the Government to reconsider the enactment of this law.

During February 2002, legislation was proposed, which is pending in the National Assembly, to amend the Lands and Agricultural Development Law. The proposed amendments, if made into law, would, among other things: (i) change the concept of redistribution set forth in the law from solely conferring the right to work the land to the outright award of property rights; (ii) ease current restrictions on the transfer of such property; (iii) mandate that Government expropriation by the National Lands Institute be carried out through judicial proceedings; and (iv) allow for the indemnification of land owners for the taking of private property. In addition, the draft legislation would permit the beneficiaries to mortgage or otherwise hypothecate the land awarded to them, contrary to the current restriction in place, which only allows a pledge of such land. Certain administrative changes proposed by the draft legislation include a provision for administrative proceedings with respect to the revocation of a land grant and a directive that the tax on under-utilized land be returned to the municipalities in which the land is located.

Electric Sector

The Government views the electric power sector as a key stimulant of growth in the productive sectors of the economy. State-owned companies have historically dominated the electric power sector in Venezuela. Modernization of the electric power sector has been difficult because of inefficiency in the installed base of plant and equipment and the lack of investment funds. The Government believes the electric power sector will require an estimated U.S.$6.1 billion in investment over the period of 2002-2006 and anticipates that a significant portion of this investment will need to be contributed by foreign and domestic private investment.

The Participants

The electric power sector in Venezuela is made up of both state-owned and private companies. It serves approximately 4.6 million customers. Six companies hold practically all of the assets of Venezuela’s electric power sector. These six companies are EDELCA; Compañía de Administración y Fomento Eléctrico, referred to as CADAFE; Energía Eléctrica de Venezuela, referred to as ENELVEN; C.A. Energía Eléctrica de Barquisimeto, referred to as ENELBAR; Energía Eléctrica de la Costa Oriental, referred to as ENELCO; and EDC.

EDELCA is owned by CVG. In July 2000, The AES Corporation, a U.S. independent power company, acquired a majority interest in EDC. CADAFE, ENELVEN, ENELBAR and ENELCO are owned by MEM.

In 2002, EDELCA generated approximately 65% of the total electricity production in Venezuela. EDELCA generates electricity at its two hydroelectric plants in the Caroní river basin in the Guayana Region. EDELCA’s Guri plant has an installed capacity of 9,085 megawatts, or MW, and the Macagua I, II and III plants have an installed capacity of 3,161 MW. CADAFE is the largest electricity distribution company in Venezuela, covering approximately 90% of the country. ENELVEN, ENELBAR and ENELCO are smaller vertically-integrated electric companies. ENELVEN serves Zulia State on the western coast of Lake Maracaibo, ENELCO serves the eastern coast of Lake Maracaibo and ENELBAR serves the Barquisimeto area of Lara State. EDC is the largest privately-held electric company, serving approximately 704,843 customers throughout Venezuela. The majority of EDC’s customers reside in Caracas and its suburbs.

The installed capacity of Venezuela’s electric power sector on December 31, 2002 was 19,667 MW. More than 95% of Venezuela’s population has access to electric power. Annual demand for electric power in Venezuela increased by 2.15% in 2002. Currently, parts of Venezuela are experiencing episodes of power interruption due to limited electrical power transmission and distribution capacity, which has been exacerbated by an increasing demand.

Electrical power in Venezuela is generated both by hydroelectric plants and thermal plants, with two-thirds being generated by hydroelectric plants. This dependence on hydroelectric power for the generation of a significant percentage of Venezuela’s energy makes the Republic vulnerable to periods of severe drought. The electric sector has been designed such that thermal plants would begin producing electricity when the hydroelectric plants were not producing enough electricity to meet demand, such as during periods of drought. However, until 1999, hydroelectric generation had produced enough electricity to meet demand. After 1999, the utilization of thermal plants was required to cover the growing demand for electricity. However, prior reliance on hydroelectric sources for electricity generation has had the consequence of diverting investment from thermal generation, resulting in an installed base of thermal capacity that is not adequate to cover demand during periods of drought.

The Government is attempting to address this structural problem through medium-term investment. Due to the lack of investment in thermal electricity generation and the below-average rainfall in recent years, Venezuela is currently experiencing a significant risk of insufficient supply of electrical power. A presidential commission was created in March 2002 to evaluate this risk and to propose measures to alleviate this situation. The Republic has already been taking various steps to confront this shortage in an attempt to avert an electric power sector crisis. Specifically, plans have been put into place to ration electric power, improve the capacity and efficiency of existing electric power plants, invest in new hydroelectric and thermal generation plants, purchase additional electrical power, curtail the illegal use of electric power and reduce current demand. The Republic is also implementing measures to limit the output of certain hydroelectric power plants, such as EDELCA, in order to conserve its hydroelectric resources. In addition, on March 25, 2002, President Chávez issued a decree that, among other things, allows companies engaged in the generation of electric power to modify certain of their existing power supply contracts, in order to be able to cooperate with the contingency plans set forth by the Government with respect to electricity generation and conservation. These modifications would be subject to approval by the newly-created administrative authority referred to as the Viceministerio de Energía del Ministerio de Energía y Minas. To further enhance such development of the country’s generating capacity, the decree provides that companies engaged in the generation of electric power will be exempt from certain taxes for a two-year period commencing in March 2002. Although Venezuela is taking steps to diversify and improve its electricity generation base, these measures may not be adequate to avoid energy shortages, which could result in significant social, economic and political repercussions.

2003 was a particularly difficult year in terms of scarcity of rainfall. The Camatagua reservoir, which supplies half of the inhabitants of Caracas with water, was down to 10% of its capacity as of April 2003. The drought reduced hydroelectric reservoir levels to a 53-year low.

The Regulatory Framework

Until recently, Venezuela did not have a unified body of law that regulated the electric power sector. Historically, three Presidential decrees set forth the methodology for determining tariff rates and established the principal regulatory bodies. Other sources of electric power sector regulation have included certain municipal laws, resolutions passed by MEM and MPC, and the law reforming the Ley Orgánica Sobre Concesiones de Obras Públicas y Servicios Públicos Nacionales, or the National Concessions Law, as well as laws of general application.

On December 31, 2001, the Ley Orgánica del Servicio Eléctrico, or the Electricity Law, was enacted. The Electricity Law mandates the separation of the electric sector in Venezuela into generation, transmission, national dispatch, distribution and commercialization. All companies had to be in compliance with this law as of January 2003.

Under the Electricity Law, no single entity may engage in more than one of the three activities set forth above, with the exception that generation or distribution companies may also engage in commercialization activities. Subject to prior approval by MEM, any person or entity may undertake the generation and commercialization of electricity. However, the Electricity Law reserves the development of hydroelectric generation facilities on the Caroní, Paragua and Caura rivers for state-owned companies, such as EDELCA.

The Electricity Law exempts self-generation activities from regulation. It also contemplates the opening of generation activities to competition, principally by allowing consumers of more than 5 MW per year to purchase electricity freely in the market. In addition, the Electricity Law requires that companies engaged in transmission and distribution activities obtain formal concessions from MEM.

The Electricity Law contemplates the creation of a centralized, state-owned company, the Centro Nacional de Gestión de Servicio Eléctrico, to administer the dispatch of electricity nationwide by coordinating, controlling and supervising the generation and transmission activities of Venezuela’s public and private electric utility companies and developing and administering the wholesale market for electricity in Venezuela.

The Government believes the development of a wholesale market for electricity in Venezuela will facilitate block sales of electricity among generation and distribution companies, commercializers and large clients.

The Electricity Law also contemplates the creation of the Comisión Nacional de Energía Eléctrica, a single regulatory authority for Venezuela’s electricity sector. The entity, which will be an autonomous agency within MEM, will supervise and enforce compliance with the Electricity Law, promote the development of competition in the areas of generation and commercialization of electricity and establish norms for electricity sales to the public and tariff rates that electric utility companies may charge the public.

Tariff Rates

On January 28, 1999, MEM and MPC published the pliego tarifario, or the Tariff Regime, which established a new tariff rate regime for the electric sector in Venezuela. The Tariff Regime contains basic tariff rates applicable to energy sold by the various electric utility companies in Venezuela during each year from 1999 through 2002. The basic tariff rates become effective on January 1 of each year.

These basic tariff rates are to be adjusted semi-annually to reflect fluctuations in inflation and the exchange rate and monthly to reflect fluctuations in the prices of energy and combustible fuels used to generate electricity. The Tariff Regime is designed to gradually eliminate the cross subsidy that has existed between residential tariff rates and industrial and general tariff rates in Venezuela.

In 2003, MEM planned to establish a new tariff regime according to a new economic model, which currently is being reviewed. The Executive Branch has extended the 2002 Tariff Regime that was used in 2002, until the new tariff regime is approved.

Privatization Efforts

EDC and three other smaller electric companies are the only privately-held electric companies in Venezuela. EDELCA, CADAFE, ENELVEN and ENELBAR generated approximately 82% and distributed approximately 78% of the total electricity used in Venezuela during the year ended December 31, 2002.

In 1992, the Venezuelan Congress enacted the privatization law that established guidelines for the restructuring and privatization of the electric power sector. The 1992 law was modified by legislation passed on December 30, 1997, known as the Electricity Privatization Law. Under the Electricity Privatization Law, BANDES is responsible for developing the Government’s privatization policy and agenda with respect to its electric power sector holdings. Under the law-decree pursuant to which BANDES was created, the shares of ENELVEN and ENELCO were to be held in trust by BANDES until strategic alliances with private sector entities are entered into. However, in a new law-decree enacted on August 3, 2001, CADAFE, ENELBAR, ENELCO and ENELVEN were assigned to MEM.

In September 1998, the Government completed the sale of 70% of SENECA, the electric utility company serving the islands of Margarita, Coche and Cubagua, to Grupo Enelmar, S.A., a U.S. and Venezuelan consortium led by CMS Electric & Gas.

Expansion Plans

Economic growth in Venezuela will require the expansion of the electric power sector. In order to meet anticipated demand growth, the Economic Plan emphasizes further development of hydroelectric power and the use of natural gas as a raw material for electric power generation. In 1998, as part of this expansion, EDELCA completed the construction of a third hydroelectric plant, Macagua II, with an installed capacity of 2,400 MW.

The Government is currently constructing the Caruachi hydroelectric plant in the Guayana region. The construction of this plant is expected to cost approximately U.S.$2.8 billion. The IADB and CAF are providing most of the financing for the Caruachi plant. The Caruachi plant is expected to have an installed capacity of 2,280 MW. The first of the twelve units of 190 MW each started operating on April 30, 2003. The last of the units is expected to be operating by year-end 2005. The Government is also in the process of constructing another hydroelectric plant, known as the La Vueltosa plant, with an installed capacity of 514 MW. Construction of the La Vueltosa plant is expected to be completed in 2006. EDELCA is also evaluating plans to build the Tocoma hydroelectric plant, also in the Caroní river basin, with an installed capacity of 2,160 MW.

ENELVEN is also planning the installation of two gas turbines with a capacity of 150 MW each in the Rafael Urdaneta plant.

The 86 MW Termoyaracuy plant, to be constructed in the state of Lara, is expected to commence commercial operations in April 2004. Additionally, the Termozulia plant, which has an installed capacity of 300 MW, was scheduled to be in operation and supplying power to the Interconnected National System by the end of 2003.

Plans for 2004 include the operation of three additional power plants, including: (1) the Pedro Camejo plant, with an installed capacity of 450 MW; (2) the Yucal-Placer plant, also with an installed capacity of 450 MW; and (3) the PDVSA-Occidente plant, with an installed capacity of 2,100 MW.

The Telecommunications Sector

The Government views the growing telecommunications sector as a major target for foreign investment. In response to interest in this sector, the Government has defined its short, middle and long-term goals in its Plan Nacional de Telecomunicaciones, the national telecommunications plan.

In the short term, the Government has focused on establishing a regulatory framework for infrastructure, interconnection, number portability and Internet services, selling licenses for advanced telecommunications services and converting 81% of the telephone network from analog to digital lines. To that end, in June 2000 the Government approved the Ley Orgánica de Telecomunicaciones, referred to as the Telecommunications Law, in response to the trend toward liberalization and modernization announced by the Government in its national telecommunications plan. The law seeks to establish a transparent procedure for allocating licenses for telecommunications services and introduce effective competition in the market upon the elimination of the monopoly for the provision of basic telephone service, which was held by Compañía Anónima Nacional Teléfonos de Venezuela, referred to as CANTV, until November 2000. In addition, the law provides for the connection of new entrants to existing networks and number portability for users switching their telephone service provider, regulates the allocation of radio spectrum and provides the general framework for satellite communications services. In 2003, 27 licenses were granted to those who were interested in providing one or more telecommunications services.

CONATEL is the governmental agency that regulates and surveys competition in the telecommunications market. One of CONATEL’s main goals is to broaden the general public’s access to telecommunications services. To achieve this goal, CONATEL created a universal service fund dedicated to the provision of service to areas without access to telecommunications services. The universal service fund reached approximately U.S.$92.5 million by the end of 2003.

The telecommunications sector has been the fastest growing sector of the Venezuelan economy. Despite the economic and political difficulties of the country, the telecommunications sector had a 2.3% growth rate at the third quarter of 2003, compared to the same period in 2002. The mobile telecommunications market has experienced substantial growth since its origin in 1989. New foreign investment during the first nine months of 2003 reached approximately U.S.$122 million, in addition to an increase of 4.1% in the telecommunications sector’s contribution to GDP compared to the same period in 2002.

Plans for the year 2004 include:

•	the execution of two universal service projects to less developed areas;

•	the promotion of policies to increase Internet access and community non-profit public-service radio and open television broadcasting media; and

•	the launch of radio spectrum auctions including local multipoint distribution system (LMDS), trunking (400–800 Mhz), two-way paging and 10.5 GHz for point-multipoint links.

The Government’s long-term plan includes, among other things, the development of new telecommunications infrastructure, services and content, the promotion of competition within the industry and the consolidation of Internet access.

The Financial System

Banco Central

Banco Central, which is wholly owned by the Republic, is Venezuela’s central bank and its currency-issuing bank. The Constitution enacted in 1999 grants Banco Central, for the first time in its history, constitutional authority as an independent legal entity with autonomy to exercise its delineated powers. The main purpose of Banco Central is to control inflation and maintain the stability of the Bolivar. Under the 1999 Constitution, Banco Central is prohibited from underwriting, cosigning or guaranteeing any debt of the Republic. In addition, Banco Central is required to provide the National Assembly an account of its actions, goals and results achieved as well as certain periodic reports to the National Assembly which describe the current status of the macroeconomic variables of the economy. The National Assembly must approve Banco Central’s budget.

Banco Central is governed by a board of seven members, five of whom, including the President of Banco Central, are appointed by the President of the Republic.

On October 3, 2001, a new Central Bank Law became effective. This law supersedes the previous Central Bank Law dated as of December 4, 1992. A purpose of the new Central Bank Law is to coordinate the regulations and activities of Banco Central with the provisions of the Constitution and to thus promote economic development in a more cohesive manner. Significant amendments between the old and new Central Bank Laws include the following: (1) Banco Central will implement policies established through coordination with the Ministry of Finance; (2) Banco Central will no longer necessarily be designated as the exclusive financial agent of the Republic; and (3) Banco Central’s operating budget must be approved by the National Assembly. Furthermore, pursuant to the Constitution, the new Central Bank Law provides that the Government and Banco Central shall execute an agreement establishing annual macroeconomic policies, which agreement must be consistent with the Government’s economic policies. The policies set forth in this agreement must be disclosed to the public once the annual budget has been approved by the National Assembly. Additionally, the new Central Bank Law also provides for the expansion of control of the Superintendency of Banks over certain activities of Banco Central.

Under the new Central Bank Law, Banco Central’s statutory functions include:

•	formulating and executing monetary policy;

•	participating in the design of exchange rate policy;

•	executing exchange rate policy;

•	regulating credit and interest rates in the financial system;

•	centralizing and administering the Republic’s international monetary reserves;

•	overseeing the performance of the Republic’s payments system and establishing its operating regulations;

•	participating, regulating and executing operations in the gold market; and

•	issuing, on an exclusive basis, Venezuelan currency.

A new amendment to the Central Bank Law came into effect on October 18, 2002. This amendment provided that the amount of BCV income to be transferred to the Government must be calculated every six months, rather than annually, and must be transferred to the Government within the six-month period following the date of each such calculation. For more information regarding transfers made from the National Treasury to Banco Central, refer to “The Venezuelan Economy— Foreign Trade and Balance of Payments— Banco Central Transfers”.

Monetary Policy

Historically, Banco Central has conducted an active monetary policy that has supported the Government’s economic adjustment plans. Banco Central utilized open-market operations with respect to its own instruments issued initially through the Caracas Stock Exchange and later by means of an auction mechanism. The placement of zero coupon bonds and TEMs progressively replaced Banco Central’s money desk as a primary mechanism of monetary regulation and became an efficient means of moderating the increase of monetary aggregates. However, the Government’s increased use of Bolivar-denominated debt instruments somewhat served to reduce Banco Central’s open-market operations during 2000. Banco Central’s use of rediscount and loan mechanisms decreased as a result. However, economic circumstances during the second half of 2001, 2002 and the beginning of 2003 have prompted an increase in the level of Banco Central’s open-market transactions.

The table below sets forth the changes in monetary aggregates for the periods indicated:

	M2		Monetary Base

		In billions of		In billions of
	In billions of	1997	In billions of	1997
	nominal	Constant	nominal	Constant
Year	Bolívares	Bolívares	Bolívares	Bolívares

1998	10,621.6	7,020.8	3,717.3	2,457.1
1999	12,740.8	7,016.3	4,909.8	2,703.8
2000	16,284.6	7,906.0	5,790.8	2,811.4
2001	16,976.4	7,339.5	6,478.3	2,800.8
2002	15,573.4	6,768.8	7,701.1	2,537.7

Source: Banco Central.

During 1998, Banco Central intensified its restrictive monetary policy through the issuance of certificates of deposit and TEMs. The results obtained through these measures did not materially impact the expansionary tendencies in the monetary base. Pursuant to a special refinancing law passed by the Venezuelan legislature, the Government refinanced its obligations to Banco Central in the amount of U.S.$3.7 billion. This was done through a program involving the issuance of bonds of the Republic to Banco Central. The Government believed that this program would strengthen the asset base of Banco Central and enable it to use the newly-issued bonds as a tool for restrictive monetary policy. Such a tool had not previously been legally available to Banco Central.

During 1998, a rapid decline of the Bolivar against the U.S. dollar triggered a decrease in international reserves at Banco Central. This forced Banco Central to intensify its restrictive monetary policies. It issued short-term certificates of deposit and TEMs with maturities of 10 to 120 days in open market transactions. Through such measures, Banco Central absorbed excess liquidity in the domestic currency markets and minimized capital outflows. Banco Central issued a total of Bs.7.9 trillion of TEMs during 1998. On December 31, 1998, Bs.1.6 trillion of these TEMs remained outstanding, compared to Bs.1.8 trillion outstanding on December 31, 1997. By the end of 1998, Banco Central redeemed all of the certificates of deposit it had issued during that year.

In 1998, Banco Central also took measures to relieve pressure on Venezuela’s international reserves by adjusting the monthly rate of increase of the band for its currency from 1.16% to 1.28%. The adjustment allowed for a more rapid rate of devaluation of the Bolivar. For 1998, the Government set the initial central parity of the band at Bs.508.50 = U.S.$1.00, with a band of 7.5% above and below the central parity. On December 31, 1998, the Bolivar traded at Bs.564.50 = U.S.$1.00.

During 1999, the decrease in inflation and relatively higher levels of international reserves allowed Banco Central to exercise a less restrictive monetary policy. The increase in the CPI for 1999 was 20.0%, compared to 29.9% for 1998. Accordingly, Banco Central reduced the maturities on its certificates of deposit and TEMs from an average of 197 days at the beginning of 1999 to an average of 52 days by the end of 1999. This strategy allowed Banco Central to gradually reduce the yield on its TEMs from 36.9% on December 31, 1998 to 11.6% on December 31, 1999.

In 2000, the Government began to increase its participation in the domestic capital markets through the issuance of Bolivar-denominated debt instruments. Consequently, during 2000 the Government reduced its overall financing costs as the interest rates on Bolivar-denominated debt instruments decreased. In addition, Banco Central was able to discontinue the use of TEMs as the Government’s increased issuance of Bolivar-denominated debt instruments reduced excess liquidity in the domestic currency markets, which in turn reduced the need for Banco Central’s continued monetary intervention.

During 2001, Banco Central intervened in the foreign currency markets more frequently than in 2000 in order to defend the value of the Bolivar. As a result, international reserves at Banco Central decreased by approximately U.S.$3.6 billion between December 2000 and December 2001, and totaled approximately U.S.$12.3 billion (excluding amounts deposited into the Stabilization Fund) at December 31, 2001. At the same date, the balance in the Stabilization Fund was approximately U.S.$6.3 billion, an increase of approximately U.S.$1.7 billion from December 31, 2000.

This intervention on the part of Banco Central continued during 2002, due primarily to the rapid devaluation of the Bolivar during that period. International reserves at Banco Central decreased by approximately U.S.$293 million between year-end 2001 and year-end 2002, totaling approximately U.S.$12.0 billion (excluding amounts deposited into the Stabilization Fund) at December 31, 2002. At the same date, the balance in the Stabilization Fund was approximately U.S.$2.9 billion, a decrease of approximately U.S.$3.4 billion from December 31, 2001.

The national work stoppage that began in December 2002 exacerbated the devaluation of the Bolivar against the U.S. dollar. This general strike decreased Venezuelan oil exports and tax revenues, and the political instability surrounding the situation created a strong demand for U.S. dollars. This resulted in a further devaluation of the Bolivar as compared to the U.S. dollar, which declined to a low of Bs.1,853 = U.S.$1.00 on January 22, 2003. This significant devaluation of the Bolivar prompted President Chávez to suspend foreign exchange transactions in order to protect the level of Venezuelan international reserves until the Government could present an alternative exchange control mechanism. Foreign exchange transactions were suspended for approximately two weeks. A new exchange control regime became effective on February 5, 2003, which includes a single foreign exchange rate (Bs.1,596 = U.S.$1.00 (purchase) and Bs.1,600 = U.S.$1.00 (sale)). A newly-formed agency, referred to as CADIVI, will be responsible for the administration of this new exchange control regime. For more information, refer to “The Venezuelan Economy— New Exchange Control Regime”.

On April 30, 2003, the Government, Banco Central and a representative of the banking sector of Venezuela signed a one-year Economic Stabilization Agreement. The purpose of the agreement is to coordinate efforts to promote stability in the economy and the monetary and financial markets, in order to encourage investment and employment. The agreement sets forth general objectives for each party and creates a commission with representatives from each party that will follow up and propose the best way to implement the objectives set forth in the agreement and also resolve any differences that may result under the agreement.

The following table sets out Venezuela’s interest rates, by quarter, for the periods indicated:

	Interest Rates

				Banco
	Short-Term	Long-Term	90-Day	Central	Basic
	(Commercial	(Mortgage	CDs Deposit	Discount	Inflation
Year and Quarter	Banks)	Banks)	Rate	Rate	Rate(1)

	(in % per annum)(2)
1998
First Quarter	33.10%	26.49%	23.96%	60.00%	31.58%
Second Quarter	39.74	34.88	32.11	60.00	36.53
Third Quarter	63.72	36.04	44.32	60.00	26.42
Fourth Quarter	49.67	41.46	39.48	60.00	25.39

1999
First Quarter	40.13%	27.89%	31.30%	60.00%	22.52%
Second Quarter	32.79	25.21	22.62	55.00	20.13
Third Quarter	30.38	22.13	14.21	38.00	16.85
Fourth Quarter	26.68	n.a.	16.95	38.00	20.67

2000
First Quarter	26.47%	17.96%	16.00%	38.00%	12.67%
Second Quarter	25.08	30.49	19.27	38.00	15.57
Third Quarter	25.80	20.79	14.35	38.00	15.01
Fourth Quarter	24.21	20.63	15.39	38.00	10.55

2001
First Quarter	19.38%	25.00%	13.21%	38.00%	9.03%
Second Quarter	21.15	20.48	13.54	32.00	15.45
Third Quarter	27.84	34.19	16.31	37.00	14.27
Fourth Quarter	28.57	n.a.	19.22	37.00	10.50

2002
First Quarter	48.27%	n.a.	29.36%	46.00%	31.31%
Second Quarter	39.81	n.a.	33.40	37.00	23.28
Third Quarter	31.33	n.a.	24.17	38.50	50.98
Fourth Quarter	33.19	n.a.	26.71	40.00	21.29

2003(3)
First Quarter	34.19%	n.a.	23.41%	39.00%	43.19%
Second Quarter	25.55	n.a.	16.61	32.00	23.66
Third Quarter	22.57	n.a.	15.93	28.50	19.57

(1)	Based on the CPI calculated by annualizing forward cumulative quarterly inflation rates.
(2)	Interest rates are calculated using averages during the relevant period. The interest rate average is calculated based on the data of the six largest commercial banks of the Venezuelan financial system.
(3)	Preliminary figures.

n.a.:	Not available. (The mortgage banks did not report operations of mortgage credits during the period indicated.)

Source: Banco Central.

The following table sets out total outstanding loans and long-term investments, by quarter by public and private financial institutions for the periods indicated:

				Total Credit
				of the
	Commercial	Mortgage		Financial	Percentage
Year and Quarter	Bank Credit	Bank Credit	Other(1)	System(2)	Change(3)

	(in millions of Bolívares)
1998
First Quarter	Bs.5,371,466	Bs.59,902	Bs.906,489	Bs.6,337,857	91.49%
Second Quarter	5,821,631	58,479	966,132	6,846,242	74.32
Third Quarter	5,609,286	58,211	1,056,887	6,724,384	40.62
Fourth Quarter	6,021,810	57,382	893,155	6,972,347	14.32

1999
First Quarter	Bs.5,889,029	Bs.56,832	Bs.1,039,115	Bs.7,034,976	11.00%
Second Quarter	5,835,520	56,606	1,086,819	6,978,945	1.94
Third Quarter	6,014,460	47,066	1,073,266	7,134,792	6.10
Fourth Quarter	6,651,684	50,598	1,336,263	8,038,545	15.29

2000
First Quarter	Bs.6,769,596	Bs.51,473	Bs.1,369,210	Bs.8,190,279	16.42%
Second Quarter	7,224,026	53,030	1,405,251	8,682,307	24.41
Third Quarter	7,637,685	59,693	1,349,175	9,046,553	26.79
Fourth Quarter	8,350,969	60,080	1,483,473	9,894,522	23.09

2001
First Quarter	Bs.8,667,259	Bs.46,719	Bs.791,060	Bs.9,505,038	16.05%
Second Quarter	8,880,310	45,426	720,029	9,645,765	11.10
Third Quarter	9,043,296	44,189	772,823	9,860,308	9.00
Fourth Quarter	10,310,042	34,813	463,501	10,808,356	9.24

2002
First Quarter	Bs.9,182,936	Bs.34,925	Bs.365,465	Bs.9,583,326	0.82%
Second Quarter	9,192,174	19,870	336,313	9,548,357	(1.01)
Third Quarter	9,744,608	21,591	331,949	10,098,148	2.41
Fourth Quarter	10,406,551	21,089	324,901	10,752,541	(0.52)

2003
First Quarter	Bs.9,460,274	Bs.13,764	Bs.313,152	Bs.9,787,190	2.13%
Second Quarter	8,911,220	14,274	268,078	9,193,572	(3.72)
Third Quarter	9,495,851	13,068	268,205	9,777,124	(3.18)

(1)	Includes finance companies and savings and loan institutions.
(2)	Excludes Banco Central.
(3)	From the corresponding quarter of the previous year.

Source: Banco Central.

Financial Institutions

The Superintendency of Banks is responsible for banks and credit unions. Its functions include inspection, supervision and control.

The Superintendency of Banks also regulates individuals, companies and institutions that conduct or purport to conduct operations that are subject to authorization under the General Law of Banks and Other Financial Institutions. FOGADE, which was established in 1985, insures deposits up to Bs.4 million per depositor. FOGADE also assists in the recovery and stabilization of financial institutions through lending assistance.

Some of Venezuela’s largest banks announced their intention to merge following the enactment of the Ley de Fusiones, referred to as the Merger Law, on February 28, 2001 (Law-Decree No. 1,203 published in Official Gazette No. 37,148). The purpose of the Merger Law was to strengthen banks’ capital bases and increase their competitiveness by stimulating merger activity among smaller banks.

The Merger Law provides for the Superintendency of Banks to approve merger proposals and to grant priority to mergers of specialized financial institutions, savings and loan associations and commercial banks resulting in universal banks. In 2001, seven mergers occurred in the banking sector, decreasing the number of small banks by ten. In 2002, six mergers occurred in the banking sector, further decreasing the number of small banks remaining by ten.

In November 2003, the Venezuelan financial system consisted of:

•	52 financial institutions, which included 16 universal banks;

•	16 commercial banks;

•	6 investment banks;

•	2 mortgage banks;

•	2 leasing companies;

•	4 savings and loan associations;

•	2 money market funds; and

•	4 special law-regulated banks.

Universal banks were required by law to have a minimum paid-in capital of Bs.23.3 billion by December 31, 2001. Additionally, commercial banks were required to have a minimum paid-in capital of Bs.9.3 billion by December 31, 2001. Banks are also required to meet certain capital adequacy requirements, such as a minimum 12% ratio of net worth to assets and contingent operations and a minimum 10% ratio of net worth to total assets. As of March 31, 2002, all of the operating Venezuelan universal and commercial banks met both of the minimum capital adequacy requirements that the Government adopted as a more stringent modification of the Basle Standards.

A partial reform to the General Law of Banks and Other Financial Institutions was enacted by law-decree on November 13, 2001. The purpose of the reform was to further strengthen the banking system and guarantee its stability. The amended law raises the upper limit of the amount of insured deposits to Bs.10 million per depositor in the same financial group, provides for rules regarding trust operations, allows investment banks to carry out trust activities and provides an administrative process for adjudicating public complaints with respect to banks. The amendments also eliminate the ability of FOGADE to provide financial assistance to ailing banks. The amended law establishes new criteria for determining affiliations with respect to financial groups. Related entities of troubled banks are also subject to intervention or liquidation. As of January 1, 2002, new minimum paid-in capital requirements apply. Beginning in 2002, universal banks have been required to have a minimum paid-in capital of Bs.40 billion if the entity is domiciled in the Caracas metropolitan area or Bs.20 billion if the entity is domiciled outside of the Caracas metropolitan area, and commercial banks will be required to have a minimum paid-in capital of Bs.16 billion if domiciled in the Caracas metropolitan area or Bs.8 billion if the entity is domiciled outside of the Caracas metropolitan area.

Additionally, the law, as amended, creates two new types of special banks, namely development banks and second-tier banks, which would be primarily dedicated to the promotion of microenterprise development. The Superintendency of Banks is now authorized to issue special rules governing the accounting of credits extended to such enterprises.

The amended law also regulates electronic banks and grants to the Superintendency of Banks the power to enact special standards regulating loans from electronic banks.

A partial reform to the Ley de Crédito de Agrícola was also issued by President Chávez by law-decree on November 9, 2001. This reform effectively requires all banks in Venezuela to raise the percentage of their loans granted to the agricultural sector from 8% to 15% by the end of 2001. Beginning in 2002, MPC has set the required percentage after obtaining the opinion of the Superintendency of Banks. Pursuant to the law promulgated on February 5, 2003, banks now must provide at least 12% of their loans to the agricultural sector.

Securities Markets

The Caracas Stock Exchange is currently the only securities market in Venezuela, with 59 issuers and 74 securities registered as of December 2002. Historically, trading on the Caracas Stock Exchange has been composed of trades in stocks and bonds. In September 2001, the exchange began to allow trades in short-term debt instruments, such as commercial paper.

The Central Bank was an active participant in the Caracas Stock Exchange until 1999 when it established its own payments and securities clearance and settlement system. Since December 2001, the Ministry of Finance has become an active participant in the Caracas Stock Exchange through the issuance of Vebonos, a new instrument consisting of public sector bonds issued to pay certain benefits due to public sector university professors.

From July 2002 through December 2002, the Caracas Stock Exchange had a total trading volume of U.S.$210.1 million, representing U.S.$47.5 million in stocks, U.S.$29.9 million in private sector debt securities and U.S.$54.1 million and U.S.$68.6 million in public sector Brady Bonds and Vebonos, respectively. The individual stocks with the highest trading volume were Eurobanco Banco Comercial, CANTV and C.A. Central Banco Universal.

The Caracas Stock Exchange posts trading information, such as price, volume and transaction activity for listed securities during trading hours. Pricing information includes high, low and average sales prices. The Caracas Stock Exchange also publishes three indices for equity securities. The principal stock index is the Indice Bursatil Caracas, referred to as IBC. The IBC tracks the share prices of 16 major companies and is calculated in a manner similar to that used by the S&P 500. The other indices focus on the industrial and financial sectors.

The total market capitalization of the companies listed on the Caracas Stock Exchange as of December 31, 2002 was approximately U.S.$4.8 billion, or 6.7% of GDP. From December 31, 2001 to December 31, 2002, the total market capitalization decreased in absolute terms from U.S.$6.5 billion to U.S.$4.8 billion.

The CNV authorized the opening of a commodities exchange on May 19, 1999. Trading on this exchange commenced in October 1999 and, as of December 31, 2002, the cumulative trading volume totaled U.S.$329.0 million.

In the past, Venezuelan stock exchanges have experienced substantial market price fluctuations. Factors contributing to such fluctuations include changes in the overall state of the Venezuelan economy and adverse political developments, together with merger activity among domestic companies and take-overs of domestic companies by foreign corporations. Compared to other stock markets in Latin America, the Venezuelan stock market is among the smallest in terms of market capitalization and trading volume.

The Caracas Stock Exchange can suspend dealing in any listed security if the price of the security varies by 20% or more during a trading session.

Market Regulation

The CNV must authorize all Venezuelan companies before they legally offer equity or debt securities to the Venezuelan public. In order to offer securities to the public in Venezuela, an issuer must meet certain CNV requirements regarding assets, operating history, management and other matters.

All outstanding securities of such companies must also be registered with the CNV and approved by the relevant stock exchange. The CNV must approve the application for listing of a security before it is listed on a stock exchange. The CNV also requires issuers to file unaudited quarterly financial statements and audited annual financial statements with the applicable stock exchanges and the CNV.

Since September 1, 1994, the CNV has required any company issuing debt in Venezuela to obtain a rating from two independent rating agencies registered with the CNV. However, as of April 4, 2002, and for any company that issues commercial paper (debt issues ranging from 15 days to 360 days), the CNV may reduce the requirement from two independent rating agencies to one, depending upon the market conditions at that time.

In September 2002, the CNV changed certain regulations relating to securitization of assets in order to expand opportunities for companies to obtain financing.

The Capital Markets Law and the rules issued by the CNV provide a regulatory structure for the Venezuelan securities industry. The Capital Markets Law was most recently amended in October 1998 to conform the Venezuelan securities market to international standards. In addition to setting standards for brokers, the law empowers the CNV to regulate public offerings and trading of securities. In January 1999, the CNV promulgated regulations governing the activities of broker-dealers and brokerage houses. The CNV has also promulgated regulations requiring issuers of securities to file information regarding the issuer, its management and its significant shareholders to ensure transparency in capital markets transactions and public tender offers.

Public Finance

General Description of Accounts and Entities

The Ministry of Finance is responsible for preparing the budget and administering the Government’s finances. The Ministry of Finance is required to submit a proposed budget to the National Assembly each year. The National Assembly may change items in the proposed budget so long as authorized expenditures do not exceed projected revenues. Nevertheless, actual expenditures in any given year may exceed revenues for that year as a result of differences in the timing of receipts and expenditures. The budget must include appropriations to be distributed to the states and the federal district in accordance with a prescribed formula. No taxes may be levied, money borrowed or expenditures made unless authorized by law. In addition to budgeted expenditures contained in the legislatively-approved budget, the Government may increase expenditures, including allocations for debt service obligations, during the course of the year with the approval of the National Assembly. However, total expenditures may not exceed actual revenues.

All revenues and expenditures are budgeted and recorded on a cash basis. The Ministry of Finance is responsible for collecting public revenues. Various ministries and agencies of the Central Government are responsible for implementing the budget. For example, the Comptroller General is the agency in charge of national revenues, expenditures and assets and related operations. The functions of that office include control, supervision and auditing. The Comptroller General is appointed for a period of seven years by, and is accountable to, the National Assembly.

The consolidated public sector is divided, in general terms, into two parts: the Central Government and the decentralized state institutions. The decentralized state institutions are corporations that are majority or wholly owned by the Government.

Taxation

The Organic Tax Code

The Código Orgánico Tributario, referred to as the Organic Tax Code, was approved in 1991 and amended in 1992, 1994 and 2001. The Organic Tax Code increased penalties on overdue tax payments and made tax avoidance a criminal offense. The Ministry of Finance, with assistance from the World Bank and the IADB, has developed a tax collection program aimed at decreasing income tax evasion.

The new Organic Tax Code became effective on October 17, 2001. Some of the reforms in the new legislation include: (1) the authorization for the future creation of a law which would grant power to municipalities to create, modify or eliminate taxes; (2) the adoption of the “substance over form” approach in tax administration; (3) the consent to the passing on of tax responsibilities from a target company to the acquiring company in a merger; and (4) the disallowance of offsets of income tax credits against monthly payables under the VAT. The amendments have also changed the rate of interest for unpaid tax obligations. Interest on unpaid tax obligations now equal the average of the lending rate of the six largest commercial banks, multiplied by a factor of 1.2.

In addition, the reforms increased the penalties imposed on various tax offenses and set forth new categories of tax violations in order to deter tax evasion. Breaches of substantive obligations under the new Organic Tax Code result in increased penalties, while offenses potentially leading to imprisonment have been broadened in scope. For example, new fines have been introduced both for the failure to pay taxes as well as for the late payment of taxes, and criminal penalties have been established for tax fraud. In addition, withholding agents who intentionally fail to remit taxes withheld within three business days following payment are now subject to imprisonment for two to four years.

Furthermore, the amended Organic Tax Code now permits taxpayers to enter into advance pricing agreements with the tax authorities to establish the value of transactions between affiliated enterprises.

Procedural rules have also been amended. Under the new Organic Tax Code, judicial tax appeals do not suspend the effects of a tax assessment, except in cases where the taxpayer demonstrates that non-suspension will cause irreparable damages or when the appeal is based on “sound arguments of law”. In contrast, the filing of an administrative tax appeal will suspend payments required by an assessment but not interest on the assessment. Furthermore, it is now expressly stated that the opinions of the tax authority with respect to a particular issue may not be appealed to the tax courts.

Income Tax

The Central Government is the only entity in Venezuela with the authority to tax income. As a percentage of Central Government revenues, income tax revenues in 1984 Constant Bolívares were 29.2% in 2000, 21.8% in 2001 and 13.6% in 2002.

The petroleum industry provided 71.9% of total income tax revenues in 2000, 56.0% of total income tax revenues in 2001 and 30.6% of total income tax revenues in 2002.

Venezuelan income tax is payable by both natural persons and legal entities. The base of income upon which a person or entity may be taxed includes worldwide income. Certain Governmental entities, educational institutions, charitable institutions and funds, as well as certain other individuals and entities, are exempt from Venezuelan income tax. Additionally, the President, in conjunction with the Council of Ministers, has the power to exempt from the payment of taxes certain sectors or industries that are believed to be of particular importance to national or regional development. Natural persons are taxed at a rate from 6% up to 34%, depending on income level, with certain tax rebates for lower-income households. Corporations are taxed at a rate from 15% up to 34%, except for those engaged in the petroleum industry, which are taxed at a special rate determined by the new Hydrocarbons law. For more information on this law, refer to “Principal Sectors of the Venezuelan Economy—Petroleum and Natural Gas—New Hydrocarbons Law”.

The inability of the Government to rely on sources of financing other than petroleum revenues has made it difficult to establish a positive balance in the consolidated public sector accounts and has contributed to the general instability of the Venezuelan economy as a whole. Because the development of a more diversified economy with a greater capacity for and a high volume of non-traditional exports can only be accomplished in the medium-term, the Government has attempted to increase the base of non-petroleum tax revenues.

Business Assets Tax

On January 1, 1994, the Government implemented a business assets tax. The business assets tax was intended to be an alternative minimum tax on all Venezuelan personal and corporate taxpayers that owned tangible assets in Venezuela. The tax, which is assessed on the average yearly balance of tangible assets, was set at 1% and was deductible from a taxpayer’s income tax obligations. Exemptions from the business assets tax exist for certain taxpayers, including charitable and non-profit organizations, entities engaged in certain agricultural activities and entities engaged in investing in securities. In 2001, a proposed partial reform to this tax was submitted to the National Assembly for its approval. This proposal, among other things, included significant amendments with respect to the tax base, tax credits and tax returns. The National Assembly has yet to approve this partial reform.

Value-Added Tax

In May 1999, the Government passed legislation establishing the VAT to replace the then existing sales tax. The VAT applies to sales of all goods and services throughout the chain of distribution, except certain exempted items such as food, medicine, telephone, gas and other utilities. Initially, the VAT was set at a rate of 15.5%, except on the island of Margarita, where the applicable rate was 8.0%. On August 1, 2000, however, the VAT rate was decreased from 15.5% to 14.5%, and the island of Margarita was exempted from the VAT altogether. During 2000 and 2001, the Central Government generated revenues from the VAT of approximately Bs.3.4 trillion and Bs.3.7 trillion, respectively.

The VAT was amended again on August 30, 2002. This amendment, among other things: (1) increased the VAT rate to 16%; (2) eliminated the concept of the income threshold below which one is exempt from paying this tax, effectively transforming it into a universal tax; (3) eliminated the exemption for certain goods currently exempt from this tax; and (4) imposed an additional 10% tax on certain luxury items. In 2002, the Central Government generated revenues of approximately Bs.4.8 trillion from the VAT.

Tax on Bank Debits

In May 1999, the Government instituted a tax on all bank debits, such as withdrawals from savings or checking accounts. This tax was assessed at a rate of 0.50% on the value of each applicable transaction and expired in May 2000. The Central Government generated a total of approximately Bs.803.5 billion in extraordinary revenues as a result of this tax. This tax was effectively reinstituted in March 2002 with the enactment of a new bank debit tax, which had a term of one year. This tax was initially assessed at a rate of 0.75% on the value of each applicable transaction and increased to 1.00% on August 21, 2002.

The bank debit tax was amended again in March 2003. This amendment revised the assessment rate of the tax as follows: (1) 1.00% of the value of each applicable transaction until June 30, 2003; (2) 0.75% from July 1, 2003 until December 31, 2003; and (3) 0.50% from January 1, 2004 until March 12, 2004, at which point the tax will expire. As amended, certain withdrawals from saving accounts will be exempt from the bank debit tax. Financial transactions undertaken by certain Government entities are also exempt from this tax. Cooperative associations are now exempt from this tax as well under certain circumstances. The tax on bank debits generated revenues in the amount of Bs.1.5 trillion, or 1.3% of GDP, during 2002 and is expected to generate revenues in the amount of Bs.1.6 trillion, or 1.2% of GDP, in 2003. During the first half of 2003, the tax on bank debits generated revenues in the amount of Bs.911.5 billion, which represented 15.7% of the gross revenues collected by SENIAT.

Customs

A law was passed by the National Assembly in January 2002 to modernize Venezuela’s customs operations, which is currently being implemented throughout Venezuela. Automated customs operations, referred to as the SIDUNEA system, have already been put into effect in the following ports of entry: Marítima de La Guaira, San Antonio del Táchira and Subalternate of Ureña, Merida, Principal Maracaibo, Subalternate of Chinita, Principal de Puerto Cabello and Principal de Valencia. It is projected that during the second semester of 2003 and the first semester of 2004, the new system will also be installed in the following ports of entry: Maiquetía, El Guamache, Puerto Sucre, Las Piedras, Güiria, Guanta, Centro Occidental, Maturín, Ciudad Guayana and Puerto Ayacucho. By April 2003, the first group of modern ports using the new SIDUNEA system represented 65.2% of customs revenues compared to the revenue from all other ports of entry.

In addition, Venezuelan customs authorities have obtained special equipment for non-intrusive inspections of cargo containers in an effort to curtail drug trafficking and customs fraud. In March 2002, the Comisión Presidencial de Lucha Contra el Fraude Aduanero (Presidential Commission Against Customs Fraud) was formed. This commission is made up of several representatives of both the public and private sector who are interested in preventing contraband and customs fraud. Together they have drafted the Anti-Contraband Bill, which employs the use of more severe penalties and expands the scope of actions that may be taken by authorities to curtail contraband.

The Tax-Pardoning Law

In 2001, the National Assembly approved a tax-pardoning law, which established a system for the voluntary payment of overdue tax obligations through tax pardons, payment plans and opportunities to submit returns for previous years in which no returns were filed or to correct previously submitted returns. Depending on when the taxpayer applied for a pardon, once the taxpayer agreed to pay a specified percentage of his tax obligation, the remaining tax liability, including fines and interest, was pardoned. Under the law, the following are not pardonable tax liabilities: income taxes, luxury taxes, value-added taxes that have been already calculated or noted by tax agents; customs duties; banking or financial debits; debts subject to liens or attachments; and debts against which proceedings have been initiated and against which goods have already been attached. The tax-pardoning law generated additional revenues of Bs.113.2 billion, or 1.1% of GDP, in 2002.

SENIAT

In August 1994, the Government established SENIAT, an independent agency within the Ministry of Finance, to administer tax and customs collections. The objectives of the SENIAT include:

•	increasing the level of non-oil tax revenues to 10.0% of GDP;

•	reducing tax evasion by 0.5% of GDP;

•	improving customs duty collections;

•	promoting the modernization of the Venezuelan tax code system;

•	developing a “tax culture”; and

•	consolidating the organization of the SENIAT to promote efficiency in its collections.

At December 31, 2000, gross revenues administered by SENIAT represented 8.2% of GDP. During 2000, gross revenues from the VAT totaled Bs.3.4 trillion, or 51.0% of gross SENIAT revenues; gross revenues from the tax on bank debits totaled Bs.291.4 billion, or 4.3% of gross SENIAT revenues; income taxes collected totaled Bs.1.4 trillion, or 21.3% of gross SENIAT revenues; customs duty collections totaled Bs.1.1 trillion, or 16.5% of gross SENIAT revenues; and taxes from liquor, cigarettes, matches, revenue stamps, bingo parlors and casinos totaled Bs.489.4 billion, or 7.3% of gross SENIAT revenues.

At December 31, 2001, gross revenues administered by SENIAT represented 8.6% of GDP. During 2001, gross revenues from the VAT totaled Bs.4.0 trillion, or 52% of gross SENIAT revenues; income taxes collected totaled Bs.1.8 trillion, or 24% of gross SENIAT revenues; and taxes from liquor, cigarettes, matches, revenue stamps, bingo parlors and casinos totaled Bs.524.6 billion, or 7% of gross SENIAT revenues.

At December 31, 2002, gross revenues administered by SENIAT amounted to Bs.10.8 trillion, or 9.3% of GDP. During 2002, revenues generated from the VAT totaled Bs.4.8 trillion, or 44% of gross SENIAT revenues; income taxes collected totaled Bs.2.6 trillion, or 24% of gross SENIAT revenues; and taxes from liquor, cigarettes, matches, revenue stamps, bingo parlors and casinos totaled Bs.712 billion, or 6.6% of gross SENIAT revenues. As of June 30, 2003, gross revenues administered by SENIAT amounted to Bs.5.8 trillion. During the first half of 2003, revenues collected from the VAT totaled Bs.2.7 trillion, or 47.1% of gross SENIAT revenues; income taxes collected totaled Bs.1.4 trillion, or 24.0% of gross SENIAT revenues; and taxes from liquor, cigarettes, matches, revenue stamps, bingo parlors and casinos totaled Bs.332.2 billion, or 5.8% of gross SENIAT revenues.

In 2001, SENIAT initiated a modernization of the Venezuelan system of taxation. This reform has enabled SENIAT to increase the amount of tax collected and reduce administrative costs. This has been effected through the implementation of tax legislation regarding internal taxes (e.g. the New VAT and Income Tax), the optimization of the taxpayers’ information system, better internal controls, modernization of the tax collection methods and training for SENIAT personnel.

The VAT, the business assets tax and the creation of the SENIAT have had positive effects on the Central Government’s revenues.

Double-Taxation Treaty

On August 28, 1998, the Government finalized negotiations with the United States for a treaty to avoid double-taxation and stimulate foreign investment in Venezuela. The double-taxation treaty was approved by the Venezuelan legislature in July 1999 and by the U.S. Senate in November 1999.

Revenues and Expenditures

Central Government

The Central Government’s revenues consist of tax revenues and non-tax revenues, such as petroleum royalties and dividends from state-owned companies. The Central Government’s expenditures consist primarily of operating expenditures, such as salaries, interest payments and purchases of goods and services, transfers to state and local governments and the private sector and capital expenditures.

As a percentage of Central Government revenues, non-tax revenues in 1984 Constant Bolívares accounted for 36.2% in 2000, 45.2% in 2001, 37.9% in 2002 and 43.5% through the third quarter of 2003.

Petroleum royalties provided 59.4% of non-tax revenues in 2000, 32.9% of non-tax revenues in 2001, 76.7% of non-tax revenues in 2002 and 71.5% of non-tax revenues through the third quarter of 2003.

Dividends accounted for 20.3% of non-tax revenues in 2000, 40.7% of non-tax revenues in 2001, 37.6% of non-tax revenues in 2002 and 20.4% of non-tax revenues through the third quarter of 2003.

In 2001, the Central Government’s revenues increased to Bs.121.6 billion in 1984 Constant Bolívares from Bs.113.9 billion in 1984 Constant Bolívares in 2000. This increase was due primarily to increases in dividends. The Central Government’s expenditures for 2001 also increased to Bs.147.0 billion in 1984 Constant Bolívares from Bs.123.3 billion in 1984 Constant Bolívares for 2000. The increase in expenditures was due primarily to increases in capital expenditures.

As a result of the foregoing factors, the Central Government accounts recorded a deficit for 2001 of Bs.25.5 billion in 1984 Constant Bolívares, or 4.2% of GDP, compared to a deficit of Bs.9.4 billion in 1984 Constant Bolívares, or 1.6% of GDP, for 2000.

During 2002, the Central Government’s revenues decreased to Bs.118.0 billion in 1984 Constant Bolívares from Bs.121.6 billion in 1984 Constant Bolívares in 2001. This decrease was due primarily to decreases in tax revenues and dividends. The Central Government’s expenditures for 2002 also decreased to Bs.137.0 billion in 1984 Constant Bolívares from Bs.147.0 billion in 1984 Constant Bolívares for 2001. The decrease in expenditures was due primarily to decreases in the salaries of Government employees and a reduction in current transfers to both the public and private sectors. As a result of the foregoing factors, the Central Government accounts recorded a deficit of Bs.19.0 billion in 1984 Constant Bolívares, or 3.5% of GDP, for 2002, compared to a deficit of Bs.25.5 billion in 1984 Constant Bolívares, or 4.2% of GDP, for 2001.

Through the third quarter of 2003, the Central Government’s revenues totaled Bs.72.4 billion in 1984 Constant Bolívares and the Central Government’s expenditures totaled Bs.81.2 billion in 1984 Constant Bolívares. As a result, the Central Government accounts recorded a deficit of Bs.8.8 billion in 1984 Constant Bolívares, or 2.5% of GDP, through September 30, 2003.

The following table sets forth the revenues, by source, and expenditures, by sector, of the Central Government for the periods indicated:

Venezuela Central Government Revenues and Expenditures

	Year Ended December 31,

	1998	1999	2000	2001	2002(1)	2003(2)

	(in billions of 1984 Constant Bolívares)
Central Government
Total Revenues	Bs.100.17	Bs.96.80	Bs.113.91	Bs.121.56	Bs.117.99	Bs.72.37
Current Revenues	100.17	96.80	113.88	121.56	117.99	72.37
Tax Revenues	70.06	69.75	72.68	66.65	56.54	34.48
Petroleum Sector	7.55	11.84	23.87	14.86	4.89	1.78
Other	62.50	57.92	48.82	51.80	51.65	32.70
Non-tax Revenues	30.11	27.04	41.20	54.91	44.66	31.48
Petroleum Royalties	13.62	14.82	24.46	18.06	34.24	22.51
Other	4.44	3.18	8.37	14.50	10.42	8.98
Dividends	12.06	9.04	8.38	22.35	16.79	6.41
Capital Revenues	0	0	0	0	0	0
Total Expenditures	123.02	106.12	123.28	147.01	136.99	81.21
Current Expenditures	95.99	87.79	99.04	112.75	102.26	60.84
Operating Expenditures	40.29	36.19	42.22	50.66	55.50	34.96
Salaries, etc.	22.54	18.83	23.73	26.42	22.45	11.62
Interest Payments	14.74	14.89	14.35	16.95	24.45	18.58
Purchase of Goods and Services	3.00	2.47	4.14	7.29	8.60	4.76
Current Transfers	55.70	51.60	56.82	62.09	46.76	25.88
To Rest of Public Sector	43.22	44.08	51.39	58.65	45.25	24.94
To Private Sector	7.87	4.58	5.42	3.44	1.51	.94
Quasi-fiscal Operations of Banco Central	4.61	2.94	—	—	—	—
Extra-budgetary	2.96	1.63	2.94	6.03	6.85	3.54
Current Account Surplus	4.18	9.01	14.84	8.81	15.73	11.53
Capital Expenditures	22.80	15.97	18.65	25.70	23.70	12.69
Capital Formation	2.96	1.24	1.48	3.59	4.60	1.16
Capital Transfers	19.84	14.73	17.17	22.11	19.10	11.53
To Public Sector	19.76	14.72	17.11	22.04	19.08	11.52
To Private Sector	.07	.01	.06	.07	.02	.01
Financial Investment	1.27	.74	2.65	2.52	4.18	4.15
Overall Surplus (Deficit)	(22.85)	(9.32)	(9.38)	(25.45)	(19.00)	(8.84)

As percentage of GDP	(3.8)%	(1.6)%	(1.6)%	(4.2)%	(3.5)%	(2.5)%

(1)	Preliminary figures.
(2)	As of September 30, 2003.

Sources:	National Budget Office, referred to as ONAPRE, and Banco Central, except for the years 1998, 1999 and 2000, which were provided by the Ministry of Finance using IMF methodology.

Consolidated Public Sector

The consolidated public sector accounts include the results of decentralized state entities, such as PDVSA and the CVG companies.

During 2001, consolidated public sector revenues decreased to Bs.159.7 billion in 1984 Constant Bolívares from Bs.184.8 billion in 1984 Constant Bolívares in 2000. This decrease was due primarily to a significant decrease in PDVSA’s operating surplus. Consolidated public sector expenditures for 2001 increased to Bs.186.6 billion in 1984 Constant Bolívares from Bs.159.7 billion in 1984 Constant Bolívares for 2000. The increase in expenditures was due primarily to increases in capital expenditures, salaries, purchases of goods and services and interest payments.

As a result of the foregoing factors, the consolidated public sector accounts recorded a deficit for 2001 of Bs.26.9 billion in 1984 Constant Bolívares, or 4.5% of GDP, compared to a surplus of Bs.25.1 billion in 1984 Constant Bolívares, or 4.3% of GDP, for 2000.

During 2002, consolidated public sector revenues decreased to Bs.156.8 billion in 1984 Constant Bolívares from Bs.159.7 billion in 1984 Constant Bolívares in 2001. This decrease was due primarily to decreases in tax revenues. Consolidated public sector expenditures for 2002 also decreased to Bs.162.3 billion in 1984 Constant Bolívares from Bs.186.6 billion in 1984 Constant Bolívares for 2001. The decrease in expenditures was due primarily to decreases in salaries and a reduction in transfers to the private sector. As a result of the foregoing factors, the consolidated public sector accounts recorded a deficit for 2002 of Bs.5.5 billion in 1984 Constant Bolívares, or 1.0% of GDP, compared to a deficit of Bs.26.9 billion in 1984 Constant Bolívares, or 4.5% of GDP, for 2001.

Through the third quarter of 2003, consolidated public sector revenues totaled approximately Bs.56.8 billion in 1984 Constant Bolívares and consolidated public sector expenditures totaled approximately Bs.56.9 billion in 1984 Constant Bolívares. As a result, the consolidated public sector accounts recorded a deficit of approximately Bs.0.1 billion in 1984 Constant Bolívares through September 30, 2003.

The following table sets forth the revenues, by source, and expenditures, by sector, of the consolidated public sector for the periods indicated:

Venezuela Consolidated Public Sector Revenues and Expenditures

	For the Year Ended December 31,

	1998	1999	2000	2001	2002(1)	2003(2)

	(in billions of 1984 Constant Bolívares)
Consolidated Public Sector
Total Revenues	Bs.139.54	Bs.144.08	Bs.184.80	Bs.159.69	Bs.156.81	Bs.56.81
Tax Revenues	66.52	61.90	52.67	55.96	53.41	21.11
Non-tax Revenues	73.02	82.18	132.13	103.73	103.40	35.70
Central Government	—	—	—	—	—	—
PDVSA Operating Surplus	48.12	59.98	105.52	72.90	76.23	28.61
FIV Interest and Dividend Income	—	—	—	—	—	—
Non-financial Public Enterprises	5.06	7.76	8.03	3.03	5.75	2.03
Capital Revenues	1.21	32	.25	.28	.01	0
Other	18.64	14.12	18.33	27.52	21.41	5.06
Total Expenditures	165.32	140.09	159.68	186.56	162.26	56.94
Current Expenditures	104.45	97.20	110.93	122.22	110.44	39.25
Salaries, etc.	25.13	21.26	26.14	29.64	24.84	7.49
Purchases of Goods and Services	4.71	5.34	7.40	9.50	10.06	3.53
Interest Payments	17.68	17.68	17.39	19.87	27.68	14.16
Transfers to Private Sector	12.11	10.01	12.47	12.25	8.22	2.77
Central Government (Extra-Budgetary)	2.96	1.63	2.94	6.03	5.78	2.01
Central Government Transfers to Unconsolidated Entities	38.52	37.67	44.37	50.32	38.31	10.80
Other(3)	6.29	5.26	3.17	.65	1.33	.51
Capital Expenditures	57.91	41.26	45.81	58.31	46.04	15.67
Capital Formation	41.10	26.68	25.95	34.62	26.22	7.90
Other (Including Transfers to Unconsolidated Entities)	16.81	14.59	19.87	23.69	19.82	7.77
Overall Surplus (Deficit)	(25.78)	3.99	25.11	(26.86)	(5.45)	(.13)
(As percentage of GDP)
Total Revenues	23.2%	25.5%	31.6%	26.6%	28.7%	15.9%
Total Expenditures	27.4	24.8	27.3	31.1	29.7	15.9
Overall Surplus (Deficit)	(4.3)%	0.7%	4.3%	(4.5)%	(1.0)%	0.0%

(1)	Preliminary figures.
(2)	As of September 30, 2003.
(3)	Includes other expenditures, exchange losses and quasi-fiscal losses of Banco Central.

Source: Ministry of Finance, using IMF methodology.

2004 Budget

On December 16, 2003, the National Assembly approved the budget for 2004. The 2004 budget, as approved, projected total revenues of approximately U.S.$16.4 billion and total expenditures of approximately U.S.$26.0 billion. The 2004 budget also contemplates a legal limit on borrowing by the Republic of U.S.$9.6 billion, or approximately 10.2% of GDP. The budget for 2004 was based on certain assumptions, including real GDP growth of 6.5%, an average price for the Venezuelan oil basket of U.S.$18.5 per barrel, an average exchange rate of Bs.1,920 = U.S.$1.00 and inflation at a rate of 26%.

Public Debt

Overview

In 1976, the Government enacted the Organic Law of Public Credit to create and issue public debt through prior authorization and registration. The Organic Law of Public Credit has been superseded by the entry into force of the LOAFSP.

Public debt is defined to include public issues of bonds and treasury notes in Venezuela and abroad, domestic and foreign direct indebtedness, contracts providing for payments extending beyond the then current fiscal year and guarantees and modifications of existing indebtedness. The types of entities subject to regulation under the LOAFSP include national, state and municipal governments, decentralized state institutions, autonomous government institutions and other public entities, corporate entities controlled directly or indirectly by the public sector and non-profit organizations under the control of the Government.

Standard & Poor’s, Moody’s Investor Services and Fitch all lowered their ratings and outlook with respect to the Republic’s foreign currency-denominated debt in late 2002 and early 2003 (Standard & Poor’s in December 2002; Moody’s and Fitch in January 2003), citing increasing pressure on the Republic’s finances and international reserves due to continued economic disruptions, especially in the petroleum sector. Specifically, Standard & Poor’s, Moody’s and Fitch all downgraded their ratings for the Republic’s foreign currency-denominated debt to CCC+, Caa1 and CCC+ (for long-term debt), respectively. In addition, Moody’s changed its outlook for the Republic’s foreign debt to developing, while Standard & Poor’s and Fitch maintained a negative outlook for such debt at that time. Standard & Poor’s subsequently upgraded its outlook on the Republic’s long-term foreign currency-denominated debt from negative to stable in April 2003 and, in July 2003, raised its rating for such debt from CCC+ to B-, citing improved external liquidity stemming from recovering oil production and an improved amortization profile related to the tender offer announced in July 2003. Moody’s and Fitch also subsequently upgraded their respective outlooks for the Republic’s foreign debt to stable (Moody’s in May 2003 and Fitch in June 2003). In addition, Fitch raised its rating for the Republic’s foreign currency-denominated debt to B- in June 2003, citing the Government’s success in restoring oil production levels.

Summary of External Debt

At September 30, 2003, Venezuela’s total external public debt was estimated at approximately U.S.$22.8 billion. Between December 31, 1998 and September 30, 2003, Venezuela’s external public debt decreased by approximately U.S.$0.7 billion, or 2.8%.

On August 8, 2003, the Republic, through a public tender offer, repurchased approximately U.S.$1.7 billion aggregate principal amount of its Front-Loaded Interest Reduction Bonds, New Money Bonds and Debt Conversion Bonds. The Republic paid for the bonds it repurchased in the tender offer with the proceeds of a U.S.$1.5 billion issuance of its 5 3/8% Notes due 2010, to local investors, who paid for the securities in Bolívares. For more information regarding the Republic’s 5 3/8% Notes due 2010, refer to the table in “—Capital Market Issues of Public External Debt”.

The following table sets out the composition of Venezuela’s external public debt outstanding at the dates indicated:

	December 31,

	1998	1999	2000	2001	2002	2003(1)

	(in millions of U.S. dollars)
Commercial Bank External Public Sector Debt	$246.0	$343.0	$329.8	$316.0	$372.9	$388.8
Other External Public Sector Debt	23,194.0	22,477.0	21,484.0	22,277.0	22,076.7	22,405.5
Bonds	17,394.0	16,431.0	15,636.0	16,165.0	15,744.0	16,060.0
Non-restructured	5,800.0	5,871.0	6,018.0	7,454.0	7,762.2	10,154.4
1990 Financing Plan Bonds	11,594.0	10,560.0	9,618.0	8,711.0	7,981.8	5,905.6
Suppliers & Contractors	168.0	134.0	87.0	141.0	111.0	102.7
Multilateral Agencies	3,622.0	3,825.0	3,703.0	3,815.0	3,847.6	3,740.7
Bilateral Agencies	2,010.0	2,087.0	2,058.0	2,156.0	2,374.1	2,502.1

Total External Public Sector Debt	$23,440.0	$22,820.0	$21,813.8	$22,593.0	$22,449.6	$22,794.3

(1)	Preliminary figures as of September 30, 2003. At the Bolivar/ U.S. dollar exchange rate as of September 30, 2003, as provided by Banco Central.

Source: Ministry of Finance.

The following table sets out the scheduled amortizations for Venezuela’s external public debt for each of the years indicated as of September 30, 2003:

	Scheduled Amortizations(1)

						2008 and
	2003	2004	2005	2006	2007	thereafter

	(in millions of U.S. dollars)
Commercial Bank External Public Sector Debt	$32.3	$166.2	$164.3	$143.0	$107.7	$418.3
Other External Public Sector Debt	987.3	1,888.6	1,913.5	1,508.3	1,582.4	17,723.1
Bonds	696.3	496.5	696.6	470.5	693.9	14,624.3
Non-restructured	539.5	—	200.0	—	315.0	10,728.4
1990 Financing Plan Bonds	156.8	496.5	496.6	470.5	378.9	3,895.9
Suppliers & Contractors	21.9	116.3	46.3	40.9	22.2	16.3
Multilateral Agencies	124.3	588.2	547.8	455.0	405.9	2,051.2
Bilateral Agencies	144.8	687.6	622.8	541.9	460.4	1,031.3

Total External Direct Public Sector Debt	$1,019.6	$2,054.8	$2,077.8	$1,651.3	$1,690.1	$18,141.4

(1)	Assumes subsequent disbursements from credit facilities entered into as of September 30, 2003.

Source: Ministry of Finance.

The following table sets forth the total outstanding amounts of external debt obligations owed by the indicated state-owned entities which are guaranteed by the Republic as of September 30, 2003:

	By Type of Creditor and Amount Outstanding

Name of Public	Commercial	Bilateral	Multinational	Suppliers and
Sector Entity	Banks	Agencies	Organizations	Contractors	Total

	(in millions of U.S. dollars)
ALCASA	$0.0	$0.0	$0.0	$0.0	$0.0
BAUXILUM(1)	0.0	8.5	0.0	0.0	8.5
CANTV	0.0	53.2	0.0	0.0	53.2
CAMETRO	0.8	65.0	0.0	0.0	65.8
EDELCA	0.0	351.6	487.3	0.0	838.9
ENELVEN	0.0	85.8	0.0	0.0	85.8
FERROMINERA	0.0	16.1	0.0	0.0	16.1
FESILVEN(2)	5.6	—	0.0	0.0	5.6
FERROCAR	0.0	218.0	0.0	0.0	218.0

Total	$6.4	$798.2	$487.3	$0.0	$1,291.9

(1)	Interalumina and Bauxiven were merged into Bauxilum.
(2)	FESILVEN was privatized in November 1998, but the Republic continued to guarantee its existing debt. This debt is currently being serviced by FESILVEN.

Source: Ministry of Finance.

Internal Public Debt

The Government’s internal public debt as of September 30, 2003 totaled approximately Bs.22.5 trillion, or U.S.$14.1 billion (at the prevailing Bolivar/ U.S. dollar exchange rate on that date) compared to approximately Bs.15.4 trillion, or U.S.$11.0 billion (at the prevailing Bolivar/ U.S. dollar exchange rate on that date) on December 31, 2002. By contrast, on December 31, 2001, the Government’s internal public debt was approximately Bs.10.5 trillion, or U.S.$13.7 billion (at the prevailing Bolivar/ U.S. dollar exchange rate on that date), and on December 31, 2000, the Government’s internal public debt was approximately Bs.7.0 trillion, or U.S.$10.0 billion (at the prevailing Bolivar/ U.S. dollar exchange rate on that date).

The table below sets forth a summary of Venezuela’s internal public debt as of September 30, 2003:

Outstanding as of
September 30, 2003
Type of Debt
(in millions of U.S. dollars)(1)
Treasury Bonds (Bonos del Tesoro)	$1,731.2
Commercial Bank Bonds	15.2
Social Security Institute Bonds	0.0
Debt with Banco Central	696.2
National Public Debt Bonds	10,191.3
Promissory Notes(2)	1,450.5
Global Notes	15.0
Other	0.2
Total Internal Debt of the Republic of Venezuela	14,099.7

Internal Debt Issued by Public Entities and Guaranteed by the Republic	2.0
Total	$14,101.7

(1)	At the Bolivar/ U.S. dollar exchange rate as of September 30, 2003.
(2)	Issued in domestic market; denominated in foreign currency.

Source: Ministry of Finance.

During 2000 and 2001, the Government refinanced, principally through exchange transactions, certain of its internal debt that was scheduled to mature during such period. The Government entered into exchange transactions with respect to approximately Bs.990.8 billion of its outstanding internal debt, of which approximately Bs.519.8 billion was held publicly and approximately Bs.471.0 billion was held by Banco Central.

The Government’s internal debt securities held by Banco Central were exchanged for new securities maturing in 2005 and 2008. Approximately Bs.150.0 billion and Bs.321.0 billion of such new securities are scheduled to mature in 2005 and 2008, respectively. The new securities issued to Banco Central as part of this exchange are expected to be kept in Banco Central’s inventory for use in connection with repurchase transactions employed by Banco Central as part of its monetary policy. Accordingly, the Government does not expect that a secondary market in such securities will develop. The Government’s internal debt securities held by the general public were exchanged for new securities having maturities ranging from 2002 through 2004. Approximately Bs.374.7 billion, Bs.136.4 billion and Bs.8.7 billion of such exchanged internal debt was scheduled to mature in 2002, 2003 and 2004, respectively.

In 2002, the Government refinanced additional internal debt through exchange transactions. Approximately Bs.3.0 billion of outstanding internal debt that was to mature in 2002 through 2005 was exchanged for new securities having maturities ranging from 2004 through 2007. These exchange transactions extended the average maturity of the exchanged securities by 20 months. Approximately Bs.700 million, Bs.1.0 billion, Bs.700 million and Bs.800 million of these new securities are scheduled to mature in 2004, 2005, 2006 and 2007, respectively.

In November 2003, the Government closed a domestic debt exchange in which Venezuela swapped approximately Bs.190 billion of domestic debt coming due on November 10, 2003 for comparable notes maturing between May 2004 and October 2005, for an average maturity extension of 15 months.

On October 1, 2003, the Republic completed a transaction, referred to as the BANDES Exchange, pursuant to which it issued to BANDES EURO-denominated and U.S. dollar-denominated notes that formed a single series with certain existing note issues of the Republic in exchange for promissory notes previously issued by the Republic to BANDES. The promissory notes exchanged by BANDES totaled U.S.$554.1 million in aggregate principal amount, bore interest at rates ranging from 5% to 10.5% per annum and matured on various dates between September 2003 and April 2008. For information regarding the notes issued by the Republic in connection with the BANDES Exchange, refer to the table in “—Capital Market Issues of Public External Debt”.

On December 31, 2002, the Republic entered into a trust agreement appointing BIV, a state-owned bank, as trustee over property consisting of certain promissory notes or pagarés issued by the Republic on December 31, 2002. A total of four pagarés payable to BIV, bearing interest at 14.5% per annum and maturing on June 30, 2004 were placed in the trust. The aggregate principal amount of the four pagarés was U.S.$1.5 billion. Beneficial interests in the pagarés were subsequently transferred from time to time to the Republic’s various project contractors and suppliers of goods and services in lieu of payment in cash under the underlying commercial contracts. In October 2003, the Republic entered into exchange agreements pursuant to which it issued U.S.$388.5 million in aggregate principal amount of its 10.75% Notes due 2013 to several of its contractors, suppliers or their assignees in exchange for U.S.$369.1 million in aggregate principal amount of their beneficial interests in such pagarés. For information regarding the notes issued by the Republic in connection with this transaction, refer to the table in “—Capital Market Issues of Public External Debt”.

The Government currently is contemplating various alternatives to refinance its outstanding internal indebtedness, including through voluntary exchange transactions involving new issues of internal or external debt.

Commercial Bank and Supplier Public External Debt

In recent years, the Government has entered into credit agreements with various foreign commercial banks and suppliers of goods and services in order to finance projects and to procure goods and services. In many cases, the Government’s obligations under such credit agreements are guaranteed by non-commercial risk insurance provided by the Export-Import Bank of the United States and other bilateral agencies of the Organization for Economic Cooperation and Development, referred to as the OECD, countries.

Multilateral Borrowings and Subscriptions

The Government has entered into credit agreements with several multilateral institutions, including:

•	financing from the IADB covering a wide spectrum of initiatives relating to structural adjustment, public sector reform, educational improvements, health reform, infrastructure enhancements and environmental protection, of which approximately U.S.$1.2 billion was outstanding at December 31, 2002;

•	loan agreements with the World Bank, of which U.S.$494.1 million was outstanding as of December 31, 2002; and

•	several loan agreements with CAF, of which U.S.$731.2 million was outstanding as of December 31, 2002.

Venezuela is one of the founding members of the IMF. As of December 31, 2002, its subscription to the IMF, which corresponds to its quota, was SDR 2.7 billion or U.S.$3.6 billion. Venezuela’s subscription to the capital of the World Bank was U.S.$2.4 billion at December 31, 2002. Of this amount, U.S.$167.4 million has been disbursed as of December 31, 2002. The balance of Venezuela’s subscription is callable only if required by the World Bank to meet its obligations for funds borrowed or loans guaranteed by it. This amount is payable at the option of Venezuela in either gold, U.S. dollars or the currency required to discharge the obligations for which the call is made. In addition, Venezuela is a member of the other World Bank Group affiliates, International Finance Corporation, or IFC, with subscriptions of U.S.$27.6 million, and MIGA, with subscriptions of U.S.$15.4 million, in each case at December 31, 2002.

Venezuela’s subscription to the capital of the IADB was U.S.$5.7 billion at December 31, 2002, one of the largest subscriptions of the bank’s Latin American members. Of this amount, U.S.$169.4 million had been paid in cash as of December 31, 2002, and the balance is callable if required to meet the bank’s obligations. Venezuela’s contribution to the IADB’s Fund for Special Operations is U.S.$433.1 million. Venezuela is a member of CAF with subscriptions of capital totaling U.S.$623.4 million, of which U.S.$285.1 million has been paid in cash as of December 31, 2002. Venezuela is also a member of Banco de Desarrollo del Caribe, with subscriptions of capital totaling U.S.$20.6 million, of which U.S.$5.0 million had been paid in cash as of December 31, 2002.

The Debt Crisis 1983–1988

The Government began discussions in 1983 with a bank advisory committee of creditor banks to seek an orderly restructuring of Venezuela’s public sector external debt as part of the broader debt crisis in Latin America. On February 26, 1986, the Government and its creditor banks entered into 13 restructuring agreements covering the restructurable debt of the public sector of Venezuela, which equaled approximately U.S.$21.1 billion.

Shortly thereafter, the Government experienced a sharp and unexpected drop in petroleum prices, which prompted the Government and its creditor banks to execute amendments to the restructuring agreements. On September 18, 1987, the parties agreed to modify the amortization schedule for such debts in accordance with the then existing expectations for Venezuela’s foreign exchange earnings. The restructured debt bore interest at a margin of  7/8 of 1% over selected funding rates. The amendments became effective on November 13, 1987.

On December 30, 1988, at the Government’s request, the Government met with Venezuela’s bank advisory committee. The Government presented its major economic and financial plans and intentions regarding its future external financing.

1990 Financing Plan

In June 1990, the Government, along with its bank advisory committee, announced the principal terms of a financing plan, referred to as the 1990 Financing Plan. The 1990 Financing Plan provided for the exchange of medium-term commercial bank debt for a variety of options featuring debt and debt service reduction or new money, including collateralized short-term notes, collateralized bonds and new money bonds.

The 1990 Financing Plan, structured along the lines of the Brady initiative, contemplated that all eligible debt would be exchanged for one or more of the options. Funds for the acquisition of collateral for the options came from the IMF, the World Bank, Venezuela’s own resources and other external sources.

The 1990 Financing Plan was consummated on December 18, 1990. Pursuant to the 1990 Financing Plan, holders of eligible debt exchanged such debt for one or more of the options offered under the 1990 Financing Plan. The options under the 1990 Financing Plan included the New Money Option, Collateralized Short-Term Notes Option, Collateralized Principal Option and Front-Loaded Interest Reduction Option.

The bonds issued under the 1990 Financing Plan were in several different currencies. The New Money Bonds and Debt Conversion Bonds were issued in U.S. dollars, Deutsche mark and Pounds sterling. The Short-Term Notes were issued in U.S. dollars. The Par Bonds were issued in U.S. dollars, Deutsche marks, French francs, Italian lire and Swiss francs. The Discount Bonds were issued in U.S. dollars and Deutsche marks, and the Front-Loaded Interest Reduction Bonds were issued in U.S. dollars, Deutsche marks, Swiss francs and Pounds sterling. The bonds denominated in Deutsche marks, French francs, and Italian lire are now being serviced in Euros.

All of the bonds other than those issued in Deutsche marks are listed on the Luxembourg Stock Exchange. Bonds issued in Deutsche marks are listed on the Frankfurt Stock Exchange. The Government issued bonds under all of the options, other than the Short-Term Notes Option and New Money (Series B) Option. The Short-Term Notes and New Money Bonds, Series B, were issued by Banco Central.

The following table sets out a summary of the main features of the obligations issued by Venezuela and Banco Central pursuant to the 1990 Financing Plan:

					Debt
Option	Interest Rate	Tenor	Collateral	Discount	Allocated(	1)

Short-Term Notes(2)	13-Week U.S. Treasury Bill Rate	91 days(3)	100% face value of notes collateralized with U.S. Treasury Bonds	55%	U.S.$1,411	7.2%
Discount Bonds(4)	LIBOR + 13/16%	30 yrs.	Principal-zero coupon bond; interest-14 months in escrow	30%	U.S.$1,810	9.2%
Par Bonds(4)	6.75%	30 yrs.	Principal-zero coupon bond; interest-14 months	None	U.S.$7,457	37.8%

Years %

-
Front-Loaded	1 & 2 5%	17 yrs.	12 months interest	None	U.S.$3,028	15.3%
Interest	3 & 4 6%	7 yrs. grace	in escrow until 1995
Reduction	5 7%
Bonds(4)	6–17 LIBOR + 7/8%
New Money Bonds
Series A:	LIBOR + 1%	15 yrs.		None	n.a.	n.a.
7 yrs. grace
Series B(2):	LIBOR + 7/8%	15 yrs.		None	n.a.	n.a.
7 yrs. grace
Debt Conversion
Bonds	LIBOR + 7/8%	17 yrs.		None	U.S.$6,033	30.5%
7 yrs. grace

(1)	Expressed in millions of U.S. dollars and as a percentage of Eligible Debt as of the effective date of the 1990 Financing Plan.
(2)	Issued by Banco Central.
(3)	Matured on January 17, 1991.
(4)	Interest rates for Front-Loaded Interest Reduction Bonds and interest rates and interest collateral for the Par and Discount Bonds are with respect to U.S. dollar-denominated bonds.

n.a.: Not applicable.

Sources: Ministry of Finance and Banco Central.

In September 1997, the Government completed the issuance of U.S.$4.0 billion in principal amount of its 9.25% Global Bonds due 2027 in exchange for U.S.$4.4 billion in principal amount of its U.S. dollar-denominated Par and Discount Bonds due 2020 issued under the 1990 Financing Plan. As a result of this exchange, collateral totaling U.S.$1.3 billion pledged in favor of the Par and Discount Bonds was released to the Government. The Government applied this collateral to reduce its outstanding indebtedness to Banco Central. The Government incurred that indebtedness to purchase the collateral for the Brady Bonds. As a result, the Republic was able to reduce its total indebtedness to Banco Central by 47.4%.

On August 8, 2003, the Republic, through a public tender offer, repurchased approximately U.S.$1.7 billion aggregate principal amount of its Front-Loaded Interest Reduction Bonds, New Money Bonds and Debt Conversion Bonds. The Republic paid for the bonds it repurchased in the tender offer with the proceeds of a U.S.$1.5 billion issuance of its 5 3/8% Notes due 2010 to local investors, who paid for the securities in Bolívares. For more information regarding the Republic’s 5 3/8% Notes due 2010, refer to the table in “—Capital Market Issues of Public External Debt”.

Capital Market Issues of Public External Debt

Over the past 40 years, despite the debt crisis that prompted the restructuring of its commercial bank debt, Venezuela has paid on a current basis in accordance with the terms of the relevant agreements the full amount of principal and interest due on all publicly-issued bonds and notes in the international capital markets. Prior to the consummation of the 1990 Financing Plan, the percentage of Venezuela’s external debt represented by obligations issued in the international capital markets was very small, approximately 5.6% at December 31, 1989. Venezuela’s debt structure has shifted as a result of the 1990 Financing Plan and subsequent issues of capital markets instruments such that international capital markets obligations now constitute the major portion, approximately 70.5%, of Venezuela’s total external debt as of September 30, 2003.

The following table sets out a summary, as of December 31, 2003, of the principal features of the outstanding bonds and notes publicly issued in external capital markets other than the bonds issued pursuant to the 1990 Financing Plan, the main features of which are set forth under “1990 Financing Plan” above.

	Currency	Original	Principal	Interest	Initial			Maturity
Security	of Issue(1)	Issue Size	Outstanding	Rate(2)	Issue Date			Date		Target Market

(Millions)
ROV 9.125%	U.S.$	315	315	9.125%	June	97		June	07	Euromarket
ROV 9.25%	U.S.$	4,000	4,000	9.25%	Sept.	97		Sept.	27	United States
ROV 13.625%	U.S.$	753	753	13.625%	Aug.	98	(3)	Aug.	18	United States
ROV DM-7.375%	DM	180	180	7.375%	Oct.	98		Oct.	08	Germany
ROV €-10.50%	€	500	500	10.50%	Mar.	00		Mar.	05	Euromarket
ROV €-11.00%	€	880	880	11.00%	Mar.	01	(4)	Mar.	08	Euromarket
ROV ¥ FRN’08.	¥	17,926	17,926	¥ LIBOR +5.93%	Mar.	01		Mar.	08	Euromarket
ROV €-11.125%	€	348	348	11.125%	July	01	(5)	July	11	Euromarket
ROV 13.625%	U.S.$	300	300	13.625%	Sept.	01		Aug.	18	United States
ROV FRN ’05	U.S.$	200	200	LIBOR +11%	Oct.	02		Oct.	05	Euromarket
ROV 5.375%	U.S.$	1,500	1,500	5.375%	Aug.	03		Aug.	10	Euromarket
ROV 10.75%	U.S.$	1,559	1,559	10.75%	Sept.	03	(6)	Sept.	13	Euromarket
ROV 7.00%	U.S.$	1,000	1,000	7.00%	Dec.	03		Dec.	18	Venezuela

(1)	Notes issued in Deutsche marks are now being serviced in Euros.
(2)	Interest is paid on a semi-annual basis except on the issues denominated in Deutsche marks and Euro on which interest is paid annually and the issue denominated in ¥ on which interest is paid quarterly.
(3)	U.S.$500 million in aggregate principal amount of these notes was issued initially for cash in August 1998. In connection with the BANDES Exchange, 2003 the Republic issued an additional U.S.$252.8 million in aggregate principal amount of these notes, which form a single series with the U.S.$500 of these notes issued in 1998.
(4)	€700 million in aggregate principal amount of these notes was issued for cash in three separate tranches during 2001. In connection with the BANDES Exchange, the Republic issued an additional €180 million in aggregate principal amount of these notes, which form a single series with the €700 million of these notes issued in 2001.
(5)	€250 million in aggregate principal amount of these notes was issued initially for cash in July 2001. In connection with the BANDES Exchange, the Republic issued an additional €94.3 million in aggregate principal amount of these notes, which form a single series with the €250 million of these notes issued in 2001.
(6)	U.S.$700 million in aggregate principal amount of these notes was issued initially for cash on September 19, 2003. On October 23, 2003, the Republic issued an additional U.S.$858.5 million in aggregate principal amount of these notes, which form a single series with the U.S.$700 million of these notes issued in September 2003. The additional issuance was divided between a cash offer to international investors in an aggregate principal amount of U.S.$470 million and an exchange tranche pursuant to which the Republic issued U.S.$388.5 in aggregate principal amount of these notes in exchange for beneficial interests in pagarés previously issued by the Republic and held by certain of its contractors, suppliers or their assignees. For more information regarding the exchange tranche, refer to “—Internal Public Debt”.

Source: Ministry of Finance.

On January 14, 2004, Venezuela sold U.S.$1.0 billion in aggregate principal amount of its 9.375% Global Bonds due 2034. The net proceeds from the sale of the Global Bonds will be used to refinance Venezuela’s existing internal and external indebtedness.

External Private Sector Debt

From March 1989 to July 1994, private sector entities were not required to register their foreign currency denominated indebtedness. As a result, the Government had no official record of any inflows or outflows of private sector indebtedness. Upon the implementation of foreign exchange controls in July 1994, the Government established a procedure for private sector entities to register their foreign currency indebtedness and apply for access to foreign exchange. Commencing in the third quarter of 1994, private sector entities were permitted to register their outstanding foreign currency debt with the Unidad de Registro de la Deuda Externa Privada, and thereafter the Oficina Técnica de Administración Cambiaria. As of November 1995, the Unidad de Registro de la Deuda Externa Privada estimated that total private external debt was U.S.$5 billion. On April 15, 1996, the Government announced the elimination of exchange controls. Between that date until the implementation of exchange controls in early 2003, private sector entities had not needed to obtain governmental authorization to obtain foreign currency. For more information, refer to “The Venezuelan Economy— New Exchange Control Regime” for a description of the exchange controls currently in effect in Venezuela.

Description of the Debt Securities

This prospectus provides you with a general description of the securities that Venezuela may offer. Each time Venezuela sells securities, Venezuela will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Venezuela will issue the Debt Securities under a fiscal agency agreement, dated July 25, 2001, by and among Venezuela, Banco Central, Deutsche Bank AG and Deutsche Bank Trust Company Americas, formerly named Bankers Trust Company. This fiscal agency agreement has been amended to provide for the issuance of Debt Securities containing the collective action clauses described in “—Meetings and Amendments—Approval (Collective Action Securities)”. The fiscal agency agreement, together with the amendment thereto, are referred to in this document as the Fiscal Agency Agreement. Venezuela may replace the fiscal agent at any time. The fiscal agent is not a trustee and does not have the same responsibilities or the same duties a trustee would have toward the holder of the Debt Securities. Venezuela may maintain deposit accounts and conduct other ordinary banking transactions with the fiscal agent.

The following description is a summary of the material provisions of the Debt Securities and the Fiscal Agency Agreement. Because it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these Debt Securities. Therefore, you should read the Fiscal Agency Agreement and the form of the Debt Securities in making your decision on whether to invest in the Debt Securities. Venezuela has filed a copy of these documents with the SEC and at the office of the fiscal agent.

General Terms

The prospectus supplement relating to any series of Debt Securities offered will include specific terms relating to the Debt Securities. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•	if the Debt Securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Venezuela to redeem the Debt Securities at Venezuela’s option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the Debt Securities and that Venezuela may use to pay principal, any premium and interest;

•	the form of debt security-global or certificated and registered or bearer;

•	any index Venezuela will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the Debt Securities that do not conflict with the provisions of the Fiscal Agency Agreement.

Venezuela may issue Debt Securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any Debt Security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible Debt Security.

Venezuela may issue Debt Securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Venezuela will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The Debt Securities will be the general, direct, unconditional, unsecured and unsubordinated obligations of Venezuela. The Debt Securities will rank equally in right of payment among themselves and with all of Venezuela’s other unsecured and unsubordinated external indebtedness. Venezuela has pledged Venezuela’s full faith and credit for the payment of all amounts on the Debt Securities.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Venezuela will issue Debt Securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of U.S.$1,000 and integral multiples of U.S.$1,000.

Payment of Principal and Interest

Venezuela will make payments on global Debt Securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders.

Venezuela will make payments on registered certificated debt securities on the specified payment dates to the registered holders of the Debt Securities. Venezuela will make payments of interest by check mailed to the registered holders of the Debt Securities at their registered addresses.

Any money that Venezuela pays to the fiscal agent for payment on any Debt Security that remains unclaimed for two years will be returned to Venezuela. Afterwards, the holder of such Debt Security may look only to Venezuela for payment.

Additional Amounts

Venezuela will make all principal and interest payments on the Debt Securities without deducting or withholding any present or future Venezuelan taxes, unless the deduction or withholding is required by law. In the event that Venezuela is required to make any deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Venezuela will not, however, pay any additional amounts in connection with any tax, assessment or other Governmental charge that is:

•	imposed on or measured by a holder’s income or assets by the jurisdiction in which the holder is incorporated;

•	imposed on or measured by a holder’s income or assets by any jurisdiction in which the holder has a principal place of business, resides or is otherwise deemed to be doing business or maintaining a permanent establishment under any income tax treaty; or

•	imposed on a holder by any jurisdiction outside of Venezuela for any reason except as a result of Venezuela’s action.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for an offering, the Debt Securities will not be redeemable prior to maturity at Venezuela’s option or repayable before maturity at the option of the holders. Nevertheless, Venezuela may at any time purchase the Debt Securities in the open market or otherwise and hold or resell them or surrender them to the fiscal agent for cancellation.

Negative Pledge

Venezuela agrees that, after any Debt Security has been issued and for so long as that Debt Security remains outstanding, if any lien on oil or accounts receivable on oil (other than a lien Venezuela is permitted to create as described below) is created by Venezuela, Banco Central or any other Governmental agency, after the date of issuance of that Debt Security, to secure any of Venezuela’s external public debt, Venezuela will cause such lien to equally and ratably secure Venezuela’s obligations under that Debt Security.

For the purposes of this agreement regarding Venezuela’s liens:

•	“lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance on any asset or revenues of any kind;

•	“oil” means hydrocarbons and their products and derivatives produced in Venezuela but excludes Orimulsion®, products derived from Orimulsion®, natural gas, coal and petrochemicals; and

•	“external public debt” means Venezuela’s debt or any of a number of specified Venezuelan public sector entities which is denominated or payable in a foreign currency.

Important exceptions apply in some cases. Venezuela is permitted to create a lien if:

•	at the time the lien is created, no default in the payment of amounts owed under the Debt Securities or the bonds Venezuela issued to implement the 1990 Financing Plan exists (unless the proceeds of the financing secured by the lien are used to make or secure on a ratable basis amounts due on the Debt Securities); and

•	operating reserves maintained by Banco Central (as certified by Banco Central) are greater than the sum of (a) two months of imports into Venezuela of goods and services (including interest payments with respect to Venezuela’s external public debt) and (b) two months of principal payments with respect to the 1990 Financing Plan bonds and any other external public debt held by commercial banking institutions (measured in each case on the basis of imports and interest and principal payments during the preceding six months); and

•	the aggregate principal amount of all external public debt secured by liens on oil or accounts receivables on oil (including the external public debt to be secured by the new lien and other external public debt to be simultaneously secured by liens on oil or accounts receivable on oil)

paid, due or scheduled to fall due in the current calendar year, and the aggregate outstanding principal amount of all such external public debt scheduled to fall due in each subsequent calendar year, is in each such year less than an amount equivalent to 17.5% of the aggregate revenues from the export of oil during the 12-month period preceding the creation of the new lien (Banco Central will certify the amount of such external public debt and Venezuela will certify the amount of such revenues); and

•	the aggregate outstanding principal amount of all external public debt secured by liens on oil or accounts receivable on oil (including the external public debt to be secured by the new lien and other external debt to be secured by liens on oil or accounts receivable on oil) is less than an amount equivalent to 55% of the aggregate revenues from the export of oil during the 12-month period preceding the creation of the new lien (Banco Central will certify the amount of such external public debt and Venezuela will certify the amount of such revenues); or

•	the lien arises pursuant to an order of attachment, distraint or similar legal process and the execution or enforcement of the lien is effectively stayed, the related claims are being contested in good faith and the lien is released or discharged within one year of its imposition; or

•	the lien arises by operation of law (and not pursuant to any agreement) and has not been foreclosed or otherwise enforced against the oil or accounts receivable on oil to which the lien applies.

Default and Acceleration of Maturity

Each of the following is an event of default under a series of Debt Securities:

Non-Payment: Venezuela fails to pay any principal, premium, if any, or interest on any Debt Security of that series within 30 days of when the payment was due; or

Breach of Other Obligations: Venezuela fails to perform any other material obligation contained in the Debt Securities of that series or the Fiscal Agency Agreement and that failure continues for 90 days after any holder of the Debt Securities of that series gives written notice to Venezuela at the specified office of the fiscal agent; or

Breaches of Remittance Obligations by Banco Central: (i) Banco Central fails to remit U.S. dollars for principal and interest payments on the Debt Securities after receipt of payment from Venezuela of the corresponding amount of Bolívares or (ii) Banco Central withdraws any amount held on deposit with any holder or the fiscal agent after the holder or the fiscal agent has given notice to Banco Central that it intends to set off the missed payment from the deposited amount; and the failure continues for 30 days after written notice is given to Venezuela or Banco Central by the fiscal agent or given by any holder at the specified office of the fiscal agent; or

Breaches of Other Obligations by Banco Central: Banco Central fails to perform any obligation under the Banco Central Undertaking (other than those described above) and the failure continues for 90 days after written notice is given to Venezuela or Banco Central by any holder at the specified office of the fiscal agent; or

Acceleration of Payment on any Debt Obligation: As a result of any default or event of default related to any securities or other instruments of a type offered in the capital markets denominated or payable in a currency other than Bolívares, other than the Debt Securities, any holder accelerates or declares the debt obligation to be due and payable prior to the date of its stated maturity; or

Moratorium on, or Failure to Perform, Obligations: Venezuela or Banco Central either declares a moratorium on, or fails generally to pay or perform, Venezuela’s obligations under any securities or other instruments of a type offered in the capital markets denominated or payable in a currency other than Bolívares; or

Judgment Against Venezuela or Banco Central: A final judgment, decree or order by a court of competent jurisdiction for the payment of money in an amount greater than U.S.$100,000,000 has been entered against Venezuela or Banco Central and 30 days have passed without it being satisfied or stayed and such judgement decree or order cannot be appealed; or

IMF Membership: Venezuela ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF; or

Validity of Debt Securities Contested: The validity of the Debt Securities or the Fiscal Agency Agreement is contested by Venezuela, Banco Central, any legislative, executive or judicial body or official of Venezuela, or any official action taken by Venezuela renders any provision of the Debt Securities or the Fiscal Agency Agreement invalid or unenforceable; or

Expiration of Authority: Any authority required for Venezuela or Banco Central to perform Venezuela’s obligations under the Debt Securities or the Fiscal Agency Agreement that ceases to remain in full force or is modified so that it can be reasonably expected to adversely affect any rights or claims of the holders of Debt Securities; or

If any of the events of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding Debt Securities of the affected series may declare all the Debt Securities of that series to be due and payable immediately.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the relevant Debt Securities will become immediately due and payable without the holder’s further action of any kind. Venezuela expressly waives any further required action. The fiscal agent will give notice of the declaration to Venezuela and the holders of Debt Securities. The holders of more than 50% of the aggregate outstanding principal amount of the relevant series of Debt Securities (or such other percentage required at a meeting held in the manner described below) may rescind a declaration of acceleration if Venezuela remedies the event or events of default giving rise to the declaration after the declaration is made. In order to rescind a declaration of acceleration in these circumstances, holders may do so by written consent delivered to Venezuela at the office of the fiscal agent.

Meetings and Amendments

General

Venezuela may call a meeting of the holders of Debt Securities of any series at any time. Venezuela will determine the time and place of the meeting. Venezuela will give the holders not less than 30 or more than 60 days’ prior notice of each meeting (except that, in the case of any meeting adjourned due to lack of a quorum, Venezuela will give not less than 10 or more than 60 days’ prior notice to reconvene the adjourned meeting). The notice of each meeting will state:

•	the time and the place of the meeting; and

•	in general terms, the action proposed to be taken at the meeting.

If an event of default relating to the Debt Securities of a series has occurred and is continuing, the fiscal agent will call a meeting of the holders of Debt Securities of a particular series if the holders of at least 10% in aggregate Outstanding principal amount of the Debt Securities of such series have delivered a written request to the fiscal agent setting forth the action they propose to take.

To be entitled to vote at any meeting, a person must be:

•	a holder of outstanding Debt Securities of the relevant series; or

•	a person duly appointed in writing as a proxy for a holder.

The persons entitled to vote more than 50% of the aggregate Outstanding principal amount of the Debt Securities of a series will constitute a quorum, except in the event of a meeting that has been adjourned for lack of a quorum and properly reconvened, in which case 35% of the aggregate Outstanding principal amount of the Debt Securities of the series will constitute a quorum. The fiscal agent may make any reasonable and customary regulations governing the conduct of any meeting.

Approval

The following description does not apply to any series of Debt Securities that has been designated Collective Action Securities. See “—Approval (Collective Action Securities)” below for a description of the corresponding terms and conditions applicable to Debt Securities that have been designated Collective Action Securities.

Venezuela and the fiscal agent may modify, amend or supplement the terms of Debt Securities of any series and the Fiscal Agency Agreement as it relates to those securities, or the holders may take any action provided by the Fiscal Agency Agreement or the terms of their Debt Securities with:

•	the approval of the holders of either a majority in aggregate Outstanding principal amount of the Debt Securities of that series or not less than 66 2/3% in aggregate Outstanding principal amount of the Debt Securities of that series that are represented at a meeting of holders, whichever is less; or

•	the written consent of the holders of not less than a majority in aggregate Outstanding principal amount of the Debt Securities of the relevant series.

However, each holder of a Debt Security of a particular series must consent to any amendment, modification or change that would:

•	change the due date for the payment of principal, any premium, or any interest on the Debt Securities;

•	reduce the principal amount of the Debt Securities;

•	reduce the portion of the principal amount of the Debt Securities that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the Debt Securities or any premium payable upon redemption of the Debt Securities;

•	change the currency or place of payment of principal of or any premium or interest on the Debt Securities;

•	permit early redemption of the Debt Securities or, if early redemption is already permitted, set a redemption date earlier than the date previously specified;

•	reduce the percentage of principal amount of the holders of the Debt Securities whose vote or consent is needed to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of the debt securities or to take any other action; or

•	change Venezuela’s obligation to pay additional amounts.

Approval (Collective Action Securities)

The following description applies only to series of Debt Securities that have been designated Collective Action Securities.

Venezuela and the fiscal agent may modify, amend or supplement the terms of Debt Securities of any series and the Fiscal Agency Agreement as it relates to those securities, or the holders may take any action provided by the Fiscal Agency Agreement or the terms of their Debt Securities with:

•	the affirmative vote, in person or by proxy, of the holders of not less than 66 2/3% in aggregate Outstanding principal amount of the Debt Securities of that series that are represented at a meeting of holders; or

•	the written consent of the holders of not less than 66 2/3% in aggregate Outstanding principal amount of the Debt Securities of the relevant series.

However, without the consent or affirmative vote, in person or by proxy, of holders of at least 85% in aggregate Outstanding principal amount of the Debt Securities of a particular series, no amendment, modification or change may be made that would:

•	change the due date for the payment of principal, any premium, or any interest on the Debt Securities;

•	reduce the principal amount of the Debt Securities;

•	reduce the portion of the principal amount of the Debt Securities that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the Debt Securities or any premium payable upon redemption of the Debt Securities;

•	change the currency or place of payment of principal of or any premium or interest on the Debt Securities;

•	permit early redemption of the Debt Securities or, if early redemption is already permitted, set a redemption date earlier than the date previously specified;

•	reduce the proportion of principal amount of the holders of the Debt Securities whose vote or consent is needed to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of the debt securities or to take any other action;

•	change Venezuela’s obligation to pay additional amounts;

•	change the definition of “Outstanding” with respect to the Debt Securities;

•	change the governing law provision of the Debt Securities;

•	change the Republic’s appointment of an agent for service of process or its agreement not to claim and to waive irrevocably any immunity in respect of any actions or proceedings based on the Debt Securities;

•	change the ranking of the Debt Securities as described under the heading “—Nature of Obligation”; or

•	in connection with any offer to acquire Debt Securities in exchange for cash or new securities of the Republic or any of its political subdivisions or instrumentalities, change any event of default under the Debt Securities.

We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the Debt Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 85% of the aggregate principal amount of the Outstanding Debt Securities of that series) agree to the change.

For purposes of determining whether the required percentage of holders of the Debt Securities of a series is present at a meeting for quorum purposes or has approved any amendment, modification or change to, or waiver of, the Debt Securities or the Fiscal Agency Agreement, or whether the required percentage of holders has delivered a notice of acceleration of the Debt Securities of a series, Debt Securities owned, directly or indirectly, by Venezuela or any public sector instrumentality of Venezuela will be disregarded and deemed not to be “Outstanding”. In determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only Debt Securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco Central, any department, ministry or agency of the federal government of Venezuela or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Venezuela or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Certain Amendments Not Requiring Holder Consent

Venezuela and the fiscal agent may, without the vote or consent of any holder of Debt Securities of a series, amend the Fiscal Agency Agreement or the Debt Securities of that series for the purpose of:

•	adding to Venezuela’s covenants for the benefit of the holders;

•	surrendering any of Venezuela’s rights or powers;

•	providing collateral for the Debt Securities;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the Fiscal Agency Agreement or the Debt Securities; or

•	changing the terms and conditions of the Fiscal Agency Agreement or the Debt Securities in any manner which Venezuela and the fiscal agent may determine and which is not inconsistent with the Debt Securities and will not materially adversely affect the interests of the holders of the Debt Securities.

Collective Action Securities

The Republic may designate a particular series of Debt Securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Collective Action Securities will have the same terms and conditions as the securities described under the heading “Description of the Debt Securities” in this document, except that such Collective Action Securities will contain the provisions regarding amendments, modifications, changes and waivers described under the heading “—Meetings and Amendments—Approval (Collective Action Securities)” above instead of the provisions described under the heading “—Meetings and Amendments—Approval”.

Banco Central Undertaking

The description of the Banco Central Undertaking in this section is a summary and is not complete. Because it is only a summary, the description may not contain information that is important to you as a potential investor. Therefore, you should read the Banco Central Undertaking in making your decision on whether to invest in the Debt Securities. A form of the Banco Central Undertaking relating to the Debt Securities has been filed with the SEC and the fiscal agent.

Venezuela has irrevocably and unconditionally agreed that each payment to be made by Venezuela under the Debt Securities shall be effected through Banco Central under an agreement referred to as the Banco Central Undertaking. For that purpose, Venezuela has instructed Banco Central to:

•	execute and deliver an undertaking in favor of the fiscal agent, each paying agent and the holders of each series of Debt Securities; and

•	in accordance with the terms of that undertaking, remit U.S. dollars in the amount of each payment of principal and interest on the Debt Securities at the time and place designated for the Debt Securities.

In conjunction with the Banco Central Undertaking, Venezuela has irrevocably and unconditionally agreed to:

•	deposit at Banco Central the Bolívares required for each payment prior to the date such payment is required to be made; and

•	deliver in a timely fashion to Banco Central the authorizations necessary for it to effect the required conversions of Bolívares into U.S. dollars.

Venezuela has agreed that Venezuela’s deposit of funds with Banco Central shall not be deemed to constitute payment to any holder of such series of Debt Securities of any amount payable to such holder. The law of the State of New York will govern each Banco Central Undertaking.

Once Venezuela deposits with Banco Central the Bolívares required for a payment due under the Debt Securities and provides Banco Central with the authorizations necessary for it to convert the Bolívares into U.S. dollars, Banco Central will have a separate and independent obligation to remit U.S. dollars to the fiscal agent for payment to the holders of the Debt Securities. However, Banco Central is not required to convert Bolívares to U.S. dollars if by doing so Banco Central would breach its obligation under Article 113 of the law of Banco Central (Ley del Banco Central de Venezuela), as published in Official Gazette number 5,606 on October 18, 2002, to provide the foreign currency demanded by PDVSA to meet its needs for U.S. dollars in accordance with the foreign exchange budget prepared by PDVSA.

Banco Central has agreed that any legal proceeding against it or its properties, assets or revenues in connection with a Banco Central Undertaking may be brought exclusively in: the Supreme Court of the State of New York, County of New York; the United States District Court for the Southern District of New York; the High Court of Justice, England, the courts of Venezuela that sit in Caracas and, only in special circumstances described in the Banco Central Undertaking, in another court that has jurisdiction or is otherwise competent to hear and determine the legal proceeding. Banco Central has irrevocably waived any objection which it now has or may later acquire to the laying of venue in any of these courts and has also waived (to the extent it is permitted to do so by applicable law) any right to claim that any of these courts is an inconvenient forum. Banco Central has agreed to waive and not claim any immunity from suit, from jurisdiction of the court and from any other legal or judicial process or remedy, to which Banco Central or its revenues, assets or properties are entitled, in any legal proceeding in one of the courts specified above with respect to a Banco Central Undertaking, including immunity from post-judgment attachment and execution (but not from pre-judgment attachment and except for certain processes and remedies more fully described in the Banco Central Undertaking).

Plan of Distribution

Venezuela may sell the Debt Securities through underwriters or dealers, directly to one or more purchasers or through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to Venezuela from the sale;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale.

Venezuela may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Venezuela and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Venezuela.

Venezuela may also sell the securities directly to the public or through agents designated by Venezuela from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Venezuela may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

Venezuela may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Venezuela under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Venezuela may offer the securities of any series to present holders of Venezuela’s other outstanding securities as consideration for the purchase or exchange by Venezuela of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Venezuela may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Venezuela in the ordinary course of business.

Legal Matters

The validity of the securities of each series will be passed upon by Escritorio Johnson, Cato & Asociados, the Republic’s Venezuelan counsel, and by Arnold & Porter LLP, the Republic’s United States counsel. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Venezuelan law, Arnold & Porter LLP will assume and may rely on the correctness of the opinion of Escritorio Johnson, Cato & Asociados. As to all matters of United States law, Escritorio Johnson, Cato & Asociados, will assume the correctness of the opinion of Arnold & Porter LLP.

A copy of each such opinion of counsel will be filed as an exhibit to the applicable prospectus supplement. Each opinion will set out in full all laws, decrees, ordinances, or other acts of the Government under which the securities are to be issued.

Tables and Supplementary Information

I.     Venezuela’s Internal Debt (as of September 30, 2003)

						Outstanding
Internal Direct Debt of the Republic	Interest Rate	Issuance Date	Final Maturity	Issued Amount		Amount

				(Millions of U.S.$)
Treasury Bonds
(Letras del Tesoro)
Decreto 2262, Emisión 64	(1)	January 2003	Less than 364 days	1,562.5		1,524.1
Decreto 2452, Emisión 65	(1)	May 2002	Less than 183 days	312.5		207.1

				1,875.0		1,731.2
Commercial Bank Loans	Various	Dec. 95-Feb. 00	Jan. 01-Feb. 05	39.4		15.2

Debt with Banco Central
Debt to Equity Conversion Bonds
Decreto 1051, Emisión 2, 1990	(1)	June 1990	August 2003	7.1		7.1
Decreto 1398, Emisión 3, 1990	(1)	December 1991	December 2001	0.5		0.5
Decreto 2057, Emisión 4, 1991	(1)	December 1991	June 2000	8.8		8.8
Decreto 2490, Emisión 1, 1988	(1)	September 1988	December 2000	0.4		0.4
Decreto 3120, Emisión 6, 1993	(1)	August 1993	August 2003	6.4		6.4

				23.2		23.2
BCV Debt Refinancing Bonds	(1)	August 2000	August 2005	93.8		93.8
BCV Debt Refinancing Bonds	(1)	March 2001	March 2008	200.6		200.6
BCV Debt Refinancing Bonds	(1)	July 1997	July 2015	3,688.0		378.7

				4,005.6		696.3
National Public Debt Bonds
(Deuda Pública Nacional-DPN)
Resident Bonds	LIBOR + 1%	1983	18 years	950.0		82.2
Deuda Pública Nacional (DPN) (a)	(1)	1986	7-9 years	19.9		3.4
Deuda Pública Nacional (DPN)	(1)	1998	2-5 years	349.3		40.0
Deuda Pública Nacional (DPN)	(1)	2000	2-5 years	2,267.8	(b)	1,001.4
Deuda Pública Nacional (DPN)	(1)	2001	2-5 years	3,819.1	(b)	1,478.2
Deuda Pública Nacional (DPN)	(1)	2002	1-7 years	8,492.4	(b)	4,012.0
Deuda Pública Nacional (DPN)	(1)	2003	1-6 years	4,647.6	(b)	3,574.1

				20,546.1		10,191.3

Promissory Notes	Fixed	2001		90.3		90.3
	Fixed	2002		1,062.2		1,062.1
	Fixed	2003		298.1		298.1

				1,450.6		1,450.5
Global Notes	Fixed	2003	1-7 years	15.0		15.0

Other				0.2		0.2

Total Internal Direct Debt of the Republic				27,916.9		14,099.7

Internal Debt of Public Sector Entities Guaranteed by the Republic				2.1		2.0

Total Internal Debt				27,919.0		14,101.7

(a)	Funds deposited at Banco Central to pay outstanding balances not claimed by the holder.
(b)	Authorized amount.

Source: Ministry of Finance.

II.     Venezuela’s External Direct Debt (as of September 30, 2003)(1)

					Principal Amount

			Final		Issued	Outstanding
	Interest Rate	Issue Date	Maturity	Currency	Amount	Amount

						(Millions
					(Millions	of
					of Original
						U.S.$)(3)

					Currency)(2)
Multilateral Organizations:
Inter-American Development Bank	Variable	1985-1991	2000-2015	U.S.$	1,011.3	482.0
	Variable	1992	2012	U.S.$	437.3	224.0
	Variable	1993	2013-2018	U.S.$	605.3	578.2
	Variable	1994	2014	U.S.$	211.0	135.6
	Variable	1995	2015	U.S.$	139.8	62.8
	Variable	1996	2021	U.S.$	52.0	46.7
	Variable	1997	2017-2020	U.S.$	46.8	29.4
	Variable	1998	2013-2023	U.S.$	370.9	358.3
	Variable	2000	2024	U.S.$	120.0	38.9
	Variable	2001	2021	U.S.$	75.0	2.2
	Variable	2002	2021-2027	U.S.$	80.5	2.5
	Variable	2003	2008	U.S.$	5.0

					3,154.9	1,960.6

World Bank	Variable	1989-1991	2004-2007	U.S.$	1,547.5	204.3
	Variable	1992-1994	2006-2008	U.S.$	515.5	169.8
	Variable	1995-1997	2010-2013	U.S.$	207.2	114.7
	Variable	1998	2015	U.S.$	60.7	7.2
	Variable	2000	2024	EURO	18.8	7.0
	Variable	2001	2024	U.S.$	35.9	1.3

						504.3
Corporación Andina de Fomento	Variable	1995-2001	2001-2010	U.S.$	1,732.0	786.3

					1,732.0	786.3

FIDA	8%	1988-1992	2003-2005	SDR	19.2	1.0
	Variable	1997	2011	SDR	8.3	0.9
	Variable	2002	2011	SDR	9.8	0.3

					37.3	2.2

Bilateral Agencies:
Various Creditors	Variable	1988-1991	1994-2004	CAD	112.7	2.8
Various Creditors	Variable	1993-1994	1998-2007	CAD	93.5	13.1
Various Creditors	Variable	1998	2000-2006	EURO	8.0	2.7
Various Creditors	Variable	2000	2002-2007	EURO	116.6	88.8
Various Creditors	Variable	2001	2002-2030	EURO	328.1	303.2
Various Creditors	Variable	2002	2005-2015	EURO	381.2	7.2
Various Creditors	Variable	1992	1994-2004	U.S.$	75.2	5.8
Various Creditors	Variable	1993-1994	1995-2023	U.S.$	365.9	69.8
Various Creditors	Variable	1995-1998	1997-2013	U.S.$	1,634.5	548.5
Various Creditors	Variable	1999	2000-2030	U.S.$	195.7	130.1
Various Creditors	Variable	2000	2001-2012	U.S.$	562.7	221.9
Various Creditors	Variable	2001	2002-2015	U.S.$	479.1	243.0
Various Creditors	Variable	2002	2004-2015	U.S.$	805.9	29.3
Various Creditors	Variable	1989-1991	1992-2005	YEN	70,997.4	37.6

						1,703.8

Commercial Banks:
Various Creditors	Variable	1998-1999	1999-2007	CHF	34.8	19.9
Various Creditors	Variable	1998	2001-2010	EURO	269.8	163.2
Various Creditors	Variable	2000	2001-2007	EURO	72.6	37.2

					Principal Amount

			Final		Issued	Outstanding
	Interest Rate	Issue Date	Maturity	Currency	Amount	Amount

					(Millions of	(Millions of
					Original	U.S.$)(3)
					Currency)(2)
Commercial Banks (Continued):
Various Creditors	Variable	2001	2001-2004	EURO	37.5	2.2
Various Creditors	Variable	2002	2003-2011	EURO	236.7	4.9
Various Creditors	Variable	1995	1996-2007	U.S.$	15.4	4.7
Various Creditors	Variable	1996	1997-2008	U.S.$	219.6	45.2
Various Creditors	Variable	1997	1998-2005	U.S.$	99.8	6.1
Various Creditors	Variable	1998	1999-2013	U.S.$	303.0	86.1
Various Creditors	Variable	1999	1999-2006	U.S.$	27.6	2.8
Various Creditors	Variable	2000	2001-2007	U.S.$	156.5	4.7
Various Creditors	Variable	2001	2001-2013	U.S.$	401.5	0.6
Various Creditors	Variable	2002	2002-2009	U.S.$	153.5	4.8

						382.4

Suppliers and Contractors:
Various Creditors	Variable	1999	2000-2007	U.S.$	24.4	4.7
Various Creditors	Variable	2000	2000-2007	U.S.$	91.8	18.6
Various Creditors	Variable	2001	2001-2006	U.S.$	19.9	4.0
Various Creditors	Variable	2002	2003-2008	U.S.$	96.2	10.7
Various Creditors	Fixed	2002	2003-2009	U.S.$	137.5	16.2
Various Creditors	Variable	1994-1998	1995-2010	U.S.$	577.2	48.5

					947.0	102.7

Bonds:
FRN '2003	LIBOR + 1 1/8%	1988	2003	U.S.$	500.0	167.0
DM–10.00%	10.00%(3)	1998	2008	DM	180.0	105.6
Discount–DM	LIBOR + 13/16%	1990	2020	DM	130.8	76.8
Discount–US$ (Series A)	LIBOR + 13/16%	1990	2020	U.S.$	968.6	733.6
Discount–US$ (Series B)	LIBOR + 13/16%	1990	2020	U.S.$	211.1	133.1
Par–DM	6.66%	1990	2020	DM	507.7	297.9
Par–French Franc	7.71%	1990	2020	FF	321.4	56.2
Par–Lira	11.30%	1990	2020	IL	318,880.0	189.0
Par–Swiss Franc	4.70%	1990	2020	SSF	100,000.0	44.1
Par–US$ (Series A)	6.75%	1990	2020	U.S.$	5,072.0	1,638.3
Par–US$ (Series B)	6.75%	1990	2020	U.S.$	1,621.5	719.4
FLIRB–DM	LIBOR + 7/8%	1990	1997-2007	DM	340.9	20.5
FLIRB–Swiss Franc	LIBOR + 7/8%	1990	1997-2007	SSF	153.3	34.7
FLIRB–Pounds Sterling	LIBOR + 7/8%	1990	1997-2007	STG	37.1	19.0
FLIRB–US$ (Series A)	LIBOR + 7/8%	1990	1997-2007	U.S.$	1,670.4	350.3
FLIRB–US$ (Series B)	LIBOR + 7/8%	1990	1997-2007	U.S.$	938.2	214.2
Debt Conversion–DM	LIBOR + 7/8%	1990	1997-2007	DM	208.5	13.9
Debt Conversion–Pounds Sterling	LIBOR + 7/8%	1990	1997-2007	STG	119.4	17.9
Debt Conversion–US $(Series DL)	LIBOR + 7/8%	1990	1997-2007	U.S.$	5,352.8	1,171.8
Debt Conversion–US $(Series IL)	LIBOR + 7/8%	1990	1997-2008	U.S.$	298.7	110.0
New Money–DM (Series A)	LIBOR + 1%	1990	1997-2005	DM	28.8	0.1
New Money–Pounds Sterling (Series A)	LIBOR + 1%	1990	1997-2005	STG	28.2	6.7
New Money–US $(Series A)	LIBOR + 1%	1990	1997-2005	U.S.$	409.6	58.1
Global Bonds–9.125%	9.125%	1997	2007	U.S.$	315.0	315.0
Global Bonds–9.25%	9.25%	1997	2027	U.S.$	4,000.0	4,000.0
Global Bonds–13.625% Callable	13.625%	2001	2018	U.S.$	300.0	300.0
Global Bonds–13.625%	13.625%	1998	2018	U.S.$	752.8	752.8
Global Bonds–10.500%	10.500%	2000	2005	EURO	500.0	574.7
Global Bonds–11.000%	11.000%	2001	2008	EURO	880.0	999.5
Global Bonds–11.125%	11.125%	2001	2011	EURO	344.3	389.8

					Principal Amount

			Final		Issued	Outstanding
	Interest Rate	Issue Date	Maturity	Currency	Amount	Amount

					(Millions of	(Millions of
					Original	U.S.$)(3)
					Currency)(2)
Bonds (Continued):
Global Bonds–5.375%	5.375%	2003	2010	U.S.$	1,500.0	1,500.0
Global Bonds–11.125%	11.125%	2003	2013	U.S.$	700.0	700.0
USD FRN 2005	LIBOR + 11%	2002	2005	U.S.$	200.0	200.0
JPY FRN 2008	LIBOR + 5.93%	2001	2008	JPY	17,926.5	150.0

						16,060.0

Total						$21,502.2

(1)	Debt classification by source of finance was adjusted according to the Sistema de Gestión de Deuda system criteria.
(2)	Expressed in units of original currencies.
(3)	Debt incurred in currencies other than U.S. dollars at the respective exchange rates as of September 30, 2003.

Source: Ministry of Finance.

EXCHANGE AGENT

By Hand:	By Mail:
Deutsche Bank Trust Company Americas c/o The Depository Trust Clearing Corporation 55 Water Street, 1st Floor Jeanette Park Entrance New York, NY 10041	DB Services Tennessee, Inc. Reorganization Unit P.O. Box 292737 Nashville, TN 37229-3701
By Overnight Mail or Courier:	By Facsimile:
DB Services Tennessee, Inc. Corporate Trust & Agency Services Reorganization Unit 648 Grassmere Park Road Nashville, TN 37211	Attn: Jonathan Stucki (615) 835-3701 Confirm by Telephone: (615) 835-3572

FISCAL AGENT AND PRINCIPAL PAYING AGENT

Deutsche Bank AG

Deutsche Bank Trust Company Americas
60 Wall Street
27th Floor
MS NYC 60-2710
New York, NY 10005
United States of America

LEGAL ADVISERS

To the Republic as to U.S. law:	To the Republic as to Venezuelan law:
Arnold & Porter LLP 399 Park Avenue New York, NY 10022 United States of America	Escritorio Johnson, Cato & Associates Cfro. Gcial. Mohedano, Piso 9, Ofic. C. Caracas 1060 Venezuela

LUXEMBOURG LISTING AGENT

Dexia Banque Internationale à Luxembourg

69 Route d’Esch
L-1470 Luxembourg
Luxembourg

Bolivarian Republic of Venezuela

Prospectus Supplement

February 11, 2004